                 Subject to Completion, dated November 4, 2003

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated October 27, 2003)



                                5,050,000 Shares


                              [General Cable LOGO]


                           GENERAL CABLE CORPORATION


                                  Common Stock


   We are offering 5,050,000 shares of our common stock. We will receive all of the net proceeds from the sale of such shares of our common stock.

   Our common stock is listed on the New York Stock Exchange under the symbol "BGC." On November 3, 2003, the last reported sale price of the common stock on the New York Stock Exchange was $9.97 per share.

   Investing in our common stock involves risks. See "Risk Factors" beginning on page S-12 of this prospectus supplement and on page 3 of the accompanying prospectus.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                             Per Share    Total
--------------------------------------------------------------------------------
Public offering price                                          $          $
--------------------------------------------------------------------------------
Underwriting discounts and commissions                         $          $
--------------------------------------------------------------------------------
Proceeds, before expenses, to us                               $          $
--------------------------------------------------------------------------------

   The underwriters may also purchase up to 757,500 shares of our common stock from us at the public offering price, less underwriting discounts and commissions within 30 days from the date of this prospectus supplement. The underwriters may exercise this option only to cover over-allotments, if any.

   The underwriters are offering the shares of our common stock as set forth in "Underwriting." Delivery of the shares of the common stock will be made on or
about    , 2003.

                          Joint Book-Running Managers

Merrill Lynch & Co.                                         UBS Investment Bank

       , 2003

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed without notice. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor are they soliciting offers to buy these securities in any state where the offer or sale is not permitted. These securities may not be sold nor may offers to buy be accepted before the prospectus supplement is delivered in final form.

   We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus supplement and the accompanying prospectus is accurate as of the dates on their respective covers. When we deliver this prospectus supplement and the accompanying prospectus or make a sale pursuant to this prospectus supplement and the accompanying prospectus, we are not implying that the information is current as of the date of the delivery or sale.

                                ----------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
Prospectus Supplement Summary ...........................................    S-1
Risk Factors ............................................................   S-12
Forward-looking Statements. .............................................   S-20
Use of Proceeds .........................................................   S-21
Capitalization ..........................................................   S-22
Common Stock Price Range ................................................   S-23
Dividend Policy .........................................................   S-23
Selected Historical Financial Information ...............................   S-24
Management's Discussion and Analysis of Financial Condition and Results
  of Operations..........................................................   S-27
Business ................................................................   S-46
Management ..............................................................   S-62
Ownership of Capital Stock ..............................................   S-64
Description of New Credit Facility, New Notes and New Preferred Stock ...   S-67
Description of Capital Stock ............................................   S-71
Certain U.S. Federal Income Tax Consequences ............................   S-75
Underwriting ............................................................   S-78
Legal Matters ...........................................................   S-80
Independent Auditors ....................................................   S-80
Index to Financial Statements ...........................................    F-1

                                   Prospectus

About This Prospectus....................................................      1
Forward-looking Statements...............................................      1
General Cable Corporation................................................      2
Risk Factors.............................................................      3
Ratio of Earnings to Fixed Charges.......................................      9
Use of Proceeds..........................................................      9
Plan of Distribution.....................................................     10
Description of Debt Securities We May Offer..............................     11
Description of Preferred Stock We May Offer..............................     21
Description of Common Stock We May Offer.................................     23
Legal Ownership and Book-Entry Issuance..................................     27
Validity of Securities...................................................     28
Experts..................................................................     29
Where You Can Find More Information......................................     29
Incorporation of Certain Documents by Reference..........................     29

                        ABOUT THIS PROSPECTUS SUPPLEMENT

   This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

   Generally, when we refer to this "prospectus" we are referring to both this prospectus supplement and the accompanying prospectus combined. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

                      WHERE YOU CAN FIND MORE INFORMATION

   This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act. We also file annual, quarterly and special reports, proxy statements and other information with the SEC pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy any document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

   Our common stock is quoted on the New York Stock Exchange under the symbol "BGC." You may inspect reports and other information concerning us at the offices of the New York Stock Exchange at 11 Wall Street, New York, New York 10005.

   The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to documents containing that information. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. The documents incorporated by reference are listed under the heading "Incorporation of Certain Documents by Reference" of the accompanying prospectus.

   You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                               Investor Relations
                           General Cable Corporation
                               4 Tesseneer Drive
                        Highland Heights, Kentucky 41076
                                 (859) 572-8000

   You may also obtain copies of these filings, at no cost, by accessing our website at http://www.generalcable.com; however, the information found on our website is not considered part of this prospectus supplement.

   You should rely only on the information provided in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference. We have not authorized anyone else to provide you with different information.

                                  MARKET DATA

   Market data and other statistical information used throughout this prospectus supplement are based an independent industry publications, government publications, reports by market research firms or other published independent sources such as CRU International Limited, Cable Industry Analyst, the United States Department of Commerce and the National Electrical Manufacturers Association. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above, Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

                         PROSPECTUS SUPPLEMENT SUMMARY

   This summary may not contain all of the information that may be important to you. You should read the entire prospectus, including the financial data and related notes, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause or contribute to such differences include those discussed in "Risk Factors," "Forward-looking Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our Company

   We are a FORTUNE 1000 company that is a leading global developer and manufacturer in the wire and cable industry, an industry which is estimated to have had $58 billion in sales in 2002. We have leading market positions in the segments in which we compete due to our product, geographic and customer diversity and our ability to operate as a low cost provider. We sell over 11,500 copper, aluminum and fiber optic wire and cable products, which we believe represent the most diversified product line of any U.S. manufacturer. As a result, we are able to offer our customers a single source for most of their wire and cable requirements. We manufacture our product lines in 28 facilities and sell our products worldwide through our operations in North America, Europe and Oceania. Major customers for our products include leading utility companies such as Consolidated Edison and Arizona Public Service; leading distributors such as Graybar and Anixter; leading retailers such as The Home Depot and AutoZone; leading original equipment manufacturers, or OEMs, such as GE Medical Systems; and leading telecommunications companies such as Qwest Communications, Verizon Communications and SBC/Ameritech. Technical expertise and implementation of Lean Six Sigma strategies have allowed us to maintain our position as a low cost provider.

   Our operations are divided into three main segments: energy, industrial & specialty and communications. Our energy cable products include low-, medium- and high-voltage power distribution and power transmission products for overhead and buried applications. Our industrial & specialty wire and cable products conduct electrical current for industrial, OEM, commercial and residential power and control applications. Our communications wire and cable products transmit low-voltage signals for voice, data, video and control applications. We believe we are the number one supplier of energy and industrial & specialty cable products and the number three supplier of communications products in North America and a top three supplier in the majority of the segments in which we compete in Oceania. We believe we are the largest supplier in the Iberian region and a strong regional wire and cable manufacturer in the rest of Europe. For the twelve-month period ended September 30, 2003, we had net sales of $1.5 billion.

Products and Markets

   The net sales generated by each of our three main segments (as a percentage of our total company results) over the twelve-month period ended September 30, 2003 are summarized below:


                              [Pie Chart Omitted]


Products and Markets                     Percentage
--------------------                     ----------
Energy                                       36%
Industrial & Specialty                       35%
Communications                               29%

   The principal products, markets, distribution channels and end-users of each of our product categories are summarized below:

 Product Category                 Principal Products             Principal Markets               Principal End-Users
 ----------------                 ------------------             -----------------               -------------------
 Energy
 Utility                          Low-Voltage,                   Power Utility                   Investor-Owned
                                  Medium-Voltage                                                 Utility Companies;
                                  Distribution; Bare                                             State and Local
                                  Overhead Conductor;                                            Public Power
                                  High-Voltage                                                   Companies; Rural
                                  Transmission Cable                                             Electric Associa-
                                                                                                 tions; Contractors

 Industrial & Specialty
 Instrumentation,                 Rubber and Plastic-            Industrial Power and            Industrial Con-
 Power, Control and               Jacketed Wire and Cable;       Control;                        sumers; Contractors;
 Specialty                        Power and Industrial Cable;    Utility/Marine/                 OEMs; Military
                                  Instrumentation and            Transit; Military;              Customers; Telecom-
                                  Control Cable                  Mining; Oil and Gas             munication System
                                                                 Industrial; Power               Operators
                                                                 Generation;
                                                                 Infrastructure;
                                                                 Residential
                                                                 Construction

 Automotive                       Ignition Wire Sets;            Automotive                      Consumers; OEMs
                                  Booster Cables                 Aftermarket
 Communications
 Outside Voice and Data           Outside Plant                  Telecom Local Loop              Telecommunications
 (Telecommunications)             Telecommunications                                             System Operators
                                  Exchange Cable; Outside
                                  Service Wire

 Data                             Multi-Conductor/Multi-Pair;    Computer Networking             Contractors; OEMs;
 Communications                   Fiber Optic; Shipboard;        and Multimedia                  Systems Integrators;
                                  Military Fiber Cable           Applications                    Systems Operators;
                                                                                                 Military
                                                                                                 Customers

 Electronics                      Multi-Conductor;               Building                        Contractors;
                                  Coaxial; Sound,                Management;                     Consumers;
                                  Security/Fire Alarm Cable      Entertainment;                  Industrial
                                                                 Equipment Control

 Assemblies                       Cable Harnesses;               Telecommunications;             Communications and
                                  Connector Cable                Industrial Equipment;           Industrial Equipment
                                                                 Medical Equipment               Manufacturers

   We operate our business globally, with 74% of net sales in 2002 generated from North America, 22% from Europe and 4% from Oceania. We estimate that we sold our products and services to customers in more than 70 countries in 2002.

Strategic Initiatives

   Due to a decrease in net sales resulting from the global economic downturn in 2001 and 2002 and its impact particularly in the telecommunications markets globally and the industrial & specialty market in North America, we have implemented various management initiatives to improve productivity and maximize cash flow. These initiatives include the following:

   o Consolidating our North American manufacturing and distribution facilities, including closing three of seven plants that manufacture communications products and four of six distribution centers.

   o Reducing head count by 1,700 persons, or 22% of our work force employed in our continuing operations, since September 30, 2000.

   o Reducing outstanding aggregate indebtedness, and borrowings under an off-balance sheet facility, by approximately 42%, or $347.8 million, from June 30, 2000 (our historical peak borrowing level) to September 30, 2003.

   o Reducing inventory levels related to continuing operations from $296.4 million at September 30, 2000 to $247.0 million at September 30, 2003, a 17% decrease; this decrease is net of a $17.3 million impact from foreign exchange rate fluctuations on our reported international inventory levels. On a consistent foreign exchange basis, the decrease in inventory levels was $66.7 million, or 23%.

   o Reducing capital expenditures from continuing operations from $35.8 million in 2000 to $31.4 million in 2002 and further to $20.4 million in the twelve months ended September 30, 2003.

   o Exiting less profitable, non-core businesses, such as building wire and consumer cordsets.

   o Focusing on non-capital based productivity, such as Lean Six Sigma and reduction of manufacturing cycle time.

   In addition, in connection with reinforcing our position as a low-cost provider, we have recently announced the closure of one of our North American manufacturing facilities for our industrial & specialty segment and we have initiated studies at two of our other North American industrial & specialty manufacturing facilities to determine the feasibility of continuing manufacturing operations at those locations.

   We believe that many of our markets have begun to stabilize as end users begin to increase their spending on infrastructure maintenance and new construction. Furthermore, the 2003 power outages in the U.S., Canada and Europe emphasize the need to upgrade the power transmission infrastructure used by electric utilities, which may over time cause an increase in demand for our products. As a result of our strategic initiatives and adequate manufacturing capacity in all our businesses, we believe that we are well positioned to capitalize on any upturn in our markets without significant additional capital expenditures.

Competitive Strengths

   We have adopted a "One Company" approach for our dealings with customers and vendors. This approach is becoming increasingly important as the electrical, industrial, data communications and electronic distribution industries continue to consolidate into a smaller number of larger regional and national participants with broader product lines. As part of our One Company approach, we have established cross-functional business teams, which seek opportunities to increase sales to existing customers and to new customers inside and outside of traditional market channels. Our One Company approach better integrates us with our major customers, thereby allowing us to become their leading source for wire and cable products. We believe this approach also provides us with purchasing leverage as we coordinate our North American sourcing requirements. Our competitive strengths include:

   Leading Market Positions. We have achieved leading market positions in many of our business segments. For example, we believe that in 2002:

   o In the energy segment, we were the number one producer in North America, the number three producer in Oceania and a strong regional producer in Europe;

   o In the industrial & specialty segment, we were the number one producer in North America and the number three producer in Oceania;

   o In the communications segment, we were the number three producer in North America and Oceania.

   Product, Geographic and Customer Diversity. We sell over 11,500 products under well-established brand names, including General Cable(R), Anaconda(R), BICC(R) and Carol(R), which we believe represent the most diversified product line of any U.S. wire and cable manufacturer. The breadth of our product line has enhanced our market share and operating performance by enabling us to offer a diversified product line to customers who previously purchased wire and cable from multiple vendors but prefer to deal with a smaller number of broader-based suppliers. We believe that the breadth of our products gives us the opportunity to expand our product offerings to existing customers. We distribute our products to over 3,000 customers through our operations in North America, Europe and Oceania. Our customers include utility companies, telecommunications systems operators, contractors, OEMs, system integrators, military customers, consumers and municipalities. The following summarizes sales as a percentage of our 2002 domestic net sales by each category of customers:

                              [Pie Chart Omitted]

       Domestic
     Net Sales by
Each Category of Customers                         Percentage
--------------------------                         ----------
OEMs & Electrical/Industrial Distributors              21%
Communication Distributors                             15%
Automotive Retail                                       8%
Electrical Retail                                       6%
Other                                                   1%
Electric Utility                                       32%
Telco Utility                                          17%

   We strive to develop supply relationships with leading customers who have a favorable combination of volume, product mix, business strategy and industry position. Our customers are some of the largest consumers of wire and cable products in their respective markets and include the following companies:
Consolidated Edison, an electric utility company serving the New York City metropolitan area; Arizona Public Service, Arizona's largest electricity utility; Graybar, one of the largest electrical and communications distributors in the United States; Anixter, one of the largest domestic distributors of wire, cable and communications connectivity products; The Home Depot, a leading home center retail chain; AutoZone, the largest retailer of automotive aftermarket parts in the United States; GE Medical Systems, a global leader in medical imaging, interventional procedures, healthcare services and information technology; Verizon Communications, a leading provider of communications services in the Northeastern United States; and Qwest Communications and SBC/Ameritech, former regional bell operating companies.

   Our top 20 customers in 2002 accounted for 44% of our net sales, and no one customer accounted for more than 5% of our net sales. We believe that our diversity mitigates the risks associated with an excess concentration of sales in any one market or geographic region or to any one customer.

   Low Cost Provider. We are a low cost provider primarily because of our focus on lean manufacturing, centralized sourcing and distribution and logistics. We continuously focus on maintaining and optimizing our manufacturing infrastructure by promoting an organization-wide "lean" mentality in order to improve efficiencies. This enables us to maintain a low manufacturing cost structure, reduce waste, inventory levels and cycle time, as well as retain a high level of customer service. We have made a significant investment in Lean Six Sigma training and have established a formal training program for employees supporting this. We also facilitate the sharing of manufacturing techniques through the exchange of best practices among design and manufacturing engineers across our global business units. We believe that these initiatives have enabled us to achieve a high degree of non-capital based productivity which will allow us to achieve further productivity improvements.

   Experienced and Proven Management Team. Our senior management team has, on average, over 15 years of experience in the wire and cable industry and 11 years with our company, and has successfully created a corporate-wide culture that focuses on our One Company approach and continuous improvement in all aspects of our operations. In addition, our senior management team has successfully reduced overhead and operating costs, improved productivity and increased working capital efficiency. For example, our SG&A expenses excluding corporate items (see Note 4 to Notes to Audited Consolidated Financial Statements) have declined from $226.6 million, or 10.5% of net sales, in 2000 to $123.1 million, or 8.5% of net sales, in 2002. We believe that the level of our SG&A expenses as a percentage of our net sales is one of the lowest in the wire and cable industry. Additionally, our senior management team has restructured our business portfolio to eliminate less profitable, non-core businesses and capitalize on market opportunities by anticipating market trends and risks.

Business Strategy

   We seek to distinguish ourselves from other wire and cable manufacturers through the following business strategies:

   Improving Operating Efficiency and Productivity. Our operations benefit from management's ongoing evaluations of operating efficiency. These evaluations have resulted in cost-saving initiatives designed to improve our profitability and productivity across all areas of our operations. Recent initiatives include rationalization of manufacturing facilities and product lines, consolidation of distribution locations, product redesign, improvement in materials procurement and usage, product quality and waste elimination and other non-capital based productivity initiatives. We also expect that continued successful execution of our One Company approach will provide more efficient purchasing, manufacturing, marketing and distribution for our products.

   Focus on Establishing and Expanding Long-Term Customer Relationships. Each of our top 20 customers has been our customer for at least five years. Our customer relationship strategy is focused on being the "wire provider of choice" for the most demanding customers by providing a diverse product line coupled with a high level of service. We place great emphasis on customer service and provide technical resources to solve customer problems and maintain inventory levels of critical products that are sufficient to meet fluctuating demands for such products.

   We have implemented a number of service and support programs, including Electronic Data Interchange ("EDI") transactions, web-based product catalogues, ordering and order tracking capabilities and Vendor Managed Inventory ("VMI") systems. VMI is an inventory management system integrated into certain of our customers' internal systems which tracks inventory turnover and places orders with us for wire and cable on an automated basis. These technologies create high supplier integration with these customers and position us to be their leading source for wire and cable products.

   Actively Pursue Strategic Initiatives. We believe that our management has the ability to identify key trends in the industry, which allows us to migrate our business to capitalize on expanding markets and new niche markets and exit declining or non-strategic markets in order to achieve better returns. For example, we exited the North American building wire business in late 2001. This business had historically been highly cyclical, very price competitive and had low barriers to entry. We also set aggressive performance targets for our businesses and intend to refocus, turn around or divest those activities that fail to meet our targets or do not fit our long-term strategies.

   We regularly consider selective acquisitions and joint ventures to strengthen our existing business lines. We believe there are strategic opportunities in many international markets, including South America and Asia, as countries in these markets continue to look to upgrade their power transmission and generation infrastructure and invest in new communications networks in order to participate in high speed, global communications. We are seeing increased opportunities in the European Union for our European manufacturing operations. See "Risk Factors--Other Risks Relating to Our Business--We may not be able to successfully identify, finance or integrate acquisitions."

   Reduce Leverage. We intend to reduce our leverage in the near to intermediate term. As a result of our well-diversified business portfolio and recent operating initiatives, we believe we can improve our existing operating margin, which will allow us to generate increased cash flows. In order to achieve this goal of debt reduction, we currently expect to use a substantial portion of cash flow from operations and the net proceeds from any sale of non-strategic assets to strengthen our balance sheet. In pursuit of this strategy, we have reduced outstanding aggregate indebtedness, and borrowings under an off-balance sheet facility, by $347.8 million, or 42%, since June 30, 2000 through a combination of cash flow from operations and strategic divestitures. We have adequate manufacturing capacity in all of our businesses and are well positioned to capitalize on any upturns in our markets without significant additional capital expenditures.

The Refinancing

   This offering is part of our comprehensive plan to improve our capital structure and provide us with increased financial and operating flexibility to execute our business plan by reducing leverage and extending debt maturities. We anticipate that this plan will consist of the following transactions which we refer to as the "refinancing transactions," which will be consummated concurrently: (i) a new $240 million senior secured revolving credit facility,
(ii) a private offering of $275 million principal amount of senior notes,
(iii) a private offering of $75 million of Series A redeemable convertible preferred stock and (iv) a public offering of approximately $50 million of common stock. We intend to apply the net proceeds from these refinancing transactions to repay all borrowings outstanding under our existing senior secured revolving credit facility, existing senior secured term loans and outstanding amounts under our existing accounts receivable asset-backed securitization facility and to pay related fees and expenses. The exact amount raised in each of the refinancing transactions will depend on market conditions and will be determined at the time of the pricing of the transaction. The table below sets forth the sources and uses of funds from the refinancing transactions as if such transactions had occurred on September 30, 2003.


Sources:                                                             Amount(1)
--------                                                             ---------
                                                                   (in millions)
Senior secured revolving credit facility .......................       $ 82.7(2)
  % Senior notes due 2010 ......................................        275.0
  % Series A redeemable convertible preferred stock ............         75.0
Common stock ...................................................         50.0
                                                                       ------
   Total .......................................................       $482.7
                                                                       ======

Uses:
-----
Repayment of existing senior secured revolving credit facility .       $ 64.9(3)
Repayment of existing senior secured term loan A ...............         56.4
Repayment of existing senior secured term loan B ...............        270.0
Repayment of accounts receivable asset-backed securitization
  facility......................................................         72.8(4)
Fees and expenses ..............................................         18.6
                                                                       ------
   Total .......................................................       $482.7
                                                                       ======

---------------
(1) In this prospectus, references to the amount of this offering and the concurrent private offering of Series A redeemable convertible preferred stock do not include any securities issuable upon exercise of the options to purchase additional securities granted to the underwriters or the initial purchasers, as the case may be, in connection therewith.
(2) Our new senior secured revolving credit facility will provide for aggregate borrowings of up to $240.0 million (of which up to $50.0 million may be used for letters of credit), subject to borrowing base limitations.
(3) In addition, as of September 30, 2003, we had $36.6 million of outstanding letters of credit. Borrowings outstanding as of October 24, 2003 were $21.9 million higher as a result of working capital changes since
    September 30, 2003.
(4) Borrowings outstanding as of October 24, 2003 were $7.2 million higher as a result of working capital changes since September 30, 2003.

   In addition to the refinancing transactions, we are also seeking to obtain a new (E)30 million to (E)50 million European credit facility. We anticipate that proceeds from this facility, if any, would be used to reduce our then outstanding obligations under our new senior secured revolving credit facility. While we are actively pursuing this facility, we cannot assure you that we will be able to obtain such a facility.

                                  The Offering

Common Stock Offered by Us. . . . .   5,050,000 shares

Common Stock to Be Outstanding
 After this Offering  . . . . . . .   38,170,132 shares(1)

Over-allotment Option . . . . . . .   We have granted the underwriters an
                                      option to purchase up
                                      to 757,500 shares to cover over-
                                      allotments, if any. If the underwriters
                                      exercise their over-allotment option in
                                      full, we will sell an aggregate of
                                      5,807,500 shares and we will have
                                      approximately 38,927,632 million shares
                                      of common stock outstanding.

Use of Proceeds . . . . . . . . . .   The net proceeds from this offering
                                      after deducting the underwriters'
                                      discount and commissions and estimated
                                      expenses will be approximately
                                      $46.8 million. We intend to use the net
                                      proceeds of this offering, together with the net proceeds from the other refinancing transactions, to repay our existing senior secured credit facilities and our existing accounts receivable asset-backed securitization facility and for other general corporate purposes.

New York Stock Exchange Symbol. . .   "BGC"

---------------
(1) Based on shares outstanding as of October 20, 2003. Excludes (1) 628,977 shares issuable upon the exercise of vested, in-the-money stock options outstanding under employee benefit plans with a weighted average exercise price of $8.52 per share, (2) 2,899,936 shares issuable upon exercise of other stock options, (3) 140,530 matching restricted stock units and (4)
    approximately     million shares issuable upon conversion of our Series A
    redeemable convertible preferred stock being offered in the concurrent private placement.

   Except as otherwise indicated, all information in this prospectus supplement assumes the underwriters' overallotment option is not exercised.

                                  Risk Factors

   See "Risk Factors" for a discussion of factors you should carefully consider before deciding to invest in our common stock.

                         Summary Financial Information

   The summary historical financial data for the years ended and as of December 31, 2000, 2001 and 2002 were derived from our audited consolidated financial statements. The summary financial data set forth for the nine months ended September 30, 2002 and 2003 and as of September 30, 2003 were derived from unaudited consolidated financial statements as filed with the SEC which, in the opinion of our management, include all adjustments necessary for a fair presentation of the results for the unaudited interim periods. The following summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes thereto. Certain reclassifications have been made to conform to the current year's presentation.

   The "pro forma" and "as adjusted" data give effect to (i) initial borrowings of $82.7 million under our new senior secured revolving credit facility, (ii) a private offering of $275 million of senior notes, (iii) a private offering of $75 million of Series A redeemable convertible preferred stock, (iv) this offering of approximately $50 million of common stock and (v) the use of proceeds to repay $391.3 million of indebtedness under our existing senior secured credit facilities and $72.8 million of borrowings under our existing off-balance sheet accounts receivable asset-backed securitization facility, as if each transaction were consummated on September 30, 2003 in the case of balance sheet data and as of the beginning of the period for statement of operations data. The as adjusted balance sheet data also give effect to (i) charges relating to the write-off of unamortized bank fees related to the existing credit facility, (ii) charges related to the settlement of two interest rate swaps with a notional value of $200 million, which expire December 31, 2003, (iii) charges related to the payoff of our existing accounts receivable asset-backed securitization facility, (iv) a charge resulting from a deemed dividend of the accumulated earnings of certain of our guarantor subsidiaries under the new senior secured revolving credit facility and senior notes and (v) payment of $18.6 million for transaction fees and expenses that we will incur related to this offering and the other refinancing transactions.

   In August 2000, we sold certain businesses acquired from BICC plc consisting primarily of the operations in the United Kingdom, Italy and Africa and a joint venture interest in Malaysia to Pirelli Cavi e Sistemi S.p.A. The financial data presented below contain those operations sold to Pirelli during 2000 up through the date of sale.

   In September 2000, we acquired Telmag S.A. de C.V., a Mexico-based manufacturer of telecommunications cables. The financial data presented below include the results of operations of this business after the closing date.

   In March 2001, we sold our Pyrotenax business unit to Raychem HTS Canada, Inc. The results of operations of this business are included in the financial data presented below for the periods prior to the closing date.

   In September 2001, we announced our decision to exit the consumer cordsets business. In October 2001, we sold substantially all of the manufacturing assets and inventory of our building wire business to Southwire Company. The results of operations of these businesses are included in the financial data presented below for the periods prior to the closing date. Beginning in the third quarter of 2001, we have reported the building wire and cordsets segment as discontinued operations for financial reporting purposes. Administrative expenses formerly allocated to this segment are now reported in the continuing operations segments. Prior periods have been restated to reflect this change.

                                                                                               Nine Months Ended      Twelve Months
                                                             Year Ended December 31,             September 30,            Ended
                                                         -------------------------------    -----------------------   September 30,
                                                          2000(1)    2001(1)      2002        2002         2003            2003
                                                         --------    --------   --------    --------    -----------   -------------
                                                                    (in millions, except metal price and per share data)
Statement of Operations Data:
Net sales:
 Energy ..............................................   $  733.6    $  521.8   $  516.0    $  389.0     $  413.5        $  540.5
 Industrial & specialty ..............................      796.7       537.6      499.4       383.1        395.1           511.4
 Communications ......................................      631.8       592.0      438.5       330.4        324.5           432.6
                                                         --------    --------   --------    --------     --------        --------
Total net sales ......................................    2,162.1     1,651.4    1,453.9     1,102.5      1,133.1         1,484.5
Cost of sales ........................................    1,870.4     1,410.7    1,287.3       972.1        998.7         1,313.9
                                                         --------    --------   --------    --------     --------        --------
Gross profit .........................................      291.7       240.7      166.6       130.4        134.4           170.6
Selling, general and administrative
  expenses............................................      257.6       136.4      150.9       116.2         93.6           128.3
                                                         --------    --------   --------    --------     --------        --------
Operating income .....................................       34.1       104.3       15.7        14.2         40.8            42.3
Other income .........................................         --         8.1         --          --           --              --
Interest expense, net ................................      (59.8)      (43.9)     (42.6)      (31.1)       (32.8)          (44.3)
Other financial costs ................................       (3.3)      (10.4)      (1.1)         --           --            (1.1)
                                                         --------    --------   --------    --------     --------        --------
Income (loss) before taxes ...........................      (29.0)       58.1      (28.0)      (16.9)         8.0            (3.1)
Income tax benefit (provision) .......................       10.3       (20.6)       9.9         6.0         (2.8)            1.1
                                                         --------    --------   --------    --------     --------        --------
Income (loss) from continuing operations .............      (18.7)       37.5      (18.1)      (10.9)         5.2            (2.0)
Loss from discontinued operations ....................       (7.7)       (6.8)        --          --           --              --
Loss on disposal of discontinued operations ..........         --       (32.7)      (5.9)       (3.9)          --            (2.0)
                                                         --------    --------   --------    --------     --------        --------
Net income (loss) ....................................   $  (26.4)   $   (2.0)  $  (24.0)   $  (14.8)    $    5.2        $   (4.0)
                                                         ========    ========   ========    ========     ========        ========
Basic earnings (loss) of continuing operations per
  common share........................................   $  (0.56)   $   1.14   $  (0.55)   $  (0.33)    $   0.16        $  (0.06)
Diluted earnings (loss) of continuing operations per
  common share........................................   $  (0.56)   $   1.13   $  (0.55)   $  (0.33)    $   0.16        $  (0.06)
Basic loss of discontinued operations per common
  share...............................................   $  (0.23)   $  (1.20)  $  (0.18)   $  (0.12)          --        $  (0.06)
Diluted loss of discontinued
  operations per common share.........................   $  (0.23)   $  (1.19)  $  (0.18)   $  (0.12)          --        $  (0.06)
Basic earnings (loss) of total company per common
  share...............................................   $  (0.79)   $  (0.06)  $  (0.73)   $  (0.45)    $   0.16        $  (0.12)
Diluted earnings (loss) of total company per common
  share...............................................   $  (0.79)   $  (0.06)  $  (0.73)   $  (0.45)    $   0.16        $  (0.12)
Basic weighted average shares outstanding ............       33.6        32.8       33.0        33.0         33.1            33.1
Diluted weighted average shares outstanding ..........       33.6        33.1       33.0        33.0         33.4            33.4
Dividends per common share ...........................   $   0.20    $   0.20   $   0.15    $   0.15           --              --

                                                                   December 31,               September 30, 2003
                                                         -------------------------------     ----------------------
                                                           2000        2001       2002       Actual     As Adjusted
                                                         --------    --------   --------    --------    -----------
Balance Sheet Data:
Cash and cash equivalents ............................   $   21.2    $   16.6   $   29.1    $   24.2     $   24.2
Working capital(2) ...................................      375.3       169.9      150.8       133.4        206.9
Property, plant and equipment, net ...................      379.4       320.9      323.3       326.8        326.8
Total assets .........................................    1,319.2     1,005.3      973.3       977.9      1,053.8
Total debt(3) ........................................      642.6       460.4      451.9       404.0        370.4
Net debt(3)(4) .......................................      621.4       443.8      422.8       379.8        346.2
Shareholders' equity .................................      128.5       104.9       60.9        83.6        195.5

                                                                                                     Nine Months
                                                                                                        Ended         Twelve Months
                                                                      Year Ended December 31,       September 30,         Ended
                                                                    ---------------------------    ----------------   September 30,
                                                                    2000(1)    2001(1)    2002      2002      2003         2003
                                                                    -------    -------   ------    ------    ------   -------------
Other Data:
Cash flows of operating activities ..............................   $  16.1    $  83.2   $ 57.3    $ 75.9    $ 58.2       $ 39.6
Cash flows of investing activities ..............................      82.9       91.9    (28.6)    (21.4)    (10.2)       (17.4)
Cash flows of financing activities ..............................    (115.8)    (179.7)   (16.2)    (47.8)    (52.9)       (21.3)
EBITDA from continuing operations(5) ............................      81.3      133.1     46.3      37.0      64.0         73.3
Depreciation and amortization ...................................      56.0       35.0     30.6      22.8      23.2         31.0
Capital expenditures ............................................     (56.0)     (54.9)   (31.4)    (22.8)    (11.8)       (20.4)
Average daily COMEX price per pound of copper cathode ...........   $  0.84    $  0.73   $ 0.72    $ 0.72    $ 0.77       $ 0.75
Average daily selling price per pound of aluminum rod ...........   $  0.75    $  0.69   $ 0.65    $ 0.65    $ 0.67       $ 0.67
Pro forma interest expense ......................................                                                         $ 33.9

---------------

(1) As of January 1, 2001, we changed our accounting method for non-North American metal inventories from the first-in first-out ("FIFO") method to the last-in first-out ("LIFO") method. The impact of the change was an increase in operating income of $4.1 million, or $0.08 of earnings per share, on both a basic and a diluted basis during 2001. As of January 1, 2000, we changed our accounting method for our North American non-metal inventories from the FIFO method to the LIFO method. The impact of the change was an increase in operating income of $6.4 million, or $0.12 of earnings per share, on both a basic and diluted basis, during 2000.

(2) Working capital means current assets less current liabilities. The as-adjusted amount for September 30, 2003 includes $72.8 million of accounts receivable previously part of our accounts receivable asset-backed securitization facility brought back on the balance sheet as a result of the refinancing.

(3) Excludes off-balance sheet borrowings of $67.8 million, $48.5 million and $72.8 million as of December 31, 2001 and 2002 and September 30, 2003 under our accounts receivable asset-backed securitization facility. We had no off-balance sheet borrowings as of December 31, 2000.

(4) Net debt means our total debt less cash and cash equivalents.

(5) EBITDA from continuing operations means earnings from continuing operations before (i) interest expense, net (including other financial costs, principally consisting of write-off of unamortized bank fees, costs associated with the implementation of our accounts receivable asset-backed securitization program and loss related to terminated interest rate collars), (ii) income tax provision (benefit), (iii) continuing operations depreciation and amortization and (iv) other income (principally consisting of a foreign exchange gain on the extinguishment of long-term debt in the United Kingdom). Other companies may define EBITDA differently and, as a result, our measure of EBITDA may not be directly comparable to EBITDA of other companies.

    Management believes that the presentation of EBITDA included in this prospectus provides useful information to investors regarding our results of operations because they assist in analyzing and benchmarking the performance and value of our business. Although we use EBITDA as a financial measure to assess the performance of our business, the use of EBITDA is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business. EBITDA included in this prospectus should be considered in addition to, and not as a substitute for, net income in accordance with GAAP as a measure of performance or cash flows from operating activities in accordance with GAAP as a measure of liquidity.

    EBITDA from continuing operations reconciles to net income (loss) as follows:

                                                                                      Nine Months      Nine Months    Twelve Months
                                                         Year Ended December 31,         Ended            Ended           Ended
                                                        -------------------------    September 30,    September 30,   September 30,
                                                         2000      2001     2002          2002            2003             2003
                                                        ------    ------   ------    -------------    -------------   -------------
                                                                                       (in millions)
   Net income (loss) ................................   $(26.4)   $ (2.0)  $(24.0)       $(14.8)          $ 5.2           $(4.0)
    Loss from operations of discontinued
      operations (net of tax)........................      7.7       6.8       --            --              --              --
    Loss on disposal of discontinued
      operations (net of tax)........................       --      32.7      5.9           3.9              --             2.0
                                                        ------    ------   ------        ------           -----           -----
   Income (loss) from continuing operations .........    (18.7)     37.5    (18.1)        (10.9)            5.2            (2.0)
                                                        ------    ------   ------        ------           -----           -----
   Other income .....................................       --      (8.1)      --            --              --              --
   Interest expense (income):
    Interest expense, net ...........................     59.8      43.9     42.6          31.1            32.8            44.3
    Other financial costs ...........................      3.3      10.4      1.1            --              --             1.1
   Income tax (benefit) provision ...................    (10.3)     20.6     (9.9)         (6.0)            2.8            (1.1)
   Continuing operations depreciation and
    amortization ....................................     47.2      28.8     30.6          22.8            23.2            31.0
                                                        ------    ------   ------        ------           -----           -----
   EBITDA from continuing operations ................   $ 81.3    $133.1   $ 46.3        $ 37.0           $64.0           $73.3
                                                        ======    ======   ======        ======           =====           =====

   EBITDA from continuing operations has not been adjusted for the increases (decreases) resulting from the following items:

    For the year ended December 31, 2000, EBITDA loss from businesses divested to Pirelli of $79.1 million.

    For the year ended December 31, 2001, disposal of inventory of $7.0 million, income related to the divestiture to Pirelli of $(7.0) million, gain from sale of Pyrotenax business of $(23.8) million, closure of manufacturing plants of $4.8 million, divestiture of non-strategic businesses of $5.5 million, severance and severance-related costs of $16.5 million and provision for other costs of $0.8 million.

    For the year ended December 31, 2002, charge related to assets contributed to joint venture of $3.6 million, closure of manufacturing plants of $21.2 million, divestiture of non-strategic businesses of $1.7 million, and severance and severance-related costs of $6.9 million.

    For the nine months ended September 30, 2002, charge related to assets contributed to joint venture of $3.6 million, closure of manufacturing plants of $20.5 million, divestiture of non-strategic businesses of $1.7 million and severance and severance-related costs of $2.9 million.

    For the nine months ended September 30, 2003, severance and severance-related costs of $1.7 million.

    For the twelve months ended September 30, 2003, closure of manufacturing plants of $0.7 million and severance and severance-related costs of $5.7 million.

                                  RISK FACTORS

   Investing in these securities involves a high degree of risk. You should carefully consider the following risk factors and other information contained in the prospectus before investing in these securities.

Risks Related to Our Business

 Risks Relating to Our Markets

Our net sales, net income and growth depend largely on the economies in the geographic markets that we serve.

   Many of our customers use our products as components in their own products or in projects undertaken for their customers. Our ability to sell our products is largely dependent on general economic conditions, including how much our customers and end-users spend on information technology, new construction and building, maintaining or reconfiguring their communications network, industrial manufacturing assets and power transmission and distribution infrastructures. Over the past few years many companies have significantly reduced their capital equipment and information technology budgets, and construction activity that necessitates the building or modification of communication networks and power transmission and distribution infrastructures has slowed considerably as a result of a weakening of the U.S. and foreign economies. As a result, our net sales and financial results have declined significantly. In the event that these markets do not improve, or if they were to become weaker, we could suffer further decreased sales and net income and we could be required to enact further restructurings.

The market for our products is highly competitive.

   The markets for copper, aluminum and fiber optic wire and other cable products are highly competitive, and some of our competitors may have greater financial resources than we do. We compete with at least one major competitor with respect to each of our business segments, although no single competitor competes with us across the entire spectrum of our product lines. Many of our products are made to common specifications and therefore may be fungible with competitors' products. Accordingly, we are subject to competition in many markets on the basis of price, delivery time, customer service and our ability to meet specific customer needs.

   We believe our competitors will continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. We expect that we will be required to continue to invest in product development, productivity improvements and customer service and support in order to compete in our markets. Furthermore, an increase in imports of products competitive with our products could adversely affect our sales.

Our business is subject to the economic and political risks of maintaining facilities and selling products in foreign countries.

   During 2002, approximately 26% of our sales and approximately 33% of our assets were in markets outside North America. Our financial results may be adversely affected by significant fluctuations in the value of the U.S. dollar against foreign currencies or by the enactment of exchange controls or foreign governmental or regulatory restrictions on the transfer of funds. In addition, negative tax consequences relating to repatriating certain foreign currencies, particularly cash generated by our operations in Spain, may adversely affect our cash flows. During 2002, our operations outside North America generated approximately 24% of our cash flows from operations. Furthermore, our foreign operations are subject to risks inherent in maintaining operations abroad, such as economic and political destabilization, international conflicts, restrictive actions by foreign governments, nationalizations, changes in regulatory requirements, the difficulty of effectively managing diverse global operations and adverse foreign tax laws.

Changes in industry standards and regulatory requirements may adversely affect our business.

   As a manufacturer and distributor of wire and cable products we are subject to a number of industry standard-setting authorities, such as Underwriters Laboratories, the Telecommunications Industry Association, the Electronics Industries Association and the Canadian Standards Association. In addition, many of our products are subject to the requirements of federal, state and local or foreign regulatory authorities. Changes in the standards and requirements imposed by such authorities could have an adverse effect on us. In the event we are unable to meet any such standards when adopted our business could be adversely affected. In addition, changes in the legislative environment could affect the growth and other aspects of important markets served by us. While certain legislative bills and regulatory rulings are pending in the energy and telecommunications sectors which could improve our markets, any delay or failure to pass such legislation and regulatory rulings could adversely affect our opportunities and anticipated prospects may not arise. It is not possible at this time to predict the impact that any such legislation or regulation or failure to enact any such legislation or regulation, or other changes in laws or industry standards that may be adopted in the future, could have on our financial results, cash flows or financial position.

Advancing technologies, such as fiber optic and wireless technologies, may make some of our products less competitive.

   Technological developments could have a material adverse effect on our business. For example, a significant decrease in the cost and complexity of installation of fiber optic systems or increase in the cost of copper based systems could make fiber optic systems superior on a price performance basis to copper systems and may have a material adverse effect on our business. Also, advancing wireless technologies, as they relate to network and communication systems, may represent some threat to both copper and fiber optic cable based systems by reducing the need for premise wiring. While we sell some fiber optic cable and components and cable that is used in certain wireless applications, if fiber optic systems or wireless technology were to significantly erode the markets for copper based systems, our sales of fiber optic cable and products for wireless applications may not be sufficient to offset any decrease in sales or profitability of other products that may occur.

 Risks Relating to Our Operations

Volatility in the price of copper and other raw materials, as well as fuel and energy, could adversely affect our businesses.

   The costs of copper and aluminum, the most significant raw materials we use, have been subject to considerable volatility over the years. Volatility in the price of copper, aluminum, polyethylene and other raw materials, as well as fuel, natural gas and energy, will in turn lead to significant fluctuations in our cost of sales. Additionally, sharp increases in the price of copper can also reduce demand if customers decide to defer their purchases of copper wire and cable products or seek to purchase substitute products. Moreover, we do not engage in activities to hedge the underlying value of our copper and aluminum inventory. Although we attempt to reflect copper and other raw material price changes in the sale price of our products, there is no assurance that we can do so.

Interruptions of supplies from our copper rod mill plant or our key suppliers may affect our results of operations and financial performance.

   Interruptions of supplies from our copper rod mill plant or our key suppliers could disrupt production or impact our ability to increase production and sales. During 2002, our copper rod mill plant produced approximately 50% of the copper rod used in our North American operations and two suppliers provided an aggregate of approximately 36% of our North American copper purchases. Any unanticipated problems or work stoppages at our copper rod mill facility could have a material adverse effect on our business. Additionally, we use a limited number of sources for most of the other raw materials that we do not produce. We do not have long-term or volume purchase agreements with most of our suppliers, and may have limited options in the short-term for alternative supply if these suppliers fail, for any reason, including their business failure or financial difficulties, to continue the supply of materials or components. Moreover, identifying and accessing alternative sources may increase our costs.

Failure to negotiate extensions of our labor agreements as they expire may result in a disruption of our operations.

   Approximately 65% of our employees are represented by various labor unions. During the last five years, we have experienced only one strike, which was settled on satisfactory terms. Labor agreements covering approximately 18% of our other employees expire prior to December 31, 2004. We cannot predict what issues may be raised by the collective bargaining units representing our employees and, if raised, whether negotiations concerning such issues will be successfully concluded. A protracted work stoppage could result in a disruption of our operations which could adversely affect our ability to deliver certain products and our financial results.

Our inability to continue to achieve productivity improvements may result in increased costs.

   Part of our business strategy is to increase our profitability by lowering costs through improving our processes and productivity. In the event we are unable to continue to implement measures improving our manufacturing techniques and processes, we may not achieve desired efficiency or productivity levels and our manufacturing costs may increase. In addition, productivity increases are related in part to factory utilization rates. Our decreased utilization rates over the past few years have adversely impacted productivity.

We are substantially dependent upon distributors and retailers for sales of our products.

   During 2002, approximately 36% of our domestic net sales were to independent distributors and four of our ten largest customers were distributors. Distributors accounted for a substantial portion of sales of our communications products and industrial & specialty products. During 2002, approximately 14% of our domestic net sales were to retailers and the two largest retailers, AutoZone and The Home Depot, accounted for approximately 3.3% and 3.1%, respectively, of our net sales.

   These distributors and retailers are not contractually obligated to carry our product lines exclusively or for any period of time. Therefore, these distributors and retailers may purchase products that compete with our products or cease purchasing our products at any time. The loss of one or more large distributors or retailers could have a material adverse effect on our ability to bring our products to end users and on our results of operations. Moreover, a downturn in the business of one or more large distributors or retailers could adversely affect our sales and could create significant credit exposure.

We face pricing pressures in each of our markets that could adversely affect our results of operations and financial performance.

   We face pricing pressures in each of our markets as a result of significant competition or over-capacity, and price levels for most of our products have declined over the past few years. While we will work toward reducing our costs to respond to the pricing pressures that may continue, we may not be able to achieve proportionate reductions in costs. As a result of over-capacity and the current economic and industry downturn in the communications and industrial markets in particular, pricing pressures increased in 2002 and 2003. Pricing pressures are expected to continue throughout 2003 and for the foreseeable future. Further declines in prices, without offsetting cost-reductions, would adversely affect our financial results.

 Other Risks Relating to Our Business

Our substantial debt and debt service requirements could adversely affect our business.

   We have a significant amount of debt. As of September 30, 2003, assuming that this offering and the other refinancing transactions had occurred on that date and the use of proceeds was as outlined, we would have had $370.4 million of debt outstanding, $95.4 million of which would have been secured indebtedness and none of which would have been subordinated to the senior notes, and would have had approximately $105 million of additional borrowing available (which is calculated after giving effect to up to $36.6 million of letters of credit outstanding) under our new senior secured revolving credit facility. In addition, subject to the terms of the indenture governing the notes, we will also be incurring additional indebtedness, including secured debt, in the future.

   The degree to which we are leveraged could have important adverse consequences to us. For example, it could:

   o make it difficult for us to make payments on or otherwise satisfy our obligations with respect to our indebtedness;

   o require us to dedicate a significant portion of our cash flows from operations to debt service, thereby reducing the availability of cash flow for other purposes;

   o limit our ability to borrow additional amounts for working capital, capital expenditures, potential acquisition opportunities and other purposes;

   o limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business, regulatory and economic conditions in our industry;

   o place us at a competitive disadvantage against our less leveraged competitors;

   o subject us to increased costs, to the extent of the portion of our indebtedness that is subject to floating interest rates; and

   o cause us to fail to comply with applicable debt covenants and could result in an event of default that could result in all of our indebtedness being immediately due and payable.

   In addition, our ability to generate cash flow from operations sufficient to make scheduled payments on our debts as they become due will depend on our future performance, our ability to successfully implement our business strategy and our ability to obtain other financing.

If either of our uncommitted accounts payable or accounts receivable financing arrangements for our European operations is cancelled by our lenders, our liquidity will be negatively impacted.

   Our European operation participates in arrangements with several European financial institutions which provide extended accounts payable terms to us. In general, the arrangements provide for accounts payable terms of up to 180 days. At September 30, 2003, the arrangements had a maximum availability limit of the equivalent of approximately $94 million of which approximately
$77 million was drawn. We do not have firm commitments from these European financial institutions requiring them to continue to extend credit and they may decline to advance additional funding. We also have an approximate
$25 million uncommitted facility in Europe, which allows us to sell at a discount, with limited recourse, a portion of our accounts receivable to a financial institution. At September 30, 2003, this facility was not drawn upon. We do not have a firm commitment from this institution to purchase our accounts receivable. Should the availability under these arrangements be reduced or terminated, we would be required to negotiate longer payment terms with our suppliers or repay the outstanding obligations with our suppliers under these arrangements over 180 days and/or seek alternative financing arrangements which could increase our interest expense. We cannot assure you that such longer payment terms or alternate financing will be available on favorable terms or at all. Failure to obtain alternative financing arrangements in such case would negatively impact our liquidity.

We will be required to take a charge in the current period in connection with a plant closure and we may be required to take certain charges to our earnings in future periods in connection with potential plant closures and our inventory accounting practices.

   We are in the process of closing one of our manufacturing facilities, which we expect will result in approximately $7 million of costs in the quarter ending December 31, 2003, of which approximately $4 million will be cash costs. In addition, we are currently evaluating closures of two additional facilities. We plan to announce the results of our evaluation either late this quarter or early next year and would take additional charges over the period the operations are wound down should we decide to rationalize these two facilities. The cost to rationalize these facilities could approximate
$20 million, with cash costs of approximately one-third of this amount.

   As a result of declining copper prices, the historic LIFO cost of our copper inventory exceeded its replacement cost by approximately $16 million at December 31, 2002 and $5 million at September 30, 2003. If we were not able to recover the LIFO value of our inventory at a profit in some future period when replacement costs were lower than the LIFO value of the inventory, we would be required to take a charge to recognize in our income statement all or a portion of the higher LIFO value of the inventory. During 2002 and in the nine months ended September 30, 2003, we recorded a $2.5 million and a $0.8 million charge, respectively, for the liquidation of LIFO inventory in North America as we significantly reduced our inventory levels. We expect to further reduce inventory quantities in the fourth quarter of 2003 which is expected to result in an additional LIFO liquidation charge. The amount of the charge to be incurred in the fourth quarter of 2003 will be dependent upon the quantity of the inventory reduction and the market price of the metals at the time of the inventory liquidation.
If LIFO inventory quantities are reduced in a future period when replacement costs are lower than the LIFO value of the inventory, we would experience a decline in reported earnings.

We are subject to certain asbestos litigation.

   There are approximately 15,000 pending non-maritime asbestos cases involving our subsidiaries. The majority of these cases involve plaintiffs alleging exposure to asbestos-containing cable manufactured by our predecessors. In addition to our subsidiaries, numerous other wire and cable manufacturers have been named as defendants in these cases. Our subsidiaries have also been named, along with numerous other product manufacturers, as defendants in approximately 33,000 suits in which plaintiffs alleged that they suffered an asbestos-related injury while working in the maritime industry. These cases are referred to as MARDOC cases and are currently managed under the supervision of the U.S. District Court for the Eastern District of Pennsylvania. On May 1, 1996, the District Court ordered that all pending MARDOC cases be administratively dismissed without prejudice and the cases cannot be reinstated, except in certain circumstances involving specific proof of injury. We can not assure you that any judgments or settlements of the pending non-maritime and/or MARDOC asbestos cases or any cases which may be filed in the future will not have a material adverse effect on our financial results, cash flows or financial position. Moreover, certain of our insurers may be financially unstable and in the event one or more of these insurers enter into insurance liquidation proceedings, we will be required to pay a larger portion of the costs incurred in connection with these cases.

Environmental liabilities could potentially adversely impact us and our affiliates.

   We are subject to federal, state, local and foreign environmental protection laws and regulations governing our operations and use, handling, disposal and remediation of hazardous substances currently or formerly used by us and our affiliates. A risk of environmental liability is inherent in our and our affiliates' current and former manufacturing activities in the event of a release or discharge of a hazardous substance generated by us or our affiliates. Under certain environmental laws, we could be held jointly and severally responsible for the remediation of any hazardous substance contamination at our facilities and at third party waste disposal sites and could also be held liable for any consequences arising out of human exposure to such substances or other environmental damage. We and our affiliates have been named as potentially responsible parties in proceedings that involve environmental remediation. There can be no assurance that the costs of complying with environmental, health and safety laws and requirements in our current operations or the liabilities arising from past releases of, or exposure to, hazardous substances, will not result in future expenditures by us that could materially and adversely affect our financial results, cash flows or financial condition.

We may not be able to successfully identify, finance or integrate acquisitions.

   Growth through acquisition has been, and is expected to continue to be, a significant part of our strategy. We regularly evaluate possible acquisition candidates and currently have identified one potential candidate with which we are engaged in preliminary discussions. We believe that an acquisition of this potential candidate would enhance our global business. However, we have no agreement or understanding with respect to this potential candidate and we cannot assure you that any such acquisition will be successfully completed. We cannot assure you that we will be successful in identifying, financing and closing acquisitions at favorable prices and terms. Potential acquisitions may require us to issue additional shares of stock or obtain additional or new financing, and such financing may not be available on terms acceptable to us, or at all. The issuance of our common or preferred shares may dilute the value of shares held by our equityholders. Further, we cannot assure you that we will be successful in integrating any such acquisitions that are completed. Integration of any such acquisitions may require substantial management, financial and other resources and may pose risks with respect to production, customer service and market share of existing operations. In addition, we may acquire businesses that are subject to technological or competitive risks, and we may not be able to realize the benefits expected from such acquisitions.

Terrorist attacks and other attacks or acts of war may adversely affect the markets in which we operate, our operations and our profitability.

   The attacks of September 11, 2001 and subsequent events, including the military action in Iraq, has caused and may continue to cause instability in our markets and have led and may continue to lead to, further armed hostilities or further acts of terrorism worldwide, which could cause further disruption in our markets. Acts of terrorism may impact any or all of our facilities and operations, or those of our customers or suppliers and may further limit or delay purchasing decisions of our customers. Depending on their magnitude, acts of terrorism or war could have a material adverse effect on our business, financial results, cash flows and financial position.

   We carry insurance coverage on our facilities of types and in amounts that we believe are in line with coverage customarily obtained by owners of similar properties. We continue to monitor the state of the insurance market in general and the scope and cost of coverage for acts of terrorism in particular, but we cannot anticipate what coverage will be available on commercially reasonable terms in future policy years. Currently, we do not carry terrorism insurance coverage. If we experience a loss that is uninsured or that exceeds policy limits, we could lose the capital invested in the damaged facilities, as well as the anticipated future net sales from those facilities. Depending on the specific circumstances of each affected facility, it is possible that we could be liable for indebtedness or other obligations related to the facility. Any such loss could materially and adversely affect our business, financial results, cash flows and financial position.

If we fail to retain our key employees, our business may be harmed.

   Our success has been largely dependent on the skills, experience and efforts of our key employees, and the loss of the services of any of our executive officers or other key employees could have an adverse effect on us. The loss of our key employees who have intimate knowledge of our manufacturing process could lead to increased competition to the extent that those employees are able to recreate our manufacturing process. Our future success will also depend in part upon our continuing ability to attract and retain highly qualified personnel, who are in great demand.

Declining returns in the investment portfolio of our defined benefit plans will increase our pension expense and require us to increase cash contributions to the plans.

   Pension expense for the defined benefit pension plans sponsored by us is determined based upon a number of actuarial assumptions, including an expected long-term rate of return on assets and discount rate. During the fourth quarter of 2002, as a result of declining returns in the investment portfolio of our defined benefit pension plans, we were required to record a minimum pension liability equal to the underfunded status of our plans. As of December 31, 2002, the defined benefit plans were underfunded by approximately $52 million based on the actuarial methods and assumptions utilized for purposes of FAS 87. We will experience an increase in our future pension expense and in our cash contributions to our defined benefit pension plan. Pension expense for our defined benefit plans is expected to increase from $2.0 million in 2002 to approximately $7.7 million in 2003 and our required cash contributions are expected to increase to $5.9 million in 2003 from $3.0 million in 2002. In 2004, cash contributions are expected to increase to $12.6 million. In the event that actual results differ from the actuarial assumptions, the funded status of our defined benefit plans may change and any such deficiency could result in additional charges to equity and an increase in future pension expense and cash contributions.

An ownership change could result in a limitation of the use of our net operating losses.

   As of December 31, 2002, we had net operating loss, or NOL, carryforwards of approximately $177 million available to reduce taxable income in future years. Specifically, we generated NOL carryforwards of $55.2 million in 2000 and $68.4 million in 2002, which expire in 2020 and 2022, respectively. The 2001 NOL, which was reflected as a carryforward in the 2001 financial statements, was instead carried back to obtain a $37.0 million tax refund in 2002. We also have other NOL carryforwards that are subject to an annual limitation under section 382 of the Internal Revenue Code of 1986, as amended, or the "Code". These section 382 limited NOL carryforwards expire in varying amounts from 2006-2009. The total section 382 limited NOL carryforwards that may be utilized prior to expiration is estimated at $53.9 million.

   Our ability to utilize our NOL carryforwards may be further limited by section 382 if we undergo an ownership change as a result of this offering and our concurrent public offering of preferred stock and/or as a result of subsequent changes in the ownership of our outstanding stock. We would undergo an ownership change if, among other things, the stockholders, or groups of stockholders, who own or have owned, directly or indirectly, 5% or more of the value of our stock or are otherwise treated as 5% stockholders under section 382 and the regulations promulgated thereunder increase their aggregate percentage ownership of our stock by more than 50% over the lowest percentage of our stock owned by these stockholders at any time during the testing period, which is generally the three-year period preceding the potential ownership change. In the event of an ownership change, section 382 imposes an annual limitation on the amount of post-ownership change taxable income a corporation may offset with pre-ownership change NOL carryforwards and certain recognized built-in losses. The limitation imposed by section 382 for any post-change year would be determined by multiplying the value of our stock immediately before the ownership change (subject to certain adjustments) by the applicable long-term tax-exempt rate, which is 4.74% for November 2003. Any unused annual limitation may be carried over to later years, and the limitation may under certain circumstances be increased by built-in gains which may be present in assets held by us at the time of the ownership change that are recognized in the five-year period after the ownership change.

   Based upon our review of the aggregate change in percentage ownership during the current testing period and subject to any unanticipated increases in ownership by our "five percent shareholders" (as described above) with respect our common stock, this offering, or our concurrent preferred stock offering, we do not believe that we will experience a change in ownership as a result of this offering and our concurrent preferred stock offering. However, such a determination is complex and there can be no assurance that the Internal Revenue Service could not successfully challenge our conclusion. In addition, there are circumstances beyond our control, such as the purchase of our stock in this offering or our concurrent preferred stock offering by investors who are existing 5% shareholders or become 5% shareholders as a result of such purchase, which could result in an ownership change with respect to our stock. Even if this offering and our concurrent preferred stock offering do not cause an ownership change to occur immediately, we expect to use a large portion of our available 50% ownership shift limitation in connection with this offering and our concurrent preferred stock offering, and we may not be able to engage in significant transactions that would create a further shift in ownership within the meaning of section 382 within the subsequent three-year period without triggering an ownership change. Thus, while it is our general intention to maximize utilization of our NOL carryforwards by avoiding the triggering of an ownership change, there can be no assurance that our future actions or future actions by our stockholders will not result in the occurrence of an ownership change.

 Risks Related to Our Common Stock

Our ability to pay dividends on our common stock may be limited.

   Under the Delaware General Corporation Law, we may pay dividends, in cash or otherwise, only if we have surplus in an amount at least equal to the amount of the relevant dividend payment. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors. Further, our new senior secured revolving credit facility and the indenture governing the senior notes will restrict our ability to pay cash dividends. In addition, the certificate of designations for the Series A redeemable convertible preferred stock will prohibit us from the payment of any cash dividends on our common stock if we are not current on dividend payments with respect to the preferred stock. Agreements governing future indebtedness will likely contain restrictions on our ability to pay cash dividends. We do not intend to pay dividends on our common stock for the foreseeable future.

Our stock price has been and continues to be volatile.

   The market price for our common stock could fluctuate due to various factors. These factors include:

   o announcements relating to significant corporate transactions;

   o fluctuations in our quarterly and annual financial results;

   o operating and stock price performance of companies that investors deem comparable to us;

   o changes in government regulation or proposals relating thereto;

   o general industry and economic conditions; and

   o sales or the expectation of sales of a substantial number of shares of our common stock in the public market.

   In addition, the stock markets have, in recent years, experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations, as well as economic conditions, have adversely affected, and may continue to adversely affect, the market price of our common stock. Fluctuations in the price of our common stock will affect the value of any outstanding preferred stock.

Shares eligible for future sale may harm our common stock price.

   Sales of substantial numbers of additional shares of our common stock or any shares of our preferred stock, including sales of shares in connection with future acquisitions, or the perception that such sales could occur, may have a harmful effect on prevailing market prices for our common stock and our ability to raise additional capital in the financial markets at a time and price favorable to us. Our amended and restated certificate of incorporation provides that we have authority to issue 75 million shares of common stock. As of October 20, 2003, approximately 33.1 million shares of common stock were outstanding and approximately 3.5 million shares of common stock were issuable upon exercise of currently outstanding stock options. We, our directors and officers have entered into the lock-up agreements described under the caption "Underwriting."

Our issuance of additional series of preferred stock could adversely affect holders of our common stock.

   Our board of directors is authorized to issue additional series of preferred stock without any action on the part of our shareholders. Our board of directors also has the power, without shareholder approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding-up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Provisions in our charter documents could make it more difficult to acquire our company.

   Our amended and restated certificate of incorporation and amended and restated by-laws contain provisions that may discourage, delay or prevent a third party from acquiring us, even if doing so would be beneficial to our shareholders. Under our amended and restated certificate of incorporation, only our board of directors may call special meetings of shareholders, and shareholders must comply with advance notice requirements for nominating candidates for election to our board of directors or for proposing matters that can be acted upon by shareholders at shareholder meetings. Directors may be removed by shareholders only for cause and only by the effective vote of at least 66 2/3% of the voting power of all shares of capital stock then entitled to vote generally in the election of directors, voting together as a single class. Additionally, agreements with certain of our executive officers may have the effect of making a change of control more expensive and, therefore, less attractive.

   Pursuant to our amended and restated certificate of incorporation, our board of directors may by resolution establish one or more series of preferred stock, having such number of shares, designation, relative voting rights, dividend rates, conversion rights, liquidation or other rights, preferences and limitations as may be fixed by our board of directors without any further shareholder approval. Such rights, preferences, privileges and limitations as may be established could have the further effect of impeding or discouraging the acquisition of control of our company.

                           FORWARD-LOOKING STATEMENTS

   Certain of the matters we discuss in this prospectus may constitute forward-looking statements. You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These statements are necessarily estimates reflecting our judgment based upon current information and involve a number of risks and uncertainties. We cannot assure you that other factors will not affect the accuracy of these forward-looking statements or that our actual results will not differ materially from the results we anticipated in the forward-looking statements. While it is impossible for us to identify all the factors which could cause our actual results to differ materially from those we estimated, we described some of these factors in the section entitled "Risk Factors." We do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of us.

                                USE OF PROCEEDS

   We estimate that the net proceeds from the sale of the common stock offered hereby will be approximately $46.7 million, $53.8 million if the underwriters exercise their over-allotment option, in each case after deducting the underwriting discounts and commissions and estimated expenses payable by us.

   This offering is part of our comprehensive plan to improve our capital structure and provide us with increased financial and operating flexibility to execute our business plan by reducing leverage and extending debt maturities. We anticipate that this plan will consist of the following refinancing transactions, which will be consummated concurrently: (i) a new $240 million senior secured revolving credit facility, (ii) a private offering of $275 million principal amount of senior notes, (iii) a private offering of $75 million of Series A redeemable convertible preferred stock and (iv) a public offering of approximately $50 million of common stock. We intend to apply the net proceeds from these refinancing transactions to repay all borrowings outstanding under our existing senior secured revolving credit facility, existing senior secured term loans and outstanding amounts under our existing accounts receivable asset-backed securitization facility and to pay related fees and expenses. The exact amounts raised in each of the refinancing transactions will depend on market conditions and will be determined at the time of the pricing of the transaction. The table below sets forth the sources and uses of funds from the refinancing transactions as if such transactions had occurred on September 30, 2003.


Sources:                                                             Amount(1)
--------                                                             ---------
                                                                   (in millions)
Senior secured revolving credit facility .......................       $ 82.7(2)
  % Senior notes due 2010 ......................................        275.0
  % Series A redeemable convertible preferred stock ............         75.0
Common stock ...................................................         50.0
                                                                       ------
   Total .......................................................       $482.7
                                                                       ======

Uses:
-----
Repayment of existing senior secured revolving credit facility .       $ 64.9(3)
Repayment of existing senior secured term loan A ...............         56.4
Repayment of existing senior secured term loan B ...............        270.0
Repayment of accounts receivable asset-backed securitization
  facility......................................................         72.8(4)
Fees and expenses ..............................................         18.6
                                                                       ------
   Total .......................................................       $482.7
                                                                       ======

---------------
(1) In this prospectus, references to the amount of this offering and the concurrent private offering of Series A redeemable convertible preferred stock do not include any securities issuable upon exercise of the options to purchase additional securities granted to the underwriters or the initial purchasers, as the case may be, in connection therewith.
(2) Our new senior secured revolving credit facility will provide for aggregate borrowings of up to $240.0 million (of which up to $50.0 million may be used for letters of credit), subject to borrowing base limitations.
(3) In addition, as of September 30, 2003, we had $36.6 million of outstanding letters of credit. Borrowings outstanding as of October 24, 2003 were $21.9 million higher as a result of working capital changes since
    September 30, 2003.
(4) Borrowings outstanding as of October 24, 2003 were $7.2 million higher as a result of working capital changes since September 30, 2003.

   Our existing senior secured revolving credit facility bore interest at 5.63% and our existing senior secured term loan A bore interest at the rate of 6.14% and both mature on May 27, 2005. Our existing senior secured term loan B bore interest at the rate of 6.13% and matures on May 27, 2007. Our accounts receivable asset-backed securitization facility bore interest at the rate of 1.69% and matures on April 28, 2006. The interest rates referred to above are as of September 30, 2003. We were required under the terms of our existing credit agreement to fix the interest rate on a portion of our floating rate debt. As a result, the underlying LIBOR rate on $200.0 million of our debt was fixed at approximately 4.67% under a swap transaction.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of September 30, 2003:

   o on an actual basis; and

   o as adjusted to reflect the refinancing transactions described under the caption "Prospectus Supplement Summary -- The Refinancing," and the application of the estimated net proceeds therefrom, as if these transactions had occurred as of September 30, 2003.

   This table should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus.

                                                                    As of
                                                              September 30, 2003
                                                              ------------------
                                                                          As
                                                              Actual   Adjusted
                                                              ------   -------
                                                                (in millions)
Cash and cash equivalents .................................   $ 24.2    $ 24.2
                                                              ======    ======
Debt(1):
 Existing senior secured revolving credit facility(2) .....   $ 64.9        --
 Existing senior secured term loan A ......................     56.4        --
 Existing senior secured term loan B ......................    270.0        --
 New senior secured revolving credit facility(3) ..........       --      82.7
 New senior notes due 2010 ................................       --     275.0
 Other debt ...............................................     12.7      12.7
                                                              ------    ------
   Total debt..............................................    404.0     370.4
                                                              ======    ======
Shareholders' equity:
 Preferred stock, $0.01 par value; 25,000,000 shares
   authorized:
 Series A redeemable convertible preferred stock;
   1,725,000 authorized; issued and outstanding shares: no
   shares actual; 1,500,000 as adjusted (4)................        --      75.0
 Common stock, $0.01 par value; 75,000,000 shares
   authorized; issued and outstanding shares: 33,083,028
   actual; 38,133,028 as adjusted (net of 4,745,425
   treasury shares actual and as adjusted)(5)..............       0.4       0.5
 Additional paid-in capital ...............................     100.2     143.9
 Treasury stock ...........................................     (50.4)    (50.4)
 Retained earnings ........................................      65.1      55.9
 Accumulated other comprehensive loss .....................     (28.4)    (26.1)
 Other shareholders' equity ...............................      (3.3)     (3.3)
                                                               ------    ------
   Total shareholders' equity..............................      83.6     195.5
                                                               ------    ------
    Total capitalization ..................................    $487.6    $565.9
                                                               ======    ======

---------------
(1) Debt does not include $72.8 million of borrowings under our off-balance sheet accounts receivable asset-backed securitization facility, which will be terminated in connection with the refinancing transactions.
(2) Borrowings outstanding as of October 24, 2003 were $21.9 million higher as a result of working capital changes since September 30, 2003.
(3) Excludes $36.6 million of letters of credit expected to be outstanding under the new senior secured revolving credit facility. The new senior secured revolving credit facility will provide for aggregate borrowings of up to $240 million, subject to borrowing base limitations. See "Description of New Credit Facility, New Notes and New Preferred Stock--Description of New Senior Secured Revolving Credit Facility."
(4) Excludes any shares of preferred stock that may be issued upon exercise of the initial purchasers' option to purchase additional securities in the concurrent preferred stock offering.
(5) Excludes (i) an aggregate of 3,535,580 shares of common stock issuable upon exercise of outstanding stock options, (ii) 140,530 matching restricted stock units, (iii) any shares of common stock that may be issuable upon
    exercise of the underwriters' over-allotment option and (iv)   shares of
    common stock issuable upon conversion of Series A redeemable convertible preferred stock.

                            COMMON STOCK PRICE RANGE

   Our common stock is listed on the New York Stock Exchange under the symbol "BGC". The following table sets forth the high and low sales prices for our common stock as reported on the New York Stock Exchange for the periods indicated.

                                                                   Price range
                                                                 ---------------
                                                                  High      Low
                                                                 ------   ------
Year ended December 31, 2001
 1st Quarter ................................................    $12.10   $ 4.50
 2nd Quarter ................................................     18.98     8.75
 3rd Quarter ................................................     19.24     9.20
 4th Quarter ................................................     13.43     9.40
Year ended December 31, 2002
 1st Quarter ................................................    $14.60   $11.55
 2nd Quarter ................................................     14.85     5.74
 3rd Quarter ................................................      6.41     2.10
 4th Quarter ................................................      4.95     2.35
Year ending December 31, 2003
 1st Quarter ................................................    $ 4.25   $ 3.11
 2nd Quarter ................................................      6.36     3.65
 3rd Quarter ................................................     10.06     5.30
 4th Quarter (through November 3, 2003) .....................     10.07     8.04

   On November 3, 2003, the last reported sale price of our common stock on the New York Stock Exchange was $9.97 per share. At October 20, 2003, there were approximately 33,120,132 shares of common stock outstanding held by 2,266 holders of record.

                                DIVIDEND POLICY

   We paid a $0.05 per share dividend on our common stock each quarter beginning in the fourth quarter of 1997 and through the third quarter of 2002. In October 2002, as a result of an amendment to our existing credit facility, our board of directors suspended the payment of the quarterly cash dividends on our common stock. The future payment of dividends on our common stock is subject to the discretion of our board of directors, restrictions under the Series A redeemable convertible preferred stock, restrictions under our new senior secured revolving credit facility and the senior notes and the requirements of Delaware General Corporation Law and will depend upon general business conditions, our financial performance and other factors our board of directors may consider relevant. We do not expect to pay cash dividends on our common stock in the foreseeable future.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

   The selected financial data for the years ended and as of December 31, 1998, 1999, 2000, 2001 and 2002 were derived from our audited consolidated financial statements. The selected financial data set forth in the following table for the nine months ended September 30, 2002 and 2003 and as of September 30, 2003 were derived from unaudited consolidated financial statements which, in the opinion of our management, include all adjustments necessary for a fair presentation of the results for the unaudited interim periods. The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes thereto. Certain reclassifications have been made to conform to the current year's presentation.

   During 1999, we acquired the worldwide energy cable and cable systems businesses of Balfour Beatty plc, formerly known as BICC plc, with operations in the United States, Canada, Europe, Africa, the Middle East and Asia Pacific. This acquisition was completed in three phases during 1999. The financial data presented below include the results of operations of the acquired businesses after the respective closing dates in 1999.

   In August 2000, we sold certain businesses acquired from BICC plc consisting primarily of the operations in the United Kingdom, Italy and Africa and a joint venture interest in Malaysia to Pirelli Cavi e Sistemi S.p.A. The financial data presented below contain those operations sold to Pirelli during 2000 up through the date of sale.

   In September 2000, we acquired Telmag S.A. de C.V., a Mexico-based manufacturer of telecommunications cables. The financial data presented below include the results of operations of this business after the closing date.

   In March 2001, we sold our Pyrotenax business unit to Raychem HTS Canada, Inc. The results of operations of this business are included in the financial data presented below for the periods prior to the closing date.

   In September 2001, we announced our decision to exit the consumer cordsets business. In October 2001, we sold substantially all of the manufacturing assets and inventory of our building wire business to Southwire Company. The results of operations of these businesses are included in the financial data presented below for the periods prior to the closing date. Beginning in the third quarter of 2001, we have reported the building wire and cordsets segment as discontinued operations for financial reporting purposes. Administrative expenses formerly allocated to this segment are now reported in the continuing operations segments. Prior periods have been restated to reflect this change.

                                                                                                                 Nine Months Ended
                                                                      Year Ended December 31,                      September 30,
                                                        ----------------------------------------------------    -------------------
                                                         1998      1999      2000(1)     2001(1)      2002        2002       2003
                                                        ------   --------    --------   --------    --------    --------   --------
                                                                (in millions, except ratio, per share and metal price data)
Statement of Operations Data:
Net sales:
 Energy.............................................    $   --   $  505.3    $  733.6   $  521.8    $  516.0    $  389.0   $  413.5
 Industrial & specialty.............................     200.0      579.8       796.7      537.6       499.4       383.1      395.1
 Communications.....................................     460.1      520.2       631.8      592.0       438.5       330.4      324.5
                                                        ------   --------    --------   --------    --------    --------   --------
Total net sales.....................................     660.1    1,605.3     2,162.1    1,651.4     1,453.9     1,102.5    1,133.1
Cost of sales.......................................     519.9    1,312.8     1,870.4    1,410.7     1,287.3       972.1      998.7
Asset impairment charge.............................        --       24.5          --         --          --          --         --
                                                        ------   --------    --------   --------    --------    --------   --------
Gross profit........................................     140.2      268.0       291.7      240.7       166.6       130.4      134.4
Selling, general and administrative expenses........      62.2      174.7       257.6      136.4       150.9       116.2       93.6
                                                        ------   --------    --------   --------    --------    --------   --------
Operating income....................................      78.0       93.3        34.1      104.3        15.7        14.2       40.8
Other income........................................        --         --          --        8.1          --          --         --
Interest expense, net...............................      (9.6)     (38.0)      (59.8)     (43.9)      (42.6)      (31.1)     (32.8)
Other financial costs...............................        --         --        (3.3)     (10.4)       (1.1)         --         --
                                                        ------   --------    --------   --------    --------    --------   --------
Income (loss) before taxes..........................      68.4       55.3       (29.0)      58.1       (28.0)      (16.9)       8.0
Income tax benefit (provision)......................     (25.7)     (19.6)       10.3      (20.6)        9.9         6.0       (2.8)
                                                        ------   --------    --------   --------    --------    --------   --------
Income (loss) from continuing operations............      42.7       35.7       (18.7)      37.5       (18.1)      (10.9)       5.2
Income (loss) from discontinued operations..........      28.5       (1.5)       (7.7)      (6.8)         --          --         --
Loss on disposal of discontinued operations.........        --         --          --      (32.7)       (5.9)       (3.9)        --
                                                        ------   --------    --------   --------    --------    --------   --------
Net income (loss)...................................    $ 71.2   $   34.2    $  (26.4)  $   (2.0)   $  (24.0)   $  (14.8)  $    5.2
                                                        ======   ========    ========   ========    ========    ========   ========
Per Share Data:
Basic earnings (loss) of continuing operations per
  common share......................................    $ 1.16   $   0.99    $  (0.56)  $   1.14    $  (0.55)   $  (0.33)  $   0.16
Diluted earnings (loss) of continuing operations per
  common stock......................................    $ 1.14   $   0.99    $  (0.56)  $   1.13    $  (0.55)   $  (0.33)  $   0.16
Basic earnings (loss) of discontinued operations per
  common share......................................    $ 0.77   $  (0.04)   $  (0.23)  $  (1.20)   $  (0.18)   $  (0.12)        --
Diluted earnings (loss) of discontinued operations
  per common share..................................    $ 0.76   $  (0.04)   $  (0.23)  $  (1.19)   $  (0.18)   $  (0.12)        --
Basic earnings (loss) of total company per common
  share.............................................    $ 1.93   $   0.95    $  (0.79)  $  (0.06)   $  (0.73)   $  (0.45)  $   0.16
Diluted earnings (loss) of total company per common
  share.............................................    $ 1.90   $   0.95    $  (0.79)  $  (0.06)   $  (0.73)   $  (0.45)  $   0.16
Basic weighted average shares outstanding...........      36.8       35.9        33.6       32.8        33.0        33.0       33.1
Diluted weighted average shares outstanding.........      37.5       35.9        33.6       33.1        33.0        33.0       33.4
Dividends per common share (annually)...............    $ 0.20   $   0.20    $   0.20   $   0.20    $   0.15    $   0.15         --
Other Data:
Depreciation and amortization.......................    $ 18.5   $   32.4    $   56.0   $   35.0    $   30.6    $   22.8   $   23.2
Capital expenditures................................     (75.5)     (97.6)      (56.0)     (54.9)      (31.4)      (22.8)     (11.8)
Ratio of earnings to fixed charges(2)...............      6.5x       2.3x          --       2.1x          --          --       1.1x
Average daily COMEX price per pound of copper
  cathode...........................................    $ 0.75   $   0.72    $   0.84   $   0.73    $   0.72    $   0.72   $   0.77
Average daily selling price per pound of aluminum
  rod...............................................    $ 0.66   $   0.66    $   0.75   $   0.69    $   0.65    $   0.65   $   0.67

                                                                           December 31,
                                                           --------------------------------------------------------   September 30,
                                                            1998       1999       2000        2001          2002         2003
                                                           ------    --------   --------    --------      ---------   -------------
Balance Sheet Data:
Cash and cash equivalents ..............................   $  3.4    $   38.0   $   21.2    $   16.6       $ 29.1       $ 24.2
Working capital(3) .....................................    233.8       468.2      375.3       169.9        150.8        133.4
Property, plant and equipment, net .....................    210.8       438.7      379.4       320.9        323.3        326.8
Total assets ...........................................    651.0     1,568.3    1,319.2     1,005.3        973.3        977.9
Total debt(4) ..........................................    246.8       765.2      642.6       460.4        451.9        404.0
Net debt(4)(5) .........................................    243.4       727.2      621.4       443.8        422.8        379.8
Shareholders' equity ...................................    177.2       177.3      128.5       104.9         60.9         83.6

---------------
(1) As of January 1, 2001, we changed our accounting method for non-North American metal inventories from the FIFO method to the LIFO method. The impact of the change was an increase in operating income of $4.1 million, or $0.08 of earnings per share, on both a basic and a diluted basis during 2001. As of January 1, 2000, we changed our accounting method for our North American non-metal inventories from the FIFO method to the LIFO method. The impact of the change was an increase in operating income of $6.4 million, or $0.12 of earnings per share on both a basic and diluted basis, during 2000.
(2) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges include: (i) interest expense, whether expensed or capitalized; (ii) amortization of debt issuance cost; (iii) the portion of rental expense representative of the interest factor; and (iv) the amount of pretax earnings required to cover preferred stock dividends and any accretion in the carrying value of the preferred stock. For the years ended December 31, 2000 and 2002 and the nine months ended
    September 30, 2002, earnings were insufficient to cover fixed charge by $28.9 million, $27.6 million and $10.3 million, respectively. Our historical ratio of earnings to fixed charges and preferred stock dividends is the same as our historical ratio of earnings to fixed charges because we did not pay or accrue any preferred stock dividends during the periods presented. Our earnings for the year ended December 31, 2002 would have been insufficient to cover pro forma fixed charges and preferred stock dividends by $24.6 million. Our pro forma ratio of earnings to fixed charges and preferred stock dividends for the nine months ended
    September 30, 2003 would have been 1.3x.
(3) Working capital means current assets less current liabilities.
(4) Excludes off-balance sheet borrowings of $67.8 million at December 31, 2001, $48.5 million at December 31, 2002 and $72.8 million at September 30, 2003. There were no off-balance sheet borrowings as of December 31, 1998, 1999 and 2000.
(5) Net debt means our total debt less cash and cash equivalents.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

General

   We are a leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial & specialty and communications markets. Energy cables include low-, medium- and high-voltage power distribution and power transmission products. Industrial & specialty wire and cable products conduct electrical current for industrial and commercial power and control applications. Communications wire and cable products transmit low-voltage signals for voice, data, video and control applications.

   We operate our businesses in three main geographic regions: 1) North America, 2) Europe and 3) Oceania. The following table sets forth net sales and operating income by geographic region for the periods presented, in millions of dollars:

                                                          Year Ended December 31,                  Nine Months Ended September 30,
                                            ---------------------------------------------------    --------------------------------
                                                 2000              2001               2002              2002              2003
                                            --------------    ---------------    --------------    --------------    --------------
                                            Amount      %      Amount      %     Amount      %     Amount      %      Amount     %
                                           --------    ---   ---------    ---   --------    ---   --------    ---    --------   ---
Net Sales:
 North America .........................   $1,399.8     79%   $1,267.7     77%  $1,077.2     74%  $  825.9     75%   $  793.3    70%
 Europe ................................      323.9     18       322.2     19      314.7     22      232.0     21       277.9    25
 Oceania ...............................       55.0      3        61.5      4       62.0      4       44.6      4        61.9     5
                                           --------    ---   ---------    ---   --------    ---   --------    ---    --------   ---
   Subtotal.............................    1,778.7    100%    1,651.4    100%   1,453.9    100%   1,102.5    100%    1,133.1   100%
                                                       ===                ===               ===               ===               ===
 Divested businesses ...................      383.4                 --                --                --                 --
                                           --------          ---------          --------          --------           --------
   Total net sales......................   $2,162.1          $ 1,65l.4          $1,453.9          $1,102.5           $1,133.1
                                           ========           ========          ========          ========           ========
Operating Income:
 North America .........................   $  100.5     78%   $   71.7     66%  $   15.0     31%  $   18.1     42%   $    8.1    19%
 Europe ................................       24.1     18        29.6     27       27.7     56       20.4     48        27.6    65
 Oceania ...............................        5.8      4         6.8      6        6.4     13        4.4     10         6.8    16
                                           --------    ---   ---------    ---   --------    ---   --------    ---    --------   ---
   Subtotal.............................      130.4    100%      108.1    100%      49.1    100%      42.9    100%       42.5   100%
                                                       ===                ===               ===               ===               ===
 Divested businesses ...................      (96.3)                --                --                --                 --
 Corporate charges .....................         --               (3.8)            (33.4)            (28.7)              (1.7)
                                           --------          ---------          --------          --------           --------
   Total operating income...............   $   34.1           $  104.3          $   15.7          $   14.2           $   40.8
                                           ========           ========          ========          ========           ========

   Cash flow from operations in North America accounted for 80%, 76%, 83% and 94% of our total cash flow from operations for the years ended December 31, 2001 and 2002 and nine months ended September 30, 2002 and 2003. Aggregate cash flow from operations in Europe and Oceania accounted for 20%, 24%, 17% and 6% of our total cash flow from operations for the years ended December 31, 2001 and 2002 and nine months ended September 30, 2002 and 2003. For the year ended December 31, 2000, we generated $60.1 million in cash flow from operations in North America and used $44.0 million in cash flow from operations outside North America.

   Approximately 90% of net sales in Europe and Oceania are derived from energy and industrial & specialty cable sales. As a result, these businesses have not been significantly impacted by the global telecommunications spending downturn and the European business specifically is currently benefiting from medium voltage energy cable capacity shortage in Europe and a shift towards environmentally friendly cables.

   Our reported net sales are directly influenced by the price of copper and to a lesser extent aluminum. The price of copper and aluminum has historically been subject to considerable volatility, with the daily selling price of copper cathode on the COMEX averaging $0.77 per pound in the first nine months of 2003, $0.72 per pound in 2002, $0.73 per pound in 2001 and $0.84 per pound in 2000 and the daily selling price of aluminum rod averaging $0.67 per pound in the first nine months of 2003, $0.65 per pound in 2002, $0.69 per pound in 2001 and $0.75 per pound in 2000. We generally pass changes in copper and aluminum prices along to our customers, although there are timing delays of varying lengths depending upon the type of product, competitive conditions and particular customer arrangements. As a result of this and a number of other practices intended to match copper and aluminum purchases with sales, our profitability has generally not been significantly affected by changes in copper and aluminum prices. We do not engage in speculative metals trading or other speculative activities. Also, we do not engage in activities to hedge the underlying value of our copper and aluminum inventory.

   We generally experience certain seasonal trends in sales and cash flow. Larger amounts of cash are generally required during the first and second quarters of the year to build inventories in anticipation of higher demand during the spring and summer months, when construction activity increases. In general, receivables related to higher sales activity during the spring and summer months are collected during the fourth quarter of the year.

Current Business Environment and Outlook

   We are operating in a difficult business environment. The wire and cable industry is competitive, mature and cost driven. In many business segments, there is little differentiation among industry participants from a manufacturing or technology standpoint. In addition to these general industry conditions, in the industrial & specialty segment, industrial construction spending in North America, which influences industrial cable demand, is significantly less than the past ten-year peak level. However, this segment is also experiencing stable demand for cables utilized in industrial repairs and maintenance and the automotive aftermarket. The communications segment has experienced a significant decline from historical spending levels for outside plant telecommunications products and a weak market for switching/local area networking cables. We believe sales for communications wire and cable products will increase over time because current levels of spending by our communication wire and cable customers are insufficient to maintain their network infrastructures. In addition, the 2003 power outages in the U.S., Canada and Europe emphasized a need to upgrade the power transmission infrastructure used by electric utilities, which may, over time, cause an increase in demand for our products. See "Business - Industry and Market Overview" for additional information relating to our markets.

   We believe our investment in Lean Six Sigma training, coupled with effectively utilized manufacturing assets, provides a cost advantage compared to many of our competitors and generates costs savings which help offset rising raw material prices and other general economic cost increases. In addition, our customer and supplier integration capabilities, one-stop selling, and geographic and product balance are sources of competitive advantage. As a result, we believe we are well positioned, relative to our competitors, in the current difficult business environment.

   As part of our ongoing efforts to reduce our total operating costs, we continuously evaluate our ability to more efficiently utilize our existing manufacturing capacity. Such evaluation includes the costs associated with and benefits to be derived from the combination of existing manufacturing assets into fewer plant locations and the possible outsourcing of certain manufacturing processes. During the first quarter of 2001, we closed one of our communication cable plants and incurred a pre-tax charge of approximately $4.8 million in that quarter. In the second quarter of 2002, we incurred a pre-tax charge of $19.7 million in conjunction with the closure of two additional communication cables plants.

   We are in the process of closing one of our North American manufacturing facilities, which we expect will result in approximately $7 million of costs in the quarter ending December 31, 2003, of which approximately $4 million will be cash costs. In addition, we are currently evaluating closures of two additional North American facilities. We plan to announce the results of our evaluation either late this quarter or early next year and would take additional charges over the period the operations are wound down should we decide to rationalize these two facilities. The cost to rationalize these facilities could approximate $20 million, with cash costs of approximately one-third of this amount.

   We anticipate lower sales in the fourth quarter of 2003 compared to the third quarter of 2003, which in part reflects our historic seasonality and the unfavorable impact on earnings of expected lower production volumes as we continue to reduce our inventories. Net income is expected to be approximately breakeven for the fourth quarter of 2003 before giving effect to charges relating to plant rationalizations and the financial impact of the refinancing transactions. Our results in the fourth quarter could also be impacted by variations in customer order patterns as a result of year-end budgetary considerations.

   Our expectations related to future financial results are forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and must be viewed in light of the discussion under the heading "Forward-looking Statements." We caution you not to place undue reliance on these expectations, which are speculative in nature. Our actual results may differ materially from these expectations due to various risks including, without limitation, decreases in our customers' capital spending from their current levels in the U.S. and other markets in which we operate; reductions or delays in customer orders for our products; increases in the price of, or decreases in the availability of, our supply of raw materials we use in our manufacturing processes; changes in our expectations relating to inventory reductions and other risks identified under "Forward-looking Statements" and "Risk Factors."

Acquisitions and Divestitures

   We actively seek to identify key trends in the industry to migrate our business to capitalize on expanding markets and new niche markets or exit declining or non-strategic markets in order to achieve better returns. We also set aggressive performance targets for our business and intend to refocus or divest those activities which fail to meet our targets or do not fit our long-term strategies.

   During 1999, we acquired the worldwide energy cable and cable systems businesses of Balfour Beatty plc, formerly known as BICC plc, with operations in the United States, Canada, Europe, Africa, the Middle East and Asia Pacific. This acquisition was completed in three phases during 1999 for a total payment of $385.8 million. The acquisition was accounted for as a purchase, and accordingly, the results of operations of the acquired businesses are included in the consolidated financial statements for periods after the respective closing dates.

   In December 1999, we decided to sell certain business units due to their deteriorating operating performance. On February 9, 2000, we signed a definitive agreement with Pirelli Cavi e Sistemi S.p.A., of Milan, Italy, for the sale of the stock of these businesses for proceeds of $216 million, subject to closing adjustments. The closing adjustments included changes in net assets of the businesses sold since November 30, 1999, resulting from operating losses and other adjustments as defined in the sale agreement. The businesses sold were acquired from BICC plc during 1999 and consisted primarily of the operations in the United Kingdom, Italy and Africa and a joint venture interest in Malaysia. Gross proceeds of $180 million were received during the third quarter of 2000 as a down payment against the final post-closing adjusted purchase price. During the third quarter of 2001, the final post-closing adjusted purchase price was agreed as $164 million resulting in the payment of $16 million to Pirelli. We provided for a larger settlement amount in the third quarter of 2000, and therefore, $7 million of income was recognized in the third quarter of 2001. Proceeds from the transaction have been used to reduce our outstanding debt.

   In September 2000, we acquired Telmag S.A. de C.V., a Mexico-based manufacturer of telecommunications cables for $23 million. The acquisition brought us additional outside plant telecommunications cable capacity as well as provided available capacity for a broad range of telecommunications cables.

   In March 2001, we sold the shares of our Pyrotenax business unit to Raychem HTS Canada, Inc., a business unit of Tyco International, Ltd., for $60 million, subject to closing adjustments. The business unit, with operations in Canada and the United Kingdom, principally produced mineral insulated high-temperature cables. During the second quarter of 2002, the final post-closing adjusted purchase price was agreed and resulted in a payment to Tyco International, Ltd. of approximately $2 million during the third quarter of 2002. The proceeds from the transaction were used to reduce our debt.

   In September 2001, we announced our decision to exit the consumer cordsets business. As a result of this decision, we closed our Montoursville, Pennsylvania plant. This facility manufactured cordset products including indoor and outdoor extension cords, temporary lighting and extension cord accessories.

   In October 2001, we sold substantially all of the manufacturing assets and inventory of our building wire business to Southwire Company for $82 million of cash proceeds and the transfer to us of certain data communication cable manufacturing equipment. Under the building wire sale agreement, Southwire purchased the inventory and substantially all of the property, plant and equipment located at our Watkinsville, Georgia and Kingman, Arizona facilities and the wire and cable manufacturing equipment at our Plano, Texas facility. We retained and continue to operate the copper rod mill in Plano, however we have closed the Plano wire mill. The assets sold were used in manufacturing building wire products principally for the retail and electrical distribution markets. During the second quarter of 2002, the final purchase price for this transaction was agreed resulting in a de minimis cash payment to Southwire. Proceeds from the transaction have been used to reduce our outstanding debt.

   Beginning in the third quarter of 2001, we have reported the building wire and cordsets segment as discontinued operations for financial reporting purposes. Administrative expenses formerly allocated to this segment are now reported in the continuing operations segments. Prior periods have been restated to reflect this change.

   During the second quarter of 2002, we formed a joint venture company to manufacture and market fiber optic cables. We contributed assets, primarily inventory and machinery and equipment, to a subsidiary company which was then contributed to the joint venture in exchange for a $10.2 million note receivable which resulted in a $5.6 million deferred gain on the transaction. We will recognize the gain as the note is repaid. At December 31, 2002 and September 30, 2003, other non-current assets included an investment in the joint venture of $3.8 million. The December 31, 2002 and September 30, 2003 balance sheets included a $10.2 million note receivable from the joint venture in other non-current assets and a deferred gain from the initial joint venture formation of $5.6 million in other liabilities.

   Growth through acquisition has been, and is expected to continue to be, a significant part of our strategy. We regularly evaluate possible acquisition candidates and currently have identified one potential candidate with which we are engaged in preliminary discussions. We believe that an acquisition of this potential candidate would enhance our global business. However, we have no agreement or understanding with respect to this potential candidate and we cannot assure you that any such acquisition will be successfully completed. We cannot assure you that we will be successful in identifying, financing and closing acquisitions at favorable prices and terms. See "Risk Factors--Other Risks Relating to Our Business--We may not be able to successfully identify, finance or integrate acquisitions."

Significant Accounting Policies

   Management's Discussion and Analysis of Financial Condition and Results of Operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. A summary of significant accounting policies is provided in Note 2 to Notes to Audited Consolidated Financial Statements. The application of these policies requires management to make estimates and judgments that affect the amounts reflected in the financial statements. Management based its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. The critical judgments impacting the financial statements include determinations with respect to inventory valuation, pension accounting and valuation allowances for deferred income taxes.

   We utilize the LIFO method of inventory accounting for our metals inventory. Our use of the LIFO method results in our income statement reflecting the current costs of metals, while metals inventories in the balance sheet are valued at historical costs as the LIFO layers were created. As a result of declining copper prices, the historic LIFO cost of our copper inventory exceeded its replacement cost by approximately $16 million at December 31, 2002 and $5 million at September 30, 2003. If we were not able to recover the LIFO value of our inventory at a profit in some future period when replacement costs were lower than the LIFO value of the inventory, we would be required to take a charge to recognize in our income statement all or a portion of the higher LIFO value of the inventory. Additionally, if LIFO inventory quantities are reduced in a period when replacement costs are lower than the LIFO value of the inventory, we would experience a decline in reported earnings.

   In 2002, we recorded a $2.5 million charge ($1.4 million in the third quarter and $1.1 million in the fourth quarter of 2002) for the liquidation of LIFO inventory in North America as we significantly reduced our inventory levels. We have further reduced inventory quantities during the third quarter of 2003 and as a result have recorded a $0.8 million charge. We expect to further reduce inventory quantities in the fourth quarter of 2003 which is expected to result in an additional LIFO liquidation charge. The LIFO liquidation charge will adversely affect margins, however, the amount of the charge to be incurred in the fourth quarter of 2003 will be dependent upon the quantity of the inventory reduction for the year and the market price of the metals during the period the inventory liquidation occurred.

   Pension expense for the defined benefit pension plans sponsored by us is determined based upon a number of actuarial assumptions, including an expected long-term rate of return on assets of 9.0%. This assumption was based on input from our actuaries, including their review of historical 10 year, 20 year, and 25 year rates of inflation and real rates of return on various broad equity and bond indices in conjunction with the diversification of the asset portfolio. The expected long-term rate of return on assets is based on an asset allocation assumption of 65% allocated to equity investments, with an expected real rate of return of 7%, and 35% with fixed-income investments, with an expected real rate of return of 3%, and an assumed long-term rate of inflation of 3.5%. Because of market fluctuations, the actual asset allocation as of December 31, 2002 and September 30, 2003 were 78% and 76%, respectively, of equity investments and 22% and 24%, respectively, of fixed-income investments. Management believes that our long-term asset allocation on average will approximate our assumption and that a 9.0% long-term rate of return is a reasonable assumption.

   The determination of pension expense for defined benefit pension plans is based on a market-related valuation of assets, which reduces year-to-year volatility. This market-related valuation recognizes investment gains or losses over a three-year period from the year in which they occur. Investment gains and losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets. Since the market-related value of assets recognizes gains or losses over a three-year period, the future value of assets will be impacted as previously deferred gains or losses are recorded.

   The determination of future pension obligations utilizes a discount rate based on a review of long-term bonds that receive one of the two highest ratings given by a recognized rating agency which are expected to be available during the period to maturity of the projected pension benefits obligations, and input from our actuaries. The discount rate used at December 31, 2002 was 6.5%.

   We evaluate our actuarial assumptions, at least annually, and adjust them as necessary. Due to the effect of the unrecognized actuarial losses based on an expected rate of return on plan assets of 9.0%, a discount rate of 6.5% and various other assumptions, our pension expense for our defined benefit plans will be approximately $7.7 million in 2003. In 2004, pension expense is expected to increase $0.6 million from 2003. A 1% decrease in the assumed discount rate would increase pension expense by approximately $0.8 million. Future pension expense will depend on future investment performance, changes in future discount rates and various other factors related to the populations participating in the plans. In the event that actual results differ from the actuarial assumptions, the funded status of the defined benefit plans may change and any such deficiency could result in a charge to equity and an increase in future pension expense and cash contributions.

   We record a valuation allowance to reduce our deferred tax assets to the amount that we believe is more likely than not to be realized. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event we were to determine that we would not be able to realize all or part of our net deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to income in the period such determination was made. Likewise, should we determine that we would be able to realize our deferred tax assets in the future in an amount that was in excess of our net recorded amount, an adjustment to the deferred tax assets would increase income in the period such determination was made. At December 31, 2002 and 2001, the valuation allowance was $19.2 million and $5.6 million, respectively. At September 30, 2003, the valuation allowance was $19.2 million.

Results of Operations

   The following tables set forth, for the periods indicated, statement of operations data in millions of dollars and as a percentage of net sales. For the year ended December 31, 2000 the results of operations are split between the ongoing businesses after the closing of the transaction with Pirelli and that have been divested. Percentages may not add due to rounding.

                                                      Ongoing Businesses                                   Nine Months
                                                   Year Ended December 31,                             Ended September 30,
                                  ---------------------------------------------------------   -------------------------------------
                                         2000                2001                2002                2002                2003
                                  -----------------   -----------------   -----------------   -----------------    ----------------
                                   Amount       %      Amount       %      Amount       %      Amount       %       Amount      %
                                  --------    -----   --------    -----   --------    -----   --------    -----    --------   -----
Net sales .....................   $1,778.7    100.0%  $1,651.4    100.0%  $1,453.9    100.0%  $1,102.5    100.0%   $1,133.1   100.0%
Cost of sales .................    1,486.8     83.6    1,410.7     85.4    1,287.3     88.5      972.1     88.2       998.7    88.1
                                  --------    -----   --------    -----   --------    -----   --------    -----    --------   -----
Gross profit ..................      291.9     16.4      240.7     14.6      166.6     11.5      130.4     11.8       134.4    11.9
Selling, general and
 administrative expenses ......      161.5      9.1      136.4      8.3      150.9     10.4      116.2     10.5        93.6     8.3
                                  --------    -----   --------    -----   --------    -----   --------    -----    --------   -----
Operating income ..............      130.4      7.3      104.3      6.3       15.7      1.1       14.2      1.3        40.8     3.6
Other income ..................         --       --        8.1      0.5         --       --         --       --          --      --
Interest expense, net .........      (45.8)    (2.6)     (43.9)    (2.7)     (42.6)    (2.9)     (31.1)    (2.8)      (32.8)   (2.9)
Other financial costs .........         --       --      (10.4)    (0.6)      (1.1)    (0.1)        --       --          --      --
                                  --------    -----   --------    -----   --------    -----   --------    -----    --------   -----
Earnings (loss) from
 continuing operations before
 income taxes .................       84.6      4.8       58.1      3.5      (28.0)    (1.9)     (16.9)    (1.5)        8.0     0.7
Income tax (provision) benefit       (30.1)    (1.7)     (20.6)    (1.2)       9.9      0.7        6.0      0.5        (2.8)   (0.2)
                                  --------    -----   --------    -----   --------    -----   --------    -----    --------   -----
Income (loss) from continuing
 operations ...................       54.5      3.1       37.5      2.3      (18.1)    (1.2)     (10.9)    (1.0)        5.2     0.5
Loss from discontinued
 operations (net of tax) ......       (7.7)    (0.4)      (6.8)    (0.4)        --       --         --       --          --      --
Loss on disposal of
 discontinued operations (net
 of tax) ......................         --       --      (32.7)    (2.0)      (5.9)    (0.4)      (3.9)    (0.4)         --      --
                                  --------    -----   --------    -----   --------    -----   --------    -----    --------   -----
Net income (loss) .............   $   46.8      2.6%  $   (2.0)    (0.1)% $  (24.0)    (1.7)% $  (14.8)    (1.4)%  $    5.2     0.5%
                                  ========    =====   ========    =====   ========    =====   ========    =====    ========   =====
Diluted earnings (loss) of
 continuing operations per
 common share .................   $   1.62            $   1.13            $  (0.55)           $  (0.33)            $   0.16
                                  ========            ========            ========            ========             ========
Diluted loss of discontinued
 operations per common share ..   $  (0.23)           $  (1.19)           $  (0.18)           $  (0.12)            $     --
                                  ========            ========            ========            ========             ========
Diluted earnings (loss) of
 ongoing businesses per common
 share ........................   $   1.39            $  (0.06)           $  (0.73)           $  (0.45)            $   0.16
                                  ========            ========            ========            ========             ========

                                      Divested
                                     Businesses
                                     Year Ended
                                    December 31,
                                  -----------------
                                         2000
                                  -----------------
                                   Amount       %
                                  --------    -----
Net sales .....................   $  383.4    100.0%
Cost of sales .................      383.6    100.0
                                  --------    -----
Gross profit (loss) ...........       (0.2)      --
Selling, general and
 administrative expenses ......       96.1     25.1
                                  --------    -----
Operating loss ................      (96.3)   (25.1)
Interest expense, net .........      (14.0)    (3.7)
Other financial costs .........       (3.3)    (0.9)
                                  --------    -----
Loss before income taxes ......     (113.6)   (29.6)
Income tax benefit ............       40.4     10.5
                                  --------    -----
Net loss ......................   $  (73.2)   (19.1)%
                                  ========    =====
Diluted loss per common share .   $  (2.18)
                                  ========

                                                        Total Company                                      Nine Months
                                                   Year Ended December 31,                             Ended September 30,
                                  ---------------------------------------------------------   -------------------------------------
                                         2000                2001                2002                2002                2003
                                  -----------------   -----------------   -----------------   -----------------    ----------------
                                   Amount       %      Amount       %      Amount       %      Amount       %       Amount      %
                                  --------    -----   --------    -----   --------    -----   --------    -----    --------   -----
Net sales .....................   $2,162.1    100.0%  $1,651.4    100.0%  $1,453.9    100.0%  $1,102.5    100.0%   $1,133.1   100.0%
Cost of sales .................    1,870.4     86.5    1,410.7     85.4    1,287.3     88.5      972.1     88.2       998.7    88.1
                                  --------    -----   --------    -----   --------    -----   --------    -----    --------   -----
Gross profit ..................      291.7     13.5      240.7     14.6      166.6     11.5      130.4     11.8       134.4    11.9
Selling, general and
 administrative expenses ......      257.6     11.9      136.4      8.3      150.9     10.4      116.2     10.5        93.6     8.3
                                  --------    -----   --------    -----   --------    -----   --------    -----    --------   -----
Operating income ..............       34.1      1.6      104.3      6.3       15.7      1.1       14.2      1.3        40.8     3.6
Other income ..................         --       --        8.1      0.5         --       --         --       --          --      --
Interest expense, net .........      (59.8)    (2.8)     (43.9)    (2.7)     (42.6)    (2.9)     (31.1)    (2.8)      (32.8)   (2.9)
Other financial costs .........       (3.3)    (0.2)     (10.4)    (0.6)      (1.1)    (0.1)        --       --          --      --
                                  --------    -----   --------    -----   --------    -----   --------    -----    --------   -----
Earnings (loss) from
 continuing operations before
 income taxes .................      (29.0)    (1.3)      58.1      3.5      (28.0)    (1.9)     (16.9)    (1.5)        8.0     0.7
Income tax (provision) benefit        10.3      0.5      (20.6)    (1.2)       9.9      0.7        6.0      0.5        (2.8)   (0.2)
                                  --------    -----   --------    -----   --------    -----   --------    -----    --------   -----
Income (loss) from continuing
 operations ...................      (18.7)    (0.9)      37.5      2.3      (18.1)    (1.2)     (10.9)    (1.0)        5.2     0.5
Loss from discontinued
 operations (net of tax) ......       (7.7)    (0.4)      (6.8)    (0.4)        --       --         --       --          --      --
Loss on disposal of
 discontinued operations (net
 of tax) ......................         --       --      (32.7)    (2.0)      (5.9)    (0.4)      (3.9)    (0.4)         --      --
                                  --------    -----   --------    -----   --------    -----   --------    -----    --------   -----
Net income (loss) .............   $  (26.4)    (1.2)% $   (2.0)    (0.1)% $  (24.0)    (1.7)% $  (14.8)    (1.4)%  $    5.2     0.5%
                                  ========    =====   ========    =====   ========    =====   ========    =====    ========   =====
Diluted earnings (loss) of
 continuing operations per
 common share .................   $  (0.56)           $   1.13            $  (0.55)           $  (0.33)            $   0.16
                                  ========            ========            ========            ========             ========
Diluted loss of discontinued
 operations per common share ..   $  (0.23)           $  (1.19)           $  (0.18)           $  (0.12)                  --
                                  ========            ========            ========            ========             ========
Diluted loss of total company
 per common share .............   $  (0.79)           $  (0.06)           $  (0.73)           $  (0.45)            $   0.16
                                  ========            ========            ========            ========             ========

Nine Months Ended September 30, 2003 Compared with Nine Months Ended September 30, 2002

   Net income was $5.2 million, or $0.16 on a per diluted share basis in the first nine months of 2003 compared to a net loss of $(14.8) million, or $(0.45) per diluted share, in the first nine months of 2002. The net income for the first nine months of 2003 includes a pre-tax charge of $0.8 million for the liquidation of LIFO inventory quantities in North America and a pre-tax corporate charge of $1.7 million for severance related to our ongoing cost cutting efforts in Europe. The first nine months of 2002 net loss of $(14.8) million includes a pre-tax charge of $1.4 million for the liquidation of LIFO inventories and pre-tax corporate charges of $20.5 million to close two manufacturing plants in North America, $3.6 million to reduce to fair value certain assets contributed to our Fiber Optic joint venture created in the second quarter, a $2.9 million charge related to severance costs and $1.7 million related to the sale of our small non-strategic, United Kingdom based specialty cables business. The first nine months of 2002 net loss of $(14.8) million also includes a $6.0 million discontinued operations pre-tax charge principally related to an estimated lower net realizable value for real estate remaining from our former building wire business, a longer than anticipated holding period for three distribution centers with unexpired lease commitments and certain other costs.

 Net Sales

   The following table sets forth metal-adjusted net sales by segment in millions of dollars. Net sales for the first nine months of 2002 have been adjusted to reflect the first nine months of 2003 copper COMEX average price of $0.77 and the aluminum rod average price of $0.67 per pound.

                                                                                                       Metal-Adjusted Net Sales
                                                                                                   Nine Months Ended September 30,
                                                                                                  ---------------------------------
                                                                                                        2002              2003
                                                                                                  ---------------    --------------
                                                                                                   Amount      %      Amount     %
                                                                                                  --------    ---    --------   ---
Energy ........................................................................................   $  396.8     35%   $  413.5    36%
Industrial & specialty ........................................................................      388.8     35       395.1    35
Communications ................................................................................      335.0     30       324.5    29
                                                                                                  --------    ---    --------   ---
   Total metal-adjusted net sales..............................................................    1,120.6    100%    1,133.1   100%
                                                                                                              ===               ===
Metal adjustment                                                                                     (18.1)                --
                                                                                                  --------           --------
   Total net sales.............................................................................   $1,102.5           $1,133.1
                                                                                                  ========           ========

   Net sales increased 3% to $1,133.1 million in the first nine months of 2003 from $1,102.5 million in the first nine months of 2002. The net sales increase included $62.4 million favorable impact of foreign currency exchange rate changes principally related to our European operations. After adjusting 2002 net sales to reflect the $0.05 increase in the average monthly COMEX price per pound of copper and the $0.02 increase in the average aluminum rod price per pound in the first nine months of 2003, net sales increased 1% to $1,133.1 million, up from $1,120.6 million in 2002. The increase in metal-adjusted net sales reflects a 4% increase in the energy segment, a 2% increase in the industrial & specialty segment and 3% decrease in the communications segment.

   The 4% increase in metal-adjusted net sales for the energy segment reflects a 24% increase in net sales in our international operations, partially offset by a 3% decrease in net sales in North America. Our international operations have benefited from increased sales resulting from new contract awards throughout Europe and a favorable impact from changes in foreign currency exchange rates. The North American net sales decrease reflects lower sales volume, however, during the third quarter of 2003, customer demand strengthened versus the same period in the prior year. We anticipate that sales volume for North American customers should continue to improve over time as utility customers address capital projects that were previously deferred. These capital projects include enhancements to the power transmission and distribution grid. However, in the first nine months of 2003 projects were not released as quickly as expected. Management believes the timing of these projects has slowed in anticipation of pending energy legislation in the United States. This legislation could provide future regulatory relief and allow North American utility companies to earn an adequate rate of return on their investment in upgrading the transmission grid infrastructure. The sales volume in the first quarter of 2003 was also negatively impacted by unseasonable weather in the Midwest and Northeast, which affected the ability of our customers to install cables.

   The 2% increase in metal-adjusted net sales in the industrial & specialty segment was principally due to a 17% increase in our international operations, growth in our domestic automotive aftermarket business and an increase in sales of industrial cables utilized in repairs and maintenance. The increase in net sales of our international operations includes a favorable impact from changes in foreign currency exchange rates and the introduction of environmentally friendly cables in Europe, an area in which our European operation is a leader. These increases were partially offset by a 20% decrease in net sales of the North American industrial business, the result of the continued weakness in demand for cables utilized in new industrial construction and other major infrastructure projects, which is expected to continue through 2003.

   The 3% decrease in the communications segment metal-adjusted net sales principally relates to a decrease in North American sales volume of telephone exchange cable and data communication cable. Metal-adjusted net sales of telephone exchange cable were off 5% for the first nine months of 2003 compared to the same period in 2002. However, during the third quarter of 2003, customer demand strengthened compared to the same period in the prior year. As a result of our position as a low cost producer, these products have historically been one of our most profitable business segments. The timing of the resumption of sales of telephone exchange cables to the telephone operating companies to more historic levels is unknown and represents a significant area of uncertainty with regard to our financial future performance. The sales volume decrease in data communication cables is the result of information technology infrastructure spending being constrained.

 Selling, General and Administrative Expense

   Selling, general and administrative expense decreased to $93.6 million in the first nine months of 2003 from $116.2 million in the first nine months of 2002. This decrease reflects the impact of actions taken to reduce fixed SG&A expense and controllable spending. These actions were partially offset by increased medical and pension related costs experienced during 2003 and the impact of increased SG&A expense in our European operations as a result of foreign currency exchange rate changes. In addition, SG&A expense includes $1.7 million of severance costs related to our European operations in the first nine months of 2003 and $23.8 million of corporate charges, primarily relating to the closure of manufacturing plants and severance costs, for the same period in 2002.

 Operating Income

   The following table sets forth operating income by segment, in millions of dollars.

                                                                                                           Operating Income
                                                                                                    Nine Months Ended September 30,
                                                                                                    -------------------------------
                                                                                                         2002            2003
                                                                                                    -------------    ------------
                                                                                                    Amount     %     Amount    %
                                                                                                    ------    ---    ------   ---
Energy ..........................................................................................   $ 28.7     67%   $29.4     69%
Industrial & specialty ..........................................................................      7.5     17      7.8     18
Communications ..................................................................................      6.7     16      5.3     13
                                                                                                    ------    ---    ------   ---
   Subtotal excluding corporate charges..........................................................     42.9    100%    42.5    100%
                                                                                                              ===             ===
Corporate charges ...............................................................................    (28.7)           (1.7)
                                                                                                    ------           ------
   Total operating income........................................................................   $ 14.2           $40.8
                                                                                                    ======           =====

   Operating income of $40.8 million for the first nine months of 2003 increased from $14.2 million for the first nine months of 2002. This increase is primarily the result of reduced corporate charges in 2003, as discussed above. Operating income also increased due to our ongoing cost reduction initiatives in SG&A and manufacturing, strong performance from our European operations and the favorable impact of foreign currency exchange rate changes and a $0.6 million reduction in the LIFO liquidation charge incurred in 2003 compared to 2002. Offsetting these increases were reduced selling prices in the North American communications and, to a lesser extent, energy segments and reduced North American sales volume. Additionally, increased raw material costs (most notably polyethylene) which were not fully recovered during the 2003 nine month period and higher pension and employee fringe benefit costs negatively impacted operating income.

 Interest Expense

   Net interest expense increased to $32.8 million in the first nine months of 2003 from $31.1 million in 2002. The increase in interest expense is primarily the result of a higher credit spread for our borrowings due to the October 2002 credit facility amendment and the amortization of bank fees related to the amendment, partially offset by lower average net borrowings and lower interest rates on the floating rate portion of our debt.

 Tax Rates

   Our effective tax rate for 2003 and 2002 was 35.5%.

Year Ended December 31, 2002 Compared with Year Ended December 31, 2001

   The net loss was $(24.0) million, or $(0.73) per diluted share, in 2002 compared to a net loss of $(2.0) million, or $(0.06) per diluted share, in 2001. The 2002 net loss of $(24.0) million includes a $2.5 million charge related to the liquidation of LIFO inventory quantities in North America and pre-tax corporate charges of $34.5 million, of which $5.6 million was recorded in cost of sales (see Note 4 to Notes to Audited Consolidated Financial Statements), $27.8 million was recorded in selling, general and administrative expense (see Note 4 to Notes to Audited Consolidated Financial Statements) and $1.1 million was recorded in other financial costs. These charges consisted of $21.2 million to close two manufacturing plants in North America, $6.9 million in severance and severance related costs worldwide, $3.6 million to reduce to fair value certain assets contributed to our fiber optic joint venture created in the second quarter, $1.7 million related to the sale of our non-strategic, United Kingdom based specialty cables business, and $1.1 million related to the write-off of unamortized bank fees as a result of the October 2002 amendment to our credit facility. The 2002 net loss of $(24.0) million also includes a $9.1 million discontinued operations pre-tax charge principally related to an estimated lower net realizable value for real estate remaining from our former building wire business, a longer than anticipated holding period for three distribution centers with unexpired lease commitments and certain other costs.

   The 2001 net loss of $(2.0) million includes net pre-tax corporate charges of $56.8 million consisting of $6.1 million of net continuing operations charges and $50.7 million of charges related to the disposal of discontinued operations. The $6.1 million of 2001 pre-tax operating charges includes
$7.0 million of charges recorded in cost of sales (see Note 4 to Notes to Audited Consolidated Financial Statements), a net of $3.2 million of income reported in selling, general and administrative expense (see Note 4 to Notes to Audited Consolidated Financial Statements), $8.1 million reported as other income and $10.4 million reported as other financial costs. The $6.1 million of 2001 pre-tax charges includes $8.1 million of income from a foreign exchange gain on the extinguishment of long-term debt in the United Kingdom, a net gain of $23.8 million related to the sale of the Pyrotenax business and $7.0 million in income from the settlement of the final purchase price of certain assets sold to Pirelli, all more than offset by $16.5 million in severance costs, $4.8 million in costs to close a manufacturing plant, a $5.5 million loss on the sale of our non-strategic business that designed and manufactured extrusion tooling and accessories, $10.4 million in costs associated with our accounts receivable asset-backed securitization program and a restructuring of our interest costs, $7.0 million in inventory disposal costs and $0.8 million of other costs. The $50.7 million of charges related to the disposal of discontinued operations consists of $21.4 million related to the sale of the building wire business, $16.6 million for the closure of our Montoursville, Pennsylvania plant, which manufactured retail cordsets, $10.6 million for the closure of four regional distribution centers and $2.1 million for other costs.

 Net Sales

   The following table sets forth metal-adjusted net sales by segment, in millions of dollars. Net sales for the year 2001 have been adjusted to the 2002 copper COMEX average of $0.72 per pound and the aluminum rod average of $0.65 per pound.

                                                                                                       Metal-Adjusted Net Sales
                                                                                                       Year Ended December 31,
                                                                                                  ---------------------------------
                                                                                                        2001              2002
                                                                                                  ---------------    --------------
                                                                                                   Amount      %      Amount     %
                                                                                                  --------    ---    --------   ---
Energy ........................................................................................   $  511.2     31%   $  516.0    36%
Industrial & specialty ........................................................................      534.9     33       499.4    34
Communications ................................................................................      589.4     36       438.5    30
                                                                                                  --------    ---    --------   ---
   Total metal-adjusted net sales..............................................................    1,635.5    100%    1,453.9   100%
                                                                                                              ===               ===
Metal adjustment ..............................................................................       15.9                 --
                                                                                                  --------           --------
   Total net sales.............................................................................   $1,651.4           $1,453.9
                                                                                                  ========           ========

   Net sales decreased 12% to $1,453.9 million in 2002 from $1,651.4 million in 2001. The net sales decrease is net of a $21 million favorable impact of exchange rate changes from 2001 to 2002. After adjusting 2001 net sales to reflect the $0.01 decrease in the average monthly COMEX price per pound of copper and the $0.04 decrease in the average aluminum rod price per pound in 2002, net sales decreased 11% to $1,453.9 million, down from $1,635.5 million in 2001. The decrease in metal-adjusted net sales reflects a

1% increase in energy products, a 7% decrease in industrial & specialty products and 26% decrease in communication products.

   The 26% decrease in communication products metal-adjusted net sales principally relates to lower sales volume of outside plant telecommunications cable and to a lesser extent high bandwidth networking cables. Sales volume for outside plant telecommunications cable decreased year over year as many customers significantly reduced their capital spending in 2002.

   The increase of 1% in metal-adjusted net sales in the energy products segment is the result of higher volume in the North American market as we realize the effect of new contracts won during 2001 and higher sales in Europe as we continue to enjoy an increased presence with major European utilities. During the second half of 2002, we benefited from contract awards won earlier in the year, including a two-year supply agreement with Electricite de France, one of Europe's largest electric utility companies. This contract award for medium voltage energy cables commenced in June 2002 and is valued at the equivalent of approximately $30 million through 2004. We also benefited from our expanded position in the Italian and United Kingdom energy cables markets. Partially offsetting these volume increases was lower pricing in the North American market.

   The 7% decrease in industrial & specialty products metal-adjusted net sales includes the negative impact of the March 2001 divestiture of the Pyrotenax business and the June 2001 divestiture of our extrusion tooling business. Excluding the impact of these businesses, industrial & specialty products metal-adjusted net sales decreased 5% from the prior year. This decrease is primarily the result of continued weak demand and pricing in many industrial sectors of the North American economy. This decrease is partially offset by a 4% increase in metal-adjusted net sales for our international operations.

 Selling, General and Administrative Expense

   Selling, general and administrative expense increased to $150.9 million in 2002 from $136.4 million in 2001. The 2002 and 2001 SG&A expense includes $27.8 million of corporate operating expenses and $3.2 million of corporate operating income, respectively (see Note 4 to Notes to Audited Consolidated Financial Statements). Excluding these expenses and income, SG&A expense on a consistent basis decreased 12%. The 12% reduction reflects the lower sales volumes and the impact of an aggressive program implemented since November 2001 to reduce fixed selling, general and administrative expense and controllable spending. The program included the elimination of salaried and hourly positions worldwide and other actions. Despite a 12% decrease in reported net sales year over year, selling, general and administrative expense, before corporate operating items, as a percent of net sales was flat compared to 2001 at 8.5%.

 Operating Income

   The following table sets forth operating income by segment, in millions of dollars.

                                                                                                             Operating Income
                                                                                                         Year Ended December 31,
                                                                                                      -----------------------------
                                                                                                           2001            2002
                                                                                                      -------------    ------------
                                                                                                      Amount     %     Amount    %
                                                                                                      ------    ---    ------   ---
Energy ............................................................................................   $ 35.3     33%   $ 36.9    75%
Industrial & specialty ............................................................................     24.3     22       9.7    20
Communications ....................................................................................     48.5     45       2.5     5
                                                                                                      ------    ---    ------   ---
   Subtotal excluding corporate charges............................................................    108.1    100%     49.1   100%
                                                                                                                ===             ===
Corporate charges .................................................................................     (3.8)           (33.4)
                                                                                                      ------           ------
   Total operating income..........................................................................   $104.3           $ 15.7
                                                                                                      ======           ======

   As of January 1, 2001, we changed our accounting method related to our non-North American metals inventory from the FIFO method to the LIFO method, resulting in a $4.1 million increase in operating income in 2001.

   Operating income, including the corporate operating charges of $33.4 million in 2002 discussed above and the $3.8 million of corporate operating items in 2001 noted above, decreased 85% to $15.7 million in 2002 from $104.3 million in 2001. Excluding the corporate operating charges of $33.4 million in 2002 and $3.8 million in 2001, operating income decreased 55% to $49.1 million in 2002 from $108.1 million in 2001. Operating income decreased principally as a result of reduced sales volume in the Communications and Industrial & specialty segments and reduced selling prices in all three segments, partially offset by increased volume in the Energy segment as well as lower operating costs from our cost containment programs.

 Other Financial Costs

   In October 2002, we recorded other financial costs of $1.1 million related to the write-off of unamortized bank fees as a result of the October 2002 credit facility amendment. Of the $1.1 million, $0.6 million related to fees paid in April 2002 for a prior amendment, the terms of which were substantially amended by the October amendment and $0.5 million was due to a reduction in the borrowing capacity available under the revolving portion of the credit facility.

   During 2001, we recorded other financial costs of $10.4 million as a result of recognizing $4.2 million of costs associated with the implementation of our accounts receivable asset-backed securitization program. We also wrote off $2.0 million in unamortized bank fees as a result of a reduction in the borrowing capacity of our credit facility due to the application of the Pyrotenax proceeds and the accounts receivable asset-backed securitization program proceeds against outstanding debt, and we recorded a loss of $4.2 million related to interest rate collars which were terminated. The collars were terminated in part due to the reduction of indebtedness associated with the Pyrotenax and Pirelli transactions, as well as to allow us to more fully benefit from the more favorable interest rate environment and future interest rate reductions.

 Interest Expense

   Net interest expense, excluding the other financial costs discussed above, was $42.6 million in 2002 compared to $43.9 million in 2001. The decrease reflects reduced debt levels due to the application of the proceeds from non-strategic business divestitures, interest savings from our accounts receivable asset-backed securitization program implemented in the second quarter of 2001 and lower base interest rates under the credit facility in 2002 partially offset by the amortization of bank fees and higher credit spreads related to our April 2002 and October 2002 credit facility amendments.

 Tax Rates

   Our effective tax rate for 2002 and 2001 was 35.5%.

Year Ended December 31, 2001 Compared with Year Ended December 31, 2000

   The total company comparison is a net loss of $(2.0) million and loss per diluted share of $(0.06) in 2001 compared to a loss of $(26.4) million or $(0.79) per share in 2000. As a result of the August 2000 sale to Pirelli, we recognized a $34.3 million charge in 2000. This charge was related to severance, transaction costs, warranty and other claims, the realization of the foreign exchange translation loss on the divested businesses that was previously charged directly to equity and $3.3 million related to the write-off of unamortized bank fees due to the prepayment of indebtedness which resulted in a reduction in the borrowing capacity of our credit facility.

 Results of Ongoing Businesses

   The ongoing businesses comparison excludes from the 2000 results the losses incurred in the businesses which were divested during 2000 to Pirelli Cavi e Sistemi, S.p.A. The net loss was $(2.0) million, or $(0.06) per diluted share, in 2001 compared to ongoing net income of $46.8 million, or $1.39 per diluted share, for the ongoing businesses in 2000. The 2001 net loss of $(2.0) million includes net pre-tax items of $56.8 million consisting of $6.1 million of net continuing operations charges and $50.7 million of charges related to the disposal of discontinued operations. The $6.1 million of 2001 pre-tax operating charges includes $7.0 million of charges recorded in cost of sales (see Note 4 to Notes to Audited Consolidated Financial Statements), a net of $3.2 million of income reported in selling, general and administrative expense (see Note 4 to Notes to Audited Consolidated Financial Statements), $8.1 million reported as other income and $10.4 million reported as other financial costs. The $6.1 million of 2001 pre-tax charges includes $8.1 million of income from a foreign exchange gain on the extinguishment of long-term debt in the United Kingdom, a net gain of $23.8 million related to the sale of the Pyrotenax business and $7.0 million in income from the settlement of the final purchase price of certain assets sold to Pirelli all more than offset by $16.5 million in severance costs, $4.8 million in costs to close a manufacturing plant, a $5.5 million loss on the sale of our non-strategic business which designed and manufactured extrusion tooling and accessories, $10.4 million in costs associated with our accounts receivable asset-backed securitization program and a restructuring of our interest costs, $7.0 million in inventory disposal costs and $0.8 million of other costs. The $50.7 million of charges related to the disposal of discontinued operations consists of $21.4 million related to the sale of the building wire business, $16.6 million for the closure of our Montoursville, Pennsylvania plant which manufactured retail cordsets, $10.6 million for the closure of four regional distribution centers and $2.1 million for other costs.

 Net Sales

   The following table sets forth metal-adjusted net sales by segment, in millions of dollars. Net sales for the year 2000 have been adjusted to the 2001 copper COMEX average of $0.73 per pound and the aluminum rod average of $0.69 per pound.

                                                                                                       Metal-Adjusted Net Sales
                                                                                                       Year Ended December 31,
                                                                                                  ---------------------------------
                                                                                                        2000              2001
                                                                                                  ---------------    --------------
                                                                                                   Amount      %      Amount     %
                                                                                                  --------    ---    --------   ---
Energy ........................................................................................   $  533.8     31%   $  521.8    32%
Industrial & specialty ........................................................................      592.9     34       537.6    32
Communications ................................................................................      615.3     35       592.0    36
                                                                                                  --------    ---    --------   ---
   Total metal-adjusted net sales..............................................................    1,742.0    100%    1,651.4   100%
                                                                                                              ===               ===
Metal adjustment ..............................................................................       36.7                 --
                                                                                                  --------           --------
   Total net sales.............................................................................   $1,778.7           $1,651.4
                                                                                                  ========           ========

   Net sales decreased 7% to $1,651.4 million in 2001 from $1,778.7 million for the ongoing businesses in 2000. After adjusting 2000 net sales to reflect the $0.11 decrease in the average monthly COMEX price per pound of copper in 2001 and adjusting for the $0.06 decrease in the average aluminum rod price per pound in 2001, net sales decreased 5% to $1,651.4 million, down from $1,742.0 million in 2000. The decrease in metal-adjusted net sales reflects a 2% decrease in energy products, a 9% decrease in industrial & specialty products and a 4% decrease in communication products.

   The 4% decrease in communication products metal-adjusted net sales principally relates to lower sales volume of high bandwidth networking cables and outside plant telecommunications cable. Sales volume for both of these products has decreased year over year with the largest decrease occurring in the second half of 2001 as key customers reduced their capital spending. These sales volume decreases were partially offset by improved selling prices during 2001 for outside plant telecommunications cable. Additionally, metal-adjusted net sales in our international operations increased over 70% from the prior year principally as a result of our entry into the Iberian communications market in 2001.

   The decrease of 2% in metal-adjusted net sales in the energy products segment is the result of lower selling prices for certain segments of the North American energy cable market. Sales volume in the North American energy market was flat compared to the 2000 sales volume. Metal-adjusted net sales in the international energy cable market were 5% greater than the prior year primarily due to sales volume increases.

   The 9% decrease in industrial & specialty products metal-adjusted net sales includes the negative impact of the March 2001 divestiture of the Pyrotenax business. Excluding the impact of the Pyrotenax divestiture, industrial & specialty products metal-adjusted net sales decreased 2% from the prior year. This decrease is primarily the result of continued weak demand in many industrial sectors of the North American economy. This decrease is partially offset by a 3% increase in metal-adjusted net sales for our international operations.

 Selling, General and Administrative Expense

   Selling, general and administrative expense decreased to $136.4 million in 2001 from $161.5 million for the ongoing businesses in 2000 reflecting the lower sales volume and a reduction in controllable spending in response to general economic conditions. Selling, general and administrative expense as a percent of metal-adjusted net sales decreased by approximately 80 basis points, from 9.3% in 2000 to 8.5% in 2001.

 Operating Income

   The following table sets forth operating income by segment, in millions of dollars:

                                                                                                             Operating Income
                                                                                                         Year Ended December 31,
                                                                                                      -----------------------------
                                                                                                           2000            2001
                                                                                                      -------------    ------------
                                                                                                      Amount     %     Amount    %
                                                                                                      ------    ---    ------   ---
Energy ............................................................................................   $ 40.0     31%   $ 35.3    33%
Industrial & specialty ............................................................................     30.6     23      24.3    22
Communications ....................................................................................     59.8     46      48.5    45
                                                                                                      ------    ---    ------   ---
   Subtotal excluding corporate charges............................................................    130.4    100%    108.1   100%
                                                                                                                ===             ===
Corporate charges .................................................................................       --             (3.8)
                                                                                                      ------           ------
   Total operating income..........................................................................   $130.4           $104.3
                                                                                                      ======           ======

   Operating income, excluding the corporate items of $3.8 million previously discussed, decreased 17% to $108.1 in 2001 from $130.4 million for the ongoing businesses in 2000. Operating income decreased principally as a result of reduced volumes in the communications segment, increased manufacturing costs in the industrial & specialty segment, primarily as a result of lower production volumes, and lower pricing in the energy segment. These reductions in operating income were partially offset by increased volume in European energy cables, favorable pricing in communications cables and manufacturing productivity particularly in the energy segment.

 Other Income

   Other income of $8.1 million in 2001 was principally comprised of a foreign exchange gain on the extinguishment of long-term debt in the United Kingdom.

 Interest Expense

   Net interest expense, excluding the other financial costs of $10.4 million previously discussed, was $43.9 million in 2001 compared to $45.8 million for the ongoing businesses in 2000. The decrease reflects lower interest rates under the credit facility in 2001 and interest savings from our accounts receivable asset-backed securitization program partially offset by increased borrowings during 2000 related to the funding of losses sustained during the prolonged European Union approval process for the business units divested in the third quarter 2000 Pirelli transaction, as well as higher credit spreads. Interest expense for the ongoing businesses for the year ended 2000 was computed as if the sale to Pirelli occurred on January 1, 2000 for $216.0 million.

 Other Financial Costs

   During 2001, we recorded other financial costs of $10.4 million as a result of recognizing $4.2 million of one-time costs associated with the implementation of our accounts receivable asset-backed securitization program. We also wrote off $2.0 million in unamortized bank fees as a result of a reduction in the borrowing capacity of our credit facility due to the application of the Pyrotenax proceeds and the accounts receivable asset-backed securitization program proceeds against outstanding debt, and we recorded a loss of $4.2 million related to interest rate collars which were terminated. The collars were terminated in part due to the reduction of indebtedness associated with the Pyrotenax and Pirelli transactions, as well as to allow us to more fully benefit from the more favorable interest rate environment and future interest rate reductions.

 Tax Rates

   Our effective tax rate for 2001 and 2000 was 35.5%.

   Results of Divested Businesses

   The results for the divested businesses reflect the actual operating results of the businesses through the closing date of August 25, 2000, a $34.3 million charge related to the sale of the businesses and allocated interest costs incurred as if the sale to Pirelli occurred on January 1, 2000 for $216.0 million. The net loss from the divested businesses was $73.2 million or $2.18 per share.

   A significant portion of the net loss from the divested businesses resulted from the supertension and subsea cables operation. The supertension operation was severely impacted by low pricing levels as a result of excess capacity in the market and reduced project activity.

   Operations in Italy and at the distribution cables business in the United Kingdom also experienced significant losses in 2000. Operations in Italy experienced demand that was significantly below the prior year and selling prices that declined in response to changes in the competitive nature of the market resulting from the partial privatization of the principal Italian utility company. The distribution cables business experienced demand levels below historical levels primarily due to lower orders from European utilities.

Liquidity and Capital Resources

   In general, we require cash for working capital, capital expenditures, debt repayment, interest and taxes. Our working capital requirements increase when we experience strong incremental demand for products and/or significant copper and aluminum price increases. Based upon historical experience and the expected availability of funds under our existing credit facility, we believe that our sources of liquidity will be sufficient to enable us to meet our cash requirements for working capital, capital expenditures, debt repayment, interest and taxes for at least the next twelve months. This belief is based on our current outlook, which is not dependent upon a recovery for the next twelve months in the communications or industrial markets which we serve.

   This offering is part of our comprehensive plan to improve our capital structure and provide us with increased financial and operating flexibility to execute our business plan by reducing leverage and extending debt maturities. We anticipate that this plan will consist of the following refinancing transactions which will be consummated concurrently: (i) a new $240 million senior secured revolving credit facility, (ii) a private offering of $275 million principal amount of senior notes, (iii) a private offering of $75 million of Series A redeemable convertible preferred stock and (iv) a public offering of approximately $50 million of common stock. We intend to apply the net proceeds from these refinancing transactions to repay all amounts outstanding under our existing senior secured revolving credit facility, existing senior secured term loans and outstanding borrowings under our existing accounts receivable asset-backed securitization facility and to pay related fees and expenses. The exact amounts raised in each of the refinancing transactions will depend on market conditions and will be determined at the time of the pricing of the transaction. See "Description of New Credit Facility, New Notes and New Preferred Stock."

   We are a holding company with no operations of our own. All of our operations are conducted, and net sales are generated, by our subsidiaries and investments. Accordingly, our cash flow depends on the cash flows of our operations, in particular our North American operations upon which we have historically depended most. However, our ability to use cash flow from our European operations, if necessary, will likely be adversely affected by limitations on our ability to repatriate such earnings tax efficiently.

   Cash flow provided by operating activities in 2002 was $57.3 million. This reflects net income before depreciation and amortization, deferred income taxes and loss on sale of business of $22.7 million, a $61.5 million decrease in inventories, and a $15.1 million decrease in accounts receivable. The change in deferred income taxes reflects a $37.0 million income tax refund received during the second and third quarters of 2002. This income tax refund was attributable to a 2002 U.S. tax law change that enabled us to carryback our 2001 NOL which was recorded as a deferred tax asset at December 31, 2001, to obtain a refund of taxes previously paid. Inventories were reduced during the year by $61.5 million through strong distribution logistics, improved plant schedule attainment and a rebalancing of our production loads including the furloughing of one plant for the entire fourth quarter. These cash flows were partially offset by a decrease in accounts payable, accrued and other liabilities of $34.0 million and an $8.0 million increase in other assets. Our subsidiaries that will guarantee the senior notes represented 80%, 76% and 94% of our total cash flow from operating activities for the years ended
December 31, 2001 and 2002 and nine months ended September 30, 2003.

   Cash flow provided by operating activities in the first nine months of 2003 was $58.2 million. This reflects net income before depreciation and amortization, deferred income taxes and a loss on sale of property of $23.0 million, a $10.4 million increase in accounts payable, accrued and other liabilities, a $19.5 million decrease in other assets which primarily reflects a $13.9 million refund of income taxes paid in previous years received in the first quarter of 2003 and a decrease in inventory of $22.2 million. Inventories were reduced through strong distribution logistics, improved plant schedule attainment and a rebalancing of our production loads with net sales results. These cash flows were partially offset by an increase in accounts receivable of $16.9 million due to the normal seasonality of our business reflecting increased construction activity in the spring and summer. In the comparable period in the prior year, we had a decrease in receivables which primarily reflected the benefit from the collection of receivables from our former building wire business.

   Cash flow used by investing activities was $28.6 million in 2002, principally reflecting $31.4 million of capital expenditures. This level of capital spending is 43% below 2001 and reflects management's decision to limit capital spending given current general economic conditions. This cash outflow was partially offset by $1.7 million of proceeds received from the divestiture of a non strategic business during the second quarter of 2002 and $1.6 million of proceeds from the sale of properties, principally closed manufacturing locations.

   Cash flow used by investing activities was $10.2 million in the first nine months of 2003, principally reflecting $11.8 million of capital expenditures. This level of capital spending is approximately 50% below the first nine months of 2002 and reflects an intentional effort to limit capital spending given current general economic conditions. We anticipate capital spending to be approximately $8 million in the fourth quarter of 2003 and $30 million in 2004. Additionally, $1.9 million of proceeds were received from the sale of a former manufacturing facility and $1.0 million of cash was received in partial payment of loans plus interest from shareholders.

   Cash flow used by financing activities in 2002 was $16.2 million, primarily reflecting a reduction in long-term debt of $15.4 million, a net decrease in revolving credit borrowings of $2.2 million and $5.0 million of dividends paid to shareholders of common stock during 2002. The cash flow used was partially offset by proceeds from the exercise of stock options of $2.4 million and a net increase in other debt of $4.0 million.

   Cash flow used by financing activities in the first nine months of 2003 was $52.9 million, reflecting the repayment of long-term debt of $14.1 million, a net decrease in revolving credit borrowings of $13.3 million and a $25.5 million net decrease in other debt, principally related to our European operations short-term borrowings.

   Our current credit facility was entered into in 1999 with one lead bank as administrative agent, and a syndicate of lenders. The facility, as amended and reduced by prepayments, consists of: term loans in dollars in an aggregate amount up to $297.5 million, term loans in dollars and foreign currencies in an aggregate amount up to $28.9 million and revolving loans and letters of credit in dollars and foreign currencies in an aggregate amount up to $200.0 million. In April 2002, we amended the credit facility to permit increased financial flexibility through March 2003. Fees and expenses associated with the amendment were $2.0 million and were being amortized over the one-year period of the amendment. In October 2002, we further amended our credit facility through March 2004. As part of the amendment, we suspended our quarterly cash dividend of $0.05 per common share for the term of the amendment. Fees and expenses of approximately $4 million were incurred for the amendment and will be amortized over the life of the amendment. As a result of the completion of the October 2002 amendment, we recorded $1.1 million of other financial costs for the write-off of unamortized bank fees. Of the $1.1 million, $0.6 million related to fees paid in April 2002 for a prior amendment, the terms of which were substantially amended by the October amendment and $0.5 million was due to the reduction in borrowing capacity of the revolving portion of the credit facility. Borrowings under the credit facility were $415.6 million and $391.3 million at December 31, 2002 and September 30, 2003, respectively. Loans under the credit facility bear interest, at our option, at (i) a spread over LIBOR or (ii) a spread over the Alternate Base Rate, which is defined as the higher of (a) the agent's prime rate, (b) the secondary market rate for certificates of deposit (adjusted for reserve requirements) plus 1% or (c) the Federal Funds Effective Rate plus 1/2 of 1%. This facility will be repaid and terminated in connection with the financing transactions.

   Our European operations participate in arrangements with several European financial institutions who provide extended accounts payable terms to us on an uncommitted basis. In general, the arrangements provide for accounts payable terms of up to 180 days. At December 31, 2002, the arrangements had a maximum availability limit of the equivalent of approximately $105 million, of which approximately $88 million was drawn. At September 30, 2003, the arrangements had a maximum availability limit of the equivalent of approximately
$94 million, of which approximately $77 million was drawn. Should the availability under these arrangements be reduced or terminated, we would be required to negotiate longer payment terms or repay the outstanding obligations with our suppliers under this arrangement over 180 days and seek alternative financing arrangements which could increase our interest expense. There can be no assurance that we will be able to obtain such financing if needed. We also have an approximate $25 million uncommitted facility in Europe, which allows us to sell at a discount, with limited recourse, a portion of our accounts receivable to a financial institution. Under our current credit facility, borrowings under this facility are limited to $20 million. At September 30, 2003, this accounts receivable facility was not drawn upon.

   During the fourth quarter of 2002, as a result of declining returns in the investment portfolio of our defined benefit pension plan, we were required to record a minimum pension liability equal to the underfunded status of our plan. At December 31, 2002, we recorded an after-tax charge of $29.2 million to accumulated other comprehensive income in the equity section of our balance sheet. We will experience an increase in our future pension expense and in our cash contributions to our defined benefit pension plan. Pension expense is expected to increase by approximately $5.7 million in 2003 compared to 2002 and our required cash contributions are expected to increase by $2.9 million in 2003 from $3.0 million in 2002. In 2004, pension expense is expected to increase $0.6 million from 2003 and cash contributions are expected to increase an additional $6.6 million from 2003.

   Summarized information about our contractual obligations and commercial commitments as of September 30, 2003 is, after giving effect to this offering and the other refinancing transactions and the use of proceeds therefrom, as follows (in millions of dollars):

                                                                                                 Payments Due by Period
                                                                                     ----------------------------------------------
                                                                                              Less than    1 - 3    4 - 5   After 5
                                                                                     Total      1 Year     Years    Years    Years
                                                                                     ------   ---------    -----    -----   -------
Contractual Obligations
 Long-term debt..................................................................    $370.4     $ 3.7      $  --    $ --     $366.7
 Operating leases................................................................      25.0       8.0       16.2     0.8         --
 Commodity futures and forward pricing agreements................................      47.7      47.1        0.6      --         --
 Foreign currency contracts......................................................      33.1      30.0        3.1      --         --
                                                                                     ------     -----      -----    ----     ------
   Total.........................................................................    $476.2     $88.8      $19.9    $0.8     $366.7
                                                                                     ======     =====      =====    ====     ======

   We anticipate being able to meet our obligations as they come due.

Off Balance Sheet Assets and Obligations

   In May 2001, we completed an accounts receivable asset-backed securitization financing transaction. The securitization financing provides for certain domestic trade receivables to be sold to a wholly owned, special purpose, bankruptcy-remote subsidiary without recourse. This subsidiary in turn transfers the receivables to a trust which issued floating rate five-year certificates in an initial amount of $145 million. The proceeds from the initial transfer were utilized to reduce term debt. In addition, a variable certificate component of up to $45 million for seasonal borrowings was established as a part of the securitization financing. This variable certificate component will fluctuate based on the amount of eligible receivables. Sales of receivables under this program result in a reduction of total accounts receivable reported on our consolidated balance sheet. Our retained interest in the receivables is carried at their fair value, which is estimated as the net realizable value. The net realizable value considers the relatively short liquidation period and includes an estimated provision for credit losses. The five-year certificates bear a weighted average interest rate of 57 basis points over LIBOR.

   As a result of the building wire asset sale and the exit from the retail cordsets business, the securitization financing program was downsized in the first quarter of 2002, through the repayment of a portion of the outstanding certificates, to $80 million. The repayment of the certificates was funded by the collection of the outstanding building wire and retail cordsets accounts receivable. The $45 million seasonal borrowing component was unaffected.

   At September 30, 2003 and December 31, 2002, the off balance sheet debt, net of cash held in the trust, was $72.8 million and $48.5 million, respectively. This off balance sheet debt is fully collateralized by accounts receivable and cash held in the trust. This securitization financing will be terminated in connection with the refinancing transactions.

Environmental Matters

   Our expenditures for environmental compliance and remediation amounted to approximately $0.8 million for the nine months ended September 30, 2003 and $0.6 million, $0.9 million and $0.5 million for the years ended December 31, 2002, 2001 and 2000, respectively. In addition, certain of our subsidiaries have been named as potentially responsible parties in proceedings that involve environmental remediation. We had accrued $5.2 million at September 30, 2003 for all environmental liabilities. In the Wassall acquisition of General Cable from American Premier Underwriters, American Premier indemnified us against certain environmental liabilities arising out of our or our predecessors' ownership or operation of properties and assets, which were identified during the seven-year period ended June 2001. As part of the 1999 acquisition, BICC plc agreed to indemnify us against environmental liabilities existing at the date of the closing of the purchase of the business. We have agreed to indemnify Pirelli and Southwire Company against certain environmental liabilities arising out of the operation of the divested businesses prior to the sale. However, the indemnity we received from BICC plc related to the business sold to Pirelli terminated upon the sale of those businesses to Pirelli. While it is difficult to estimate future environmental liabilities, we do not currently anticipate any material adverse effect on our results of operations, cash flows or financial position as a result of compliance with federal, state, local or foreign environmental laws or regulations or remediation costs.

Quantitative and Qualitative Disclosures About Market Risk

   We are exposed to various market risks, including changes in interest rates, foreign currency and commodity prices. To manage risk associated with the volatility of these natural business exposures, we enter into interest rate, commodity and foreign currency derivative agreements as well as copper and aluminum forward purchase agreements. We do not purchase or sell derivative instruments for trading purposes. We do not engage in trading activities involving commodity contracts for which a lack of marketplace quotations would necessitate the use of fair value estimation techniques.

   The notional amounts and fair values of these financial instruments at September 30, 2003 and December 31, 2002, are shown below (in millions). The carrying amount of the financial instruments was a liability of $(5.3) million at September 30, 2003 and $(6.8) million at December 31, 2002.

                                                                                          September 30, 2003     December 31, 2002
                                                                                          -------------------    -----------------
                                                                                           Notional     Fair     Notional    Fair
                                                                                            Amount     Amount     Amount    Amount
                                                                                          ---------    ------    --------   ------
Interest rate swaps ..................................................................      $209.0      $(4.4)    $  9.0     $(0.9)
Forward starting interest rate swaps .................................................          --         --      200.0      (6.5)
Foreign currency forward exchange ....................................................        33.1       (0.6)      29.5       0.7
Commodity futures ....................................................................        11.4       (0.3)       9.2      (0.1)
                                                                                                        -----                -----
                                                                                                        $(5.3)               $(6.8)
                                                                                                        =====                =====

                                    BUSINESS

Our Company

   We are a FORTUNE 1000 company that is a leading global developer and manufacturer in the wire and cable industry, an industry which is estimated to have had $58 billion in sales in 2002. We have leading market positions in the segments in which we compete due to our product, geographic and customer diversity and our ability to operate as a low cost provider. We sell over 11,500 aluminum, copper and fiber optic wire and cable products, which we believe represent the most diversified product line of any U.S. manufacturer. As a result, we are able to offer our customers a single source for most of their wire and cable requirements. We manufacture our product lines in 28 facilities and sell our products worldwide through our operations in North America, Europe and Oceania. Major customers for our products include leading utility companies such as Consolidated Edison and Arizona Public Service; leading distributors such as Graybar and Anixter; leading retailers such as The Home Depot and AutoZone; leading original equipment manufacturers, or OEMs, such as GE Medical Systems; and leading telecommunications companies such as Qwest Communications, Verizon Communications and SBC/Ameritech. Technical expertise and implementation of Lean Six Sigma strategies have allowed us to maintain our position as a low cost provider.

   Our operations are divided into three main segments: energy, industrial & specialty and communications. Our energy cable products include low-, medium- and high-voltage power distribution and power transmission products for overhead and buried applications. Our industrial & specialty wire and cable products conduct electrical current for industrial, OEM, commercial and residential power and control applications. Our communications wire and cable products transmit low-voltage signals for voice, data, video and control applications. We believe we are the number one supplier of energy and industrial & specialty cable products and the number three supplier of communications products in North America and a top three supplier in the majority of the segments in which we compete in Oceania. We believe we are the largest supplier in the Iberian region and a strong regional wire and cable manufacturer in the rest of Europe. For the twelve-month period ended September 30, 2003, we had net sales of $1.5 billion, EBITDA from continuing operations of $73.3 million and a net loss of $(4.0) million. See footnote 5 to "Prospectus Supplement Summary--Summary Financial Information" for a description of EBITDA from continuing operations and a reconciliation of EBITDA from continuing operations to net income.

Products and Markets

   The net sales and EBITDA from continuing operations generated by each of our three main segments (as a percentage of our total company results) over the twelve-month period ended September 30, 2003 are summarized below:


          [Pie Chart Omitted]                       [Pie Chart Omitted]


                                          EBITDA from
Net Sales                Percentage       Continuing Operations    Percentage
---------                ----------       ---------------------    ----------
Energy                       36%          Energy                       57%
Industrial & Specialty       35%          Industrial & Specialty       25%
Communications               29%          Communications               18%

Our energy and industrial & specialty segments accounted for 84.2% and 18.0% of our operating income, after allocating corporate charges, for the twelve-month period ended September 30, 2003, while our communications segment reduced our operating income, after allocating corporate charges, for such period.

   The principal products, markets, distribution channels and end-users of each of our product categories are summarized below:

Product Category           Principal Products               Principal Markets                Principal End-Users
----------------           ------------------               -----------------                -------------------
Energy
Utility                    Low-Voltage,                     Power Utility                    Investor-Owned Utility
                           Medium-Voltage                                                    Companies; State and Local
                           Distribution; Bare                                                Public Power Companies; Rural
                           Overhead Conductor;                                               Electric Associations;
                           High-Voltage                                                      Contractors
                           Transmission Cable
Industrial & Specialty
Instrumentation, Power,    Rubber and Plastic-Jacketed      Industrial Power and Control;    Industrial Consumers;
Control and Specialty      Wire and Cable; Power and        Utility/Marine/                  Contractors; OEMs; Military
                           Industrial Cable;                Transit; Military; Mining;       Customers; Telecommunication
                           Instrumentation and Control      Oil and Gas Industrial; Power    System Operators
                           Cable                            Generation;
                                                            Infrastructure; Residential
                                                            Construction
Automotive                 Ignition Wire Sets;              Automotive                       Consumers; OEMs
                           Booster Cables                   Aftermarket
Communications
Outside Voice and Data     Outside Plant                    Telecom Local Loop               Telecommunications
(Telecommunications)       Telecommunications Exchange                                       System Operators
                           Cable; Outside Service Wire
Data Communications        Multi-Conductor/Multi-           Computer Networking              Contractors; OEMs;
                           Pair; Fiber Optic;               and Multimedia                   Systems Integrators;
                           Shipboard; Military              Applications                     Systems Operators;
                           Fiber Cable                                                       Military Customers
Electronics                Multi-Conductor;                 Building                         Contractors;
                           Coaxial; Sound,                  Management;                      Consumers;
                           Security/Fire Alarm Cable        Entertainment;                   Industrial
                                                            Equipment Control
Assemblies                 Cable Harnesses;                 Telecommunications;              Communications and
                           Connector Cable                  Industrial Equipment;            Industrial Equipment
                                                            Medical Equipment                Manufacturers

   We operate our business globally, with 74% of net sales in 2002 generated from North America, 22% from Europe and 4% from Oceania. We estimate that we sold our products and services to customers in more than 70 countries in 2002.

Strategic Initiatives

   Due to a decrease in net sales resulting from the global economic downturn in 2000 and 2001 and its impact particularly in the telecommunications markets globally and the industrial & specialty market in North America, we have implemented various management initiatives to improve productivity and maximize cash flow. These initiatives include the following:

   o Consolidating our North American manufacturing and distribution facilities, including closing three of seven plants that manufacture communications products and four of six distribution centers.

   o Reducing head count by 1,700 persons, or 22% of our work force employed in our continuing operations since September 30, 2000.

   o Reducing outstanding aggregate indebtedness, and borrowings under an off-balance sheet facility, by approximately 42%, or $347.8 million, from June 30, 2000 (our historical peak borrowing level) to September 30, 2003.

   o Reducing inventory levels related to continuing operations from $296.4 million at September 30, 2000 to $247.0 million at September 30, 2003, a 17% decrease; this decrease is net of a $17.3 million impact from foreign exchange rate fluctuations on our reported inventory international levels. On a consistent foreign exchange basis, the decrease in inventory levels was $66.7 million, or 23%.

   o Reducing capital expenditures from continuing operations from $35.8 million in 2000 to $31.4 million in 2002 and further to $20.4 million in the twelve months ended September 30, 2003.

   o Exiting less profitable, non-core businesses, such as building wire and consumer cordsets.

   o Focusing on non-capital based productivity, such as Lean Six Sigma and reduction of manufacturing cycle time.

   In addition, in connection with reinforcing our position as a low-cost provider, we have recently announced the closure of one of our North American manufacturing facilities for our industrial & specialty segment and we have initiated studies at two of our other North American industrial & specialty manufacturing facilities to determine the feasibility of continuing manufacturing operations at those locations.

   We believe that many of our markets have begun to stabilize as end users begin to increase their spending on infrastructure maintenance and new construction. Furthermore, the 2003 power outages in the U.S., Canada and Europe emphasize the need to upgrade the power transmission infrastructure used by electric utilities, which may over time cause an increase in demand for our products. As a result of our strategic initiatives and adequate manufacturing capacity in all our businesses, we believe that we are well positioned to capitalize on any upturn in our markets without significant additional capital expenditures.

Competitive Strengths

   We have adopted a "One Company" approach for our dealings with customers and vendors. This approach is becoming increasingly important as the electrical, industrial, data communications and electronic distribution industries continue to consolidate into a smaller number of larger regional and national participants with broader product lines. As part of our One Company approach, we have established cross-functional business teams, which seek opportunities to increase sales to existing customers and to new customers inside and outside of traditional market channels. Our One Company approach better integrates us with our major customers, thereby allowing us to become their leading source for wire and cable products. We believe this approach also provides us with purchasing leverage as we coordinate our North American sourcing requirements. Our competitive strengths include:

   Leading Market Positions. We have achieved leading market positions in many of our business segments. For example, we believe that in 2002:

   o In the energy segment, we were the number one producer in North America, the number three producer in Oceania and a strong regional producer in Europe;

   o In the industrial & specialty segment, we were the number one producer in North America and the number three producer in Oceania;

   o In the communications segment, we were the number three producer in North America and Oceania.

   Product, Geographic and Customer Diversity. We sell over 11,500 products under well-established brand names, including General Cable(R), Anaconda(R), BICC(R) and Carol(R), which we believe represent the most diversified product line of any U.S. wire and cable manufacturer. The breadth of our product line has enhanced our market share and operating performance by enabling us to offer a diversified product line to customers who previously purchased wire and cable from multiple vendors but prefer to deal with a smaller number of broader-based suppliers. We believe that the breadth of our products gives us the opportunity to expand our product offerings to existing customers. We distribute our products to over 3,000 customers through our operations in North America, Europe and Oceania. Our customers include utility companies, telecommunications systems operators, contractors, OEMs, system integrators, military customers, consumers and municipalities. The following summarizes sales as a percentage of our 2002 domestic net sales by each category of customers:

                              [Pie Chart Omitted]

     Net Sales by
Each Category of Customers                         Percentage
--------------------------                         ----------
OEMs & Electrical/Industrial Distributors              21%
Communication Distributors                             15%
Automotive Retail                                       8%
Electrical Retail                                       6%
Other                                                   1%
Electric Utility                                       32%
Telco Utility                                          17%

   We strive to develop supply relationships with leading customers who have a favorable combination of volume, product mix, business strategy and industry position. Our customers are some of the largest consumers of wire and cable products in their respective markets and include the following companies:
Consolidated Edison, an electric utility company serving the New York City metropolitan area; Arizona Public Service, Arizona's largest electricity utility; Graybar, one of the largest electrical and communications distributors in the United States; Anixter, one of the largest domestic distributors of wire, cable and communications connectivity products; The Home Depot, a leading home center retail chain; AutoZone, the largest retailer of automotive aftermarket parts in the United States; GE Medical Systems, a global leader in medical imaging, interventional procedures, healthcare services and information technology; Verizon Communications, a leading provider of communications services in the Northeastern United States; and Qwest Communications and SBC/Ameritech, former regional bell operating companies.

   Our top 20 customers in 2002 accounted for 44% of our net sales, and no one customer accounted for more than 5% of our net sales. We believe that our diversity mitigates the risks associated with an excess concentration of sales in any one market or geographic region or to any one customer.

   Low Cost Provider. We are a low cost provider primarily because of our focus on lean manufacturing, centralized sourcing and distribution and logistics. We continuously focus on maintaining and optimizing our manufacturing infrastructure by promoting an organization-wide "lean" mentality in order to improve efficiencies. This enables us to maintain a low manufacturing cost structure, reduce waste, inventory levels and cycle time, as well as retain a high level of customer service. We have made a significant investment in Lean Six Sigma training and have established a formal training program for employees supporting this. We also facilitate the sharing of manufacturing techniques through the exchange of best practices among design and manufacturing engineers across our global business units. We believe that these initiatives have enabled us to achieve a high degree of non-capital based productivity which will allow us to achieve further productivity improvements.

   Experienced and Proven Management Team. Our senior management team has, on average, over 15 years of experience in the wire and cable industry and 11 years with our company, and has successfully created a corporate-wide culture that focuses on our One Company approach and continuous improvement in all aspects of our operations. In addition, our senior management team has successfully reduced overhead and operating costs, improved productivity and increased working capital efficiency. For example, our SG&A expenses excluding corporate items (see Note 4 to Notes to Audited Consolidated Financial Statements) have declined from $226.6 million, or 10.5% of net sales, in 2000 to $123.1 million, or 8.5% of net sales, in 2002. We believe that the level of our SG&A expenses as a percentage of our net sales is one of the lowest in the wire and cable industry. Additionally, our senior management team has restructured our business portfolio to eliminate less profitable, non-core businesses and capitalize on market opportunities by anticipating market trends and risks.

Business Strategy

   We seek to distinguish ourselves from other wire and cable manufacturers through the following business strategies:

   Improving Operating Efficiency and Productivity. Our operations benefit from management's ongoing evaluations of operating efficiency. These evaluations have resulted in cost-saving initiatives designed to improve our profitability and productivity across all areas of our operations. Recent initiatives include rationalization of manufacturing facilities and product lines, consolidation of distribution locations, product redesign, improvement in materials procurement and usage, product quality and waste elimination and other non-capital based productivity initiatives. We also expect that continued successful execution of our One Company approach will provide more efficient purchasing, manufacturing, marketing and distribution for our products.

   Focus on Establishing and Expanding Long-Term Customer Relationships. Each of our top 20 customers has been our customer for at least five years. Our customer relationship strategy is focused on being the "wire provider of choice" for the most demanding customers by providing a diverse product line coupled with a high level of service. We place great emphasis on customer service and provide technical resources to solve customer problems and maintain inventory levels of critical products that are sufficient to meet fluctuating demands for such products.

   We have implemented a number of service and support programs, including Electronic Data Interchange ("EDI") transactions, web-based product catalogues, ordering and order tracking capabilities and Vendor Managed Inventory ("VMI") systems. VMI is an inventory management system integrated into certain of our customers' internal systems which tracks inventory turnover and places orders with us for wire and cable on an automated basis. These technologies create high supplier integration with these customers and position us to be their leading source for wire and cable products.

   Actively Pursue Strategic Initiatives. We believe that our management has the ability to identify key trends in the industry, which allows us to migrate our business to capitalize on expanding markets and new niche markets and exit declining or non-strategic markets in order to achieve better returns. For example, we exited the North American building wire business in late 2001. This business had historically been highly cyclical, very price competitive and had low barriers to entry. We also set aggressive performance targets for our businesses and intend to refocus, turn around or divest those activities that fail to meet our targets or do not fit our long-term strategies.

   We regularly consider selective acquisitions and joint ventures to strengthen our existing business lines. We believe there are strategic opportunities in many international markets, including South America and Asia, as countries in these markets continue to look to upgrade their power transmission and generation infrastructure and invest in new communications networks in order to participate in high speed, global communications. We are seeing increased opportunities in the European Union for our European manufacturing operations. See "Risk Factors--Other Risks Relating to Our Business--We may not be able to successfully identify, finance or integrate acquisitions."

   Reduce Leverage. We intend to reduce our leverage in the near to intermediate term. As a result of our well-diversified business portfolio and recent operating initiatives, we believe we can improve our existing operating margin, which will allow us to generate increased cash flows. In order to achieve this goal of debt reduction, we currently expect to use a substantial portion of cash flow from operations and the net proceeds from any sale of non-strategic assets to strengthen our balance sheet. In pursuit of this strategy, we have reduced outstanding aggregate indebtedness, and borrowings under an off-balance sheet facility, by $347.8 million, or 42%, since June 30, 2000 through a combination of cash flow from operations and strategic divestitures. We have adequate manufacturing capacity in all of our businesses and are well positioned to capitalize on any upturns in our markets without significant additional capital expenditures.

Industry and Market Overview

   The global wire and cable market was estimated to have had $58 billion in sales in 2002 by CRU International Limited. This marks a 12% and 19% decline from the $66 billion and $72 billion in sales in 2001 and 2000, respectively. The decline in the North American and European markets was even greater. The decline in the wire and cable market is directly related to the global economic slowdown in 2001 and 2002 which has resulted in reduced spending by customers in all wire and cable markets as well as price erosion caused in part by excess inventory sell off.

   The wire and cable industry is competitive, mature and cost driven. Wire and cable is relatively low value added, higher weight (and therefore relatively expensive to transport) and often subject to regional or country specifications. In many business segments there is little differentiation among participants from a manufacturing standpoint. The industry is highly fragmented with many participants in both the United States and worldwide. However, the 20 largest companies control approximately 47% of the overall global market. Since the 1990's, the industry has been undergoing consolidation. Additionally, over the past few years, some large market participants have been willing to divest businesses that are underperforming or not perceived as good growth opportunities.

   The wire and cable industry is raw materials intensive with copper and aluminum comprising the major cost component for cable products. Changes in the cost of copper and aluminum are generally passed through to the customer, although there can be timing delays of varying lengths depending on the type of product, competitive conditions and particular customer arrangements.

Product Markets

   As a result of asset sales and divestitures, we have repositioned our operations into three main lines or segments: energy, industrial & specialty, and communications businesses. We distribute our products to over 3,000 customers from our operations in North America, Europe and Oceania. Our customers include: utility companies, telecommunications systems operators, contractors, OEMs, system integrators, military customers, consumers and municipalities.

   Beginning in the third quarter of 2001, we have reported the building wire and cordsets segment as discontinued operations for financial reporting purposes. The prior periods have been restated to reflect this change. For year 2000, the financial information has been shown for the total company on an as reported basis and for the ongoing businesses after the closing of the sale of certain businesses to Pirelli on a pro forma basis. The pro forma presentation is provided as it provides the reader of our financial statements with a consistent basis of presentation when comparing our results in 2000 to the results for 2001, 2002 and 2003. The following table sets forth summarized financial information by reportable segment for the years ended December 31, 2000, 2001 and 2002 and the nine months ended September 30, 2002 and 2003 (in millions of dollars).

                                                                           Pro Forma                             Nine Months Ended
                                                                            Ongoing                                September 30,
                                                          Total Company    Businesses                           -------------------
                                                               2000           2000        2001        2002        2002       2003
                                                          -------------    ----------   --------    --------    --------   --------
Net Sales:
 Energy ...............................................      $  733.6       $  544.9    $  521.8    $  516.0    $  389.0   $  413.5
 Industrial & specialty ...............................         796.7          602.0       537.6       499.4       383.1      395.1
 Communications .......................................         631.8          631.8       592.0       438.5       330.4      324.5
                                                             --------       --------    --------    --------    --------   --------
                                                             $2,162.1       $1,778.7    $1,651.4    $1,453.9    $1,102.5   $1,133.1
                                                             ========       ========    ========    ========    ========   ========
Operating Income:
 Energy ...............................................      $  (24.4)      $   40.0    $   35.3    $   36.9    $   28.7   $   29.4
 Industrial & specialty ...............................          29.7           30.6        24.3         9.7         6.7        7.8
 Communications .......................................          59.8           59.8        48.5         2.5         7.5        5.3
                                                             --------       --------    --------    --------    --------   --------
                                                                 65.1          130.4       108.1        49.1        42.9       42.5

Corporate and other operating items ...................         (31.0)         --           (3.8)      (33.4)      (28.7)      (1.7)
                                                             --------       --------    --------    --------    --------   --------
                                                             $   34.1       $  130.4    $  104.3    $   15.7    $   14.2   $   40.8
                                                             ========       ========    ========    ========    ========   ========

 Energy Market

   The energy market consists of low-, medium- and high-voltage power distribution and power transmission products for overhead and buried applications. The global market for power cables experienced a slight increase in sales in 2002 of 2.0% to $14.6 billion from $14.3 billion in 2001. Growth in this market will be largely dependent on investment policy of electric utilities and infrastructure improvement. We believe that the increase in electricity consumption in North America has outpaced the rate of utility investment in power cables. As a result, we believe the average age of power transmission cables has increased, the current electric transmission infrastructure needs to be upgraded and the transmission grid is near capacity. In addition, the 2003 power outages in the U.S., Canada and Europe emphasize the need for upgrading the power transmission infrastructure used by electric utilities which may, over time, cause an increase in demand for our products.

   The net sales in North America decreased as a result of lower sales volume. We anticipate that sales volume for North American customers should improve over time as utility customers address capital projects that were previously deferred, including enhancements to the power transmission and distribution grid. In the first half of 2003, projects were not released as quickly as expected which management believes is partially due to pending energy legislation in the United States which would provide future regulatory relief and allow North American utility companies to earn an adequate rate of return on their investment in upgrading the transmission grid infrastructure. In addition, certain other proposed legislation in the United States, if passed, will permit accelerated depreciation on transmission grids, certain tax credits and bonus depreciation on new equipment which could create an increased demand for our products.

   In addition, a majority of our North America energy market customers have entered into written agreements with us for the purchase of wire and cable products. These agreements typically have 2-4 year terms and provide metal adjustments to selling prices to reflect fluctuations in the price of copper and aluminum. Historically, approximately 70% of our North America energy business is contracted for prior to the start of each year.

   We believe that we are the largest participant in North America in the energy wire and cable market and the third largest participant in this market in each of Europe and Oceania. We believe that we have approximately 29%, 6% and 8% market shares in the energy markets in North America, Europe and Oceania. Sales of energy products accounted for approximately 36% of our net sales in 2002.

   Our utility cables business is the leader in the supply of energy cables to the North America electric utility industry. The business manufactures low- and medium-voltage aluminum and copper cable, bare overhead aluminum conductor and high-voltage transmission cable. Bare transmission cables are utilized by the utilities in the transmission grid to provide electric power from the power generating stations to the distribution sub-stations. Medium-voltage energy cables are utilized in the primary distribution infrastructure to bring the power from the distribution sub-stations to the transformers. Low-voltage energy cables are utilized in the secondary distribution infrastructure to take the power from the transformers to the end-user's meter.

   Our North American utility cables business has strategic alliances in the United States and Canada with a number of major customers and is strengthening its position through these agreements. This business utilizes a network of direct sales and authorized distributors to supply low- and medium-voltage and bare overhead cable products. This market is represented by approximately 3,500 utility companies.

   Our European utility cables business is headquartered in Barcelona, Spain and is a strong regional wire and cable manufacturer in Europe behind Pirelli and Nexans. The business utilizes its broad product offering and its low cost manufacturing platform to gain market share as evidenced by its recent award of business with utilities in France, Italy and the United Kingdom. The business has also benefited from its competitors ongoing withdrawal of medium-voltage cable manufacturing capacity from the European market and from the trend in Europe to install power cables underground, which requires more highly engineered cables.

 Industrial & Specialty Market

   The industrial & specialty market consists of wire and cable products for use in a wide variety of capital goods and consumer uses. The principal product categories in this market are portable cord, industrial cables and automotive products.

   The global market for industrial & specialty cable products has many niche markets and is difficult to quantify. Sales have declined as the result of the substantial decline in industrial construction spending from mid-1990 peak levels and in electric and wire cable spending from peaks in 1997. Growth in the industrial & specialty markets is responsive to general growth in the economy and will be largely dependent upon new industrial construction, investment in capital equipment and vehicle after-market maintenance spending.

   We believe that we are the largest participant in this highly fragmented segment in North America and Oceania and the third largest in Europe. We believe that we have a top three market share in most of the segments in which we compete, including power, cord, mining, industrial flex, specialty control and instrumentation, and automotive aftermarket. Sales of products in the market accounted for approximately 34% of our net sales in 2002.

   The North America market for the industrial & specialty cable products for which we compete was approximately $3.0 billion in 2002.

   Many industrial and commercial environments require cables with exterior armor and/or jacketing materials that can endure exposure to chemicals, extreme temperatures and outside elements. We offer products that are specifically designed for these applications.

   Portable Cord and Specialty Cables. We manufacture and sell a wide variety of rubber and plastic insulated portable cord products for power and control applications serving industrial, mining, entertainment, OEM, farming and other markets. Portable cord products are used for the distribution of electrical power, but are designed and constructed to be used in dynamic and severe environmental conditions where a flexible but durable power supply is required. Portable cord products include both standard commercial cord and cord products designed to customer specifications. Portable rubber-jacketed power cord, our largest selling cord product line, is typically manufactured without a connection device at either end and is sold in standard and customer-specified lengths. Portable cord is also sold to OEMs for use as power cords on their products and in other applications, in which case the cord is made to the OEMs' specifications. We also manufacture portable cord for use with moveable heavy equipment and machinery. Our portable cord products are sold primarily through electrical distributors and electrical retailers to industrial customers, OEMs, contractors and consumers.

   Our portable cords are used in the installation of new industrial equipment and the maintenance of existing equipment, and to supply electrical power at temporary venues such as festivals, sporting events, concerts and construction sites. We expect demand for portable cord to be influenced by general economic activity.

   Our industrial & specialty products sold under the "Brand Rex" name include low-voltage and data transmission cables, rail and mass transit cables, shipboard cables, off-shore cables, other industrial cables and cables for low-smoke, zero-halogen systems. Primary uses for these products include various applications within power generating stations, marine, oil and gas, transit/locomotive, OEMs, machine builders, medical imaging, shipboard, aerospace industries, space flight and aircraft markets. Shipboard cables sold by us hold a leading position with the U.S. Navy. Our "Polyrad XT" marine wire and cable products also provide superior properties and performance levels that are necessary for heavy-duty industrial applications to both onshore and offshore platforms, ships and oil rigs.

   Industrial cable products include medium and low voltage power, control and instrumentation cable, armored power cable, flexible control cables, festoon cables, robotic cables and industrial data communications cables. These products have various applications in generating stations and substations, process control, mining, material handling, machine tool and robotics markets.

   Automotive Products. Our principal automotive products are ignition wire sets and booster cables for sale to the automotive aftermarket. Booster cable sales are affected by the severity of weather conditions and related promotional activity by retailers. As a result, a majority of booster cable sales occur between September and January.

   We sell our automotive ignition wire sets and booster cables primarily to automotive parts retailers and distributors, hardware and home center retail chains and hardware distributors. Our automotive products are also sold on a private label basis to retailers and other automotive parts manufacturers.

 Communications Market

   The communications market consists of:

   o outside voice and data products -- wire and cable products for voice, data and video transmission applications;

   o data communication products -- high-bandwith twisted copper and fiber optic cables and multiconductor cables for customer premises, local area networks and telephone company central offices;

   o electronics -- specialty products for use in machinery and instrumentation interconnection, audio, computer, security and other applications; and

   o OEM products -- harnesses and assemblies for telecommunication, industrial and medical equipment manufacturers.

   Sales of communications wire and cable products in the global market were $18.1 billion in 2002, a decline of 32% from the 2001 market of $26.7 billion. This sales decline is the result of a significant decline in historic spending levels for outside plant telecommunications cables and switching and local area network cables, particularly for fiber optic cables (which has seen as much as a 50% decline from 1990s average spending). Growth in this market will be largely dependent upon capital spending by the region bell operating companies, or RBOCs, on maintenance, repair and expansion of their infrastructure and the level of information technology spending on network infrastructure. We believe this decline has reached its bottom and sales for communications wire and cable products will increase over time because current levels of spending by our communications wire and cable customers are insufficient to maintain their network infrastructures over time as surplus field inventories have been liquidated by the RBOCs. For example, capital spending by our four largest RBOC customers in 2003 is estimated to be between 12% - 17% of their net sales, a substantial decline from 21% - 47% of their net sales in the 2000 and 2001 period, respectively. This reduction in capital spending by these RBOCs has resulted in a 50% reduction in their spending for exchange cables compared to 1990s averages.

   We believe that we are the third largest participant in the North America and Oceania communications market for copper wire and cable products. We believe that we have approximately 17% and 18% market shares in the communications market for copper wire and cable products in North America and Oceania, respectively.

   Outside Voice and Data Products. Our principal outside voice and data products is outside plant telecommunications exchange cable and service wire. Outside plant telecommunications exchange cable is short haul trunk, feeder or distribution cable from a telephone company's central office to the subscriber premises. It consists of multiple paired conductors (ranging from 2 pairs to 4,200 pairs) and various types of sheathing, water-proofing, foil wraps and metal jacketing. Service wire is used to connect telephone subscriber premises to curbside distribution cable. During 2000, we expanded our manufacturing capacity of telecommunications cable through the acquisition of Telmag, S.A. de C.V. Sales of these products accounted for approximately 21% of our net sales in 2002.

   We sell our outside voice and data products primarily to telecommunications system operators through our direct sales force under supply contracts of varying lengths, and also to telecommunications distributors. The agreements do not guarantee a minimum level of sales. Product prices are generally subject to periodic adjustment based upon changes in the cost of copper and other factors.

   Data Communications Products. Our data communications products are high-bandwidth twisted pair copper and fiber optic cable for the customer premise, local area networks, central office and OEM telecommunications equipment markets. Customer premise products are used for wiring at subscriber premises, and include computer, riser rated and plenum rated wire and cable. Riser cable runs between floors and plenum cable runs in air spaces, primarily above ceilings in non-residential structures. Local area network cables run between computers along horizontal raceways and in backbones between servers. Central office products interconnect components within central office switching systems and public branch exchanges. Sales of data communications products accounted for approximately 8% of our net sales in 2002.

   We sell data communications products primarily through distributors and agents. The fiber optic cable sold by us is manufactured by a joint venture company we formed during 2002. The joint venture manufactures all of our fiber optic cable products.

   The market for data communications products has been adversely effected by a decrease in information technology spending. However, this decrease has been partially offset by continued spending in this market on maintenance and repair.

   Electronics. Our electronics products include multi-conductor, multi-pair, coaxial, hook-up, audio and microphone cables, speaker and television lead wire, and high temperature and shielded electronic wire. Primary uses for these products are various applications within the commercial, industrial instrumentation and control, and residential markets. These markets require a broad range of multi-conductor products for applications involving programmable controllers, robotics, process control and computer integrated manufacturing, sensors and test equipment, as well as cable for fire alarm, smoke detection, sprinkler control, entertainment and security systems.

   OEM Products. Assemblies are used in communications switching systems and industrial control applications as well as medical equipment applications. These assemblies are used in such products as data processing equipment; telecommunications network switches, diagnostic imaging equipment, office machines and industrial machinery. Our industrial instrumentation and control products are sold primarily through distributors and agents.

Geographic Segments

   Revenues for our North American business represented approximately 70%, 74% and 77% of our total consolidated net sales for the nine months ended September 30, 2003 and for the years ended December 31, 2002 and 2001. Net sales for our European business represented approximately 25%, 22% and 19% of our total consolidated net sales for the nine months ended September 30, 2003 and for the years ended December 31, 2002 and 2001. Net sales for our Oceania business represented approximately 5%, 4% and 4% of our total consolidated net sales for the nine months ended September 30, 2003 and for the years ended December 31, 2002 and 2001.

 North America

   Sales in the North American wire and cable market were approximately
$14.3 billion in 2002 or approximately 25% of the global market. Sales in the North American market experienced a 20% decline in 2002 from $18.0 billion in 2001, representing the sharpest decline worldwide.

   We believe that we are the largest participant in the North American market. Other large competitors in this market are Southwire, Superior Telecom, Belden and Avaya.

 Europe

   Sales in the European wire and cable market were approximately $14.4 billion in 2002 or approximately 25% of the global market. Sales in Europe declined
12% in 2002 from $16.2 billion in 2001.

   Our European business is headquartered in Barcelona, Spain, and has three manufacturing facilities in the Barcelona area and a manufacturing facility near Lisbon, Portugal, all of which are supported by centralized marketing, sales and production planning. The main markets served are Spain, Portugal, France, United Kingdom, Norway, Belgium and Brazil, with approximately 75% of sales generated in the European market and the remaining 25% representing export sales. Over 90% of net sales in Europe are derived from energy and industrial and specialty cable sales.

   We believe that we are one of many strong regional wire and cable manufacturers in Europe.

 Oceania

   We believe that we are the third largest participant in the market in Oceania, behind Pirelli and Olex.

   Our Oceania business consists of a regional headquarters and manufacturing facility in Christchurch, New Zealand, a joint venture manufacturing facility in Fiji and sales offices in New Zealand and Australia. The business offers a broad product range in the energy, communications and electrical markets principally serving New Zealand, Australia, Fiji, and the Pacific Islands with certain products also sold into Asia.

Competition

   The markets for all of our products are highly competitive, and we experience competition from several competitors within each market. We believe that we have developed strong customer relations as a result of our ability to supply customer needs across a broad range of products, our commitment to quality control and continuous improvement, our continuing investment in information technology, our emphasis on customer service, and our substantial product and distribution resources.

   Although the primary competitive factors for our products vary somewhat across the different product categories, the principal factors influencing competition are generally breadth of product line, inventory availability and delivery time, price, quality and customer service. Many of our products are made to industry specifications, and are therefore essentially functionally interchangeable with those of competitors. However, we believe that significant opportunities exist to differentiate all of our products on the basis of quality, consistent availability, conformance to manufacturer's specifications and customer service. Within some markets such as specialty and LAN cables, conformance to manufacturer's specifications and technological superiority are also important competitive factors. Brand recognition is also a primary differentiating factor in the portable cord market and, to a lesser extent, in our other product groups.

   Our key competitors include other wire and cable manufacturers, such as Pirelli, Southwire Company, Nexans, The Okonite, Marmon and Alcan in energy products; Leviton, Coleman Cable, Belden, Nexans, Pirelli, Marmon and Okonite for instrumentation, power control and specialty cable products; American Insulated Wire Corporation for cord products; Prestolite for automotive products; Superior Telecom Inc. and Belden for outside voice & data products; and Belden, Nexans, Cable Design Technologies, CommScope, and Avaya for data communications products.

Raw Materials

   The principal raw material used by us in the manufacture of our wire and cable products is copper. We purchase copper in either cathode, rod or wire form from a number of major domestic and foreign producers, generally through annual supply contracts. Copper is available from many sources, and we believe that we are not dependent on any single supplier of copper. In 2002, our two largest suppliers of copper each accounted for approximately 18% of our North American copper purchases. For the nine months ended September 30, 2003, our two largest suppliers of copper accounted for approximately 36% and 34% of our North America copper purchases.

   We have centralized our copper purchasing in North America to capitalize on economies of scale and to facilitate the negotiation of favorable purchase terms from suppliers. The cost of copper has been subject to considerable volatility over the past several years. However, as a result of a number of practices intended to match copper purchases with sales, our profitability has generally not been significantly affected by changes in copper prices. We generally pass changes in copper prices along to our customers, although there are timing delays of varying lengths depending upon the type of product, competitive conditions and particular customer arrangements. We do not engage in speculative metals trading or other speculative activities, nor do we engage in activities to hedge the underlying value of our copper inventory.

   Other raw materials utilized by us include aluminum, nylon, polyethylene resin and compounds and plasticizers, fluoropolymer compounds, fiber and a variety of filling, binding and sheathing materials. For our North American operations, we produced approximately 64% and 59% of our bare wire strand and PVC compound requirements for 2002 and 63% and 64% of our bare wire strand and PVC compound requirements for the first nine months of 2003. We believe that all of these materials are available in sufficient quantities through purchases in the open market.

Patents and Trademarks

   We believe that the success of our business depends more on the technical competence, creativity and marketing abilities of our employees than on any individual patent, trademark or copyright. Nevertheless, we have a policy of seeking patents when appropriate on inventions concerning new products and product improvements as part of our ongoing research, development and manufacturing activities.

   We own a number of U.S. and foreign patents and have patent applications pending in the U.S. and abroad. We also own a number of U.S. and foreign registered trademarks and have many applications for new registrations pending.

   Although in the aggregate these patents and trademarks are of considerable importance to the manufacturing and marketing of many of our products, we do not consider any single patent or trademark or group of patents or trademarks to be material to our business as a whole. While we occasionally obtain patent licenses from third parties, none are deemed to be material. Trademarks which are considered to be generally important are General Cable(R), Anaconda(R), BICC(R) and Carol(R), and our triad symbol. We believe that our products bearing these trademarks have achieved significant brand recognition within the industry.

   We also rely on trade secret protection for our confidential and proprietary information. We routinely enter into confidentiality agreements with our employees. There can be no assurance, however, that others will not independently obtain similar information and techniques or otherwise gain access to our trade secrets or that we will be able to effectively protect our trade secrets.

Environmental Matters

   We are subject to a variety of federal, state, local and foreign laws and regulations covering the storage, handling, emission and discharge of materials into the environment, including CERCLA, the Clean Water Act, the Clean Air Act (including the 1990 amendments) and the Resource Conservation and Recovery Act.

   Our subsidiaries in the United States have been identified as potentially responsible parties with respect to several sites designated for cleanup under CERCLA or similar state laws, which impose liability for cleanup of certain waste sites and for related natural resource damages without regard to fault or the legality of waste generation or disposal. Persons liable for such costs and damages generally include the site owner or operator and persons that disposed or arranged for the disposal of hazardous substances found at those sites. Although CERCLA imposes joint and several liability on all potentially responsible parties, in application, the potentially responsible parties typically allocate the investigation and cleanup costs based, among other things, upon the volume of waste contributed by each potentially responsible party.

   Settlements can often be achieved through negotiations with the appropriate environmental agency or the other potentially responsible parties. Potentially responsible parties that contributed small amounts of waste (typically less than 1% of the waste) are often given the opportunity to settle as "de minimis" parties, resolving their liability for a particular site. We do not own or operate any of the waste sites with respect to which we have been named as a potentially responsible party by the government. Based on our review and other factors, we believe that costs to us relating to environmental clean-up at these sites will not have a material adverse effect on our results of operations, cash flows or financial position.

   In the transaction with Wassall PLC in 1994, American Premier Underwriters, Inc. agreed to indemnify us against liabilities (including all environmental liabilities) arising out of our or our predecessors' ownership or operation of the Indiana Steel & Wire Company and Marathon Manufacturing Holdings, Inc. businesses (which were divested), without limitation as to time or amount. American Premier also agreed to indemnify us against 66 2/3% of all other environmental liabilities arising out of our or our predecessors' ownership or operation of other properties and assets in excess of $10 million but not in excess of $33 million, which were identified during the seven-year period ended June 2001. Indemnifiable environmental liabilities through June 2001 were substantially below that threshold. In addition, we also have claims against third parties with respect to some of these liabilities.

   During 1999, we acquired the worldwide energy cable and cable systems business of Balfour Beatty plc, previously known as BICC plc. As part of this acquisition, the seller agreed to indemnify us against environmental liabilities existing at the date of the closing of the purchase of the business. The indemnity is for an eight-year period ending in 2007, while we operate the businesses subject to certain sharing of losses (with BICC plc covering 95% of losses in the first three years, 80% in years four and five and 60% in the remaining three years). The indemnity is also subject to the overall indemnity limit of $150 million, which applies to all warranty and indemnity claims in the transaction. In addition, BICC plc assumed responsibility for cleanup of certain specific conditions at various sites operated by us and cleanup is mostly complete at these sites. In the sale of the European businesses to Pirelli in August 2000, we generally indemnified Pirelli against any environmental liabilities on the same basis as BICC plc indemnified us in the earlier acquisition. However, the indemnity we received from BICC plc related to the European businesses sold to Pirelli terminated upon the sale of those businesses to Pirelli. In addition, we generally indemnified Pirelli against other claims relating to the prior operation of the business. Pirelli has asserted claims under this indemnification. We are continuing to investigate these claims and believe that the reserves established at the time of the transaction are adequate to cover any obligations we may have.

   We have also agreed to indemnify Southwire Company against certain environmental liabilities arising out of the operation of the business we sold to Southwire prior to its sale in 2001, including remediation of our former site in Watkinsville, Georgia.

   While it is difficult to estimate future environmental liabilities accurately, we do not currently anticipate any material adverse effect on our results of operations, financial condition or cash flows as a result of compliance with federal, state, local or foreign environmental laws or regulations or cleanup costs of the sites discussed above. As of September 30, 2003, we had an accrued liability of approximately $5.2 million for various environmental-related liabilities of which we are aware. However, there can be no guarantee that discovery of previously unknown conditions, future changes in environmental laws and requirements or their enforcement, or inability to enforce environmental indemnification agreements will not result in material costs in excess of our reserve.

Properties

   Our principal properties are listed below. We believe that our properties are generally well maintained and are adequate for our current level of operations.

                                         Square                                Use/Product                                Owned
            Location                      Feet                                   Line(s)                                or Leased
            --------                 ---------------    ----------------------------------------------------------    -------------
North America
Manufacturing Facilities:
Marion, IN(1)                              745,000     Industrial & Specialty Cables                                     Owned
Marshall, TX                               692,000     Aluminum Low-Voltage Energy Cables                                Owned
Willimantic, CT                            686,000     Industrial & Specialty Cables                                     Owned
Manchester, NH                             550,000     Electronic Products                                               Owned
Lawrenceburg, KY                           383,000     Outside Voice and Data Products and Data Communications           Owned
                                                       Products
Bonham, TX                                 364,000     Outside Voice and Data Products                                   Owned
Lincoln, RI                                350,000     Industrial & Specialty Cables and Automotive Products             Owned
Malvern, AR                                338,000     Aluminum Medium-Voltage Energy Cables                             Owned
DuQuoin, IL                                279,000     Medium-Voltage Energy Cables                                      Owned
Tetla, Mexico                              218,000     Outside Voice and Data Products                                   Owned
Altoona, PA                                193,000     Automotive Products                                               Owned
Jackson, TN                                182,000     Data Communications Cables                                        Owned
South Hadley, MA(1)                        150,000     Bare Wire Fabricating                                             Owned
Taunton, MA(2)                             131,000     Bare Wire Fabricating                                             Leased
LaMalbaie, Canada                          120,000     Low-and Medium-Voltage Energy Cables                              Owned
St. Jerome, Canada                         110,000     Low-and Medium-Voltage Energy Cables                              Owned
Distribution and Other Facilities:
Lebanon, IN                                198,000     Distribution Center                                               Leased
Chino, CA                                  189,000     Distribution Center                                               Leased
Highland Heights, KY                       166,000     World Headquarters, Technology Center and Learning Center         Owned
Plano, TX                                   60,000     Rod Mill                                                          Owned
Europe and Oceania
Barcelona, Spain(3)                      1,080,000     Power Transmission and Distribution,                              Owned
                                                       Industrial & Specialty Cables
New Zealand(3)                             314,000     Power Distribution, Industrial &                                  Owned
                                                       Specialty and Communications Cables
Lisbon, Portugal                           255,000     Power Distribution, Industrial &                                  Owned
                                                       Specialty and Communications Cables

---------------
(1) We have initiated feasibility studies to determine whether to continue operations at this facility or move the product lines to other facilities.
(2) We are in the process of closing this facility.
(3) Certain locations represent a collection of facilities in the local area.

Legal Proceedings

   We are subject to numerous federal, state, local and foreign laws and regulations relating to the storage, handling, emission and discharge of materials into the environment, including CERCLA, the Clean Water Act, the Clean Air Act (including the 1990 amendments) and the Resource Conservation and Recovery Act.

   Our subsidiaries have been identified as potentially responsible parties with respect to several sites designated for cleanup under CERCLA or similar state laws, which impose liability for cleanup of certain waste sites and for related natural resource damages without regard to fault or the legality of waste generation or disposal. We do not own or operate any of the waste sites with respect to which we have been named as a potentially responsible party by the government. Based on our review and other factors, management believes that our costs relating to environmental clean-up at these sites will not have a material adverse effect on our results of operations, cash flows or financial position. As of December 31, 2002 and September 30, 2003, we had an accrued liability of approximately $4.6 million and $5.2 million for various environmental-related liabilities of which we are aware.

   American Premier Underwriters, Inc., in connection with the 1994 Wassall PLC transaction, agreed to indemnify us against liabilities (including all environmental liabilities) arising out of our or our predecessors' ownership or operation of the Indiana Steel & Wire Company and Marathon Manufacturing Holdings, Inc. businesses (which were divested by the predecessor prior to the 1994 Wassall transaction), without limitation as to time or amount. American Premier also agreed to indemnify us against 66 2/3% of all other environmental liabilities arising out of our or our predecessors' ownership or operation of other properties and assets in excess of $10 million but not in excess of $33 million, which were identified during the seven-year period ended June 2001. Indemnifiable environmental liabilities through June 2001 were substantially below that threshold. In addition, we also have claims against third parties with respect to some of these liabilities. While it is difficult to estimate future environmental liabilities accurately, we do not currently anticipate any material adverse effect on our results of operations, financial condition or cash flows as a result of compliance with federal, state, local or foreign environmental laws or regulations or cleanup costs of the sites discussed above.

   As part of the BICC plc acquisition, BICC agreed to indemnify us against environmental liabilities existing at the date of the closing of the purchase of the business. The indemnity is for an eight-year period ending in 2007 while we operate the businesses subject to certain sharing of losses (with BICC plc covering 95% of losses in the first three years, 80% in years four and five and 60% in the remaining three years). The indemnity is also subject to the overall indemnity limit of $150 million, which applies to all warranty and indemnity claims in the transaction. In addition, BICC plc assumed responsibility for cleanup of certain specific conditions at several sites operated by us and cleanup is mostly complete at those sites. In the sale of the European businesses to Pirelli in August 2000, we generally indemnified Pirelli against any environmental liabilities on the same basis as BICC plc indemnified us in the earlier acquisition. However, the indemnity we received from BICC plc related to the European businesses sold to Pirelli terminated upon the sale of those businesses to Pirelli. At this time, there are no claims outstanding under the general indemnity provided by BICC plc.

   We have also agreed to indemnify Southwire Company against certain environmental liabilities arising out of the operation of the business we sold to Southwire prior to our sale.

   There are approximately 15,000 pending non-maritime asbestos cases involving our subsidiaries. The majority of these cases involve plaintiffs alleging exposure to asbestos-containing shipboard cable manufactured by our predecessors. In addition to our subsidiaries, numerous other wire and cable manufacturers have been named as defendants in these cases. In addition, our subsidiaries have been named, along with numerous other product manufacturers as defendants in approximately 33,000 suits in which plaintiffs' alleged that they suffered an asbestos-related injury while working in the maritime industry. These cases are referred to as MARDOC cases and are currently managed under the supervision of the U.S. District Court for the Eastern District of Pennsylvania. On May 1, 1996, the District Court ordered that all pending MARDOC cases be dismissed without prejudice for failure to plead sufficient facts. Under that order of dismissal, all future MARDOC cases filed by the plaintiff's attorney are required to be accompanied by a filing fee for each new complaint. These cases can only be removed from the inactive docket if the plaintiff is able to prove an asbestos-related injury, and show specific product identification as to each defendant against whom the plaintiff chooses to proceed. Based upon our experience to date, we do not believe that the outcome of the pending non-maritime and/or MARDOC asbestos cases will have a material adverse effect on our results of operation, cash flows or financial position. At September 30, 2003, we had an accrued liability of approximately $1.3 million for these lawsuits. During 2002, costs of defense, judgments and settlements of asbestos litigation (before contribution from insurers) was $0.1 million.

   In January 1994, we entered into a settlement agreement with certain principal primary insurers concerning liability for the costs of defense, judgments and settlements, if any, in all of the asbestos litigation described above. Subject to the terms and conditions of the settlement agreement, the insurers are responsible for a substantial portion of the costs and expenses incurred in the defense or resolution of this litigation. However, recently one of the insurers participating in the settlement that was responsible for a significant portion of the contribution under the settlement agreement has entered into insurance liquidation proceedings. As a result, the contribution of the insurers has been reduced and we may ultimately have to bear a larger portion of the costs relating to these lawsuits. Based on (1) the terms of the insurance settlement agreement; (2) the relative costs and expenses incurred in the disposition of past asbestos cases; (3) reserves established on our books which are believed to be reasonable; and (4) defenses available to us in the litigation, we believe that the resolution of the present asbestos litigation will not have a material adverse effect on our financial results, cash flows or financial position. However, we can not assure you that any judgments or settlements of the pending non-maritime and/or MARDOC asbestos cases or any cases which may be filed in the future will not have a material adverse effect on our financial results, cash flows or financial position. Liabilities incurred in connection with asbestos litigation are not covered by the American Premier indemnification.

   We are also involved in various routine legal proceedings and administrative actions. In the opinion of our management, these proceedings and actions should not, individually or in the aggregate, have a material adverse effect on the results of our operations, cash flows or financial position.

Employees

   At September 30, 2003, approximately 6,000 persons were employed by us, and collective bargaining agreements covered approximately 3,900 employees at various locations around the world. During the last five years, we have experienced one strike in Oceania which was settled on satisfactory terms. There have been no other major strikes at any of our facilities during the last five years. In North America, union contracts will expire at one facility in 2003 and at eight facilities in 2004. In Europe and Oceania, labor agreements are generally negotiated on an annual or bi-annual basis. We believe that our relationships with our employees are good.

                                   MANAGEMENT

Executive Officers and Directors

   Our amended and restated by-laws provide that our board of directors is divided into three classes (Class I, Class II and Class III). At each annual meeting of the shareholders, directors constituting one class are elected for a three-year term. Each of the directors will be elected to serve until a successor is elected and qualified or until such director's earlier resignation or removal.

   The following table sets forth certain information concerning our directors and executive officers as of the date hereof.

Name                                  Age         Position
----                                  ---         --------
Gregory B. Kenny..................    51          President, Chief Executive Officer and Class II Director
Christopher F. Virgulak...........    48          Executive Vice President, Chief Financial Officer and Treasurer
Robert J. Siverd..................    55          Executive Vice President, General Counsel and Secretary
John E. Welsh, III................    52          Class I Director; Chairman of the Board
Jeffrey Noddle....................    57          Class I Director
Robert L. Smialek.................    59          Class II Director
Gregory E. Lawton.................    52          Class III Director

   Mr. Kenny has been one of our directors since 1997 and has been our President and Chief Executive Officer since August 2001. He served as President and Chief Operating Officer from May 1999 to August 2001. He served as Executive Vice President and Chief Operating Officer of General Cable from March 1997 to May 1999. From June 1994 to March 1997, he was Executive Vice President of General Cable's immediate predecessor. He is also a director of IDEX Corporation (NYSE: IEX), a manufacturer of highly engineered process and flow control products.

   Mr. Virgulak has been our Executive Vice President, Chief Financial Officer and Treasurer since October 2002. From June 2000 to October 2002, he was Executive Vice President and Chief Financial Officer. He served as Executive Vice President, Chief Financial Officer and Treasurer from March 1997 to June 2000. From October 1994 until March 1997, he was Executive Vice President, Chief Financial Officer and Treasurer of the predecessor company.

   Mr. Siverd has served as our Executive Vice President, General Counsel and Secretary of General Cable since March 1997. From July 1994 until March 1997, he was Executive Vice President, General Counsel and Secretary of the predecessor company.

   Mr. Welsh has been one of our directors since 1997 and is Non-executive Chairman of the board and a member of our Audit Committee, Compensation Committee and Corporate Governance Committee. He is currently President of Avalon Capital Partners, LLC, an investment firm focused on private equity and venture capital investments. From October 2000 to December 2002, he was a Managing Director of CIP Management LLC, the management company for Continuation Investments Group Inc. (Mr. Welsh continues to manage several portfolio investments on behalf of CIP Management LLC). From November 1992 to December 1999, he served as Managing Director and Vice-Chairman of the board of directors of SkyTel Communications, Inc. and as a Director of SkyTel from September 1992 until December 1999. Prior to 1992, Mr. Welsh was a Managing Director in the Investment Banking Division of Prudential Securities, Inc.

   Mr. Noddle has been one of our directors since 1998 and is Chairman of our Compensation Committee and a member of our Audit Committee and the Compensation Committee. He has been Chairman of the board of Minneapolis-based Supervalu Inc. (NYSE: SVU) since May 2002. He was elected Chief Executive Officer in June 2001. Prior to that, he served as President and Chief Operating Officer from June 2000 to June 2001. From February 1995 to May 2000 he was President and Chief Operating Officer of its Wholesale Food Companies. Supervalu is the largest food wholesaler in the United States. Mr. Noddle has held various marketing and merchandising positions with Supervalu since 1976. He is also a director of Donaldson Company, Inc. (NYSE: DCI), a leading worldwide provider of filtration systems and replacement parts.

   Mr. Smialek has been one of our directors since 1998 and is Chairman of our Audit Committee and a member of our Compensation Committee and Corporate Governance Committee. He was formerly President and Chief Executive Officer of Applied Innovation, Inc. (NASDAQ: AINN) from July 2000 until August 2002. From May 1993 until June 1999, he was the Chairman, President and Chief Executive Officer of Insilco Corporation (The Pink Sheets: INSL), a diversified manufacturing company based in Dublin, Ohio. He has been a director of Coors Tek, Inc. since December 1999.

   Mr. Lawton has been one of our directors since 1998. He is Chairman of the Corporate Governance Committee and member of the Audit Committee and Compensation Committee. Since October 2000, Mr. Lawton has been President and Chief Executive Officer of Johnson Diversey, Inc., a supplier of cleaning and hygiene solutions. From January 1999 until September 2000, he was President and Chief Operating Officer of Johnson Wax Professional. Prior to joining Johnson Wax, Mr. Lawton was President of NuTone Inc., a subsidiary of Williams plc based in Cincinnati, Ohio, from 1994 to 1998. From 1989 to 1994, Mr. Lawton served with Procter & Gamble (NYSE: PG) where he was Vice President and
General Manager of several consumer product groups. Mr. Lawton is a director of Johnson Outdoor Inc. (NASDAQ: JOUT).

Board Committees and Meetings

   Our board of directors meets regularly during the year as do its standing committees, which are the audit committee, the compensation committee and the corporate governance committee. In 2002, each director attended at least 75% of the total number of meetings of the board of directors and of the committees on which he served. In 2002, the board of directors held six regular meetings and two special meetings.

 Audit Committee

   The audit committee consists of Robert L. Smialek (Chairman), Gregory E. Lawton, Jeffrey Noddle and John E. Welsh, III. This committee generally reviews and makes recommendations to the board of directors on our auditing, financial reporting and internal control functions. This committee also determines the firm that we should retain as our independent auditors. None of the members are officers or employees of our company.

 Compensation Committee

   This compensation committee consists of Jeffrey Noddle (Chairman), Gregory
E. Lawton, Robert L. Smialek and John E. Welsh, III. The committee reviews and acts on our executive compensation and employee benefit plans and programs, including their establishment, modification and administration. It also determines the compensation of the Chief Executive Officer and other executive officers. None of the members are officers or employees of our company.

 Corporate Governance Committee

   The corporate governance committee consists of Gregory E. Lawton (Chairman), Jeffrey Noddle, Robert L. Smialek and John E. Welsh, III. This committee considers and recommends nominees for election as directors, appropriate director compensation, and the membership and responsibilities of board committees. It also conducts, in conjunction with the compensation committee, an annual performance evaluation of the Chief Executive Officer and sets performance objectives for the CEO. This committee also reviews management development and succession policies and practices. None of the members are officers or employees of our company.

                           OWNERSHIP OF CAPITAL STOCK

   The following table summarizes, as of September 30, 2003, the number and percentage of outstanding shares of our common stock beneficially owned by the following:

   o each person or group management knows to beneficially own more than 5% of such stock;

   o each of our directors and executive officers; and

   o all directors and executive officers as a group.

                                                  Shares Beneficially Owned(1)
                                                  -----------------------------
                                                                      Percent
                                                                    Before this
Name and Address of Beneficial Owner               Number           Offering(2)
------------------------------------              ---------         -----------
Pzena Investment Management ....................  3,922,175(3)        11.8%
 830 Third Avenue
 New York, NY 10022
Fidelity Management & Research Co. .............  3,412,500(4)        10.3%
 82 Devonshire Street
 Boston, MA 02109
Cannell Capital LLC ............................  3,388,800(5)        10.2%
 150 California Street
 San Francisco, CA 94111
Putnam Investments, Inc. .......................  3,042,234(6)        9.2%
 Putnam Investment Management, Inc.
 The Putnam Advisory Company, Inc.
 One Post Office Square
 Boston, MA 02109
Zesiger Capital ................................  2,735,500(7)        8.3%
 320 Park Avenue
 New York, NY 10022
Barclays Bank PLC ..............................  2,171,638(8)        6.6%
 12 East 49th Street
 New York, NY 10017
Fuller & Thaler Asset Management Inc. ..........  1,931,600(9)        5.8%
 411 Borel Avenue - Suite 402
 San Mateo, CA 94402
Gregory B. Kenny ...............................    350,942(10)(17)   1.1%
Gregory E. Lawton ..............................     10,877(11)(17)    *
Jeffrey Noddle .................................     10,877(12)(17)    *
Robert J. Siverd ...............................    191,587(13)(17)    *
Robert L. Smialek ..............................     13,877(14)(17)    *
Christopher F. Virgulak ........................    136,510(15)(17)    *
John E. Welsh, III .............................     67,561(16)(17)    *
All directors and executive officers
  as a group (7 persons)........................    782,231           2.3%

---------------
*     Less than 1%.
(1) Beneficial ownership is determined under the rules of the SEC and includes voting or investment power with respect to the shares.
(2) The percentages shown are calculated based on the total number of shares of our common stock outstanding on September 30, 2003 (33,083,028 shares).
(3) These shares of common stock are owned by Pzena Investment Management. Pzena has sole voting power with respect to 3,544,800 shares and sole dispositive power with respect to 3,922,175 shares.

(4) These shares of our common stock are owned by FMR Corp. as a parent holding company, Fidelity Management and Research Company, Fidelity Management Trust Company and Edward C. Johnson 3d and members of his family. Fidelity Management and Research Company beneficially owns 3,301,000 shares of our common stock by reason of its acting as investment advisor to various registered investment companies. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity Management and Research Company, has sole power to dispose of 3,301,000 shares of our common stock and Edward C. Johnson 3d and FMR Corp. each has sole disposition power over 111,500 shares. Members of the Johnson family are the predominant owners of Class B shares of FMR Corp. common stock representing about 49% of the voting power of FMR Corp.
(5) These shares of our common stock are owned as follows: (i) 868,000 shares by The Anegada Fund Limited, (ii) 871,700 shares by the Cuttyhunk Fund Limited, (iii) 1,239,300 shares by Tonga Partners, L.P., (iv) 229,300 shares by GS Cannell Portfolio, LLC and (v) 180,500 shares by Pleiadas Investment Partners, L.P. Cannell Capital LLC is an investment advisor and has discretionary authority to buy, well and vote these shares for its investment advisory clients. J. Carlo Cannell is the managing member of Cannell Capital LLC.
(6) These shares of our common stock are owned by a variety of investment advisory clients of Putnam Investment Management, LLC and The Putnam Advisory Company, LLC, both of which are wholly-owned subsidiaries of Putnam Investments, LLC. No client of either investment adviser is known to beneficially own more than 5% of the outstanding shares of our common stock. Putnam Investments, LLC has shared voting power with respect to 1,335,636 shares and shared dispostive power with respect to 3,042,234 shares. The Putnam Advisory Company, LLC has shared voting power with respect to 1,335,636 shares and shared dispositive power with respect to 2,802,334 shares. Putnam Investment Management, LLC is the investment adviser to the Putnam family of mutual funds, and the funds' trustees have voting power over the shares held by each fund. Putnam Investment Management, LLC has no voting power and shared dispositive power with respect to 239,900 shares.
(7) These shares of our common stock are owned by a variety of investment advisory clients of Zesiger Capital Corporation LLC. Zesiger Capital Corporation, LLC has sole voting power with respect to 1,769,000 shares and sole dispositive power with respect to 2,735,500 shares.
(8) These shares of our common stock are owned by Barclays Bank PLC and affiliated members of its group, including Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Trust and Banking Company (Japan) Limited, Barclays Life Assurance Company Limited, Barclays Capital Securities Limited, Barclays Capital Investments, Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Private Bank and Trust (Jersey) Limited, and Barclays Private Bank and Trust Limited (Sussie). Barclays Global Investors, Ltd. has sole voting and dispositive power with respect to 1,965,979 shares. Barclays Private Bank and Trust Limited (Sussie) has sole voting power with respect to 2,171,638 shares and sole dispositive power with respect to 2,171,678 shares of our common stock.
(9) These shares of our common stock are owned by Fuller & Thaler Asset Management, Inc., an investment advisor and Russell J. Fuller, President of Fuller & Thaler. Fuller & Thaler Asset Management, Inc. has sole voting power and sole dispositive power with respect to 1,931,600 shares of our common stock. Russell Fuller has sole voting power with respect to 1,436,400 shares and sole dispositive power with respect to 1,931,600 shares.
(10) Includes 2,100 shares held by Mr. Kenny as custodian for his children and 1,167 shares of restricted stock awarded to Mr. Kenny under the General Cable 1997 Stock Incentive Plan as to which he has voting power; and 323,000 shares covered by options in common stock which may be exercised within sixty (60) days of September 30, 2003. Excludes 248,576 shares of restricted and unrestricted common stock deferred under the General Cable Deferred Compensation Plan.
(11) Includes 9,000 shares covered by stock options which may be exercised by Mr. Lawton within sixty days of September 30, 2003. Excludes 17,769 shares of common stock deferred under the General Cable Deferred Compensation Plan.
(12) Includes 9,000 shares covered by stock options which may be exercised by Mr. Noddle within sixty days of September 30, 2003. Excludes 17,769 shares of common stock deferred under the General Cable Deferred Compensation Plan.

(13) Includes 133,000 shares covered by stock options, which may be exercised by Mr. Siverd within sixty days of September 30, 2003. Excludes 32,935 shares of restricted and unrestricted common stock deferred under the General Cable Deferred Compensation Plan.
(14) Includes 9,000 shares covered by stock options, which may be exercised by Mr. Smialek within sixty days of September 30, 2003. Excludes 17,769 shares of common stock deferred under the General Cable Deferred Compensation Plan.
(15) Includes 135,000 shares covered by stock options, which may be exercised by Mr. Virgulak within sixty days of September 30, 2003. Excludes 78,675 shares of restricted and unrestricted common stock deferred under the General Cable Deferred Compensation Plan.
(16) Includes 27,001 shares covered by stock options which may be exercised by Mr. Welsh within sixty days of September 30, 2003. Excludes 45,537 shares of common stock deferred under the General Cable Deferred Compensation Plan.
(17) The address of our directors and executive officers is c/o General Cable Corporation, 4 Tesseneer Drive, Highland Heights, Kentucky 41076-9753.

     DESCRIPTION OF NEW CREDIT FACILITY, NEW NOTES AND NEW PREFERRED STOCK

Description of New Senior Secured Revolving Credit Facility

   Concurrent with this offering and as described under "Prospectus Supplement Summary--The Refinancing," our wholly owned subsidiary, General Cable Industries, Inc., a Delaware corporation ("Borrower"), will enter into a new senior secured revolving credit facility with a syndicate of financial institutions, including UBS Securities LLC, as a Joint Lead Arranger, UBS AG Stamford Branch, as Administrative Agent and Issuing Bank, UBS Loan Finance LLC, as a Lender and Swingline Lender, and Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services Inc., as Collateral Agent, a Joint Lead Arranger and a Lender. Set forth below is a summary of the expected terms of the new senior secured revolving credit facility. As the final amount and terms of the new senior secured revolving credit facility have not been agreed upon, the final amount and terms may differ from those set forth herein and, in certain cases, such differences may be significant. After the issue date we will file with the SEC the new senior secured revolving credit facility, which will contain all of such final terms.

   The new senior secured revolving credit facility provides for up to $240.0 million in borrowings, including a $50.0 million sublimit for the issuance of commercial and standby letters of credit and a $10.0 million sublimit for swingline loans. Advances under the new senior secured revolving credit facility are limited to a borrowing base based upon advance rates for eligible accounts receivables, inventory, equipment and owned real estate properties. We anticipate that the fixed asset component of the borrowing base will be subject to scheduled reductions. Actual advance rates and details of eligibility criteria, as well as the levels of collateral that may be included in the borrowing base are to be determined after the collateral audit is completed and shall be subject to reserves and further revision, from time to time, by the Collateral Agent. Under limited circumstances, the facility may permit advances in excess of the borrowing base.

   All borrowings under the new senior secured revolving credit facility are subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties.

   Proceeds of the revolving loan, together with the proceeds from the other refinancing transactions, will be used as described under "Use of Proceeds." Availability for cash advances under the new senior secured revolving credit facility will be reduced by an aggregate of up to $50.0 million of letters of credit which could be outstanding under the senior revolving credit facility at any time, of which approximately $36.6 million of letters of credit are likely to be issued at closing either to support or replace existing letters of credit issued pursuant to the existing senior credit facility and industrial revenue bond financing. Proceeds of the new senior secured revolving credit facility will be used after the closing date of the offering to provide financing for general corporate and working capital purposes.

   Collateral and Guarantors

   Indebtedness under the new senior secured revolving credit facility will be guaranteed by us and all of our current direct and indirect material subsidiaries organized in North America (except Borrower) and material future subsidiaries organized in North America and will be secured by a first priority security interest in substantially all of our and the guarantors' existing and future tangible and intangible property and assets, wherever located, including accounts receivable, inventory, equipment, general intangibles, insurance policies, intercompany notes, intellectual property, investment property, other personal property, owned real property, cash and cash proceeds of the foregoing, including a first priority pledge of all of the equity interests of the guarantors and 100% (or if a pledge of 100% would result in an adverse material tax impact, then 65%) of the equity interests of our first-tier foreign subsidiaries, whether now owned or hereafter acquired. We presently anticipate that except for our Canadian operating subsidiary no foreign subsidiary will be required to guarantee or pledge its assets to secure the new senior secured revolving credit facility.

   Interest and Fees

   The interest rates per annum applicable to loans under the new senior secured revolving credit facility will be, at Borrower's option, equal to either an alternate base rate or an adjusted LIBOR rate plus an applicable margin percentage.

   The applicable margin percentage will initially be a percentage per annum equal to (1) 1.50% for alternate base rate revolving loans and (2) 2.75% for adjusted LIBOR rate revolving loans. Beginning approximately six months after the closing, the applicable margin percentage under the new senior secured revolving credit facility will be subject to adjustments based upon consolidated fixed charge coverage ratio.

   On the last day of each calendar month, Borrower will be required to pay each lender a 0.50% per annum commitment fee in respect of any unused commitments of such lender under the new senior secured revolving credit facility.

   Borrower will be required to pay customary fees in connection with the issuance of letters of credit.

   Prepayments

   Subject to exceptions, the new senior secured revolving credit facility will require mandatory prepayments of the loans in amounts equal to:

   o 100% of the insurance or condemnation proceeds received in connection with a casualty event, condemnation or other loss,

   o 100% of the net proceeds from issuance of debt securities, and

   o 100% of the net cash proceeds of asset sales or other dispositions.

   Under certain circumstances, such mandatory prepayments will be applied to reduce the commitments under the new senior secured revolving credit facility.

   Voluntary prepayments of loans under the new senior secured revolving credit facility and voluntary reductions of secured revolving loan commitments will be permitted, in whole or in part, with prior notice but without premium or penalty (except LIBOR breakage costs) in minimum amounts as set forth in the credit agreement.

   Restrictive Covenants and Other Matters

   The new senior secured revolving credit facility will require that Borrower comply on a quarterly basis with certain financial covenants, including a minimum fixed charge coverage ratio test and a maximum capital expenditures level. In addition, the new senior secured revolving credit facility will include negative covenants which, among other things, limit:

   o dispositions of assets,

   o changes of business and ownership,

   o mergers and acquisitions and other business combinations, subject to permitted acquisitions,

   o dividends and restricted payments,

   o indebtedness (including guarantees and other contingent obligations),

   o loans and investments,

   o liens and further negative pledges,

   o transaction with affiliates, and

   o other matters customarily restricted in such agreements.

   Such covenants will apply to us, certain of our subsidiaries, Borrower and Borrower's parent. Such negative covenants will be subject to exceptions. We will be permitted to declare and pay dividends or distributions on the convertible preferred stock so long as there is no default under the new senior secured revolving credit facility and we meet certain financial conditions. There will be no limitation on dividend payments by the Borrower to us to fund interest payments on the notes.

   The new senior secured revolving credit facility will contain certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy and insolvency, certain events under ERISA, judgments in excess of specified amounts, actual or asserted failure of any guaranty or security document supporting the new senior secured revolving credit facility to be in full force and effect and change of control. If such an event of default occurs, the lenders under the new senior secured revolving credit facility would be entitled to take various actions, including the acceleration of amounts outstanding under the new senior secured revolving credit facility and all actions permitted to be taken by a secured creditor. The representations and warranties and affirmative covenants will apply to us, certain of our subsidiaries, Borrower and Borrower's parent.

Description of Senior Notes

   Concurrent with this offering and as described under "Prospectus Supplement Summary--The Refinancing," we are offering to sell $275 million aggregate
principal amount of    % senior notes due 2010 in a concurrent private
placement. The notes will be our senior unsecured obligations and will be guaranteed, on a senior unsecured basis, by all of our subsidiaries that will guarantee our new senior secured revolving credit facility. The notes will
mature on       , 2010. There will be no sinking fund payments.

   Interest will accrue at the rate of % per annum and be payable semiannually in arrears. We may, at our option, after the fourth anniversary of the issue date redeem all or part of the outstanding notes. The redemption premium will initially equal one-half the coupon on the notes and decline ratably to par on the sixth anniversary. In addition, prior to the third anniversary of the issue date, we may redeem up to 35% of the original principal amount of notes with the net cash proceeds of certain equity offerings, at a redemption premium equal to the coupon on the notes. In the event of a change of control as defined in the indenture for the notes, we will be required to offer to purchase all of the notes for cash at a premium equal to 101%.

   The indenture for the notes will limit our ability and the ability of our restricted subsidiaries to, among other things, (i) make dividends, repurchase our stock, prepay subordinated indebtedness and make certain investments;
(ii) incur indebtedness for borrowed money and issue certain redeemable capital stock; (iii) permit dividend and other payment restrictions affecting restricted subsidiaries; (iv) incur liens; (v) enter into transactions with affiliates; and (vi) enter into sale/leaseback transactions. The covenant limiting our ability to pay dividends will permit us to pay dividends on the Series A redeemable convertible preferred stock we are concurrently offering in a private placement for a period of two years following the issue date, and thereafter if certain financial conditions are met.

   Certain events will permit the holders of the notes or the trustee on their behalf to accelerate the maturity of the principal of the notes. These include, subject to certain grace periods and dollar thresholds, (i) failure to pay interest or principal when due, including upon optional redemption,
(ii) failure to comply with covenants in the indenture, (iii) failure to pay at final maturity, or acceleration of, the principal of other indebtedness;
(iv) certain judgments against us or our restricted subsidiaries,
(v) invalidity of any guarantee and (vi) certain events of bankruptcy, insolvency or reorganization affecting us or any of our significant subsidiaries.

   This is a summary of the expected terms of the notes. It does not contain all of the terms of the notes. The amount and terms of the notes to be issued will be determined based on market conditions at the time of issuance and may change from those described above, and such changes may be material. After the issue date, we will file with the SEC the indenture for the notes, which will contain all of the final terms.

Description of Series A Redeemable Convertible Preferred Stock

   Concurrent with this offering and as described under "Prospectus Supplement
Summary--The Refinancing," we are offering to sell 1,500,000 shares of   %
Series A redeemable convertible preferred stock in a private placement. The initial purchasers will be entitled, at their option, to purchase an additional 225,000 shares of convertible preferred stock.

   Each share will have a liquidation preference of $50.00 per share. Dividends
will accrue on the convertible preferred stock at the rate of   % per annum
and will be payable quarterly in arrears on       ,       ,       and
of each year, starting on       , 2004. Dividends will be payable in cash,
shares of our common stock or a combination.

   Holders of the convertible preferred stock will be entitled to convert any or all of their shares of convertible preferred stock into shares of our
common stock, at an initial conversion price of $   per share. The conversion
price is subject to adjustments under certain circumstances.

   We will be obligated to redeem all outstanding shares of convertible preferred stock on , 2013 at par. We may, at our option, elect to pay the redemption price in cash or in shares of our common stock valued at a discount of 5% from its market price, or any combination thereof. We will have the option to redeem some or all of the outstanding shares of convertible preferred stock in cash beginning on the fifth anniversary of the issue date. The redemption premium will initially equal one-half the dividend rate on the convertible preferred stock and decline ratably to par on the date of mandatory redemption. In the event of a change of control as defined in the certificate of designations for the convertible preferred stock, under certain circumstances, we will be required to offer to purchase all of the convertible preferred stock at par. This right of holders will be subject to our obligation to repay or repurchase any indebtedness required in connection with a change of control and to any contractual restrictions then contained in our indebtedness. Our new senior secured revolving credit facility will prohibit us from paying, and the indenture governing the senior notes will restrict our ability to pay, the purchase price of the convertible preferred stock in cash.

   This is a summary of the expected tems of the convertible preferred stock. It does not contain all of the terms of the convertible preferred stock. The amount and terms of the convertible preferred stock to be issued will be determined based on market conditions at the time of issuance and may change from those described above, and such changes may be significant. After the issue date, we will file with the SEC the certificate of designations of Series A redeemable convertible preferred stock, which will contain all such final terms.

                          DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

   Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, $0.01 par value per share, of which 1,725,000 shares will be designated as Series A Redeemable Convertible Preferred Stock prior to the closing of this offering. As of October 20, 2003, there were approximately 33,120,132 shares of common stock outstanding held of record by 2,266 shareholders and no shares of preferred stock outstanding. The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated by-laws are only summaries, and we encourage you to review complete copies of our amended and restated certificate of incorporation and amended and restated by-laws, which we have filed previously with the SEC.

Common Stock

   Holders of our common stock are entitled to receive, as, when and if declared by our board of directors, dividends and other distributions in cash, stock or property from our assets or funds legally available for those purposes subject to any dividend preferences that may be attributable to preferred stock, if any. Holders of common stock are entitled to one vote for each share held of record on all matters on which shareholders may vote. Holders of common stock are not entitled to cumulative voting for the election of directors. There are no preemptive, conversion, redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution, subject to any prior rights of any holders of preferred stock, if any, then outstanding.

Preferred Stock

   Our amended and restated certificate of incorporation authorizes our board of directors, without any vote or action by the holders of common stock, to issue up to 25,000,000 shares of preferred stock from time to time in one or more series. Our board of directors is authorized to determine the number of shares and designation of any additional series of preferred stock and the dividend rights, dividend rate, conversion rights and terms, voting rights, redemption rights and terms, liquidation preferences, sinking fund terms and other rights, preferences, privileges and restrictions of any series of preferred stock. Issuances of preferred stock would be subject to the applicable rules of the NYSE or other organizations whose systems the stock may then be quoted or listed. Depending upon the terms of preferred stock established by our board of directors, any or all series of preferred stock could have preferences over the common stock with respect to dividends and other distributions and upon liquidation. Issuance of any such shares with voting powers, or issuance of additional shares of common stock, would dilute the voting power of the outstanding common stock.

 Series A Redeemable Convertible Preferred Stock

   There are currently no shares of Series A redeemable convertible preferred stock outstanding. The rights, preferences, privileges and restrictions of the Series A redeemable convertible preferred stock are set forth under "Description of New Credit Facility, New Notes and New Preferred Stock."

Certain Provisions of Our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws

 Classification of Board of Directors

   The amended and restated certificate of incorporation divides our board of directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of our board of directors will be elected each year.

   We believe that a classified board helps to assure the continuity and stability of our board of directors, and our business strategies and policies as determined by our board of directors, because a majority of the directors at any given time will have prior experience as directors. This provision should also help to ensure that our board of directors, if confronted with an unsolicited proposal from a third party that has acquired a block of our common stock, will have sufficient time to review the proposal, to consider appropriate alternatives and to seek the best available result for all shareholders.

   This provision could prevent a party who acquires control of a majority of the outstanding common stock from obtaining control of our board of directors until the second annual shareholders' meeting following the date the acquiror obtains the controlling stock interest and could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of our company and could thus increase the likelihood that incumbent directors will retain their positions.

 Number of Directors; Removal; Vacancies

   The amended and restated certificate of incorporation and the amended and restated by-laws provide that the number of directors shall not be less than three nor more than nine and shall be determined from time to time exclusively by a vote of a majority of our board of directors then in office. The amended and restated certificate of incorporation also provides that our board of directors shall have the exclusive right to fill vacancies, including vacancies created by expansion of our board of directors. Furthermore, except as may be provided in a resolution or resolutions of our board of directors providing for any class or series of preferred stock with respect to any directors elected by the holders of such class or series, directors may be removed by shareholders only for cause and only by the affirmative vote of at least 66 2/3% of the voting power of all of the shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class. These provisions, in conjunction with the provision of the amended and restated certificate of incorporation authorizing our board of directors to fill vacant directorships, could prevent shareholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

 No Shareholder Action by Written Consent; Special Meetings

   The amended and restated certificate of incorporation provides that, except as may be provided in a resolution or resolutions of our board of directors providing for any class or series of preferred stock, shareholder action can be taken only at an annual or special meeting of shareholders and cannot be taken by written consent in lieu of a meeting. The amended and restated certificate of incorporation also provides that special meetings of the shareholders can only be called pursuant to a resolution approved by a majority of our board of directors then in office. Shareholders are not permitted to call a special meeting of shareholders.

 Advance Notice for Raising Business or Making Nominations at Meetings

   The amended and restated by-laws establish an advance notice procedure for shareholder proposals to be brought before a meeting of our shareholders and for nominations by shareholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Exchange Act, only such business may be conducted at a meeting of shareholders as has been brought before the meeting by, or at the direction of, our board of directors, or by a shareholder who has given to our secretary timely written notice, in proper form, of the shareholder's intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are nominated by, or at the direction of, our board of directors, or who are nominated by a shareholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors.

   To be timely, notice of nominations or other business to be brought before an annual meeting must be received by our secretary at the principal executive office no later than 60 days prior to the date of such annual meeting. Similarly, notice of nominations or other business to be brought before a special meeting must be delivered to our Secretary at the principal executive office no later than the close of business on the 15th day following the day on which notice of the date of a special meeting of shareholders was given.

   The notice of any nomination for election as a director must set forth the name, date of birth, business and residence address of the person or persons to be nominated; the business experience during the past five years of such person or persons; whether such person or persons are or have ever been at any time directors, officers or owners of 5% or more of any class of capital stock, partnership interest or other equity interest of any corporation, partnership or other entity; any directorships held by such person or persons in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, as amended; and whether, in the last five years, such person or persons are or have been convicted in a criminal proceeding or have been subject to a judgment, order, finding or decree of any federal, state or other governmental entity, concerning any violation of federal, state or other law, or any proceeding in bankruptcy, which conviction, order, finding, decree or proceeding may be material to an evaluation of the ability or integrity of the nominee; and, the consent of each such person to be named in a proxy statement as a nominee and to serve as a director if elected. The person submitting the notice of nomination, and any person acting in concert with such person, must provide their names and business addresses, the name and address under which they appear on our books (if they so appear), and the class and number of shares of our capital stock that are beneficially owned by them.

 Amendments to By-Laws

   The amended and restated certificate of incorporation provides that our board of directors or the holders of at least 66 2/3% of the voting power of all shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class, have the power to amend or repeal our amended and restated by-laws.

 Amendment of the Certificate of Incorporation

   Any proposal to amend, alter, change or repeal any provision of the amended and restated certificate of incorporation, except as may be provided in a resolution or resolutions of our board of directors providing for any class or series of preferred stock and which relate to such class or series of preferred stock, requires approval by the affirmative vote of both a majority of the members of our board of directors then in office and a majority vote of the voting power of all of the shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding the foregoing, any proposal to amend, alter, change or repeal the provisions of the amended and restated certificate of incorporation relating to (i) the classification of our board of directors, (ii) removal of directors, (iii) the prohibition of shareholder action by written consent or shareholder calls for special meetings, (iv) amendment of amended and restated by-laws, or (v) amendment of the amended and restated certificate of incorporation requires approval by the affirmative vote of 66 2/3% of the voting power of all of the shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

 Preferred Stock and Additional Common Stock

   Under the amended and restated certificate of incorporation, our board of directors has the authority to provide by board resolution for the issuance of shares of one or more series of preferred stock. Our board of directors is authorized to fix by resolution the terms and conditions of each such other series.

   We believe that the availability of our preferred stock, in each case issuable in series, and additional shares of common stock could facilitate certain financings and acquisitions and provide a means for meeting other corporate needs which might arise. The authorized shares of our preferred stock, as well as authorized but unissued shares of common stock will be available for issuance without further action by our shareholders, unless shareholder action is required by applicable law or the rules of any stock exchange on which any series of our capital stock may then be listed.

   These provisions give our board of directors the power to approve the issuance of a series of preferred stock, or an additional series of common stock, that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares of preferred stock might impede a business combination if the terms of those shares include voting rights which would enable a holder to block business combinations; the issuance of new shares might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied.

 Delaware Business Combination Statute

   Certain provisions in our amended and restated certificate of incorporation and amended and restated by-laws and of Delaware law could make it harder for someone to acquire us through a tender offer, proxy contest or otherwise. We are governed by the provisions of Section 203 of the Delaware General Corporate Law, which defines a person who owns (or within three years, did own) 15% or more of a company's voting stock as an "interested stockholder."
Section 203 prohibits a public Delaware corporation from engaging in a business combination with an interested shareholder for a period commencing three years from the date in which the person became an interested shareholder, unless:

   o the board of directors approved the transaction which resulted in the shareholder becoming an interested shareholder;

   o upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owns at least 85% of the voting stock of the corporation (excluding shares owned by officers, directors, or certain employee stock purchase plans); or

   o at or subsequent to the time the transaction is approved by the board of directors, there is an affirmative vote of at least 66 2/3% of the outstanding voting stock approving the transaction.

   Section 203 could prohibit or delay mergers or other takeover attempts against us, and accordingly, may discourage attempts to acquire us through tender offer, proxy contest or otherwise.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, LLC, OverPeck Centre, 85 Challenger Road, Ridgefield Park, New Jersey 07660, and its telephone number at this location is (201) 296-4000.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

General

   The following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership, and disposition of our common stock. The discussion is included for general information only and may not be applicable depending upon a holder's particular situation.

   This summary is based upon the provisions of the Code, the final, temporary and proposed Treasury Regulations promulgated thereunder, and administrative pronouncements and rulings and judicial decisions, as they currently exist as of the date of this prospectus supplement, all of which are subject to change (possibly with retroactive effect) or different interpretations.

   Unless otherwise stated, this summary deals only with common stock held as capital assets (within the meaning of section 1221 of the Code) by holders who purchase the common stock for cash in this offering.

   This summary does not purport to address all aspects of U.S. federal income taxation that may be relevant to an investor's decision to purchase the common stock, nor, except as expressly provided below, any tax consequences arising under other federal tax laws (e.g. estate and gift tax) or under the laws of any state, local or foreign jurisdiction. This summary is not intended to be applicable to special categories of investors, such as dealers in securities, banks, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, U.S. expatriates, persons that hold the common stock as part of a straddle or conversion transaction, partnerships or other pass-through entities that purchase, own or dispose of our common stock, and holders subject to the alternative minimum tax.

   Each investor is urged to consult his tax advisor as to the particular tax consequences of purchasing, owning and disposing of our common stock, including the application and effect of U.S. federal, state, local and foreign tax laws.

Tax Considerations for U.S. Holders

 U.S. Holders

   As used herein, the term "U.S. holder" means a holder of common stock that for U.S. federal income tax purposes is any of the following:

   o An individual who is a citizen or resident of the U.S.;

   o A corporation or other entity treated as a corporation created or organized in or under the laws of the U.S. or of any political subdivision thereof or therein;

   o An estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

   o A trust that either is subject to the supervision of a court within the U.S. and which has one or more U.S. persons with authority to control all substantial decisions, or has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

 Distributions

   The amount of any distribution with respect to our common stock will generally be treated as a dividend, taxable as ordinary income to the U.S. holder, to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits are applied against and reduce the U.S. holder's tax basis in our common stock. Amounts in excess of the U.S. holder's tax basis are treated as capital gain. For the tax years 2003 through 2008, non-corporate U.S. holders generally should qualify for a maximum tax rate of 15% with respect to dividend income provided the U.S. holder satisfies holding period and other applicable requirements.

   Generally, a dividend distribution to a corporate U.S. holder will qualify for a 70% dividends-received deduction if the U.S. holder owns less than 20% of the voting power or value of our stock. However, section

246(c) of the Code disallows the dividends-received deduction in its entirety if the U.S. holder does not satisfy the applicable minimum holding period required for the stock for a period immediately before or immediately after such holder becomes entitled to receive each dividend on the stock. The length of time that a corporate U.S. holder is deemed to have held the stock for these purposes is reduced for periods during which the U.S. holder's risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales or other similar transactions.
Section 246A of the Code reduces the amount of the dividends-received deduction for a corporate U.S. holder that has incurred indebtedness directly attributable to its investment in the common stock.

 Sale, Exchange or Other Disposition

   A U.S. holder of common stock will generally recognize gain or loss on the sale, exchange or other taxable disposition of common stock in an amount equal to the difference between the proceeds of such sale, exchange or other disposition and such holder's tax basis in such stock (generally the purchase price paid by the U.S. holder). This gain or loss will be long-term gain or loss if the U.S. holder's holding period for the common stock is more than one year. The deductibility of losses may be limited. Non-corporate U.S. holders generally should qualify for a maximum tax rate of 15% with respect to long-term capital gain (20% for tax years after 2008).

 Backup Withholding and Information Reporting

   Information reporting requirements generally will apply to certain U.S. holders with respect to dividends paid on, or, under certain circumstances, the proceeds of a sale, exchange or other disposition of, common stock. Under the Code and applicable Treasury Regulations, a U.S. holder of common stock may be subject to backup withholding at a 28% rate with respect to dividends paid on, or the proceeds of a sale, exchange or disposition of, common stock unless such holder (a) is a corporation or comes within certain other exempt categories and, when required demonstrates this fact in the manner required, or (b) within a reasonable period of time, provides a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder's U.S. federal income tax liability (and may entitle the U.S. holder to a refund) provided that the required information is furnished to the Internal Revenue Service.

Tax Considerations for Non-U.S. Holders

 Non-U.S. Holders

   As used herein, the term Non-U.S. holder means a holder of common stock that is, for U.S. federal income tax purposes, a nonresident alien or a corporation, trust or estate that is not a U.S. holder.

 Distributions

   Distributions that are dividends as described above generally will be subject to withholding of U.S. Federal income tax at a 30% rate (or at such lower rate that an applicable income tax treaty may specify). However, dividends that are effectively connected with a Non-U.S. holder's conduct of a trade or business in the U.S. are generally subject to U.S. federal income tax on a net income basis at regular graduated income tax rates (unless an applicable income tax treaty provides otherwise), but are not generally subject to the 30% withholding tax if the Non-U.S. holder files an IRS Form W-8ECI (or successor form) with the withholding agent. In addition, if a Non-U.S. holder receiving effectively connected dividends is a foreign corporation, such Non-U.S. holder may also be subject to the branch profits tax equal to 30% of its "effectively connected earnings and profits" as defined in the Code unless such Non-U.S. holder qualifies for a lower rate or an exemption under an applicable income tax treaty.

   A Non-U.S. holder that claims the benefit of an income tax treaty rate generally will be required to satisfy applicable certification and other requirements, including filing an IRS Form W-8BEN (or successor form) with the withholding agent. In addition, a Non-U.S. holder that claims the benefit of an income tax treaty rate may be required, in certain instances, to obtain a U.S. taxpayer identification number.

   Payments made through certain foreign intermediaries may be subject to additional rules.

 Sale, Exchange or Other Disposition

   A Non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on the sale, exchange or other taxable disposition of common stock unless:

   (1) the gain is effectively connected with a U.S. trade or business of the Non-U.S. holder;

   (2) the Non-U.S. holder is an individual who is present in the U.S. for 183 or more days in the taxable year of the disposition and meets other requirements; or

   (3) we are or have been a "United States real property holding corporation" (a "USRPHC") for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the sale or other disposition and the Non-U.S. holder's holding period (the shorter period hereinafter referred to as the "lookback period"); provided that if our common stock is regularly traded on an established securities market, this rule generally will not cause any gain on the common stock to be taxable unless the Non-U.S. holder owned more than 5% of our common stock at some time during the lookback period. We do not believe that we currently are a USRPHC and do not currently expect to become one in the future. However, we could become a USRPHC as a result of future changes in assets or operations.

   If a Non-U.S. holder falls under clause (1) above, such holder will be taxed on the net gain derived from a disposition under regular graduated U.S.
Federal income tax rates (unless an applicable income tax treaty provides otherwise), and if such holder is a corporation, may also be subject to the branch profits tax equal to 30% of its "effectively connected earnings and profits" as defined in the Code (unless an applicable income tax treaty provides otherwise).

   If a Non-U.S. holder falls under clause (2) above, such holder may be subject to a flat 30% tax on the gain derived from the disposition.

   If a Non-U.S. holder falls under clause (3) above, such holder generally will be taxed in the same manner described in clause (1), except the branch profits tax will not apply.

 U.S. Federal Estate Tax

   Common stock that is owned or treated as owned by an individual who is a Non-U.S. holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

 Information Reporting and Backup Withholding

   A Non-U.S. holder of common stock that fails to certify its Non-U.S. holder status under applicable U.S. Treasury Regulations or otherwise fails to establish an exemption under applicable U.S. Treasury Regulations may be subject to information reporting and backup withholding at a rate of 28% on payments of dividends and the proceeds from the sale, exchange or other disposition of common stock.

   Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-U.S. holder's U.S. federal income tax liability, if any, if the Non-U.S. holder provides the required information to the Internal Revenue Service.

                                  UNDERWRITING

   We and the underwriters for this offering named below have entered into an underwriting agreement concerning the common stock being offered. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC are the joint book-running managers of this offering and are acting as the representatives of the underwriters.

Underwriters                                                    Number of Shares
------------                                                    ----------------
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated ....................................
UBS Securities LLC ..........................................
                                                                    ---------
   Total ....................................................       5,050,000
                                                                    =========

   If the underwriters sell more shares than the total number set forth in the table above, the underwriters have a 30-day option to purchase up to an additional 757,500 shares from us at the public offering price, less the underwriting discounts and commission to cover these sales. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

   The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to 757,500 additional shares.

                                                     No exercise   Full exercise
                                                     -----------   -------------
Per share .......................................      $              $
Total ...........................................      $              $


   We estimate that the total offering expenses we will pay, excluding
underwriting discounts and commissions, will be approximately $    .

   Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be
sold at a discount of up to $   per share from the public offering price. Any
of these securities dealers may resell any shares purchased from the
underwriters to other brokers or dealers at a discount of up to $    per share
from the public offering price. If all the shares are not sold at the public offering price, the representatives of the underwriters may change the offering price and the other selling terms.

   We and each of our directors and executive officers have agreed with the underwriters not to, directly or indirectly, offer, pledge, sell, hedge, contract to sell, purchase or sell any option or contract to purchase or sell, or otherwise transfer or dispose of or file any registration statement under the Securities Act with respect to any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or enter into any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, subject to certain permitted exceptions, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC.

   In connection with this offering certain of the underwriters or securities dealers may distribute prospectuses electronically.

   Our common stock is currently listed on the New York Stock Exchange under the symbol "BGC."

   In connection with this offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include stabilizing transactions, short sales and purchases to cover positions created by short sales. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while the offering is in progress. These transactions may also include the short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a number of shares greater than that which the underwriters are required to purchase in the offering. Short sales may be either "covered short sales" or "naked short sales." Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in this offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the sources of shares to close out a covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

   The underwriters also may impose a penalty bid. This ocurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short-covering transactions.

   These activities by the underwriters may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time in their sole discretion. These transaction may be effected on the New York Stock Exchange or otherwise.

   We have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriters may be required to make in respect thereof.

   In the ordinary course of their respective businesses, the underwriters and certain of their affiliates have in the past and may in the future engage in investment and commercial banking or other transactions of a financial nature with us or our affiliates, including the provision of certain advisory services and the making of loans to us and our affiliates. Affiliates of the underwriters will be lenders under our new senior secured revolving credit facility, will act as initial purchasers and underwriters, as applicable, in connection with the concurrent offerings of our Series A redeemable convertible preferred stock and our senior notes.

                                 LEGAL MATTERS

   The legality of the common stock will be passed upon by Blank Rome LLP, Philadelphia, Pennsylvania. Cahill Gordon & Reindel LLP, New York, New York will pass on certain legal matters for the underwriters.

                              INDEPENDENT AUDITORS

   The consolidated financial statements as of December 31, 2002 and 2001 and for the three years ended December 31, 2002, included herein have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in our method of accounting for certain inventory) appearing herein.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Independent Auditors' Report ............................................    F-2
Consolidated Statements of Operations for the Years Ended December 31,
  2002, 2001 and 2000....................................................    F-3
Consolidated Balance Sheets at December 31, 2002 and 2001 ...............    F-4
Consolidated Statements of Cash Flows for the Years Ended December 31,
  2002, 2001 and 2000....................................................    F-5
Consolidated Statements of Changes in Shareholders' Equity for the Years
  Ended December 31, 2002, 2001 and 2000.................................    F-6
Notes to Audited Consolidated Financial Statements ......................    F-7
Consolidated Statements of Operations for the Three Months Ended and
  Nine Months Ended September 30, 2003 and 2002..........................   F-41
Consolidated Balance Sheets at September 30, 2003 and December 31, 2002 .   F-42
Consolidated Statements of Cash Flows for the Nine Months Ended
  September 30, 2003 and 2002............................................   F-43
Consolidated Statements of Changes in Shareholders' Equity for the Nine
  Months Ended September 30, 2003 and 2002...............................   F-44
Notes to Unaudited Consolidated Financial Statements ....................   F-45

                       REPORT OF INDEPENDENT ACCOUNTANTS


General Cable Corporation:

   We have audited the accompanying consolidated balance sheets of General Cable Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of General Cable Corporation and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

   As discussed in Note 2 to the financial statements, the Company changed its method of accounting for its non-North American metals inventory from the first-in first-out (FIFO) method to the last-in first-out method (LIFO) effective January 1, 2001. Also as discussed in Note 2 to the financial statements, the Company changed its accounting for its North American non-metals inventory from the first-in, first-out (FIFO) method to the last-in, first-out (LIFO) method effective January 1, 2000.



/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio
January 29, 2003 (November 4, 2003 as to Note 25)

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in millions, except per share data)


                                                                                                        Year Ended December 31,
                                                                                                    -------------------------------
                                                                                                      2002        2001       2000
                                                                                                    --------    --------   --------
Net sales.......................................................................................    $1,453.9    $1,651.4   $2,162.1
Cost of sales...................................................................................     1,287.3     1,410.7    1,870.4
                                                                                                    --------    --------   --------
Gross profit....................................................................................       166.6       240.7      291.7
Selling, general and administrative expenses....................................................       150.9       136.4      257.6
                                                                                                    --------    --------   --------
Operating income................................................................................        15.7       104.3       34.1
Other income....................................................................................          --         8.1         --
Interest income (expense):......................................................................
 Interest expense...............................................................................       (43.5)      (45.6)     (62.3)
 Interest income................................................................................         0.9         1.7        2.5
 Other financial costs..........................................................................        (1.1)      (10.4)      (3.3)
                                                                                                    --------    --------   --------
                                                                                                       (43.7)      (54.3)     (63.1)
                                                                                                    --------    --------   --------
Income (loss) from continuing operations before income taxes....................................       (28.0)       58.1      (29.0)
Income tax (provision) benefit..................................................................         9.9       (20.6)      10.3
                                                                                                    --------    --------   --------
Income (loss) from continuing operations........................................................       (18.1)       37.5      (18.7)
Loss from operations of discontinued operations (net of tax)....................................          --        (6.8)      (7.7)
Loss on disposal of discontinued operations (net of tax)........................................        (5.9)      (32.7)        --
                                                                                                    --------    --------   --------
   Net loss.....................................................................................    $  (24.0)   $   (2.0)  $  (26.4)
                                                                                                    ========    ========   ========
EPS of Continuing Operations
----------------------------
Earnings (loss) per common share................................................................    $  (0.55)   $   1.14   $  (0.56)
                                                                                                    ========    ========   ========
Weighted average common shares..................................................................        33.0        32.8       33.6
                                                                                                    ========    ========   ========
Earnings (loss) per common share-assuming dilution..............................................    $  (0.55)   $   1.13   $  (0.56)
                                                                                                    ========    ========   ========
Weighted average common shares-assuming dilution................................................        33.0        33.1       33.6
                                                                                                    ========    ========   ========
EPS of Discontinued Operations
------------------------------
Loss per common share...........................................................................    $  (0.18)   $  (1.20)  $  (0.23)
                                                                                                    ========    ========   ========
Loss per common share-assuming dilution.........................................................    $  (0.18)   $  (1.19)  $  (0.23)
                                                                                                    ========    ========   ========
EPS of Total Company
--------------------
Loss per common share...........................................................................    $  (0.73)   $  (0.06)  $  (0.79)
                                                                                                    ========    ========   ========
Loss per common share-assuming dilution.........................................................    $  (0.73)   $  (0.06)  $  (0.79)
                                                                                                    ========    ========   ========


          See accompanying Notes to Consolidated Financial Statements.

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        (in millions, except share data)


                                                                 December 31,
                                                               -----------------
                                                                2002      2001
                                                               ------   --------
Assets
Current Assets:
 Cash .....................................................    $ 29.1   $   16.6
 Receivables, net of allowances of $11.6 million in 2002
   and $11.4 million in 2001...............................     105.9      105.8
 Retained interest in accounts receivable .................      84.8       83.1
 Inventories ..............................................     258.3      315.4
 Deferred income taxes ....................................      12.2       27.5
 Prepaid expenses and other ...............................      42.6       23.9
                                                               ------   --------
   Total current assets....................................     532.9      572.3
Property, plant and equipment, net ........................     323.3      320.9
Deferred income taxes .....................................      68.3       65.0
Other non-current assets ..................................      48.8       47.1
                                                               ------   --------
   Total assets............................................    $973.3   $1,005.3
                                                               ======   ========
Liabilities and Shareholders' Equity
Current Liabilities:
 Accounts payable .........................................    $242.1   $  249.4
 Accrued liabilities ......................................      99.2      113.6
 Current portion of long-term debt ........................      40.8       39.4
                                                               ------   --------
   Total current liabilities...............................     382.1      402.4
Long-term debt ............................................     411.1      421.0
Deferred income taxes .....................................       2.1        2.9
Other liabilities .........................................     117.1       74.1
                                                               ------   --------
   Total liabilities.......................................     912.4      900.4
                                                               ------   --------
Shareholders' Equity:
 Common stock, $0.01 par value:
   Issued and outstanding shares:
   2002 - 33,135,002 (net of 4,754,425 treasury shares)
   2001 - 32,838,227 (net of 4,745,425 treasury shares)....       0.4        0.4
 Additional paid-in capital ...............................     100.0       96.4
 Treasury stock ...........................................     (50.0)     (50.0)
 Retained earnings ........................................      59.9       88.9
 Accumulated other comprehensive loss .....................     (44.6)     (25.7)
 Other shareholders' equity ...............................      (4.8)      (5.1)
                                                               ------   --------
   Total shareholders' equity..............................      60.9      104.9
                                                               ------   --------
    Total liabilities and shareholders' equity ............    $973.3   $1,005.3
                                                               ======   ========


          See accompanying Notes to Consolidated Financial Statements.

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in millions)


                                                                                                          Year Ended December 31,
                                                                                                         2002      2001       2000
                                                                                                        ------    -------   -------
Cash flows of operating activities:
 Net loss...........................................................................................    $(24.0)   $  (2.0)  $ (26.4)
 Adjustments to reconcile net loss to net cash provided by operating activities:
   Depreciation and amortization....................................................................      30.6       35.0      56.0
   Foreign currency translation adjustment..........................................................        --       (8.5)       --
   Deferred income taxes............................................................................      14.4      (16.7)     (0.8)
   (Gain) loss on sale of businesses................................................................       1.7      (18.3)       --
   Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
    Sale of receivables, net of transaction costs paid at closing...................................        --      145.0        --
    (Increase) decrease in receivables..............................................................      15.1       16.6     (34.0)
    (Increase) decrease in inventories..............................................................      61.5       37.3     (52.1)
    (Increase) decrease in other assets.............................................................      (8.0)       3.9      (0.3)
    Increase (decrease) in accounts payable, accrued and other liabilities..........................     (34.0)    (109.1)     73.7
                                                                                                        ------    -------   -------
Net cash flows of operating activities..............................................................      57.3       83.2      16.1
                                                                                                        ------    -------   -------
Cash flows of investing activities:
 Capital expenditures...............................................................................     (31.4)     (54.9)    (56.0)
 Acquisitions, net of cash acquired.................................................................        --         --     (19.0)
 Proceeds from sale of businesses, net of cash sold.................................................       1.7      141.8     158.1
 Proceeds from properties sold......................................................................       1.6        6.7       0.8
 Other, net.........................................................................................      (0.5)      (1.7)     (1.0)
                                                                                                        ------    -------   -------
   Net cash flows of investing activities...........................................................     (28.6)      91.9      82.9
                                                                                                        ------    -------   -------
Cash flows of financing activities:
 Dividends paid.....................................................................................      (5.0)      (6.6)     (6.7)
 Net change in revolving credit borrowings..........................................................      (2.2)      33.2      47.2
 Net change in other debt...........................................................................       4.0        3.2     (14.1)
 Issuance of long-term debt.........................................................................        --         --       7.4
 Repayment of long-term debt........................................................................     (15.4)    (209.4)   (139.5)
 Acquisition of treasury stock......................................................................        --       (2.2)    (10.1)
 Proceeds from exercise of stock options............................................................       2.4        2.1        --
                                                                                                        ------    -------   -------
   Net cash flows of financing activities...........................................................     (16.2)    (179.7)   (115.8)
                                                                                                        ------    -------   -------
Increase (decrease) in cash.........................................................................      12.5       (4.6)    (16.8)
Cash - beginning of period..........................................................................      16.6       21.2      38.0
                                                                                                        ------    -------   -------
Cash - end of period................................................................................    $ 29.1    $  16.6   $  21.2
                                                                                                        ======    =======   =======
Supplemental Information
 Income taxes paid, net of (refunds)................................................................    $(27.0)   $   6.2   $   7.8
                                                                                                        ======    =======   =======
 Interest paid......................................................................................    $ 44.1    $  58.3   $  70.7
                                                                                                        ======    =======   =======


          See accompanying Notes to Consolidated Financial Statements.

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                      (in millions, except share amounts)

                                                                                             Accumulated
                                    Common Stock       Additional                               Other            Other
                                 -------------------     Paid-In     Treasury   Retained    Comprehensive    Shareholders'
                                  Shares      Amount     Capital      Stock     Earnings     Income(Loss)       Equity        Total
                                ----------    ------   ----------    --------   --------    -------------    -------------   ------
Balance, December 31, 1999 ..   33,999,633     $0.4      $ 90.5       $(37.7)    $130.6         $  1.6           $(8.1)      $177.3
 Comprehensive loss:
   Net loss..................                                                     (26.4)                                      (26.4)
   Foreign currency
    translation adjustment ..                                                                     (9.0)                        (9.0)
                                                                                                                             ------
 Comprehensive loss .........                                                                                                 (35.4)
 Dividends ..................                                                      (6.7)                                       (6.7)
 Purchase of treasury shares    (1,370,225)                            (10.1)                                                 (10.1)
 Issuance of restricted
   stock ....................        9,257                  0.1                                                   (0.1)          --
 Amortization of restricted
   stock and other ..........                               1.1                                                    2.0          3.1
 Other ......................       10,634                 (0.3)                                                   0.6          0.3
                                ----------     ----      ------       ------     ------         ------           -----       ------
Balance, December 31, 2000 ..   32,649,299      0.4        91.4        (47.8)      97.5           (7.4)           (5.6)       128.5
 Comprehensive loss:
   Net loss..................                                                      (2.0)                                       (2.0)
   Foreign currency
    translation
    adjustment ..............                                                                    (12.9)                       (12.9)
   Loss on change in fair
    value of financial
    instruments, net of tax .                                                                     (3.7)                        (3.7)
   Pension adjustments, net
    of tax ..................                                                                     (1.4)                        (1.4)
   Unrealized investment
    losses ..................                                                                     (0.3)                        (0.3)
                                                                                                                             ------
 Comprehensive loss .........                                                                                                 (20.3)
 Dividends ..................                                                      (6.6)                                       (6.6)
 Purchase of treasury shares      (354,800)                             (2.2)                                                  (2.2)
 Issuance of restricted
  stock......................      357,500                  2.7                                                   (2.7)          --
 Amortization of restricted
   stock and other ..........                               0.2                                                    2.1          2.3
 Exercise of stock options ..      183,876                  2.1                                                                 2.1
 Other ......................        2,352                                                                         1.1          1.1
                                ----------     ----      ------       ------     ------         ------           -----       ------
Balance, December 31, 2001 ..   32,838,227      0.4        96.4        (50.0)      88.9          (25.7)           (5.1)       104.9
 Comprehensive loss:
   Net loss..................                                                     (24.0)                                      (24.0)
   Foreign currency
    translation adjustment ..                                                                     11.2                         11.2
   Loss on change in fair
    value of financial
    instruments, net of tax .                                                                     (0.5)                        (0.5)
   Pension adjustments, net
    of tax ..................                                                                    (29.2)                       (29.2)
   Unrealized investment
    losses ..................                                                                     (0.4)                        (0.4)
                                                                                                                             ------
 Comprehensive loss .........                                                                                                 (42.9)
 Dividends ..................                                                      (5.0)                                       (5.0)
 Amortization of restricted
   stock and other ..........                               0.9                                                    0.1          1.0
 Exercise of stock options ..      265,359                  2.4                                                                 2.4
 Other ......................       31,416                  0.3                                                    0.2          0.5
                                ----------     ----      ------       ------     ------         ------           -----       ------
Balance, December 31, 2002 ..   33,135,002     $0.4      $100.0       $(50.0)    $ 59.9         $(44.6)          $(4.8)      $ 60.9
                                ==========     ====      ======       ======     ======         ======           =====       ======


          See accompanying Notes to Consolidated Financial Statements.

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. General

   General Cable Corporation and subsidiaries (General Cable), are engaged in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial and specialty and communications markets. As of December 31, 2002, General Cable operated 28 manufacturing facilities in eight countries and two regional distribution centers in North America in addition to the corporate headquarters in Highland Heights, Kentucky.

2. Summary of Accounting Policies

Principles of Consolidation

   The consolidated financial statements include the accounts of General Cable Corporation and its wholly-owned subsidiaries. Investments in 50% or less owned joint ventures are accounted for under the equity method of accounting. Other non-current assets included an investment in a joint venture of $3.8 million at December 31, 2002. All transactions and balances among the consolidated companies have been eliminated. Certain reclassifications have been made to the prior year to conform to the current year's presentation.

Revenue Recognition

   Revenue is recognized when goods are shipped and title passes to the customer.

Earnings (Loss) Per Share

   Earnings (loss) per common share and earnings (loss) per common share-assuming dilution are computed based on the weighted average number of common shares outstanding. Earnings per common share-assuming dilution are computed based on the weighted average number of common shares outstanding and the dilutive effect of stock options and restricted stock units outstanding.

Inventories

   Inventories are stated at the lower of cost or market value. The Company determines whether a lower of cost or market provision is required on a quarterly basis by computing whether inventory on hand, on a last-in first-out
(LIFO) basis, can be sold at a profit based upon current selling prices less variable selling costs. No provision was required in 2002 or 2001. In the event that a provision is required in some future period, the Company will determine the amount of the provision by writing down the value of the inventory to the level where its sales, using current selling prices less variable selling costs, will result in a profit.

   General Cable values all its North American inventories and its non-North American metal inventories using the LIFO method and all remaining inventories using the first-in first-out (FIFO) method. As of January 1, 2001, General Cable changed its accounting method for its non-North American metal inventories from the FIFO method to the LIFO method. The impact of the change was an increase in operating income of $4.1 million, or $0.08 of earnings per share, on both a basic and a diluted basis during 2001. The Company believes that the change to the LIFO accounting method for its non-North American metal inventories more accurately reflects the impact of volatile raw material prices and conforms the accounting for all metal inventories. Because the December 31, 2000 non-North American metal inventories valued at FIFO is the opening LIFO inventory, there is neither a cumulative effect to January 1, 2001 nor proforma amounts of retroactively applying the change to LIFO. As of January 1, 2000, General Cable changed its accounting method for its North American non-metal inventories from the FIFO method to the LIFO method. The impact of the change was an increase in operating income of $6.4 million, or $0.12 of earnings per share on both a basic and diluted basis, during 2000. Because the December 31, 1999 North American non-metal inventories valued at FIFO is the opening LIFO inventory, there is neither a cumulative effect to January 1, 2000 nor proforma amounts of retroactively applying the change to LIFO. Previously General Cable had valued only the copper and aluminum components of its North American inventories using LIFO. The Company believes that the change to the LIFO accounting method for its North American non-metal inventories more accurately reflects the impact of both volatile raw material prices and ongoing cost

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES productivity initiatives, conforms the accounting for all North American inventories and provides a more comparable basis of accounting with direct competitors in North America who are on LIFO for the majority of their inventories.

Property, Plant and Equipment

   Property, plant and equipment are stated at cost. Costs assigned to property, plant and equipment relating to acquisitions are based on estimated fair values at that date. Depreciation is provided using the straight-line method over the estimated useful lives of the assets: new buildings, from 15 to 50 years; and machinery, equipment and office furnishings, from 3 to 15 years. Leasehold improvements are depreciated over the life of the lease.

Fair Value of Financial Instruments

   Financial instruments are defined as cash or contracts relating to the receipt, delivery or exchange of financial instruments. Except as otherwise noted, fair value approximates the carrying value of such instruments.

Forward Pricing Agreements for Purchases of Copper and Aluminum

   In the normal course of business, General Cable enters into forward pricing agreements for purchases of copper and aluminum to match certain sales transactions. At December 31, 2002 and 2001, General Cable had $89.9 million and $40.1 million, respectively, of future copper and aluminum purchases that were under forward pricing agreements. The fair market value of the forward pricing agreements was $87.1 million and $38.7 million at December 31, 2002 and 2001, respectively. General Cable expects to recover the cost of copper and aluminum under these agreements as a result of firm sales price commitments with customers.

Use of Estimates

   The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

   General Cable sells a broad range of products throughout primarily the United States, Canada, Europe and the Asia Pacific region. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers, including members of buying groups, composing General Cable's customer base. Ongoing credit evaluations of customers' financial condition are performed, and generally, no collateral is required. General Cable maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's estimates. Certain subsidiaries also maintain credit insurance for certain customer balances.

Derivative Financial Instruments

   Derivative financial instruments are utilized to manage interest rate, commodity and foreign currency risk. General Cable does not hold or issue derivative financial instruments for trading purposes.

   Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting For Derivative Instruments and Hedging Activities," as amended, requires that all derivatives be recorded on the balance sheet at fair value. The accounting for changes in the fair value of the derivative depends on the intended use of the derivative and whether it qualifies for hedge accounting.

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

2. Summary of Accounting Policies -- (Continued)

   SFAS No. 133, as applied to General Cable's risk management strategies, may increase or decrease reported net income, and stockholders' equity, or both, prospectively depending on changes in interest rates and other variables affecting the fair value of derivative instruments and hedged items, but will have no effect on cash flows or economic risk. See further discussion in
Note 13.

   General Cable has entered into interest rate swap and collar agreements designed to hedge underlying debt obligations. During the first quarter of 2001, the Company incurred a cost of $4.2 million related to interest rate collars, which were terminated.

   Foreign currency and commodity contracts are used to hedge future sales and purchase commitments. Unrealized gains and losses on such contracts are recorded in other comprehensive income until the underlying transaction occurs and is recorded in the income statement at which point such amounts included in other comprehensive income are recorded into income which generally will occur over periods less than one year.

Accounts Receivable Securitization

   The Company accounts for the securitization of accounts receivable in accordance with SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No. 125." At the time the receivables are sold, the balances are removed from the Consolidated Balance Sheet. Costs associated with the transaction, primarily related to the discount and the one-time program implementation costs that were incurred in the second quarter of 2001, are included in interest income (expense) in the Consolidated Statement of Operations. This statement, which became effective for the Company during the second quarter of 2001, modifies certain standards for the accounting of transfers of financial assets and also requires expanded financial statement disclosures related to securitization activities. See further discussion in
Note 7.

Stock-Based Compensation

   SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. General Cable has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. No compensation cost for stock options is reflected in net income, as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation.

                                                                                                           Year Ended December 31,
                                                                                                          -------------------------
                                                                                                           2002      2001     2000
                                                                                                          ------    ------   ------
Net loss, as reported.................................................................................    $(24.0)   $ (2.0)  $(26.4)
Deduct: Total stock-based employee compensation expense determined under fair value based method for
  all awards, net of related tax effects..............................................................      (2.4)     (5.7)    (4.9)
                                                                                                          ------    ------   ------
Pro forma net loss....................................................................................    $(26.4)   $ (7.7)  $(31.3)
                                                                                                          ======    ======   ======
Loss per share:
  Basic -- as reported................................................................................    $(0.73)   $(0.06)  $(0.79)
  Basic -- pro forma..................................................................................    $(0.80)   $(0.23)  $(0.93)
  Diluted -- as reported..............................................................................    $(0.73)   $(0.06)  $(0.79)
  Diluted -- pro forma................................................................................    $(0.80)   $(0.23)  $(0.93)

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

2. Summary of Accounting Policies -- (Continued)

New Standards

   In June 2001, the Financial Accounting Standards Board issued SFAS No. 141 "Business Combinations", SFAS No. 142 "Goodwill and Other Intangible Assets" and SFAS No. 143 "Accounting for Asset Retirement Obligations". SFAS No. 141 requires that all business combinations be accounted for under the purchase accounting method and that certain acquired intangible assets in a business combination be recognized as assets apart from goodwill. SFAS No. 142 requires that ratable amortization of goodwill be replaced with periodic tests of the goodwill's carrying value and that intangible assets other than goodwill should be amortized over their useful lives. SFAS No. 143 requires entities to establish liabilities for legal obligations associated with the retirement of tangible long-lived assets. In August 2001, SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" was issued. SFAS No. 144 addresses financial accounting and reporting for impairment of long-lived assets to be held and used, and of long-lived assets and components of an entity to be disposed of. The Company adopted SFAS 141, SFAS No. 142 and SFAS No. 144 as of January 1, 2002, as required. Additionally, SFAS No. 143 was adopted as of January 1, 2002, although it was not required until fiscal 2003. The adoption of these standards did not have a material impact on the consolidated financial condition, results of operations or cash flows of General Cable. In April 2002, SFAS No. 145 "Rescission of FASB Statements
No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" was issued. SFAS No. 145 addresses financial accounting and reporting for the extinguishment of debt and accounting for leases. In June 2002, SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities" was issued. SFAS No. 146 requires that costs associated with exit or disposal activities be recognized when the costs are incurred, rather than at a date of commitment to an exit or disposal plan. Implementation of SFAS No. 145 and SFAS No. 146 is required for fiscal 2003. Management does not believe the impact of adopting SFAS No. 145 and SFAS No. 146 will have a material impact on the consolidated financial condition, results of operations or cash flows of General Cable.

   In December of 2002, SFAS No. 148 "Accounting for Stock-Based Compensation -- Transition and Disclosure -- an amendment of FASB No. 123" was issued. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires additional disclosure about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. General Cable has elected to not implement the voluntary change to the fair value based method of accounting for stock-based employee compensation, however, the disclosure requirements have been implemented as required.

   In November 2002, FASB Interpretation (FIN) No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" was issued. FIN 45 requires that as a company issues a guarantee, it must recognize a liability for the fair value of the obligations it assumes under that guarantee. Application of FIN 45 is required for guarantees issued or modified after December 31, 2002. The Company does not believe that the adoption of FIN 45 will have a material affect on its financial position, results of operations or cash flows.

   In January 2003, FIN No. 46 "Consolidation of Variable Interest Entities" was issued. FIN 46 is intended to achieve more consistent application of consolidation policies to variable interest entities. FIN 46 applies to all variable interest entities created after January 31, 2003 and it applies in the first fiscal period beginning after June 15, 2003 to variable interest entities acquired or created before February 1, 2003. The Company does not believe that the adoption of FIN 46 will have a material affect on its financial position, results of operations or cash flows.

3. Acquisitions and Divestitures

   During 1999, the Company acquired the worldwide energy cable and cable systems businesses of Balfour Beatty plc, previously known as BICC plc, with operations in the United Sates, Canada, Europe, Africa, the Middle East and Asia Pacific (the Acquisition). The Acquisition was completed in three phases

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

3. Acquisitions and Divestitures -- (Continued)

during 1999 for a total payment of $385.8 million. The Acquisition was accounted for as a purchase, and accordingly, the results of operations of the acquired businesses are included in the consolidated financial statements for periods after the respective closing dates.

   In December 1999, the Company decided to sell certain businesses due to their deteriorating operating performance. On February 9, 2000, the Company signed a definitive agreement with Pirelli Cavi e Sistemi, S.p.A., of Milan, Italy (Pirelli) for the sale of the stock of these businesses for a purchase price of $216.0 million, subject to closing adjustments. The closing adjustments included changes in net assets of the businesses sold since November 30, 1999, resulting from operating losses and other adjustments as defined in the sale agreement. The businesses sold were acquired from BICC plc during 1999 and consisted primarily of the operations in the United Kingdom, Italy and Africa and a joint venture interest in Malaysia. The businesses sold reported net sales of $383.4 million and a net loss of $73.2 million for 2000. Gross proceeds of $180.0 million were received during the third quarter of 2000 as a down payment against the final post-closing adjusted purchase price. Proceeds from the transaction were used to reduce the Company's outstanding debt. As a result of the sale to Pirelli, the Company recognized a $34.3 million charge in the third quarter of 2000. This charge was related to severance, transaction costs, warranty and other claims, the realization of the foreign exchange translation loss on the divested businesses that was previously charged directly to equity and $3.3 million write-off of unamortized bank fees due to the prepayment of indebtedness. During the third quarter of 2001, the final post-closing adjusted purchase price was agreed as $164.0 million resulting in the payment of $16.0 million to Pirelli. The Company had provided for a larger settlement amount and therefore $7.0 million of income was recorded in the third quarter of 2001.

   In September 2000, the Company acquired Telmag S.A. de C.V., a Mexico-based manufacturer of telecommunications cables, for $23.0 million. The acquisition brought in-house additional outside plant telecommunications cable capacity as well as provided available capacity for a broad range of telecommunications cables.

   In March 2001, the Company sold the shares of its Pyrotenax business unit to Raychem HTS Canada, Inc., a business unit of Tyco International, Ltd., for
$60 million, subject to closing adjustments. The business unit, with operations in Canada and the United Kingdom, principally produced mineral insulated high-temperature cables. During the second quarter of 2002, the final post-closing adjusted purchase price was agreed and resulted in a payment to Tyco International, Ltd. of approximately $2 million during the third quarter of 2002. This payment plus other costs associated with settling the final purchase price was equal to the amount provided for in the Company's balance sheet. The proceeds from the transaction were used to reduce the Company's debt.

   In September 2001, the Company announced its decision to exit the retail cordsets business. As a result of this decision, the Company closed its Montoursville, Pennsylvania plant. This facility manufactured cordset products including indoor and outdoor extension cords, temporary lighting and extension cord accessories.

   In October 2001, the Company sold substantially all of the manufacturing assets and inventory of its building wire business to Southwire Company for $82 million of cash proceeds and the transfer to the Company of certain datacommunication cable manufacturing equipment. Under the building wire sale agreement, Southwire purchased the inventory and substantially all of the property, plant and equipment located at the Company's Watkinsville, Georgia and Kingman, Arizona facilities and the wire and cable manufacturing equipment at its Plano, Texas facility. General Cable retained and continues to operate its copper rod mill in Plano and closed its Plano wire mill. The assets sold were used in manufacturing building wire principally for the retail and electrical distribution markets. During the second quarter of 2002, the final purchase price for this transaction was agreed resulting in a deminimus cash payment to Southwire. Proceeds from the transaction have been used to reduce the Company's outstanding debt.

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

3. Acquisitions and Divestitures -- (Continued)

   Beginning in the third quarter of 2001, the Company has reported the Building Wire and Cordsets segment as discontinued operations for financial reporting purposes. Administrative expenses formerly allocated to this segment are now reported in continuing operations segments. Quarterly historical data for the first six months of 2001 has been restated to reflect this change.

   During the second quarter of 2002, General Cable formed a joint venture company to manufacture and market fiber optic cables. General Cable contributed assets, primarily inventory and machinery and equipment, to a subsidiary company, which was then contributed to the joint venture in exchange for a $10.2 million note receivable, which resulted in a $5.6 million, deferred gain on the transaction. The Company will recognize the gain as the note is repaid. At December 2002, other non-current assets included an investment in the joint venture of $3.9 million and a $10.2 million note receivable from the joint venture and other liabilities included a deferred gain from the initial joint venture formation of $5.6 million.

4. Corporate Operating Items

   Cost of sales and selling, general and administrative expense in the consolidated statement of operations included the following (in millions):

                                                                                                        Year Ended December 31,
                                                                                                    -------------------------------
                                                                                                      2002        2001       2000
                                                                                                    --------    --------   --------
Cost of sales, excluding corporate items........................................................    $1,281.7    $1,403.7   $1,870.4
 Closure of manufacturing plants................................................................         2.0          --         --
 Disposal of inventory..........................................................................          --         7.0         --
 Charge related to assets contributed to joint venture..........................................         3.6          --         --
                                                                                                    --------    --------   --------
 Corporate items................................................................................         5.6         7.0         --
                                                                                                    --------    --------   --------
   Cost of sales................................................................................    $1,287.3    $1,410.7   $1,870.4
                                                                                                    ========    ========   ========
Selling, general and administrative expenses, excluding corporate items.........................    $  123.1    $  139.6   $  226.6
 Loss (income) related to the divestiture to Pirelli............................................          --        (7.0)      31.0
 Gain from sale of Pyrotenax business...........................................................          --       (23.8)        --
 Closure of manufacturing plants................................................................        19.2         4.8         --
 Divestiture of non-strategic business..........................................................         1.7         5.5         --
 Severance and severance related costs..........................................................         6.9        16.5         --
 Provision for other costs......................................................................          --         0.8         --
                                                                                                    --------    --------   --------
 Corporate items................................................................................        27.8        (3.2)      31.0
                                                                                                    --------    --------   --------
 Selling, general and administrative expenses...................................................    $  150.9    $  136.4   $  257.6
                                                                                                    --------    --------   --------
Total Corporate Operating Items.................................................................    $   33.4    $    3.8   $   31.0
                                                                                                    ========    ========   ========

   During 2002, the Company incurred $33.4 million of corporate charges, $5.6 million in cost of sales and $27.8 million in selling, general and administrative expense. These corporate charges included $21.2 million
($2.0 million in cost of sales and $19.2 million in selling, general and administrative expense) related to the closure of two of its seven North American plants that manufactured communications cables. In addition, $6.9 million was incurred for severance and related costs resulting from worldwide headcount reductions, $3.6 million was incurred to reduce to fair value certain assets contributed to the Company's fiber optic joint venture, and a $1.7 million loss was incurred on the sale of a non-strategic United Kingdom-based specialty cables business.

   During 2001, the Company incurred $3.8 million of corporate charges
($7.0 million in cost of sales and $3.2 million of income in selling, general and administrative expense). During the third quarter of 2001, the

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

4. Corporate Operating Items -- (Continued)

Company agreed with Pirelli on the final post-closing adjusted purchase price of the business sold in the third quarter of 2000. As a result of the final settlement, the Company recognized a $7.0 million pre-tax gain for the difference in the actual settlement and the amount provided for in the Company's balance sheet. The Company also completed the sale of its Pyrotenax business to Raychem HTS Canada, Inc., a business unit of Tyco International, Ltd. for proceeds of $60 million, subject to closing adjustments. After adjusting for the net cost of the assets sold and for the expenses associated with the transaction, the Company realized a pre-tax gain of $23.8 million. The Company also incurred charges for the closure of a manufacturing plant ($4.8 million), charges for severance and related costs resulting from a plan to reduce headcount throughout its worldwide operations ($16.5 million), a loss related to the sale of a non-strategic business which designs and manufactures extrusion tooling and accessories ($5.5 million), a charge related to the disposal of inventory as part of the Company's optimization of its distribution network ($7.0 million recorded in cost of sales) and a charge to provide for certain other costs ($0.8 million).

   During 2000, as a result of the sale of certain businesses to Pirelli, the Company recognized a $31.0 million charge. This charge was related to severance, transaction costs, warranty and other claims and the realization of the foreign exchange translation loss on the divested businesses that was previously charged directly to equity.

5. Other Income

   During the second quarter of 2001, the Company recognized a non-recurring pre-tax gain of $8.6 million related to a foreign exchange gain on the extinguishment of long-term debt in the United Kingdom partially offset by costs of $0.5 million to close out foreign exchange contracts at one of the Company's international subsidiaries.

6. Discontinued Operations

   On September 5, 2001, the Company announced its decision to sell its building wire business and to exit its retail cordsets business, the results of which have been reported as discontinued operations. Operating results of the discontinued operations were as follows (in millions):

                                                                                                            Year Ended December 31,
                                                                                                           ------------------------
                                                                                                            2002     2001     2000
                                                                                                           -----    ------   ------
Net Sales..............................................................................................    $  --    $352.9   $526.5
                                                                                                           =====    ======   ======
Pre-tax loss from discontinued operations..............................................................    $  --    $(10.7)  $(11.9)
Income tax benefit.....................................................................................       --       3.9      4.2
Pre-tax loss on disposal of discontinued operations....................................................     (9.1)    (50.6)      --
Income tax benefit.....................................................................................      3.2      17.9       --
                                                                                                           -----    ------   ------
   Loss from discontinued operations...................................................................    $(5.9)   $(39.5)  $ (7.7)
                                                                                                           =====    ======   ======

   Administrative expenses formerly allocated to these businesses for segment reporting purposes have been reallocated to continuing operations. A portion of the Company's overall interest expense has been allocated to these businesses based upon the outstanding debt balance attributable to those operations. Taxes have been allocated using the same overall rate incurred by the Company in each of the periods presented.

   During the third quarter of 2001, the Company recorded a $50.6 million loss on disposal of discontinued operations. The components of this charge include $21.4 million related to the sale of the building wire business, $16.6 million for the closure of the Company's Montoursville, Pennsylvania facility, which manufactured retail cordsets, $10.6 million for the closure of four regional distribution centers and $2.0 million for other costs.

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

6. Discontinued Operations -- (Continued)

   During 2002, the Company recorded an additional $9.1 million pre-tax loss on disposal of discontinued operations. The components of this charge principally related to an estimated lower net realizable value for real estate remaining from the Company's former building wire business unit, a longer than anticipated holding period for three distribution centers with unexpired lease commitments and certain other costs.

7. Accounts Receivable Asset-backed Securitization

   In May 2001, the Company completed an Accounts Receivable Asset-backed Securitization Financing transaction ("Securitization Financing"). The Securitization Financing provides for certain domestic trade receivables to be transferred to a wholly-owned, special purpose bankruptcy-remote subsidiary without recourse. This subsidiary in turn transferred the receivables to a trust, which issued, via private placement, floating rate five-year certificates in an initial amount of $145 million. In addition, a variable certificate component of up to $45 million for seasonal borrowings was also established as a part of the Securitization Financing. This variable certificate component will fluctuate based on the amount of eligible receivables. As a result of the building wire asset sale and the exit from the retail cordsets business, the Securitization Financing program was downsized to $80 million in the first quarter of 2002, through the repayment of a portion of the outstanding certificates. The repayment of the certificates was funded by the collection of the outstanding building wire and retail cordsets accounts receivable. The $45 million seasonal borrowing component was unaffected.

   Transfers of receivables under this program are treated as a sale and result in a reduction of total accounts receivable reported on the Company's consolidated balance sheet. In conjunction with the initial transaction, the Company incurred one-time charges of $4.2 million in the second quarter of 2001. The Company continues to service the transferred receivables and receives annual servicing fees from the special purpose subsidiary of approximately 1% of the average receivable balance. The market cost of servicing the receivables offset the servicing fee income and results in a servicing asset equal to zero. The Company's retained interest in the receivables are carried at their fair value, which is estimated as the net realizable value. The net realizable value considers the relatively short liquidation period and an estimated provision for credit losses. The provision for credit losses is determined based on specific identification of uncollectible accounts and the application of historical collection percentages by aging category. The receivables are not subject to prepayment risk. The key assumptions used in measuring the fair value of retained interests at the time of securitization were receivables days sales outstanding of 54 and interest rates on LIBOR based on borrowings of 4.92%. At December 31, 2002 and 2001, key assumptions and the sensitivity of the current fair value of the retained interest are as follows:

                                                                       Key        Impact on Fair Value of   Impact on Fair Value of
                                                                   Assumptions      20% Adverse Change         50% Adverse Change
                                                                   -----------    -----------------------   -----------------------
December 31, 2002:
 Days sales outstanding........................................      49 days           $0.3 million               $0.3 million
 Interest rate.................................................        2.0%            $0.3 million               $0.3 million
December 31, 2001:
 Days sales outstanding........................................      51 days           $0.1 million               $0.3 million
 Interest rate.................................................        2.5%            $0.1 million               $0.3 million


   These sensitivities are hypothetical and should be used with caution. Changes in fair value based on a 20% and 50% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another, which might magnify or counteract sensitivities.

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

7. Accounts Receivable Asset-backed Securitization -- (Continued)

   At December 31, 2002 and 2001, the Company's retained interest in accounts receivable and off balance sheet financing, net of cash held in the trust, was $84.8 million and $48.5 million; and $83.1 million and $67.8 million, respectively. The effective interest rate in the Securitization Financing was approximately 2.0% and 2.5% at December 31, 2002 and 2001, respectively. In 2002, proceeds from new sales totaled $1,067.6 million and cash collections reinvested totaled $1,030.8 million. In 2001, proceeds from new sales totaled $1,258.6 million and cash collections reinvested totaled $1,044.4 million. The portfolio of accounts receivable that the Company services totaled approximately $130 million and $150 million at December 31, 2002 and 2001, respectively.

8. Inventories

   Inventories consisted of the following (in millions):

                                                                       December 31,
                                                                      ---------------
                                                                       2002     2001
                                                                      ------   ------
     Raw materials ...............................................    $ 26.1   $ 36.7
     Work in process .............................................      33.2     41.9
     Finished goods ..............................................     199.0    236.8
                                                                      ------   ------
                                                                      $258.3   $315.4
                                                                      ======   ======

   At December 31, 2002 and December 31, 2001, $214.3 million and
$274.1 million, respectively, of inventories were valued using the LIFO method. Approximate replacement costs of inventories valued using the LIFO method totaled $198.1 million at December 31, 2002 and $248.7 million at December 31, 2001.

   If in some future period, the Company was not able to recover the LIFO value of its inventory at a profit when replacement costs were lower than the LIFO value of the inventory, the Company would be required to take a charge to recognize in its income statement all or a portion of the higher LIFO value of the inventory. During 2002, the Company reduced its inventory by approximately $62 million resulting in a $2.5 million LIFO charge since LIFO inventory quantities were reduced in a period when replacement costs were lower than the LIFO value of inventory.

9. Property, Plant and Equipment

   Property, plant and equipment consisted of the following (in millions):

                                                                      December 31,
                                                                    -----------------
                                                                     2002       2001
                                                                    -------   -------
     Land ......................................................    $  25.1   $  22.8
     Buildings and leasehold improvements ......................       53.2      53.4
     Machinery, equipment and office furnishings ...............      348.5     302.7
     Construction in progress ..................................       32.5      49.6
                                                                    -------   -------
                                                                      459.3     428.5
     Less accumulated depreciation and amortization ............     (136.0)   (107.6)
                                                                    -------   -------
                                                                    $ 323.3   $ 320.9
                                                                    =======   =======

   Depreciation expense totaled $28.1 million, $31.7 million and $52.0 million for the years ended December 31, 2002, 2001 and 2000, respectively.

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

10. Accrued Liabilities

   Accrued liabilities consisted of the following (in millions):

                                                                        December 31,
                                                                       --------------
                                                                       2002     2001
                                                                       -----   ------
     Payroll related accruals .....................................    $16.7   $ 22.3
     Accrued restructuring costs ..................................     15.2     13.3
     Customers' deposits and prepayments ..........................     10.1     11.4
     Customer rebates .............................................      6.6      8.5
     Insurance claims and related expenses ........................      8.0      8.4
     Current deferred tax liability ...............................      1.8      1.8
     Other accrued liabilities ....................................     40.8     47.9
                                                                       -----   ------
                                                                       $99.2   $113.6
                                                                       =====   ======

11. Restructuring Charges

   Changes in accrued restructuring costs were as follows (in millions):

                                                                        Severance    Facility
                                                                       and Related    Closing
                                                                          Costs        Costs     Total
                                                                       -----------   --------    ------
   Original provisions.............................................      $ 29.8       $ 42.9     $ 72.7
   Utilization.....................................................       (27.2)       (32.2)     (59.4)
                                                                         ------       ------     ------
    Balance, December 31, 2001.....................................         2.6         10.7       13.3
   Provisions......................................................        14.0         10.0       24.0
   Utilization.....................................................       (12.2)        (9.9)     (22.1)
                                                                         ------       ------     ------
    Balance, December 31, 2002.....................................      $  4.4       $ 10.8     $ 15.2
                                                                         ======       ======     ======

   During 2001, provisions were recorded for $72.7 million of restructuring activities ($22.1 million in continuing operations and $50.6 million in discontinued operations). The $22.1 million continuing operations charge included $4.8 million for the closure of a manufacturing facility, which included $3.1 million for severance costs. The closed facility, located in Cass City, Michigan, employed approximately 175 associates and utilized approximately 100,000 square feet in the production of data communication products. The continuing operations charge also included $16.5 million for severance and related costs resulting from the worldwide headcount reduction of approximately 100 employees and $0.8 million for certain other costs. The $50.6 million discontinued operations charge related to the sale of the building wire business ($21.4 million), closure of a manufacturing facility that produced retail cordset products ($16.6 million), the elimination of four regional distribution centers ($10.6 million) and certain other costs
($2.0 million).

   During 2002, an additional $24.0 million of provisions were recorded
($14.9 million in continuing operations and $9.1 million in discontinued operations). The $9.1 million discontinued operations pre-tax charge principally related to an estimated lower net realizable value for real estate remaining from the Company's former building wire business, a longer than anticipated holding period for three distribution centers with unexpired lease commitments and certain other costs. The $14.9 million continuing operations charge included $6.9 million for severance and related costs resulting from worldwide headcount reductions of approximately 140 employees and $8.0 million related to costs to close two manufacturing facilities. The $8.0 million charge for the closure of manufacturing facilities included $5.6 million for severance and related costs. The closed manufacturing facilities, located in Monticello, Illinois and Sanger, California, employed approximately 200 associates and utilized more than 350,000 square feet in the production of service wire sold to the telecommunications industry and certain data communications cables.

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

12. Long-Term Debt

     Long-term debt consisted of the following (in millions):

                                                                       December 31,
                                                                      ---------------
                                                                       2002     2001
                                                                      ------   ------
        Term loans................................................    $337.4   $348.6
        Revolving loans...........................................      78.2     80.4
        Other.....................................................      36.3     31.4
                                                                      ------   ------
                                                                       451.9    460.4
        Less current maturities...................................      40.8     39.4
                                                                      ------   ------
                                                                      $411.1   $421.0
                                                                      ======   ======

     Weighted average interest rates were as follows:
        Term loans................................................       6.5%     5.1%
        Revolving loans...........................................       6.3%     4.9%
        Other.....................................................       6.0%     6.0%

   The estimated fair value of the Company's long-term debt at December 31, 2002 and 2001 was approximately equal to the carrying value at those dates because the majority of the Company's debt has variable interest rates.

   The Company's current credit facility was entered into in 1999 with one lead bank as administrative agent, and a syndicate of lenders. The facility, as amended and reduced by prepayments, consists of: 1) term loans in Dollars in an aggregate amount up to $307.3 million, 2) term loans in Dollars and foreign currencies in an aggregate amount up to $30.1 million and 3) revolving loans and letters of credit in Dollars and foreign currencies in an aggregate amount up to $200.0 million. Borrowings are secured by assets of the Company's North American operations and a portion of the stock of its non-North American subsidiaries and are also guaranteed by the Company's principal operating subsidiaries. The credit facility, as amended, restricts certain corporate acts and contains required financial ratios and other covenants. During 2001, the Company had repaid $208.8 million of term loans in advance of their scheduled repayment date. This amount includes the proceeds from the Building Wire sale, the Company's Securitization Financing and the Pyrotenax sale received during 2001. In conjunction with these reductions in the borrowing capacity of the facility, the Company recorded a $2.4 million charge to write-off a portion of its unamortized bank fees during 2001.

   Loans under the credit facility bear interest, at the Company's option, at
(i) a spread over LIBOR or (ii) a spread over the Alternate Base Rate, which is defined as the higher of (a) the agent's Prime Rate, (b) the secondary market rate for certificates of deposit (adjusted for reserve requirements) plus 1% or (c) the Federal Funds Effective Rate plus 1/2 of 1%.

   A commitment fee accrues on the unused portion of the credit facility. The commitment fee is 50 basis points per annum and the spread over LIBOR on all loans under the facility ranges between 450 and 500 basis points per annum. Both the commitment fee and the spread over LIBOR are fixed for the life of the facility as a result of the October 2002 amendment (discussed below).

   In April 2002, the Company amended the credit facility to permit increased financial flexibility through March 2003. As a result of the amendment, the Company's spread over LIBOR increased by 25 basis points across all levels of its leverage-based pricing grid and a new leverage level was added to the pricing grid. One time fees and expenses associated with the amendment were $2.0 million and were being amortized over the one-year period of the amendment.

   In October 2002, the Company further amended its credit facility through March 2004. The amendment substantially relaxed the Company's financial covenants primarily in response to the ongoing weakness in the Communications segment. Among other provisions, the amendment adjusted the size of the Company's revolving credit facility to $200 million from $250 million, added a new financial covenant tied to minimum

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

12. Long-Term Debt -- (Continued)

quarterly earnings levels and established a contingent payment of approximately $5.5 million to lenders if the total facility commitments are not reduced by at least $100 million by December 15, 2003. As part of the amendment, the Company suspended its quarterly cash dividend of $0.05 per common share for the term of the amendment. One-time costs of approximately
$4 million were incurred for the amendment and will be amortized over the life of the amendment. The Company will also incur incremental annualized interest costs of approximately $4 million during the amendment period as a result of increased credit spreads. Future compliance with financial covenants will be dependent upon a number of factors, including overall economic activity, future conditions in the Company's principal end markets and the Company's future borrowing requirements. As a result of the completion of the October 2002 amendment, the Company wrote-off the remaining unamortized fees
($1.1 million) associated with the April 2002 amendment in the fourth quarter of 2002. The Company also wrote-off $0.5 million of unamortized bank fees in the fourth quarter of 2002 as a result of the $50 million reduction in the size of the revolving credit facility.

   At December 31, 2002, maturities of long-term debt during each of the years 2003 through 2007 are $40.8 million, $32.9 million, $71.6 million, $134.4 million and $163.2 million, respectively, and $9.0 million thereafter.

13. Financial Instruments

   General Cable is exposed to various market risks, including changes in interest rates, foreign currency and commodity prices. To manage risk associated with the volatility of these natural business exposures, General Cable enters into interest rate, commodity and foreign currency derivative agreements as well as copper and aluminum forward purchase agreements. General Cable does not purchase or sell derivative instruments for trading purposes.

   General Cable has utilized interest rate swaps and interest rate collars to manage its interest expense exposure by fixing its interest rate on a portion of the Company's floating rate debt. Under the swap agreements, General Cable will typically pay a fixed rate while the counterparty pays to General Cable the difference between the fixed rate and the three-month LIBOR rate.

   During 1999, the Company entered into certain interest rate derivative contracts for hedging of the credit facility floating interest rate risk covering $375.0 million of the Company's debt. The net effect of the hedging program was to provide a collar between approximately 5.4% and 8.5% within which the Company's LIBOR rates on a portion of the credit facility could move and which was at no cost to the Company. The Company entered into these three-year agreements with members of the lending group. In March 2001, the Company incurred a cost of $4.2 million to terminate these interest rate collars.

   During 2001, the Company entered into several new interest rate swaps which effectively fixed interest rates for borrowings under the credit facility and other debt. At December 31, 2001, General Cable had interest rate swaps, which effectively fixed interest rates for $425.0 million of borrowings under the credit facility and $9.0 million of other debt. The swaps outstanding as of December 31, 2002 were as follows (dollars in millions):

                                                                                                            Notional     Interest
Interest Rate Derivatives                                                              Period               Amounts     Rate Range
-------------------------                                                              ------               -------     ----------
Interest Rate Swap.....................................................    December 2001 to October 2011     $  9.0           4.49%
Forward Starting Interest Rate Swaps...................................    January 2003 to December 2004     $200.0    4.60 - 4.74%


   The Company does not provide or receive any collateral specifically for these contracts. However, all counterparties are members of the lending group and as such participate in the collateral of the credit agreement and are significant financial institutions.

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

13. Financial Instruments -- (Continued)

   The fair value of interest rate derivatives are based on quoted market prices and third-party provided calculations, which reflect the present values of the difference between estimated future variable-rate receipts and future fixed-rate payments. At December 31, 2002 and 2001, the carrying value was $7.4 million and $5.7 million, respectively.

   The Company enters into forward exchange contracts principally to hedge the currency fluctuations in certain transactions denominated in foreign currencies, thereby limiting the Company's risk that would otherwise result from changes in exchange rates. Principal transactions hedged during the year were firm sales and purchase commitments.

   The fair value of foreign currency contracts represents the amount required to enter into offsetting contracts with similar remaining maturities based on quoted market prices. At December 31, 2002 and 2001, the net unrealized gain
(loss) on the net foreign currency contracts was $0.7 million and $(0.2) million, respectively. However, since these contracts hedge forecasted foreign currency denominated transactions, and have been designated cash flow hedges, any change in the fair value of the contracts would be recorded in other comprehensive income until the hedged transaction was reflected in the income statement which is generally expected to occur in less than one year.

   Outside of North America, General Cable enters into commodity futures for purchase of copper and aluminum for delivery in a future month to match certain sales transactions. At December 31, 2002 and 2001, General Cable had an unrealized loss of $0.1 million and $0.2 million, respectively, on the commodity futures, which have been designated as cash flow hedges, and have been recorded in other comprehensive income until the hedged transaction is reflected in the income statement, which is generally expected to occur in less than one year.

   The notional amounts and fair values of these financial instruments at December 31, 2002 and 2001, are shown below (in millions). The carrying amount of the financial instruments was a liability of $(6.8) million at December 31, 2002 and $(6.1) million at December 31, 2001.

                                                                                                     2002                2001
                                                                                              -----------------    ----------------
                                                                                              Notional     Fair    Notional    Fair
                                                                                               Amount     Value     Amount    Value
                                                                                              --------    -----    --------   -----
Interest rate swaps .......................................................................    $  9.0     $(0.9)    $284.0    $(5.7)
Forward starting interest rate swaps ......................................................     200.0      (6.5)     625.0       --
Foreign currency contracts ................................................................      29.5       0.7       28.5     (0.2)
Commodity futures .........................................................................       9.2      (0.1)       8.0     (0.2)
                                                                                                          -----               -----
                                                                                                          $(6.8)              $(6.1)
                                                                                                          =====               =====

   In the normal course of business, General Cable enters into forward pricing agreements for the purchase of copper and aluminum for delivery in a future month to match certain sales transactions. At December 31, 2002 and 2001, General Cable had an unrealized loss of $2.8 million and $1.4 million, respectively. General Cable expects to recover the unrealized loss under these agreements as a result of firm sales price commitments with customers.

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

14. Income Taxes

   The provision (benefit) for income taxes attributable to continuing operations consisted of the following (in millions):

                                                                                                            Year Ended December 31,
                                                                                                           ------------------------
                                                                                                            2002     2001     2000
                                                                                                           ------    -----   ------
Current tax expense (benefit):
   Federal.............................................................................................    $(13.8)   $ 4.1   $(18.8)
   State...............................................................................................       0.1      0.1     (1.1)
   Foreign.............................................................................................       6.8     11.3      9.4
Deferred tax expense (benefit):
   Federal.............................................................................................      (6.9)     0.5     (6.0)
   State...............................................................................................       2.9      1.0     (0.7)
   Foreign.............................................................................................       1.0      3.6      6.9
                                                                                                           ------    -----   ------
                                                                                                           $ (9.9)   $20.6   $(10.3)
                                                                                                           ======    =====   ======

   The income tax benefit attributable to the operations and disposal of discontinued operations was $3.2 million, $21.8 million, and $4.2 million for 2002, 2001 and 2000 respectively.

   The reconciliation of reported income tax expense (benefit) to the amount of income tax expense that would result from applying domestic federal statutory tax rates to pretax income from continuing operations is as follows (in millions):

                                                                                                            Year Ended December 31,
                                                                                                            -----------------------
                                                                                                             2002    2001     2000
                                                                                                            -----    -----   ------
Statutory federal income tax............................................................................    $(9.8)   $20.3   $(10.1)
State, foreign and Foreign Sales Corporation income tax differential....................................      0.8     (0.3)    (0.6)
Other, net..............................................................................................     (0.9)     0.6      0.4
                                                                                                            -----    -----   ------
                                                                                                            $(9.9)   $20.6   $(10.3)
                                                                                                            =====    =====   ======

   The components of deferred tax assets and liabilities were as follows (in millions):

                                                                       December 31,
                                                                      ---------------
                                                                       2002     2001
                                                                      ------   ------
     Deferred tax assets:
      Net operating loss carryforwards ...........................    $ 74.7   $ 76.5
        Pension and retiree benefits accruals.....................      18.1      2.3
        Asset and rationalization reserves........................       5.1      5.1
        Inventory reserves........................................       4.0      5.1
        Capital loss carryforwards................................       1.1      4.1
        Tax credit carryforwards..................................       7.7      3.8
        Other liabilities.........................................      14.4     19.9
        Valuation allowance.......................................     (19.2)    (5.6)
                                                                      ------   ------
         Total deferred tax assets ...............................     105.9    111.2
     Deferred tax liabilities:
        Inventory.................................................       6.1      1.5
        Depreciation and fixed assets.............................      23.2     21.9
                                                                      ------   ------
     Net deferred tax assets .....................................    $ 76.6   $ 87.8
                                                                      ======   ======

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

14. Income Taxes -- (Continued)

   As of December 31, 2002, the Company has recorded a valuation allowance for its U.S. foreign tax credit and capital loss carryforwards, its state net operating loss carryforwards, and a portion of its foreign net operating loss carryforwards due to uncertainties regarding the ability to obtain future tax benefits for these tax attributes. The December 31, 2002 valuation allowance of $19.2 million increased $13.6 million from the prior year. The December 31, 2001 valuation allowance of $5.6 million decreased $4.7 million from December 31, 2000.

   A portion of the Company's 2002 U.S. net operating loss will be carried back to obtain a tax refund of $13.8 million in 2003. The $13.8 million tax refund is included within prepaid expenses and other in the December 31, 2002 consolidated balance sheet. The Company also generated U.S. net operating loss carryforwards of $55.2 million in 2000 and $57.9 million in 2002, which expire in 2020 and 2022, respectively. The 2001 U.S. net operating loss, which was reflected as a carryforward in the 2001 financial statements, was carried back instead to obtain a $37.0 million tax refund in 2002 as a result of a 2002
U.S. tax law change enabling a five year carryback of net operating losses.
The Company also has other U.S. net operating loss carryforwards that are subject to an annual limitation under Internal Revenue Code Section 382. These
Section 382 limited net operating loss carryforwards expire in varying amounts from 2006-2009. The total Section 382 limited net operating loss carryforward that may be utilized prior to expiration is estimated at $53.9 million. The Company also has approximately $22.3 million of net operating loss carryforwards in various foreign jurisdictions. A valuation allowance has been established against $20.7 million of these foreign net operating losses due to the uncertainty of utilization prior to expiration.

   The major component of the Company's $7.7 million of tax credit carryforwards is $6.5 million of U.S. alternative minimum tax credits, which have no expiration date. $3.1 million of these alternative minimum tax credit carryforwards are also subject to Section 382 limitations. Undistributed earnings of foreign subsidiaries that are considered to be reinvested indefinitely are approximately $77 million.

15. Pension Plans

   General Cable provides retirement benefits through contributory and noncontributory pension plans for the majority of its regular full-time employees. Pension expense under the defined contribution plans sponsored by General Cable in the United States equaled four percent of each eligible employee's covered compensation. In addition, General Cable sponsors employee savings plans under which General Cable may match a specified portion of contributions made by eligible employees.

   Benefits provided under defined benefit pension plans sponsored by General Cable are generally based on years of service multiplied by a specific fixed dollar amount. Contributions to these pension plans are based on generally accepted actuarial methods, which may differ from the methods used to determine pension expense. The amounts funded for any plan year are neither less than the minimum required under federal law nor more than the maximum amount deductible for federal income tax purposes. Pension plan assets consist of various fixed-income investments and equity securities.

   Net pension expense included the following components (in millions):

                                                                                                           Year Ended December 31,
                                                                                                          -------------------------
                                                                                                            2002      2001     2000
                                                                                                          ------    ------   ------
Service cost..........................................................................................    $  2.1    $  2.6   $  2.8
Interest cost.........................................................................................       9.1       8.4      8.7
Expected return on plan assets........................................................................     (10.2)    (10.9)   (11.1)
Net amortization and deferral.........................................................................       1.0       0.7      0.8
                                                                                                          ------    ------   ------
   Net defined benefit pension expense................................................................       2.0       0.8      1.2
Net defined contribution pension expense..............................................................       5.7       7.2      6.9
                                                                                                          ------    ------   ------
   Total pension expense..............................................................................    $  7.7    $  8.0   $  8.1
                                                                                                          ======    ======   ======

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

15. Pension Plans -- (Continued)

The changes in the benefit obligation and plan assets, the funded status of the plan and the amounts recognized in the Consolidated Balance Sheets at December 31, 2002 and 2001 were as follows (in millions):

                                                                       2002     2001
                                                                      ------   ------
     Changes in Benefit Obligation:
      Beginning benefit obligation ...............................    $124.1   $122.1
      Acquisitions (divestitures) ................................       6.3     (2.4)
      Service cost ...............................................       2.1      2.6
      Interest cost ..............................................       9.1      8.4
      Curtailment gain ...........................................      (1.9)    (1.3)
      Special termination benefits ...............................       0.1      1.1
      Benefits paid ..............................................     (12.3)   (10.8)
      Amendments .................................................       0.1      2.3
      Assumption change ..........................................      10.3      4.8
      Actuarial (gain) loss ......................................       3.1     (2.7)
                                                                      ------   ------
        Ending benefit obligation.................................    $141.0   $124.1
                                                                      ======   ======

     Changes in Plan Assets:
      Beginning fair value of plan assets ........................    $111.9   $116.6
      Acquisitions (divestitures) ................................       6.9     (2.4)
      Actual return (loss) on plan assets ........................     (20.6)     5.9
      Company contributions ......................................       3.0      2.6
      Benefits paid ..............................................     (12.3)   (10.8)
                                                                      ------   ------
        Ending fair value of plan assets..........................    $ 88.9   $111.9
                                                                      ======   ======

     Reconciliation of Funded Status:
      Funded status of the plan ..................................    $(52.1)  $(12.2)
      Unrecognized net transition obligation .....................       0.5      0.5
      Unrecognized actuarial (gain) loss .........................      49.3      7.6
      Unrecognized prior service cost ............................      10.1     11.3
                                                                      ------   ------
        Prepaid pension cost......................................    $  7.8   $  7.2
                                                                      ======   ======

     Amounts Recognized in Consolidated Balance Sheet:
      Prepaid pension cost .......................................    $  0.6   $ 11.5
      Accrued pension liability ..................................     (44.6)   (10.9)
      Intangible asset ...........................................       5.1      4.3
      Accumulated other comprehensive income .....................      46.7      2.3
                                                                      ------   ------
        Net amount recognized.....................................    $  7.8   $  7.2
                                                                      ======   ======

   The curtailment gain and special termination benefits in 2002 and 2001 were the result of closing and selling certain manufacturing locations. The divestitures in 2001 are related to the sale of the Pyrotenax business to Tyco International, Ltd. In 2002, the acquisition amounts are related to the recording of pension obligations for individuals located in the United Kingdom. These pension obligations were expected to transfer to Tyco International, Ltd. after completion of the Pyrotenax sale, however, these individuals either retired during the pension obligation valuation period or elected to stay in the General Cable United Kingdom based defined benefit pension plan.

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

15. Pension Plans -- (Continued)

   The weighted average rate assumptions used in determining pension costs and the benefit obligations were:

                                                                                                           2002    2001   2000
                                                                                                           ----    ----   ----
     Discount rate.....................................................................................     6.5%   7.25%  7.75%
     Expected rate of increase in future compensation levels...........................................     4.0%    4.0%   4.5%
     Long-term rate of return on plan assets...........................................................     9.0%    9.5%   9.5%

   The projected benefit obligation and accumulated benefit obligation for the pension plans with accumulated benefit obligations in excess of plan assets were $136.5 million and $129.9 million at December 31, 2002, and $15.6 million and $11.9 million at December 31, 2001.

16. Post-Retirement Benefits Other Than Pensions

   General Cable has post-retirement benefit plans that provide medical and life insurance for certain retirees and eligible dependents. General Cable funds the plans as claims or insurance premiums are incurred. Net post-retirement benefit expense (income) included the following components (in millions):

                                                                                                             Year Ended December 31,
                                                                                                             -----------------------
                                                                                                              2002    2001     2000
                                                                                                             -----    -----   -----
Service cost.............................................................................................    $ 0.3    $ 0.3   $ 0.3
Interest cost............................................................................................      0.7      0.7     0.7
Amortization of prior service cost.......................................................................     (0.7)    (0.8)   (0.8)
Curtailment loss (gain)..................................................................................      0.2     (0.4)   (1.2)
                                                                                                             -----    -----   -----
   Net post-retirement benefit expense (income)..........................................................    $ 0.5    $(0.2)  $(1.0)
                                                                                                             =====    =====   =====

   The curtailment loss (gain) was the result of closing certain manufacturing locations in 2002 and 2001 and the result of the elimination of certain retiree benefits in 2000.

   The change in the accrued post-retirement benefit liability was as follows (in millions):

                                                                        2002     2001
                                                                        -----   -----
     Beginning benefit obligation balance ..........................    $11.4   $12.8
     Divestiture ...................................................       --    (0.4)
     Net periodic benefit expense (income) .........................      0.5    (0.2)
     Benefits paid .................................................     (1.1)   (0.8)
                                                                        -----   -----
     Ending benefit obligation balance .............................    $10.8   $11.4
                                                                        =====   =====

   The discount rate used in determining the accumulated post-retirement benefit obligation was 6.5% for the year ended December 31, 2002, 7.25% for the year ended December 31, 2001 and 7.75% for the year ended December 31, 2000. The assumed health-care cost trend rate used in measuring the accumulated post-retirement benefit obligation was 9.0%, decreasing gradually to 4.75% in year 2008 and thereafter. Changing the assumed health-care cost trend rate by 1% would result in a change in the accumulated post-retirement benefit obligation of $0.7 million for 2002. The effect of this change would affect net post-retirement benefit expense by $0.1 million.

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

17. Equity Compensation Plans

   The following table sets forth information about General Cable's equity compensation plans as of December 31, 2002 (in thousands, except per share price):

                                                                                                            Number of Securities
                                                                    Number of                              Remaining Available for
                                                                Securities to be      Weighted-Average      Future Issuance Under
                                                              Issued Upon Exercise     Exercise Price     Equity Compensation Plans
                                                                 of Outstanding        of Outstanding       (Excluding Securities
                                                                     Options              Options        Reflected in First Column)
                                                              --------------------    ----------------   --------------------------
Shareholder approved plans:
  1997 Stock Incentive Plan (a)...........................            1,977                $14.76                   1,107
Non-shareholder approved plans:
  2000 Stock Option Plan..................................              766                 10.45                     676
                                                                      -----                ------                   -----
Total.....................................................            2,743                $13.55                   1,783
                                                                      =====                ======                   =====

---------------
(a) Excludes matching restricted stock units (MRSU) and restricted stock of 214,707 and 1,024,000, respectively, awarded through December 31, 2002.

   The 1997 Stock Incentive Plan authorizes a maximum of 4,725,000 shares, options or units of Common Stock to be granted. Stock options are granted to employees selected by the Compensation Committee of the Board or the Chief Executive Officer at prices, which are not less than the closing market price on the date of grant. The Compensation Committee (or Chief Executive Officer) has authority to set all the terms of each grant. The majority of the options granted under the plan expire in 10 years and become fully exercisable ratably over three years of continued employment or become fully exercisable after three years of continued employment. Restrictions on the majority of shares awarded to employees under the plan expire ratably over a three-year period or expire after six years from the date of grant. Restricted stock units were awarded to employees in November 1998 as part of a Stock Loan Incentive Plan. See further discussion in Note 19.

   The 2000 Stock Option Plan as amended authorizes a maximum of 1,500,000 non-incentive options to be granted. No other forms of award are authorized under this plan. Stock options are granted to employees selected by the Compensation Committee of the Board or the Chief Executive Officer at prices, which are not less than the closing market price on the date of grant. The Compensation Committee (or Chief Executive Officer) has authority to set all the terms of each grant. The majority of the options granted under the plan expire in 10 years and become fully exercisable ratably over three years of continued employment or become fully exercisable after three years of continued employment.

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

18. Stock Options

   General Cable applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for stock options issued under its 1997 Stock Incentive Plan and its 2000 Stock Option Plan. Accordingly, no compensation cost has been recognized for stock option grants under the plans. If compensation cost for General Cable's stock option grants had been determined based on the fair value at the grant dates for awards under the plans consistent with the method of SFAS No. 123, the proforma net loss would have been as follows (in millions except per share amounts):

                                                                                                           Year Ended December 31,
                                                                                                          -------------------------
                                                                                                           2002      2001     2000
                                                                                                          ------    ------   ------
Net loss, as reported.................................................................................    $(24.0)   $ (2.0)  $(26.4)
Deduct: Total stock-based employee compensation expense determined under fair value based method for
  all awards, net of related tax effects..............................................................      (2.4)     (5.7)    (4.9)
                                                                                                          ------    ------   ------
Pro forma net loss....................................................................................    $(26.4)   $ (7.7)  $(31.3)
                                                                                                          ======    ======   ======
 Loss per share:
    Basic -- as reported..............................................................................    $(0.73)   $(0.06)  $(0.79)
    Basic -- pro forma................................................................................    $(0.80)   $(0.23)  $(0.93)
    Diluted -- as reported............................................................................    $(0.73)   $(0.06)  $(0.79)
    Diluted -- pro forma..............................................................................    $(0.80)   $(0.23)  $(0.93)

   These proforma amounts may not be representative of future disclosures because the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years. In determining the proforma amounts above, the fair value of each option was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                                                 2002          2001         2000
                                                                                              ----------    ----------   ----------
Risk-free interest rate...................................................................           3.2%          5.1%         6.3%
Expected dividend yield...................................................................           1.5%          3.0%         3.0%
Expected option life......................................................................     6.5 years     6.5 years    6.5 years
Expected stock price volatility...........................................................          95.7%         66.1%        69.5%
Weighted average fair value of options granted............................................    $     9.58    $     6.09   $     4.92

   A summary of option information for the years ended December 31, 2002, 2001 and 2000 follows (options in thousands):

                                                                             Weighted
                                                                              Average
                                                                 Options     Exercise
                                                               Outstanding     Price
                                                               -----------   --------
     Balance at December 31, 1999 .........................       2,567       $16.75
      Granted .............................................         885         9.00
      Forfeited ...........................................        (248)       15.03
                                                                  -----       ------
     Balance at December 31, 2000 .........................       3,204        14.74
      Granted .............................................         623         7.83
      Exercised ...........................................        (184)       11.34
      Forfeited ...........................................        (419)       13.22
                                                                  -----       ------
     Balance at December 31, 2001 .........................       3,224        13.75
      Granted .............................................         641        13.39
      Exercised ...........................................        (265)        8.99
      Forfeited ...........................................        (857)       15.47
                                                                  -----       ------
     Balance at December 31, 2002 .........................       2,743       $13.55
                                                                  =====       ======

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

18. Stock Options -- (Continued)

   The following table summarizes information about stock options outstanding at December 31, 2002 (options in thousands):

                                                                                       Weighted
                                                                                        Average
                                                                       Weighted        Remaining                      Weighted
                     Range of                          Options         Average        Contractual     Options         Average
                   Option Prices                     Outstanding    Exercise Price       Life       Exercisable    Exercise Price
                   -------------                     -----------    --------------    -----------   -----------    --------------
                     $ 7 - $14                          2,126           $11.50            6.9          1,020           $11.96
                     $14 - $21                            175           $14.31            6.6            163           $14.17
                     $21 - $28                            443           $23.11            5.6            429           $23.08

   As of December 31, 2002, 2001 and 2000, there were 1,612,000, 2,120,000 and
1,706,000 exercisable stock options, respectively.

19. Shareholders' Equity

   General Cable is authorized to issue 75 million shares of common stock and 25 million shares of preferred stock.

   The table below summarizes information about restricted stock awarded during the following years:

                                                                      2001      2000
                                                                    --------   ------
     Number of shares awarded ..................................     357,500    9,257
     Fair value of shares at date issued (in millions) .........    $    2.7   $  0.1

   There was no restricted stock awarded during 2002.

   During the first quarter of 2001, 355,500 shares of restricted common stock with performance accelerated vesting features were awarded to certain senior executives under the Company's 1997 Stock Incentive Plan as amended (the "Plan"). Under the terms of the Plan, the Company can award restricted common stock to executives and key employees with such features. The restricted shares vest six years from the date of grant unless certain performance criteria are met. The performance measure used to determine vesting is the Company's stock price. The stock price targets must be sustained for 20 business days in order to trigger accelerated vesting. During the second quarter of 2001, as a result of the achievement of performance criteria, restrictions on 50% of the stock expired and the Company recognized accelerated amortization of $1.2 million.

   Restrictions on the majority of the shares issued during 2000 will expire ratably over a three-year period. Amortization of all outstanding restricted stock awards was $0.1 million, $2.1 million and $2.0 million during 2002, 2001 and 2000, respectively.

   In November 1998, General Cable entered into a Stock Loan Incentive Plan
(SLIP) with executive officers and key employees. Under the SLIP, the Company loaned $6.0 million to facilitate open market purchases of General Cable Common Stock. The loans are evidenced by notes that bear interest at 5.12% and mature in November 2003. A matching restricted stock unit (MRSU) was issued for each share of stock purchased under the SLIP. The MRSUs generally vest after five years of continuous employment. If the vesting requirements are met, one share of General Cable Common Stock will be issued in exchange for each MRSU. The fair value of the MRSUs at the grant date of $6.0 million, adjusted for subsequent forfeitures, is being amortized to expense over the five-year vesting period. There are 214,707 MRSUs outstanding as of December 31, 2002. Amortization expense related to the MRSUs was $0.9 million, $0.2 million and $1.1 million during 2002, 2001 and 2000 respectively.

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

19. Shareholders' Equity -- (Continued)

   The components of accumulated other comprehensive income (loss) consisted of the following (in millions):

                                                                       December 31,
                                                                      ---------------
                                                                       2002     2001
                                                                      ------   ------
     Foreign currency translation adjustment .....................    $ (9.5)  $(20.7)
     Pension adjustments, net of tax .............................     (30.6)    (1.4)
     Change in fair value of derivatives, net of tax .............      (4.2)    (3.7)
     Unrealized investment (losses) gains ........................      (0.3)     0.1
                                                                      ------   ------
                                                                      $(44.6)  $(25.7)
                                                                      ======   ======

20. Earnings (Loss) Per Common Share of Continuing Operations

   A reconciliation of the numerator and denominator of earnings (loss) per common share of continuing operations to earnings (loss) per common share of continuing operations assuming dilution for the years ended December 31, is as follows (in millions):

                                                                                                            2002     2001     2000
                                                                                                           ------    -----   ------
Earnings (loss) from continuing operations per common share:
 Income (loss) from continuing operations (1)..........................................................    $(18.1)   $37.5   $(18.7)
 Weighted average shares outstanding (2)...............................................................      33.0     32.8     33.6
Earnings (loss) from continuing operations per common share............................................    $(0.55)   $1.14   $(0.56)
Earnings (loss) from continuing operations per common share -- assuming dilution:
 Income (loss) from continuing operations (1)..........................................................    $(18.1)   $37.5   $(18.7)
 Weighted average shares outstanding...................................................................      33.0     32.8     33.6
 Dilutive effect of stock options and restricted stock units                                                   --      0.3       --
                                                                                                           ------    -----   ------
 Total shares (2)......................................................................................      33.0     33.1     33.6
Earnings (loss) from continuing operations per common share -- assuming dilution.......................    $(0.55)   $1.13   $(0.56)

---------------
(1) Numerator
(2) Denominator

   The earnings (loss) per common share -- assuming dilution computation excludes the impact of 2.7 million, 3.0 million and 2.3 million stock options and restricted stock units in 2002, 2001 and 2000, respectively, because their impact was anti-dilutive.

21. Segment Information

   General Cable has three reportable operating segments: the Energy Group, the Industrial & Specialty Group and the Communications Group. These segments are strategic business units organized around three product categories that follow management's internal organization structure. Beginning in the third quarter of 2001, the Company has reported the Building Wire and Cordsets segment as discontinued operations for financial reporting purposes.

   The Energy Group manufactures and sells wire and cable products that include low-, medium- and high-voltage power distribution and power transmission products. The Industrial & Specialty Group manufactures and sells wire and cable products that conduct electrical current for industrial and commercial power and control applications. The Communications Group manufactures and sells wire and cable products that transmit low-voltage signals for voice, data, video and control applications.

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

21. Segment Information -- (Continued)

   Segment net sales represent sales to external customers. Segment operating income represents profit from continuing operations before interest income, interest expense, other financial costs or income taxes. The operating loss included in corporate for 2002 consisted of $21.2 million related to the closure of two manufacturing plants, a $1.7 million loss on the sale of a non-strategic United Kingdom-based specialty cables business, a $3.6 million charge to reduce to fair value certain assets contributed to the Company's Fiber Optic joint venture, and $6.9 million for severance and related costs for headcount reductions of approximately 140 employees worldwide. The operating loss in corporate for 2001 consisted of a pre-tax gain of $7.0 million related to the divestiture of assets to Pirelli, a pre-tax gain of $23.8 million from the sale of the Pyrotenax business, $4.8 million for the closure of a manufacturing plant, $16.5 million in severance and related charges for a plan to reduce headcount throughout its worldwide operations by approximately 100 employees, $5.5 million loss related to the sale of a non-strategic business which designs and manufactures extrusion tooling and accessories, $7.0 million related to the disposal of inventory as part of the Company's optimization of its distribution network and $0.8 million for certain other costs. The corporate operating loss for 2000 represents the loss on the sale of certain businesses to Pirelli. See further discussion of corporate charges in Note 4. Depreciation on corporate property has been allocated to the operating segments. The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies (see Note 2). The Company has recorded the operating items discussed in Note 4 in the Corporate Segment rather than reflect such items in the Energy, Industrial & Specialty or Communications Segments operating income. These items are reported in the Corporate Segment because they are not considered in the operating performance evaluation of the Energy, Industrial & Specialty or Communications Segment by the Company's chief operating decision-maker, its Chief Executive Officer.

   Corporate assets included cash, deferred income taxes, property, certain prepaid expenses and other current and non-current assets as well as the identifiable assets of the discontinued operations. Capital expenditures and depreciation expense included in the corporate column represent the discontinued operations.

   Summarized financial information for the Company's operating segments for the years ended December 31, is as follows (in millions). Certain reclassifications have been made to the prior year to conform to the current year segment presentation.

                                                                    Energy   Industrial &    Communications
                                                                    Group      Specialty          Group        Corporate     Total
                                                                    ------   ------------    --------------    ---------   --------
Net Sales:
   2002.........................................................    $516.0      $499.4           $438.5         $   --     $1,453.9
   2001.........................................................     521.8       537.6            592.0             --      1,651.4
   2000.........................................................     733.6       796.7            631.8             --      2,162.1
Operating Income:
   2002.........................................................      36.9         9.7              2.5          (33.4)        15.7
   2001.........................................................      35.3        24.3             48.5           (3.8)       104.3
   2000.........................................................     (24.4)       29.7             59.8          (31.0)        34.1
Identifiable Assets:
   2002.........................................................     229.1       289.9            318.3          136.0        973.3
   2001.........................................................     210.3       287.7            370.6          136.7      1,005.3
   2000.........................................................     183.6       374.4            340.1          421.1      1,319.2
Capital Expenditures:
   2002.........................................................       9.9        13.4              8.1             --         31.4
   2001.........................................................      17.0        12.1             24.0            1.8         54.9
   2000.........................................................      27.3        12.0             13.0            3.7         56.0
Depreciation Expense:
   2002.........................................................       3.8         8.5             15.8             --         28.1
   2001.........................................................       3.5         7.5             15.1            5.6         31.7
   2000.........................................................      17.7         9.4             17.1            7.8         52.0

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

21. Segment Information -- (Continued)

   The following table presents revenues by geographic region based on the location of the use of the product or services for the years ended December 31 (in millions):

                                                                                                 2002        2001       2000
                                                                                               --------    --------   --------
     United States.........................................................................    $1,023.3    $1,146.9   $1,287.2
     Europe................................................................................       314.7       321.2      615.4
     Rest of World.........................................................................       115.9       183.3      259.5
                                                                                               --------    --------   --------
                                                                                               $1,453.9    $1,651.4   $2,162.1
                                                                                               ========    ========   ========

   The following table presents property, plant and equipment by geographic region based on the location of the asset as of December 31 (in millions):

                                                                                                 2002        2001       2000
                                                                                                ------      ------     ------
     United States..........................................................................    $220.3      $245.5     $279.9
     Europe.................................................................................      66.8        44.8       45.0
     Rest of World..........................................................................      36.2        30.6       54.5
                                                                                                ------      ------     ------
                                                                                                $323.3      $320.9     $379.4
                                                                                                ======      ======     ======

22. Commitments and Contingencies

   Certain present and former operating sites, or portions thereof, currently or previously owned or leased by current or former operating units of General Cable are the subject of investigations, monitoring or remediation under the United States Federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA or Superfund), the Federal Resource Conservation and Recovery Act or comparable state statutes or agreements with third parties. These proceedings are in various stages ranging from initial investigations to active settlement negotiations to implementation of the cleanup or remediation of sites.

   Certain present and former operating units of General Cable in the United States have been named as potentially responsible parties (PRPs) at several off-site disposal sites under CERCLA or comparable state statutes in federal court proceedings. In each of these matters, the operating unit of General Cable is working with the governmental agencies involved and other PRPs to address environmental claims in a responsible and appropriate manner.

   At December 31, 2002 and 2001, General Cable had an accrued liability of approximately $4.6 million and $4.8 million, respectively, for various environmental-related liabilities of which General Cable is aware. American Premier Underwriters Inc., a former parent of General Cable, agreed to indemnify General Cable against all environmental-related liabilities arising out of General Cable's or its predecessors' ownership or operation of the Indiana Steel & Wire Company and Marathon Manufacturing Holdings, Inc. businesses (which were divested by General Cable), without limitation as to time or amount. American Premier also agreed to indemnify General Cable against 66 2/3% of all other environmental-related liabilities arising out of General Cable's or its predecessors' ownership or operation of other properties and assets in excess of $10 million but not in excess of $33 million which were identified during the seven-year period ended June 2001. Indemnifiable environmental liabilities through June 2001 were substantially below that threshold. While it is difficult to estimate future environmental-related liabilities accurately, General Cable does not currently anticipate any material adverse impact on its results of operations, financial position or cash flows as a result of compliance with federal, state, local or foreign environmental laws or regulations or cleanup costs of the sites discussed above.

   As part of the Acquisition, BICC plc agreed to indemnify General Cable against environmental liabilities existing at the date of the closing of the purchase of the business. The indemnity is for an eight-year period ending in 2007 while General Cable operates the businesses subject to certain sharing of losses (with BICC

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

22. Commitments and Contingencies -- (Continued)

plc covering 95% of losses in the first three years, 80% in years four and five and 60% in the remaining three years). The indemnity is also subject to the overall indemnity limit of $150 million, which applies to all warranty and indemnity claims in the transaction. In addition, BICC plc assumed responsibility for cleanup of certain specific conditions at several sites operated by General Cable and cleanup is mostly complete at those sites. In the sale of the European businesses to Pirelli in August 2000, the Company generally indemnified Pirelli against any environmental-related liabilities on the same basis as BICC plc indemnified the Company in the earlier Acquisition. However, the indemnity the Company received from BICC plc related to the European businesses sold to Pirelli terminated upon the sale of those businesses to Pirelli. At this time, there are no claims outstanding under the general indemnity provided by BICC plc.

   General Cable has also agreed to indemnify Southwire Company against certain environmental liabilities arising out of the operation of the business it sold to Southwire prior to its sale.

   In addition, Company subsidiaries have been named as defendants in lawsuits alleging exposure to asbestos in products manufactured by the Company. At December 31, 2002, there were approximately 11,400 non-maritime claims and 33,000 maritime asbestos claims outstanding. During 2002, some 300 new non-maritime claims and 550 maritime claims were filed; 35 non-maritime claims and no maritime claims were dismissed, settled or otherwise disposed of in that period. At December 31, 2002 and 2001, General Cable had accrued approximately $1.3 million and $1.2 million, respectively, for these lawsuits.

   The Company does not believe that the outcome of the litigation will have a material adverse effect on its results of operations, financial position or cash flows.

   General Cable is also involved in various routine legal proceedings and administrative actions. Such proceedings and actions should not, individually or in the aggregate, have a material adverse effect on its result of operations, cash flows or financial position.

   As part of the October 2002 amendment to its credit facility, a contingent payment to the lenders was established of approximately $5.5 million if the total facility commitments are not reduced by at least $100 million by December 15, 2003. The Company is actively pursuing other financing arrangements in excess of the $100 million target in addition to generating cash from operations in 2003 and currently believes this contingent payment will not be required.

   General Cable has entered into various operating lease agreements related principally to certain administrative, manufacturing and distribution facilities and transportation equipment. Future minimum rental payments required under non-cancelable lease agreements at December 31, 2002 were as follows: 2003 - $10.6 million, 2004 - $7.9 million, 2005 - $5.0 million, 2006
- $4.0 million and 2007 - $1.3 million. Rental expense recorded under operating leases was $10.3 million, $16.2 million and $9.2 million for the years ended December 31, 2002, 2001 and 2000, respectively.

23. Related Party Transactions

   During the second quarter of 2002, General Cable formed a joint venture company to manufacture and market fiber optic cables. General Cable contributed assets, primarily inventory and machinery and equipment, to a subsidiary company, which was then contributed to the joint venture in exchange for a $10.2 million note receivable, which resulted in a $5.6 million, deferred gain on the transaction. The Company will recognize the gain as the note is repaid. General Cable owns 49% of the joint venture company.

   The joint venture company manufactures and sells to General Cable all of the fiber optic cable products that General Cable sells to its customers. During 2002, General Cable purchased approximately $12.2 million from the joint venture company. At December 31, 2002, General Cable had a $3.0 million payable to the joint venture company for these purchases.

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

23. Related Party Transactions -- (Continued)

   General Cable sells fiber, a primary raw material used by the joint venture Company, to the joint venture company. During 2002, General Cable sold approximately $6.8 million to the joint venture company. At December 31, 2002, General Cable had a receivable of $2.6 million from the joint venture company for these transactions.

   For the year ended December 31, 2002, the joint venture company had sales of $12.3 million and an operating loss and net loss of $(1.2) million. At
December 31, 2002, the joint venture company had total assets of $12.9 million, total liabilities of $5.1 million and total equity of $7.8 million.

24. Quarterly Operating Results (Unaudited)

   The interim financial information is unaudited. In the opinion of management, the interim financial information reflects all adjustments necessary for a fair presentation of quarterly financial information. Quarterly results have been influenced by seasonal factors inherent in General Cable's businesses. The sum of the quarter's earnings (loss) per share amounts may not add to full year earnings per share because each quarter is calculated independently. Summarized historical quarterly financial data for 2002 and 2001 are set forth below (in millions, except per share data):

                                                                                             First      Second     Third     Fourth
                                                                                            Quarter    Quarter    Quarter   Quarter
                                                                                            -------    -------    -------   -------
2002
----
Net sales ...............................................................................    $361.4     $393.7    $347.4     $351.4
Gross profit ............................................................................      48.1       44.7      37.6       36.2
Income (loss) from continuing operations ................................................       4.9      (11.8)     (4.0)      (7.2)
Loss on disposal of discontinued operations (net of tax) ................................        --       (3.9)       --       (2.0)
Net income (loss) .......................................................................       4.9      (15.7)     (4.0)      (9.2)

EPS of Continuing Operations
----------------------------
Earning (loss) per common share .........................................................    $ 0.15     $(0.36)   $(0.12)    $(0.22)
Earnings (loss) dilution per common share--assuming dilution ............................    $ 0.15     $(0.36)   $(0.12)    $(0.22)

EPS of Discontinued Operations
------------------------------
Loss per common share ...................................................................        --     $(0.12)       --     $(0.06)
Loss per common share--assuming dilution ................................................        --     $(0.12)       --     $(0.06)

EPS of Total Company
--------------------
Earnings (loss) per common share ........................................................    $ 0.15     $(0.48)   $(0.12)    $(0.28)
Earnings (loss) per common share--assuming dilution .....................................    $ 0.15     $(0.48)   $(0.12)    $(0.28)

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

24. Quarterly Operating Results (Unaudited) -- (Continued)

                                                                                             First      Second     Third     Fourth
                                                                                            Quarter    Quarter    Quarter   Quarter
                                                                                            -------    -------    -------   -------
2001
----
Net sales ...............................................................................    $451.7     $449.9    $389.5     $360.3
Gross profit ............................................................................      70.7       73.5      52.3       44.2
Other income ............................................................................        --        8.1        --         --
Income from continuing operations .......................................................      14.9       17.8       1.4        3.4
Loss from operations of discontinued businesses (net of tax) ............................      (3.4)      (2.6)     (0.8)        --
Loss on disposal of discontinued operations (net of tax) ................................        --         --     (32.7)        --
Net income (loss) .......................................................................      11.5       15.2     (32.1)       3.4

EPS of Continuing Operations
----------------------------
Earnings per common share ...............................................................   $  0.46    $  0.55    $ 0.04    $  0.10
Earnings dilution per common share--assuming dilution ...................................   $  0.46    $  0.54    $ 0.04    $  0.10

EPS of Discontinued Operations
------------------------------
Loss per common share ...................................................................   $ (0.11)   $ (0.08)   $(1.02)        --
Loss per common share--assuming Dilution ................................................   $ (0.11)   $ (0.08)   $(1.02)        --

EPS of Total Company
--------------------
Earnings (loss) per common share ........................................................   $  0.35    $  0.47    $(0.98)   $  0.10
Earnings (loss) per common share--assuming dilution .....................................   $  0.35    $  0.46    $(0.98)   $  0.10

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

25. Supplemental Guarantor Information

   General Cable Corporation (the Issuer) intends to issue and sell
$275.0 million of Senior Notes due 2010. General Cable Corporation and its material North American wholly-owned subsidiaries will fully and unconditionally guarantee the notes on a joint and several basis. The Company has not presented separate financial statements and other disclosures concerning the guarantor subsidiaries because management has determined that such information will not be material to the holders of the Senior Notes. The following consolidating financial information presents information about the Issuer, guarantor subsidiaries and non-guarantor subsidiaries. Initially, all of the Company's subsidiaries will be "restricted subsidiaries" for purposes of the Senior Notes. Investments in subsidiaries are accounted for on the equity basis. Intercompany transactions are eliminated.


              Supplemental Consolidating Statements of Operations
                                 (in millions)

                                                                                     Year Ended December 31, 2002
                                                                  -----------------------------------------------------------------
                                                                             Guarantor     Non-Guarantor
                                                                  Issuer   Subsidiaries     Subsidiaries    Eliminations     Total
                                                                  ------   ------------    -------------    ------------   --------
Net sales:
 Customers....................................................    $   --     $1,077.2          $376.7          $   --      $1,453.9
 Intercompany.................................................      25.6           --              --           (25.6)           --
                                                                  ------     --------          ------          ------      --------
                                                                    25.6      1,077.2           376.7           (25.6)      1,453.9
Cost of sales.................................................        --        998.1           314.8           (25.6)      1,287.3
                                                                  ------     --------          ------          ------      --------
Gross profit..................................................      25.6         79.1            61.9              --         166.6
Selling, general and administrative expenses..................      20.7        102.4            27.8              --         150.9
                                                                  ------     --------          ------          ------      --------
Operating income (loss).......................................       4.9        (23.3)           34.1              --          15.7
Interest income (expense):
 Interest expense.............................................     (37.4)       (66.1)           (5.9)           65.9         (43.5)
 Interest income..............................................      44.4         20.8             1.6           (65.9)          0.9
 Other financial costs........................................      (1.1)          --              --              --          (1.1)
                                                                  ------     --------          ------          ------      --------
                                                                     5.9        (45.3)           (4.3)             --         (43.7)
                                                                  ------     --------          ------          ------      --------
Income (loss) from continuing operations before income taxes..      10.8        (68.6)           29.8              --         (28.0)
Income tax (provision) benefit................................      (3.8)        24.3           (10.6)             --           9.9
                                                                  ------     --------          ------          ------      --------
Income (loss) from continuing operations......................       7.0        (44.3)           19.2              --         (18.1)
Loss on disposal of discontinued operations (net of tax)......        --         (5.9)             --              --          (5.9)
                                                                  ------     --------          ------          ------      --------
   Net income (loss)..........................................    $  7.0     $  (50.2)         $ 19.2          $   --      $  (24.0)
                                                                  ======     ========          ======          ======      ========

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

25. Supplemental Guarantor Information -- (Continued)

                                                                                     Year Ended December 31, 2001
                                                                  -----------------------------------------------------------------
                                                                             Guarantor     Non-Guarantor
                                                                  Issuer   Subsidiaries     Subsidiaries    Eliminations     Total
                                                                  ------   ------------    -------------    ------------   --------
Net sales:
 Customers....................................................    $   --     $1,245.3          $406.1          $   --      $1,651.4
 Intercompany.................................................      39.0           --              --           (39.0)           --
                                                                  ------     --------          ------          ------      --------
                                                                    39.0      1,245.3           406.1           (39.0)      1,651.4
Cost of sales.................................................        --      1,110.9           338.8           (39.0)      1,410.7
                                                                  ------     --------          ------          ------      --------
Gross profit..................................................      39.0        134.4            67.3              --         240.7
Selling, general and administrative expenses..................      35.4         67.1            33.9              --         136.4
                                                                  ------     --------          ------          ------      --------
Operating income..............................................       3.6         67.3            33.4              --         104.3
Other income..................................................        --           --             8.1              --           8.1
Interest income (expense):
 Interest expense.............................................     (47.0)       (53.8)          (10.7)           65.9         (45.6)
 Interest income..............................................      59.3          7.4             0.9           (65.9)          1.7
 Other financial costs........................................      (6.2)        (4.2)             --              --         (10.4)
                                                                  ------     --------          ------          ------      --------
                                                                     6.1        (50.6)           (9.8)             --         (54.3)
                                                                  ------     --------          ------          ------      --------
Income (loss) from continuing operations before income taxes..       9.7        (16.7)           31.7              --          58.1
Income tax (provision) benefit................................      (3.4)        (5.9)          (11.3)             --         (20.6)
                                                                  ------     --------          ------          ------      --------
Income (loss) from continuing operations......................       6.3         10.8            20.4              --          37.5
Loss from operations of discontinued operations (net of tax)..        --         (6.8)             --              --          (6.8)
Loss on disposal of discontinued operations (net of tax)......        --        (32.7)             --              --         (32.7)
                                                                  ------     --------          ------          ------      --------
   Net income (loss)..........................................    $  6.3     $  (28.7)         $ 20.4          $   --      $   (2.0)
                                                                  ======     ========          ======          ======      ========

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

25. Supplemental Guarantor Information -- (Continued)

              Supplemental Consolidating Statements of Operations
                                 (in millions)

                                                                                     Year Ended December 31, 2000
                                                                  -----------------------------------------------------------------
                                                                             Guarantor     Non-Guarantor
                                                                  Issuer   Subsidiaries     Subsidiaries    Eliminations     Total
                                                                  ------   ------------    -------------    ------------   --------
Net Sales:
 Customers....................................................    $   --     $1,367.6          $794.5          $   --      $2,162.1
 Intercompany.................................................      39.9           --            26.5           (66.4)           --
                                                                  ------     --------          ------          ------      --------
                                                                    39.9      1,367.6           821.0           (66.4)      2,162.1
Cost of sales.................................................        --      1,190.2           746.6           (66.4)      1,870.4
                                                                  ------     --------          ------          ------      --------
Gross profit..................................................      39.9        177.4            74.4              --         291.7
Selling, general and administrative expenses..................      36.3        118.9           102.4              --         257.6
                                                                  ------     --------          ------          ------      --------
Operating income..............................................       3.6         58.5           (28.0)             --          34.1
Interest income (expense):
 Interest expense.............................................     (53.4)       (71.7)          (15.5)           78.3         (62.3)
 Interest income..............................................      68.3         11.4             1.1           (78.3)          2.5
 Other financial costs........................................      (3.3)          --              --              --          (3.3)
                                                                  ------     --------          ------          ------      --------
                                                                    11.6        (60.3)          (14.4)             --         (63.1)
                                                                  ------     --------          ------          ------      --------
Income (loss) from continuing operations before income taxes..      15.2         (1.8)          (42.4)             --         (29.0)
Income tax (provision) benefit................................      (5.4)         0.6            15.1              --          10.3
                                                                  ------     --------          ------          ------      --------
Income (loss) from continuing operations......................       9.8         (1.2)          (27.3)             --         (18.7)
Loss from operations of discontinued Operations (net of tax)..        --         (7.7)             --              --          (7.7)
                                                                  ------     --------          ------          ------      --------
 Net income (loss)............................................    $  9.8     $   (8.9)         $(27.3)         $   --      $  (26.4)
                                                                  ======     ========          ======          ======      ========

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

25. Supplemental Guarantor Information -- (Continued)

                   Supplemental Consolidating Balance Sheets
                                 (in millions)

                                                                                           December 31, 2002
                                                                    ---------------------------------------------------------------
                                                                               Guarantor     Non-Guarantor
                                                                    Issuer   Subsidiaries     Subsidiaries    Eliminations    Total
                                                                    ------   ------------    -------------    ------------   ------
Assets
Current assets:
 Cash...........................................................    $   --     $    8.1          $ 21.0         $    --      $ 29.1
 Receivables, net of allowances.................................        --          7.4            98.5              --       105.9
 Retained interest in accounts receivable.......................        --         84.8              --              --        84.8
 Inventories....................................................        --        149.5           108.8              --       258.3
 Deferred income taxes..........................................        --         12.2              --              --        12.2
 Prepaid expenses and other.....................................       1.3         40.4             0.9              --        42.6
                                                                    ------     --------          ------         -------      ------
   Total current assets.........................................       1.3        302.4           229.2              --       532.9
 Property, plant and equipment, net.............................       0.5        249.9            72.9              --       323.3
 Deferred income taxes..........................................      (3.6)        78.1            (6.2)             --        68.3
 Intercompany accounts..........................................     451.8           --            24.3          (476.1)         --
 Investment in subsidiaries.....................................      33.8        345.2              --          (379.0)         --
 Other non-current assets.......................................       8.8         38.9             1.1              --        48.8
                                                                    ------     --------          ------         -------      ------
   Total assets.................................................    $492.6     $1,014.5          $321.3         $(855.1)     $973.3
                                                                    ======     ========          ======         =======      ======
Liabilities and Shareholders' Equity
Current liabilities:
 Accounts payable...............................................    $   --     $  112.2          $129.9         $    --      $242.1
 Accrued liabilities............................................       5.6         77.4            16.2              --        99.2
 Current portion of long-term debt..............................        --         13.0            27.8              --        40.8
                                                                    ------     --------          ------         -------      ------
   Total current liabilities....................................       5.6        202.6           173.9              --       382.1
Long-term debt..................................................     304.1         77.4            29.6              --       411.1
Deferred income taxes...........................................        --          1.9             0.2              --         2.1
Intercompany accounts...........................................        --        476.1              --          (476.1)         --
Other liabilities...............................................      32.9         78.2             6.0              --       117.1
                                                                    ------     --------          ------         -------      ------
   Total liabilities............................................     342.6        836.2           209.7          (476.1)      912.4
Total shareholders' equity......................................     150.0        178.3           111.6          (379.0)       60.9
                                                                    ------     --------          ------         -------      ------
Total liability and shareholders' equity........................    $492.6     $1,014.5          $321.3         $(855.1)     $973.3
                                                                    ======     ========          ======         =======      ======

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

25. Supplemental Guarantor Information -- (Continued)

                                                                                          December 31, 2001
                                                                  -----------------------------------------------------------------
                                                                             Guarantor     Non-Guarantor
                                                                  Issuer   Subsidiaries     Subsidiaries    Eliminations     Total
                                                                  ------   ------------    -------------    ------------   --------
Assets
Current assets:
 Cash.........................................................    $   --     $    6.8          $  9.8         $    --      $   16.6
 Receivables, net of allowances...............................        --         17.4            88.4              --         105.8
 Retained interest in accounts receivable.....................        --         83.1              --              --          83.1
 Inventories..................................................        --        221.8            93.6              --         315.4
 Deferred income taxes........................................        --         27.5              --              --          27.5
 Prepaid expenses and other...................................       3.2         20.0             0.7              --          23.9
                                                                  ------     --------          ------         -------      --------
   Total current assets.......................................       3.2        376.6           192.5              --         572.3
 Property, plant and equipment, net...........................       0.4        277.1            43.4              --         320.9
 Deferred income taxes........................................      (3.4)        71.0            (2.6)             --          65.0
 Intercompany accounts........................................     444.9           --            33.8          (478.7)           --
 Investment in subsidiaries...................................      33.9        345.3              --          (379.2)           --
 Other non-current assets.....................................      11.2         33.6             2.3              --          47.1
                                                                  ------     --------          ------         -------      --------
   Total assets...............................................    $490.2     $1,103.6          $269.4         $(857.9)     $1,005.3
                                                                  ======     ========          ======         =======      ========
Liabilities and Shareholders' Equity
Current liabilities:
 Accounts payable.............................................    $   --     $  137.5          $111.9         $    --      $  249.4
 Accrued liabilities..........................................       7.5         96.2             9.9              --         113.6
 Current portion of long-term debt............................        --         17.9            21.5              --          39.4
                                                                  ------     --------          ------         -------      --------
   Total current liabilities..................................       7.5        251.6           143.3              --         402.4
Long-term debt................................................     304.3         84.7            32.0              --         421.0
Deferred income taxes.........................................        --          0.7             2.2              --           2.9
Intercompany accounts.........................................        --        478.7              --          (478.7)           --
Other liabilities.............................................      32.9         30.5            10.7              --          74.1
                                                                  ------     --------          ------         -------      --------
   Total liabilities..........................................     344.7        846.2           188.2          (478.7)        900.4
Total shareholders' equity....................................     145.5        257.4            81.2          (379.2)        104.9
                                                                  ------     --------          ------         -------      --------
Total liability and shareholders' equity......................    $490.2     $1,103.6          $269.4         $(857.9)     $1,005.3
                                                                  ======     ========          ======         =======      ========

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

25. Supplemental Guarantor Information -- (Continued)

                     Supplemental Consolidating Cash Flows
                                 (in millions)

                                                                                      Year Ended December 31, 2002
                                                                    ---------------------------------------------------------------
                                                                               Guarantor     Non-Guarantor
                                                                    Issuer   Subsidiaries     Subsidiaries    Eliminations    Total
                                                                    ------   ------------    -------------    ------------   ------
Cash flows of operating activities:
 Net income (loss)..............................................    $ 7.0       $(50.2)          $ 19.2           $--        $(24.0)
 Adjustment to reconcile net loss to net cash provided by
   operating activities:
   Depreciation and amortization................................      1.1         29.0              0.5            --          30.6
   Deferred income taxes........................................      0.2         12.7              1.5            --          14.4
   (Gain) loss on sale of business..............................       --          1.7               --            --           1.7
   Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:..............................
    (Increase) decrease in receivables..........................       --          7.0              8.1            --          15.1
    (Increase) decrease in inventories..........................       --         65.8             (4.3)           --          61.5
    (Increase) decrease in other assets.........................      4.4        (13.4)             1.0            --          (8.0)
    Increase (decrease) in accounts payable, accrued and other
      liabilities...............................................     (2.8)       (19.1)           (12.1)           --         (34.0)
                                                                    -----       ------           ------           ---        ------
   Net cash flows of operating activities.......................      9.9         33.5             13.9            --          57.3
                                                                    -----       ------           ------           ---        ------
Cash flows of investing activities:
 Capital expenditures...........................................     (0.2)       (17.3)           (13.9)           --         (31.4)
 Proceeds from sale of businesses, net of cash sold.............       --          1.7               --            --           1.7
 Proceeds from properties sold..................................       --          1.2              0.4            --           1.6
 Other, net.....................................................       --         (0.5)              --            --          (0.5)
                                                                    -----       ------           ------           ---        ------
   Net cash flows of investing activities.......................     (0.2)       (14.9)           (13.5)           --         (28.6)
                                                                    -----       ------           ------           ---        ------
Cash flows of financing activities:
 Dividends paid.................................................     (5.0)          --               --            --          (5.0)
 Intercompany accounts..........................................     (6.9)        (2.6)             9.5            --            --
 Net changes in revolving credit borrowings.....................      0.5         (2.7)              --            --          (2.2)
 Net change in other debt.......................................       --          3.5              0.5            --           4.0
 Repayment of long-term debt....................................     (0.7)       (15.5)             0.8            --         (15.4)
 Proceeds from exercise of stock options........................      2.4           --               --            --           2.4
                                                                    -----       ------           ------           ---        ------
   Net cash flows of financing activities.......................     (9.7)       (17.3)            10.8            --         (16.2)
                                                                    -----       ------           ------           ---        ------
Increase (decrease) in cash.....................................       --          1.3             11.2            --          12.5
Cash - beginning of period......................................       --          6.8              9.8            --          16.6
                                                                    -----       ------           ------           ---        ------
Cash - end of period............................................    $  --       $  8.1           $ 21.0           $--        $ 29.1
                                                                    =====       ======           ======           ===        ======

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

25. Supplemental Guarantor Information -- (Continued)

                     Supplemental Consolidating Cash Flows
                                 (in millions)

                                                                                     Year Ended December 31, 2001
                                                                   ----------------------------------------------------------------
                                                                              Guarantor     Non-Guarantor
                                                                   Issuer   Subsidiaries     Subsidiaries    Eliminations    Total
                                                                   ------   ------------    -------------    ------------   -------
Cash flows of operating activities:
 Net income (loss).............................................    $  6.3      $ (28.7)         $ 20.4            --        $  (2.0)
 Adjustment to reconcile net loss to net cash provided by
  operating activities:
   Depreciation and amortization...............................       2.4         32.2             0.4            --           35.0
   Foreign currency translation adjustment.....................        --           --            (8.5)           --           (8.5)
   Deferred income taxes.......................................      (2.1)       (42.3)           27.7            --          (16.7)
   (Gain) loss on sale of business.............................        --        (18.3)             --            --          (18.3)
   Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
   Sale of receivables, net of transaction costs paid at
    closing....................................................        --        145.0              --            --          145.0
    (Increase) decrease in receivables.........................        --         16.9            (0.3)           --           16.6
    (Increase) decrease in inventories.........................        --         35.7             1.6            --           37.3
    (Increase) decrease in other assets........................       4.3         (3.4)            3.0            --            3.9
    Increase (decrease) in accounts payable, accrued and other
      liabilities..............................................     (11.7)       (69.7)          (27.7)           --         (109.1)
                                                                   ------      -------          ------           ---        -------
   Net cash flows of operating activities......................      (0.8)        67.4            16.6            --           83.2
                                                                   ------      -------          ------           ---        -------
Cash flows of investing activities:
 Capital expenditures..........................................        --        (41.3)          (13.6)           --          (54.9)
 Proceeds from sale of businesses, net of cash sold............        --        141.8              --            --          141.8
 Proceeds from properties sold.................................        --         (0.2)            6.9            --            6.7
 Other, net....................................................        --         (1.7)             --            --           (1.7)
                                                                   ------      -------          ------           ---        -------
   Net cash flows of investing activities......................        --         98.6            (6.7)           --           91.9
                                                                   ------      -------          ------           ---        -------
Cash flows of financing activities:
 Dividends paid................................................      (6.6)          --              --            --           (6.6)
 Intercompany accounts.........................................      43.8        (70.1)           26.3            --             --
 Net changes in revolving credit borrowings....................      36.9         (3.7)             --            --           33.2
 Net change in other debt......................................        --         (0.3)            3.5            --            3.2
 Repayment of long-term debt...................................     (73.2)       (94.8)          (41.4)           --         (209.4)
 Acquisition of treasury stock.................................      (2.2)          --              --            --           (2.2)
 Proceeds from exercise of stock options.......................       2.1           --              --                          2.1
                                                                   ------      -------          ------           ---        -------
Net cash flows of financing activities.........................       0.8       (168.9)          (11.6)           --         (179.7)
                                                                   ------      -------          ------           ---        -------
Increase (decrease) in cash....................................        --         (2.9)           (1.7)           --           (4.6)
Cash - beginning of period.....................................        --          9.7            11.5            --           21.2
                                                                   ------      -------          ------           ---        -------
Cash - end of period...........................................    $   --      $   6.8          $  9.8           $--        $  16.6
                                                                   ======      =======          ======           ===        =======

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

25. Supplemental Guarantor Information -- (Continued)

                Supplemental Condensed Consolidating Cash Flows
                                 (in millions)

                                                                                     Year Ended December 31, 2000
                                                                   ----------------------------------------------------------------
                                                                              Guarantor     Non-Guarantor
                                                                   Issuer   Subsidiaries     Subsidiaries    Eliminations    Total
                                                                   ------   ------------    -------------    ------------   -------
Cash flows of operating activities:
 Net income (loss).............................................    $  9.8      $  (8.9)         $(27.3)           --        $ (26.4)
 Adjustment to reconcile net loss to net cash provided by
  operating activities:
   Depreciation and amortization...............................       3.2         36.1            16.7            --           56.0
   Deferred income taxes.......................................       5.4          3.4            (9.6)           --           (0.8)
   Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
    (Increase) decrease in receivables.........................        --        (11.7)          (22.3)           --          (34.0)
    (Increase) decrease in inventories.........................        --         (4.8)          (47.3)           --          (52.1)
    (Increase) decrease in other assets........................       4.9         11.1           (16.3)           --           (0.3)
    Increase (decrease) in accounts payable, accrued and other
      liabilities..............................................      24.4        (12.8)           62.1            --           73.7
                                                                   ------      -------          ------           ---        -------
   Net cash flows of operating activities......................      47.7         12.4           (44.0)           --           16.1
                                                                   ------      -------          ------           ---        -------
Cash flows of investing activities:
 Capital expenditures..........................................        --        (26.6)          (29.4)           --          (56.0)
 Acquisitions, net of cash acquired............................        --        (19.0)             --            --          (19.0)
 Proceeds from sale of businesses, net of cash sold............        --        158.1              --            --          158.1
 Proceeds from properties sold.................................        --          0.6             0.2            --            0.8
 Other, net                                                            --         (1.0)             --            --           (1.0)
                                                                   ------      -------          ------           ---        -------
   Net cash flows of investing activities......................        --        112.1           (29.2)           --           82.9
                                                                   ------      -------          ------           ---        -------
Cash flows of financing activities:
 Dividends paid................................................      (6.7)          --              --                         (6.7)
 Intercompany accounts.........................................       1.1       (101.8)          100.7            --             --
 Net changes in revolving credit borrowings....................      20.5         26.7              --            --           47.2
 Net change in other debt......................................        --         (0.2)          (13.9)           --          (14.1)
 Issuance of long-term debt....................................        --          7.4              --            --            7.4
 Repayment of long-term debt...................................     (69.4)       (49.9)          (20.2)           --         (139.5)
 Acquisition of treasury stock.................................     (10.1)          --              --            --          (10.1)
 Proceeds from exercise of stock options.......................        --           --              --            --             --
                                                                   ------      -------          ------           ---        -------
   Net cash flows of financing activities......................     (64.6)      (117.8)           66.6            --         (115.8)
                                                                   ------      -------          ------           ---        -------
Increase (decrease) in cash....................................     (16.9)         6.7            (6.6)           --          (16.8)
Cash - beginning of period.....................................      16.9          3.0            18.1            --           38.0
                                                                   ------      -------          ------           ---        -------
Cash - end of period...........................................    $   --      $   9.7          $ 11.5           $--        $  21.2
                                                                   ======      =======          ======           ===        =======

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in millions, except per share data)
                                  (unaudited)

                                                                                              Three Months
                                                                                                  Ended          Nine Months Ended
                                                                                              September 30,        September 30,
                                                                                             ---------------    -------------------
                                                                                             2003      2002       2003       2002
                                                                                            ------    ------    --------   --------
Net sales ...............................................................................   $382.5    $347.4    $1,133.1   $1,102.5
Cost of sales ...........................................................................    337.1     309.8       998.7      972.1
Gross profit ............................................................................     45.4      37.6       134.4      130.4
Selling, general and administrative expenses ............................................     31.9      33.5        93.6      116.2
                                                                                            ------    ------    --------   --------
Operating income ........................................................................     13.5       4.1        40.8       14.2
Interest income (expense):
 Interest expense .......................................................................    (10.4)    (10.5)      (33.1)     (31.9)
 Interest income ........................................................................      0.1       0.2         0.3        0.8
                                                                                            ------    ------    --------   --------
                                                                                             (10.3)    (10.3)      (32.8)     (31.1)
                                                                                            ------    ------    --------   --------
Income (loss) from continuing operations
  before income taxes....................................................................      3.2      (6.2)        8.0      (16.9)
Income tax (provision) benefit ..........................................................     (1.1)      2.2        (2.8)       6.0
                                                                                            ------    ------    --------   --------
Income (loss) from continuing operations ................................................      2.1      (4.0)        5.2      (10.9)
Loss on disposal of discontinued operations (net of tax) ................................       --        --          --       (3.9)
                                                                                            ------    ------    --------   --------
Net income (loss) .......................................................................   $  2.1    $ (4.0)   $    5.2   $  (14.8)
                                                                                            ======    ======    ========   ========

EPS of Continuing Operations
----------------------------
Earnings (loss) per common share ........................................................   $ 0.06    $(0.12)   $   0.16   $  (0.33)
                                                                                            ======    ======    ========   ========
Weighted average common shares ..........................................................     33.1      33.1        33.1       33.0
                                                                                            ======    ======    ========   ========
Earnings (loss) per common share-assuming dilution ......................................   $ 0.06    $(0.12)   $   0.16   $  (0.33)
                                                                                            ======    ======    ========   ========
Weighted average common shares-assuming dilution ........................................     33.6      33.1        33.4       33.0
                                                                                            ======    ======    ========   ========

EPS of Discontinued Operations
------------------------------
Loss per common share ...................................................................   $   --    $   --    $     --   $  (0.12)
                                                                                            ======    ======    ========   ========
Loss per common share - assuming dilution ...............................................   $   --    $   --    $     --   $  (0.12)
                                                                                            ======    ======    ========   ========

EPS of Total Company
--------------------
Earnings (loss) per common share ........................................................   $ 0.06    $(0.12)   $   0.16   $  (0.45)
                                                                                            ======    ======    ========   ========
Earnings (loss) per common share -- assuming dilution ...................................   $ 0.06    $(0.12)   $   0.16   $  (0.45)
                                                                                            ======    ======    ========   ========

          See accompanying Notes to Consolidated Financial Statements.

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        (in millions, except share data)


                                                    September 30,   December 31,
                                                        2003            2002
                                                    -------------   ------------
                                                     (unaudited)
Assets
Current Assets:
  Cash..........................................       $ 24.2          $ 29.1
  Receivables, net of allowances of $14.3
   million at September 30, 2003 and $11.6
   million at December 31, 2002.................        141.4           105.9
  Retained interest in accounts receivable......         80.9            84.8
  Inventories...................................        247.0           258.3
  Deferred income taxes.........................         12.3            12.2
  Prepaid expenses and other....................         24.6            42.6
                                                       ------          ------
   Total current assets.........................        530.4           532.9
Property, plant and equipment, net .............        326.8           323.3
Deferred income taxes ..........................         74.7            68.3
Other non-current assets .......................         46.0            48.8
                                                       ------          ------
   Total assets.................................       $977.9          $973.3
                                                       ======          ======
Liabilities and Shareholders' Equity
Current Liabilities:
 Accounts payable ..............................       $260.0          $242.1
 Accrued liabilities ...........................        103.5            99.2
 Current portion of long-term debt .............         33.5            40.8
                                                       ------          ------
   Total current liabilities....................        397.0           382.1
Long-term debt .................................        370.5           411.1
Deferred income taxes ..........................          2.7             2.1
Other liabilities ..............................        124.1           117.1
                                                       ------          ------
   Total liabilities............................        894.3           912.4
                                                       ------          ------
Shareholders' Equity:
  Common stock, $0.01 par value:
   Issued and outstanding shares:
    September 30, 2003 - 33,083,028 (net of
      4,828,225 treasury shares)
    December 31, 2002 - 33,135,002 (net of
      4,754,425 treasury shares)................          0.4             0.4
  Additional paid-in capital....................        100.2           100.0
  Treasury stock................................        (50.4)          (50.0)
  Retained earnings.............................         65.1            59.9
  Accumulated other comprehensive loss..........        (28.4)          (44.6)
  Other shareholders' equity....................         (3.3)           (4.8)
                                                       ------          ------
       Total shareholders' equity...............         83.6            60.9
                                                       ------          ------
  Total liabilities and shareholders' equity....       $977.9          $973.3
                                                       ======          ======

          See accompanying Notes to Consolidated Financial Statements.

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (in millions, unaudited)


                                                                   Nine Months
                                                                      Ended
                                                                  September 30,
                                                                 ---------------
                                                                  2003     2002
                                                                 ------   ------
Cash flows of operating activities:
  Net income (loss)..........................................    $  5.2   $(14.8)
  Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
   Depreciation and amortization.............................      23.2     22.8
   Deferred income taxes.....................................      (5.8)    20.0
   Loss on sale of property and business.....................       0.4      1.7
   Changes in operating assets and liabilities:
    (Increase) decrease in receivables ......................     (16.9)    17.8
    Decrease in inventories .................................      22.2     28.3
    Decrease in other assets ................................      19.5      3.4
    Increase (decrease) in accounts payable, accrued and
      other liabilities......................................      10.4     (3.3)
                                                                 ------   ------
      Net cash flows of operating activities.................      58.2     75.9
                                                                 ------   ------
Cash flows of investing activities:
  Proceeds from properties sold..............................       1.9      0.5
  Proceeds from sale of business, net of cash sold...........        --      1.7
  Capital expenditures.......................................     (11.8)   (22.8)
  Repayment of loans from shareholders.......................       1.0       --
  Other, net.................................................      (1.3)    (0.8)
                                                                 ------   ------
      Net cash flows of investing activities.................     (10.2)   (21.4)
                                                                 ------   ------
Cash flows of financing activities:
  Dividends paid.............................................        --     (5.0)
  Net change in revolving credit borrowings..................     (13.3)   (36.1)
  Net change in other debt...................................     (25.5)    (0.1)
  Repayment of long-term debt................................     (14.1)    (9.0)
  Proceeds from exercise of stock options....................        --      2.4
                                                                 ------   ------
    Net cash flows of financing activities ..................     (52.9)   (47.8)
                                                                 ------   ------
Increase (decrease) in cash .................................      (4.9)     6.7
Cash-beginning of period ....................................      29.1     16.6
                                                                 ------   ------
Cash-end of period ..........................................    $ 24.2   $ 23.3
                                                                 ======   ======
Supplemental Information
Cash paid (received) during the period for:
  Income tax refunds, net....................................    $(13.3)  $(32.8)
                                                                 ======   ======
  Interest paid..............................................    $ 26.0   $ 30.5
                                                                 ======   ======

          See accompanying Notes to Consolidated Financial Statements.

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                      (in millions, except share amounts)
                                  (unaudited)


                                                                                             Accumulated
                                    Common Stock       Additional                               Other            Other
                                 -------------------     Paid-In     Treasury   Retained    Comprehensive    Shareholders'
                                  Shares      Amount     Capital      Stock     Earnings     Income(Loss)       Equity        Total
                                ----------    ------   ----------    --------   --------    -------------    -------------   ------
Balance, December 31, 2001 ..   32,838,227     $0.4      $ 96.4       $(50.0)    $ 88.9         $(25.7)          $(5.1)      $104.9
 Comprehensive loss:
  Net loss ..................                                                     (14.8)                                      (14.8)
  Foreign currency
    translation adjustment...                                                                      5.0                          5.0
  Change in fair value of
    financial instruments,
    net of tax...............                                                                     (1.4)                        (1.4)
 Comprehensive loss .........                                                                                                 (11.2)
 Dividends ..................                                                      (5.0)                                       (5.0)
 Amortization of restricted
   stock and other...........                               0.6                                                    0.1          0.7
 Exercise of stock options ..      265,359                  2.4                                                                 2.4
 Other ......................       27,545                  0.2                                                    0.1          0.3
                                ----------     ----      ------       ------     ------         ------           -----       ------
Balance, September 30, 2002 .   33,131,131     $0.4      $ 99.6       $(50.0)    $ 69.1         $(22.1)          $(4.9)      $ 92.1
                                ==========     ====      ======       ======     ======         ======           =====       ======
Balance, December 31, 2002 ..   33,135,002     $0.4      $100.0       $(50.0)    $ 59.9         $(44.6)          $(4.8)      $ 60.9
 Comprehensive income:
  Net income ................                                                       5.2                                         5.2
  Foreign currency
    translation adjustment...                                                                     15.2                         15.2
  Change in fair value of
    financial instruments,
    net of tax...............                                                                      1.0                          1.0
                                                                                                                             ------
  Comprehensive income ......                                                                                                  21.4
  Amortization of restricted
    stock and other..........                               0.4                                                    0.1          0.5
  Repayment of loans from
    shareholders.............      (74,177)                (0.4)        (0.4)                                      1.5          0.7
  Other .....................       22,203                  0.2                                                   (0.1)         0.1
                                ----------     ----      ------       ------     ------         ------           -----       ------
  Balance, September 30,
    2003.....................   33,083,028     $0.4      $100.2       $(50.4)    $ 65.1         $(28.4)          $(3.3)      $ 83.6
                                ==========     ====      ======       ======     ======         ======           =====       ======

          See accompanying Notes to Consolidated Financial Statements.

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. Summary of Accounting Policies

Principles of Consolidation

   The consolidated financial statements include the accounts of General Cable Corporation and its wholly-owned subsidiaries. Investments in 50% or less owned joint ventures are accounted for under the equity method of accounting. Other non-current assets included an investment in joint ventures of $3.8 million at September 30, 2003 and December 31, 2002. All transactions and balances among the consolidated companies have been eliminated. Certain reclassifications have been made to the prior year to conform to the current year's presentation.

Basis of Presentation

   The accompanying unaudited consolidated financial statements of General Cable Corporation and Subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Results of operations for the three and nine months ended September 30, 2003 are not necessarily indicative of results that may be expected for the full year. These financial statements should be read in conjunction with the audited financial statements and notes thereto in General Cable's 2002 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2003.

Revenue Recognition

   Revenue is recognized when goods are shipped and title passes to the customer.

Earnings Per Share

   Earnings per common share are computed based on the weighted average number of common shares outstanding. Earnings per common share-assuming dilution are computed based on the weighted average number of common shares outstanding and the dilutive effect of stock options and restricted stock units outstanding.

Inventories

   Inventories are stated at the lower of cost or market value. The Company determines whether a lower of cost or market provision is required on a quarterly basis by computing whether inventory on hand, on a last-in first-out
(LIFO) basis, can be sold at a profit based upon current selling prices less variable selling costs. No provision was required for the first nine months of 2003 or 2002. In the event that a provision is required in some future period, the Company will determine the amount of the provision by writing down the value of the inventory to the level where its sales, using current selling prices less variable selling costs, will result in a profit.

Property, Plant and Equipment

   Property, plant and equipment are stated at cost. Costs assigned to property, plant and equipment relating to acquisitions are based on estimated fair values at the date of acquisition. Depreciation is provided using the straight-line method over the estimated useful lives of the assets: new buildings, from 15 to 50 years; and machinery, equipment and office furnishings, from 3 to 15 years. Leasehold improvements are depreciated over the life of the lease.

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


1. Summary of Accounting Policies -- (Continued)

Fair Value of Financial Instruments

   Financial instruments are defined as cash or contracts relating to the receipt, delivery or exchange of financial instruments. Except as otherwise noted, fair value approximates the carrying value of such instruments.

Forward Pricing Agreements for Purchases of Copper and Aluminum

   In the normal course of business, General Cable enters into forward pricing agreements for purchases of copper and aluminum to match certain sale transactions. General Cable expects to recover the cost of copper and aluminum under these agreements as a result of firm sales price commitments with customers.

Use of Estimates

   The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

   General Cable sells a broad range of products primarily throughout the United States, Canada, Europe and Asia Pacific. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers, including members of buying groups, composing General Cable's customer base. Ongoing credit evaluations of customers' financial condition are performed, and generally, no collateral is required. General Cable maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's estimates. Certain subsidiaries also maintain credit insurance for certain customer balances.

Derivative Financial Instruments

   Derivative financial instruments are utilized to manage interest rates, commodity and foreign currency risk. General Cable does not hold or issue derivative financial instruments for trading purposes.

   Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting For Derivative Instruments and Hedging Activities," as amended, requires that all derivatives be recorded on the balance sheet at fair value. Accounting for changes in the fair value of the derivative depends on the intended use of the derivative and whether it qualifies for hedge accounting.

   SFAS No. 133, as applied to General Cable's risk management strategies, may increase or decrease reported net income and shareholders' equity prospectively depending on changes in interest rates and other variables affecting the fair value of derivative instruments and hedged items, but will have no effect on cash flows or economic risk. See further discussion in
Note 8.

   Foreign currency and commodity contracts are used to hedge future sales and purchase commitments. Unrealized gains and losses on such contracts are recorded in other comprehensive income until the underlying transaction occurs and is recorded in the income statement at which point such amounts included in other comprehensive income are recorded into income which generally will occur over periods less than one year.

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


1. Summary of Accounting Policies -- (Continued)

Accounts Receivable Securitization

   The Company accounts for the securitization of accounts receivable in accordance with SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No. 125." The securitization provides for certain domestic trade receivables to be sold to a wholly owned, special purpose, bankruptcy-remote subsidiary without recourse. This subsidiary in turn transfers the receivables to a trust which has issued floating rate five year certificates. At the time the receivables are sold, the balances are removed from the Consolidated Balance Sheet. Costs associated with the transaction, primarily related to the discount, are included in interest income (expense) in the Consolidated Statement of Operations. At September 30, 2003 and December 31, 2002 the Company's retained interest in accounts receivable and off balance sheet debt, net of cash held in the trust was $80.9 million and $72.8 million; and $84.8 million and $48.5 million, respectively. See further discussion in
Note 4.

Stock-Based Compensation

   SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. General Cable has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. No compensation cost for stock options is reflected in net income, as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation.

                                                                                                    Three Months      Nine Months
                                                                                                       Ended             Ended
                                                                                                   September 30,     September 30,
                                                                                                  ---------------    --------------
                                                                                                   2003     2002     2003     2002
                                                                                                  -----    ------    -----   ------
Net income (loss) as reported .................................................................   $ 2.1    $ (4.0)   $ 5.2   $(14.8)
Deduct: Total stock-based employee compensation expense under fair value based method for all
  awards, net of related tax effects...........................................................     0.5       0.5      1.2      1.3
                                                                                                  -----    ------    -----   ------
Pro forma net income (loss) ...................................................................   $ 1.6    $ (4.5)   $ 4.0   $(16.1)
                                                                                                  =====    ======    =====   ======
Earnings (loss) per share:
 Basic - as reported ..........................................................................   $0.06    $(0.12)   $0.16   $(0.45)
 Basic - pro forma ............................................................................   $0.05    $(0.14)   $0.12   $(0.49)
 Diluted - as reported ........................................................................   $0.06    $(0.12)   $0.16   $(0.45)
 Diluted - pro forma ..........................................................................   $0.05    $(0.14)   $0.12   $(0.49)

New Standards

   In December 2002, SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB No. 123" was issued. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires additional disclosure about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. General Cable has elected to not implement the voluntary change to the fair value based method of accounting for stock-based employee compensation, however, the disclosure requirements have been implemented as required.

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


1. Summary of Accounting Policies -- (Continued)

   In November 2002, FASB Interpretation (FIN) No. 45 "Guarantor's Accounting Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" was issued. FIN 45 requires that as a company issues a guarantee, it must recognize a liability for the fair value of the obligations it assumes under that guarantee. Application of FIN 45 is required for guarantees issued or modified after December 31, 2002. The adoption of FIN 45 has not had a material affect on the Company's financial position, results of operations or cash flows.

   In January 2003, FIN No. 46 "Consolidation of Variable Interest Entities" was issued. FIN 46 is intended to achieve more consistent application of consolidation policies to variable interest entities. FIN 46 applies immediately to all variable interest entities created after January 31, 2003. As directed by FASB Staff Position No. FIN 46-6, the effective date for variable interest entities acquired or created before February 1, 2003 is deferred until December 31, 2003. The adoption of FIN 46 is not expected to have a material affect on the Company's financial position, results of operations or cash flows.

   In April 2003, SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" was issued. This statement amends and clarifies financial accounting and reporting for derivative instruments and for hedging activities under Statement 133. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 has not had material affect on the Company's financial position, results of operations or cash flows.

   In May 2003, SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" was issued. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.
SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. The adoption of SFAS No. 150 has not had a material affect on the Company's financial position, results of operations or cash flows.

2. Acquisitions and Divestitures

   In March 2001, the Company sold the shares of its Pyrotenax business unit to Raychem HTS Canada, Inc., a business unit of Tyco International, Ltd., for
$60 million, subject to closing adjustments. The business unit, with operations in Canada and the United Kingdom, principally produced mineral insulated high-temperature cables. During the second quarter of 2002, the final post-closing adjusted purchase price was agreed and resulted in a payment to Tyco International, Ltd. of approximately $2 million during the third quarter of 2002. This payment plus other costs associated with settling the final purchase price was equal to the amount provided for in the Company's balance sheet. The proceeds from the transaction were used to reduce the Company's debt.

   During the second quarter of 2002, General Cable formed a joint venture company to manufacture and market fiber optic cables. General Cable contributed assets, primarily inventory and machinery and equipment, to a subsidiary company which was then contributed to the joint venture in exchange for a $10.2 million note receivable which resulted in a $5.6 million deferred gain on the transaction. The Company will recognize the gain as the note is repaid. At September 30, 2003 and December 31, 2002, other non-current assets included an investment in the joint venture of $3.8 million. The September 30, 2003 and December 31, 2002 balance sheets included a $10.2 million note receivable from the joint venture in other non-current assets and a deferred gain from the initial joint venture formation of $5.6 million in other liabilities.

3. Discontinued Operations

   During the second quarter of 2002, the Company recorded a $6.0 million pre-tax loss on disposal of discontinued operations. The components of this charge principally related to an estimated lower net realizable value for real estate remaining from the Company's former building wire business unit, a longer

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


3. Discontinued Operations -- (Continued)

than anticipated holding period for three distribution centers with unexpired lease commitments and certain other costs.

4. Accounts Receivable Asset Backed Securitization

   In May 2001, the Company completed an Accounts Receivable Asset Backed Securitization Financing transaction ("Securitization Financing"). The Securitization Financing provides for certain domestic trade receivables to be transferred to a wholly-owned, special purpose bankruptcy-remote subsidiary without recourse. This subsidiary in turn transferred the receivables to a trust, which issued, via a private placement, floating rate five-year certificates in an initial amount of $145 million. In addition, a variable certificate component of up to $45 million for seasonal borrowings was also established as a part of the Securitization Financing. This variable certificate component will fluctuate based on the amount of eligible receivables. As a result of the building wire asset sale and the exit from the retail cordsets business, the Securitization Financing program was downsized to $80 million in the first quarter of 2002, through the repayment of a portion of the outstanding certificates. The repayment of the certificates was funded by the collection of the outstanding building wire and retail cordsets accounts receivable. The $45 million seasonal borrowing component was unaffected.

   Transfers of receivables under this program are treated as a sale and result in a reduction of total accounts receivable reported on the Company's consolidated balance sheet. The Company continues to service the transferred receivables and receives annual servicing fees from the special purpose subsidiary of approximately 1% of the average receivable balance. The market cost of servicing the receivables offsets the servicing fee income and results in a servicing asset equal to zero. The Company's retained interest in the receivables are carried at their fair value which is estimated as the net realizable value. The net realizable value considers the relatively short liquidation period and an estimated provision for credit losses. The provision for credit losses is determined based on specific identification of uncollectible accounts and the application of historical collection percentages by aging category. The receivables are not subject to prepayment risk. The key assumptions used in measuring the fair value of retained interests at the time of securitization were receivables days sales outstanding of 54 and interest rates on LIBOR based borrowings of 4.92%. At September 30, 2003 and December 31, 2002, key assumptions were receivables days outstanding of 52 and 49, respectively, and interest rates on LIBOR based borrowings of 1.7% and 2.0%, respectively.

   At September 30, 2003 and December 31, 2002, the Company's retained interest in accounts receivable and off balance sheet financing, net of cash held in the trust, was $80.9 million and $72.8 million; and $84.8 million and $48.5 million, respectively. The effective interest rate in the Securitization Financing was approximately 1.7% at September 30, 2003 and 2.0% at December 31, 2002.

5. Inventories

Inventories consisted of the following (in millions):

                                                        September 30,   December 31,
                                                            2003            2002
                                                        -------------   ------------
    Raw materials ..................................       $ 24.1          $ 26.1
    Work in process ................................         33.3            33.2
    Finished goods .................................        189.6           199.0
                                                           ------          ------
      Total.........................................       $247.0          $258.3
                                                           ======          ======

   At September 30, 2003 and December 31, 2002, $201.5 million and
$214.3 million, respectively, of inventories were valued using the LIFO method. Approximate replacement cost of inventories valued using the LIFO method totaled $196.8 million at September 30, 2003 and $198.1 million at December 31, 2002.

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


5. Inventories -- (Continued)

   If in some future period, the Company were not able to recover the LIFO value of its inventory at a profit when replacement costs were lower than the LIFO value of the inventory, the Company would be required to take a charge to recognize in its income statement all or a portion of the higher LIFO value of the inventory. In 2002, the Company recorded a $2.5 million charge
($1.4 million in the third quarter and $1.1 million in the fourth quarter of 2002) for the liquidation of LIFO inventory in North America as the Company significantly reduced its inventory levels. The Company has further reduced inventory quantities during the third quarter of 2003 and as a result has recorded a $0.8 million charge. The Company expects to further reduce inventory quantities in the fourth quarter of 2003 which is expected to result in an additional LIFO liquidation charge. The LIFO liquidation charge will adversely affect margins, however, the amount of the charge to be incurred in the fourth quarter of 2003 will be dependent upon the quantity of the inventory reduction for the year and the market price of the metals during the period the inventory liquidation occurred.

6. Restructuring Charges

During 2001 and 2002, provisions were recorded for various restructuring activities. These provisions related to costs for the closure of manufacturing facilities, worldwide headcount reductions, the elimination of regional distribution centers and certain other costs. The balance of these accrued restructuring costs were $15.2 million at December 31, 2002. During the first nine months of 2003 an additional $1.7 million provision for severance costs related to cost cutting efforts in Europe was recorded. Restructuring provisions of $7.8 million were utilized during the first nine months of 2003.

   Changes in accrued restructuring costs were as follows (in millions):

                                                         Severance    Facility
                                                        And Related    Closing
                                                           Costs        Costs     Total
                                                        -----------   --------    -----
    Balance - December 31, 2002.....................       $ 4.4        $10.8     $15.2
      Provision.....................................         1.7           --       1.7
      Utilization...................................        (3.1)        (4.7)     (7.8)
                                                           -----        -----     -----
    Balance - September 30, 2003....................       $ 3.0        $ 6.1     $ 9.1
                                                           =====        =====     =====

7. Long-term Debt

Long-term debt consisted of the following (in millions):

                                                        September 30,   December 31,
                                                            2003            2002
                                                        -------------   ------------
    Term loans .....................................       $326.4          $337.4
    Revolving loans ................................         64.9            78.2
    Other ..........................................         12.7            36.3
                                                           ------          ------
                                                            404.0           451.9
    Less current maturities.........................         33.5            40.8
                                                           ------          ------
                                                           $370.5          $411.1
                                                           ======          ======

   The Company's current credit facility was entered into in 1999 with one lead bank as administrative agent, and a syndicate of lenders. The facility, as amended and reduced by prepayments, consists of: 1) term loans in Dollars in an aggregate amount up to $297.5 million, 2) term loans in Dollars and foreign currencies in an aggregate amount up to $28.9 million and 3) revolving loans and letters of credit in Dollars and foreign currencies in an aggregate amount up to $200.0 million. Borrowings are secured by assets of the Company's North American operations and a portion of the stock of its non-North American subsidiaries and are also

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


7. Long-term Debt -- (Continued)

guaranteed by the Company's principal operating subsidiaries. The credit facility, as amended, restricts certain corporate acts and contains required financial ratios and other covenants.

   Loans under the credit facility bear interest, at the Company's option, at
(i) a spread over LIBOR or (ii) a spread over the Alternate Base Rate, which is defined as the higher of (a) the agent's Prime Rate, (b) the secondary market rate for certificates of deposit (adjusted for reserve requirements) plus 1% or (c) the Federal Funds Effective Rate plus 1/2 of 1%. A commitment fee accrues on the unused portion of the credit facility. The commitment fee is 50 basis points per annum and the spread over LIBOR on all loans under the facility ranges between 450 and 500 basis points per annum. Both the commitment fee and the spread over LIBOR are fixed for the life of the facility as a result of the October 2002 amendment (discussed below).

   In April 2002, the Company amended the credit facility to permit increased financial flexibility through March 2003. As a result of the amendment, the Company's spread over LIBOR increased by 25 basis points across all levels of its leverage-based pricing grid and a new leverage level was added to the pricing grid. One time fees and expenses associated with the amendment were $2.0 million and were being amortized over the one year period of the amendment.

   In October 2002, the Company further amended its credit facility through March 2004. The amendment substantially relaxed the Company's financial covenants primarily in response to the ongoing weakness in the Communications segment. Among other provisions, the amendment adjusted the size of the Company's revolving credit facility to $200 million from $250 million, added a new financial covenant tied to minimum quarterly earnings levels and established a contingent payment of approximately $5.5 million to lenders if the total facility commitments are not reduced by at least $100 million by December 15, 2003. As part of the amendment, the Company suspended its quarterly cash dividend of $0.05 per common share for the term of the amendment. One time costs of approximately $4 million were incurred for the amendment and are being amortized over the life of the amendment. The Company will also incur incremental annualized interest costs of approximately
$4 million during the amendment period as a result of increased credit spreads. As a result of the completion of the October 2002 amendment, the Company recorded $1.1 million of other financial costs for the write-off of unamortized bank fees. Of the $1.1 million, $0.6 million related to fees paid in April 2002 for a prior amendment, the terms of which were substantially amended by the October amendment and $0.5 million was due to the reduction in borrowing capacity of the revolving portion of the credit facility.

   Future compliance with financial covenants will be dependent upon a number of factors, including overall economic activity, future conditions in the Company's principal end markets and the Company's future borrowing requirements.

   Scheduled repayments of the term loans began in December 2000 with final maturity in June 2007.

8. Financial Instruments

   General Cable is exposed to various market risks, including changes in interest rates, foreign currency and commodity prices. To manage risk associated with the volatility of these natural business exposures, General Cable enters into interest rate, commodity and foreign currency derivative agreements as well as copper and aluminum forward purchase agreements. General Cable does not purchase or sell derivative instruments for trading purposes.

   General Cable has utilized interest rate swaps and interest rate collars to manage its interest expense exposure by fixing its interest rate on a portion of the Company's floating rate debt. Under the swap agreements, General Cable will typically pay a fixed rate while the counterparty pays to General Cable the difference between the fixed rate and the three-month LIBOR rate.

   During 2001, the Company entered into several interests rate swaps which effectively fixed the LIBOR portion of the interest rates for borrowings under the credit facility and other debt. The swaps outstanding as of September 30, 2003 were as follows (dollars in millions):

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


8. Financial Instruments -- (Continued)

                                                                                                            Notional     Interest
Interest Rate Derivatives                                                             Period                Amounts     Rate Range
-------------------------                                                  -----------------------------    --------   ------------
Interest rate swaps....................................................    December 2001 to October 2011       9.0            4.49%
Interest rate swaps....................................................    January 2003 to December 2003     200.0     4.60 - 4.74%

   The Company does not provide or receive any collateral specifically for these contracts. However, all counterparties are members of the lending group and as such participate in the collateral of the credit agreement and are significant financial institutions.

   The Company enters into forward exchange contracts principally to hedge the currency fluctuations in certain transactions denominated in foreign currencies, thereby limiting the Company's risk that would otherwise result from changes in exchange rates. Principal transactions hedged during the year were firm sales and purchase commitments.

Outside of North America, General Cable enters into commodity futures for the purchase of copper and aluminum for delivery in a future month to match certain sales transactions. In North America, General Cable enters into forward pricing agreements for the purchase of copper and aluminum for delivery in a future month to match certain sales transactions. General Cable expects to recover the unrealized loss under these agreements as a result of firm sale price commitments with customers.

9. Other Shareholders' Equity

   Other shareholders' equity consisted of the following (in millions):

                                                    September 30,   December 31,
                                                        2003            2002
                                                    -------------   ------------
Loans to shareholders ..........................        $(2.8)          $(4.3)
Restricted stock ...............................         (0.5)           (0.5)
                                                        -----           -----
 Other shareholders' equity ....................        $(3.3)          $(4.8)
                                                        =====           =====

   In November 1998, General Cable entered into a Stock Loan Incentive Plan
(SLIP) with executive officers and key employees. Under the SLIP, the Company loaned $6.0 million to facilitate open market purchases of General Cable common stock. The loans are evidenced by notes that bear interest at 5.12% and mature in November 2003. A matching restricted stock unit (MRSU) was issued for each share of stock purchased under the SLIP. The MRSUs generally vest after five years of continuous employment. If the vesting requirements are met, one share of General Cable common stock will be issued in exchange for each MRSU. The fair value of the MRSUs at the grant date of $6.0 million, adjusted for subsequent forfeitures, is being amortized to expense over the five-year vesting period.

   In June 2003, all executive officers repaid loans plus interest originally granted under the SLIP in the amount of $1.8 million. The Company accepted as partial payment for the loans common stock owned by the executive officers and restricted stock units previously awarded to them under the SLIP.

   In July 2003, the Company approved an extension of the loan maturity for the remaining participants in the SLIP for an additional three years to November 2006, subject in the extension period to a rate of interest of 5.0%.

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


10. Earnings (Loss) Per Common Share of Continuing Operations

   A reconciliation of the numerator and denominator of earnings (loss) per common share of continuing operations to earnings (loss) per common share of continuing operations assuming dilution is as follows (in millions, except per share amounts):

                                                                                Three Months Ended September 30,
                                                              ---------------------------------------------------------------------
                                                                            2003                                 2002
                                                             ----------------------------------    --------------------------------
                                                                                      Per Share                           Per Share
                                                             Income(1)    Shares(2)     Amount     Loss(1)    Shares(2)     Amount
                                                             ---------    ---------   ---------    -------    ---------   ---------
Earnings (loss) per common share .........................     $ 2.1        33.1        $0.06       $ (4.0)     33.1        $(0.12)
Dilutive effect of stock options
  and restricted stock units..............................        --         0.5           --           --        --            --
                                                               -----        ----        -----       ------      ----        ------
Earnings per common share - assuming
  dilution................................................     $ 2.1        33.6        $0.06       $ (4.0)     33.1        $(0.12)
                                                               =====        ====        =====       ======      ====        ======

                                                                                 Nine Months Ended September 30,
                                                              ---------------------------------------------------------------------
                                                                            2003                                 2002
                                                             ----------------------------------    --------------------------------
                                                                                      Per Share                           Per Share
                                                             Income(1)    Shares(2)     Amount     Loss(1)    Shares(2)     Amount
                                                             ---------    ---------   ---------    -------    ---------   ---------
Earnings (loss) per common share .........................     $ 5.2        33.1        $0.16       $(10.9)     33.0        $(0.33)
Dilutive effect of stock options
  and restricted stock units..............................        --         0.3           --           --        --            --
                                                               -----        ----        -----       ------      ----        ------
Earnings per common share - assuming
  dilution................................................      $5.2        33.4        $0.16       $(10.9)     33.0        $(0.33)
                                                               =====        ====        =====       ======      ====        ======

---------------
(1) Numerator
(2) Denominator

   The earnings per common share-assuming dilution computation excludes the impact of 2.4 million and 2.5 million stock options and restricted stock units in the third quarter and first nine months of 2003, respectively, because their impact was anti-dilutive. In the third quarter and first nine months of 2002, the earnings (loss) per common share-assuming dilution computation also excludes the impact of 3.0 million stock options and restricted stock units for the same reason.

11. Segment Information

   The energy segment manufactures and sells wire and cable products which include low-, medium- and high-voltage power distribution and power transmission products for overhead and buried applications. The industrial & specialty segment manufactures and sells products which conduct electrical current for industrial, OEM, commercial and residential power and control applications. The communications segment manufactures and sells wire and cable products which transmit low-voltage signals for voice, data, video and control applications.

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


11. Segment Information -- (Continued)

   Summarized financial information for the Company's operating segments for the three months and nine months ended September 30, 2003 and 2002 is as follows (in millions). Certain reclassifications have been made to the prior year to conform to the current year segment presentation.

                                                                                     Three Months Ended September 30,
                                                                      -------------------------------------------------------------
                                                                               Industrial &
                                                                      Energy     Specialty     Communications    Corporate    Total
                                                                      ------   ------------    --------------    ---------   ------
Net sales:
 2003.............................................................    $138.2      $128.5           $115.8          $  --     $382.5
 2002.............................................................     123.8       116.7            106.9             --      347.4
Operating income (loss):
 2003.............................................................      11.6         0.7              1.8           (0.6)      13.5
 2002.............................................................       8.6         1.3             (2.1)          (3.7)       4.1

                                                                                    Nine Months Ended September 30,
                                                                    ---------------------------------------------------------------
                                                                             Industrial &
                                                                    Energy     Specialty     Communications    Corporate     Total
                                                                    ------   ------------    --------------    ---------   --------
Net sales:
 2003...........................................................    $413.5      $395.1           $324.5         $   --     $1,133.1
 2002...........................................................     389.0       383.1            330.4             --      1,102.5
Operating income (loss):
 2003...........................................................      29.4         7.8              5.3           (1.7)        40.8
 2002...........................................................      28.7         7.5              6.7          (28.7)        14.2

   For the three month and nine month periods ended September 30, 2003, the corporate operating loss of $0.6 million and $1.7 million consist of charges for severance related to the Company's ongoing cost cutting efforts in Europe.

   The corporate operating loss of $3.7 million for the three month period ended September 30, 2002, included a $0.8 million charge related to the closure of two manufacturing plants in North America and a $2.9 million charge for severance costs. For the nine month period ended September 30, 2002, the corporate operating loss of $28.7 million included a $20.5 million charge related to the closure of two manufacturing plants in North America, a $3.6 million charge to write-down to fair value certain assets contributed to the Company's newly formed fiber optic joint venture, a $2.9 million charge related to severance and severance related costs, and $1.7 million related to the sale of the Company's small, non-strategic United Kingdom based specialty cable business.

   The Company has recorded the operating items discussed above in the corporate segment rather than reflect such items in the energy, industrial & specialty or communications segments operating income. These items are reported in the corporate segment because they are not considered in the operating performance evaluation of the energy, industrial & specialty or communications segment by the Company's chief operating decision-maker, its Chief Executive Officer.

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


11. Segment Information -- (Continued)

   Identifiable assets of the Company's operating segments are summarized in the following table (in millions). Corporate assets include cash, deferred income taxes, property, certain prepaid expenses and other non-current assets.

                                                        September 30,   December 31,
                                                            2003            2002
                                                        -------------   ------------
    Energy .........................................       $260.3          $229.1
    Industrial & specialty .........................        325.4           289.9
    Communications .................................        309.6           318.3
    Corporate ......................................         82.6           136.0
                                                           ------          ------
      Total.........................................       $977.9          $973.3
                                                           ======          ======

12. Supplemental Guarantor Information

   General Cable Corporation (the Issuer) intends to issue and sell
$275.0 million of Senior Notes due 2010. General Cable Corporation and its material North American wholly-owned subsidiaries will fully and unconditionally guarantee the notes on a joint and several basis. The Company has not presented separate financial statements and other disclosures concerning the guarantor subsidiaries because management has determined that such information will not be material to the holders of the senior notes. The following consolidating financial information presents information about the Issuer, guarantor subsidiaries and non-guarantor subsidiaries. Initially, all of the Company's subsidiaries will be "restricted subsidiaries" for purposes of the Senior Notes. Investments in subsidiaries are accounted for on the equity basis. Intercompany transactions are eliminated.

              Supplemental Consolidating Statements of Operations
                                 (in millions)

                                                                             For the Three Months Ended September 30, 2003
                                                                    ---------------------------------------------------------------
                                                                               Guarantor     Non-Guarantor
                                                                    Issuer   Subsidiaries     Subsidiaries    Eliminations    Total
                                                                    ------   ------------    -------------    ------------   ------
Net sales:
 Customers......................................................    $  --       $272.4           $110.1          $   --      $382.5
 Intercompany...................................................      6.7           --               --            (6.7)         --
                                                                    -----       ------           ------          ------      ------
                                                                      6.7        272.4            110.1            (6.7)      382.5
Cost of sales...................................................       --        254.7             89.1            (6.7)      337.1
                                                                    -----       ------           ------          ------      ------
Gross profit....................................................      6.7         17.7             21.0              --        45.4
Selling, general and administrative expenses....................      4.5         18.7              8.7              --        31.9
                                                                    -----       ------           ------          ------      ------
Operating income................................................      2.2         (1.0)            12.3              --        13.5
Interest income (expense):
 Interest expense...............................................     (9.4)       (16.5)            (1.0)           16.5       (10.4)
 Interest income................................................     11.1          5.5               --           (16.5)        0.1
                                                                    -----       ------           ------          ------      ------
                                                                      1.7        (11.0)            (1.0)             --       (10.3)
                                                                    -----       ------           ------          ------      ------
Income (loss) from continuing operations before income taxes....      3.9        (12.0)            11.3              --         3.2
Income tax (provision) benefit..................................     (1.4)         4.3             (4.0)             --        (1.1)
                                                                    -----       ------           ------          ------      ------
Income (loss) from continuing operations........................      2.5         (7.7)             7.3              --         2.1
Loss on disposal of discontinued operations (net of tax)........       --           --               --              --          --
                                                                    -----       ------           ------          ------      ------
   Net income (loss)............................................    $ 2.5       $ (7.7)          $  7.3          $   --      $  2.1
                                                                    =====       ======           ======          ======      ======

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


12. Supplemental Guarantor Information -- (Continued)

                                                                             For the Three Months Ended September 30, 2002
                                                                    ---------------------------------------------------------------
                                                                               Guarantor     Non-Guarantor
                                                                    Issuer   Subsidiaries     Subsidiaries    Eliminations    Total
                                                                    ------   ------------    -------------    ------------   ------
Net sales:
 Customers......................................................    $  --       $257.1           $90.3           $   --      $347.4
 Intercompany...................................................      7.0           --              --             (7.0)         --
                                                                    -----       ------           -----           ------      ------
                                                                      7.0        257.1            90.3             (7.0)      347.4
Cost of sales...................................................       --        242.1            74.7             (7.0)      309.8
                                                                    -----       ------           -----           ------      ------
Gross profit....................................................      7.0         15.0            15.6               --        37.6
Selling, general and administrative expenses....................      6.3         20.2             7.0               --        33.5
                                                                    -----       ------           -----           ------      ------
Operating income................................................      0.7         (5.2)            8.6               --         4.1
Interest income (expense):
 Interest expense...............................................     (9.4)       (16.1)           (1.5)            16.5       (10.5)
 Interest income................................................     11.1          5.6              --            (16.5)        0.2
                                                                    -----       ------           -----           ------      ------
                                                                      1.7        (10.5)           (1.5)              --       (10.3)
                                                                    -----       ------           -----           ------      ------
Income (loss) from continuing operations before income taxes....      2.4        (15.7)            7.1               --        (6.2)
Income tax (provision) benefit..................................     (0.9)         5.6            (2.5)              --         2.2
                                                                    -----       ------           -----           ------      ------
Income (loss) from continuing operations........................      1.5        (10.1)            4.6               --        (4.0)
Loss on disposal of discontinued  operations (net of tax).......       --           --              --               --          --
                                                                    -----       ------           -----           ------      ------
   Net income (loss)............................................    $ 1.5       $(10.1)          $ 4.6           $   --      $ (4.0)
                                                                    =====       ======           =====           ======      ======

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


12. Supplemental Guarantor Information -- (Continued)

              Supplemental Consolidating Statements of Operations
                                 (in millions)

                                                                             For the Nine Months Ended September 30, 2003
                                                                  -----------------------------------------------------------------
                                                                             Guarantor     Non-Guarantor
                                                                  Issuer   Subsidiaries     Subsidiaries    Eliminations     Total
                                                                  ------   ------------    -------------    ------------   --------
Net Sales:
 Customers....................................................    $   --      $793.3           $339.8          $   --      $1,133.1
 Intercompany.................................................      19.7          --               --           (19.7)           --
                                                                  ------      ------           ------          ------      --------
                                                                    19.7       793.3            339.8           (19.7)      1,133.1
Cost of sales.................................................        --       740.0            278.4           (19.7)        998.7
                                                                  ------      ------           ------          ------      --------
Gross profit..................................................      19.7        53.3             61.4              --         134.4
Selling, general and administrative expenses..................      16.2        48.7             28.7              --          93.6
                                                                  ------      ------           ------          ------      --------
Operating income..............................................       3.5         4.6             32.7              --          40.8
Interest income (expense):
 Interest expense.............................................     (28.1)      (50.4)            (4.0)           49.4         (33.1)
 Interest income..............................................      33.3        16.4               --           (49.4)          0.3
                                                                  ------      ------           ------          ------      --------
                                                                     5.2       (34.0)            (4.0)             --         (32.8)
                                                                  ------      ------           ------          ------      --------
Income (loss) from continuing operations before income taxes..       8.7       (29.4)            28.7              --           8.0
Income tax (provision) benefit................................      (3.1)       10.5            (10.2)             --          (2.8)
                                                                  ------      ------           ------          ------      --------
Income (loss) from continuing operations......................       5.6       (18.9)           (18.5)             --           5.2
Loss on disposal of discontinued operations (net of tax)......        --          --               --              --            --
                                                                  ------      ------           ------          ------      --------
   Net income (loss)..........................................    $  5.6      $(18.9)          $ 18.5          $   --      $    5.2
                                                                  ======      ======           ======          ======      ========

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


12. Supplemental Guarantor Information -- (Continued)

                                                                             For the Nine Months Ended September 30, 2002
                                                                  -----------------------------------------------------------------
                                                                             Guarantor     Non-Guarantor
                                                                  Issuer   Subsidiaries     Subsidiaries    Eliminations     Total
                                                                  ------   ------------    -------------    ------------   --------
Net Sales:
 Customers....................................................    $   --      $825.9           $276.6          $   --      $1,102.5
 Intercompany.................................................      18.9          --               --           (18.9)           --
                                                                  ------      ------           ------          ------      --------
                                                                    18.9       825.9            276.6           (18.9)      1,102.5
Cost of sales.................................................        --       760.2            230.8           (18.9)        972.1
                                                                  ------      ------           ------          ------      --------
Gross profit..................................................      18.9        65.7             45.8              --         130.4
Selling, general and administrative expenses..................      16.9        77.8             21.5              --         116.2
                                                                  ------      ------           ------          ------      --------
Operating income..............................................       2.0       (12.1)            24.3              --          14.2
Interest income (expense):
 Interest expense.............................................     (28.1)      (48.4)            (4.8)           49.4         (31.9)
 Interest income..............................................      33.3        16.8              0.1           (49.4)          0.8
                                                                  ------      ------           ------          ------      --------
                                                                     5.2       (31.6)            (4.7)             --         (31.1)
                                                                  ------      ------           ------          ------      --------
Income (loss) from continuing operations before income taxes..       7.2       (43.7)            19.6              --         (16.9)
Income tax (provision) benefit................................      (2.6)       15.6             (7.0)             --           6.0
                                                                  ------      ------           ------          ------      --------
Income (loss) from continuing operations......................       4.6       (28.1)            12.6              --         (10.9)
Loss on disposal of discontinued operations (net of tax)......        --        (3.9)              --              --          (3.9)
                                                                  ------      ------           ------          ------      --------
   Net income (loss)..........................................    $  4.6      $(32.0)          $ 12.6          $   --      $  (14.8)
                                                                  ======      ======           ======          ======      ========

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)

12. Supplemental Guarantor Information -- (Continued)

                   Supplemental Consolidating Balance Sheets
                                 (in millions)

                                                                                           September 30, 2003
                                                                    ---------------------------------------------------------------
                                                                               Guarantor     Non-Guarantor
                                                                    Issuer   Subsidiaries     Subsidiaries    Eliminations    Total
                                                                    ------   ------------    -------------    ------------   ------
Assets
------
Current assets:
 Cash...........................................................    $   --      $  8.5           $ 15.7         $    --      $ 24.2
 Receivables, net of allowances.................................        --         9.4            132.0              --       141.4
 Retained interest in accounts receivables......................        --        80.9               --              --        80.9
 Inventories....................................................        --       135.6            111.4              --       247.0
 Deferred income taxes..........................................        --        12.2              0.1              --        12.3
 Prepaid expenses and other.....................................       1.3        22.6              0.7              --        24.6
                                                                    ------      ------           ------         -------      ------
   Total current assets.........................................       1.3       269.2            259.9              --       530.4
 Property, plant and equipment, net.............................       0.4       237.0             89.4              --       326.8
 Deferred income taxes..........................................      (3.1)       81.5             (3.7)             --        74.7
 Intercompany accounts..........................................     462.4          --              3.9          (466.3)
 Investment in subsidiaries.....................................      33.8       345.2               --          (379.0)         --
 Other non-current assets.......................................       7.3        37.6              1.1              --        46.0
                                                                    ------      ------           ------         -------      ------
   Total assets.................................................    $502.1      $970.5            350.6         $(845.3)     $977.9
                                                                    ======      ======           ======         =======      ======

Liabilities and shareholders' equity
------------------------------------
Current liabilities:
 Accounts payable...............................................    $   --      $117.6           $142.4         $    --      $260.0
 Accrued liabilities............................................      12.1        75.3             16.1              --       103.5
 Current portion of long-term debt..............................        --        18.3             15.2              --        33.5
                                                                    ------      ------           ------         -------      ------
   Total current liabilities....................................      12.1       211.2            173.7              --       397.0
Long-term debt..................................................     297.9        49.8             22.8              --       370.5
Deferred income taxes...........................................        --         2.4              0.3              --         2.7
Intercompany accounts...........................................       0.5       465.8               --          (466.3)         --
Other liabilities...............................................      32.9        78.0             13.2              --       124.1
                                                                    ------      ------           ------         -------      ------
   Total liabilities............................................     343.4       807.2            210.0          (466.3)      894.3
                                                                    ------      ------           ------         -------      ------
Total shareholders' equity......................................     158.7       163.3            140.6          (379.0)       83.6
                                                                    ------      ------           ------         -------      ------
Total liabilities and shareholders' equity......................    $502.1      $970.5           $350.6         $(845.3)     $977.9
                                                                    ======      ======           ======         =======      ======

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


12. Supplemental Guarantor Information -- (Continued)

                                                                                           December 31, 2002
                                                                    ---------------------------------------------------------------
                                                                               Guarantor     Non-Guarantor
                                                                    Issuer   Subsidiaries     Subsidiaries    Eliminations    Total
                                                                    ------   ------------    -------------    ------------   ------
Assets
------
Current assets:
 Cash...........................................................    $   --     $    8.1          $ 21.0         $    --      $ 29.1
 Receivables, net of allowances.................................        --          7.4            98.5              --       105.9
 Retained interest in accounts receivables......................        --         84.8              --              --        84.8
 Inventories....................................................        --        149.5           108.8              --       258.3
 Deferred income taxes .........................................        --         12.2              --              --        12.2
 Prepaid expenses and other.....................................       1.3         40.4             0.9              --        42.6
                                                                    ------     --------          ------         -------      ------
   Total current assets.........................................       1.3        302.4           229.2              --       532.9
Property, plant and equipment, net..............................       0.5        249.9            72.9              --       323.3
Deferred income taxes...........................................      (3.6)        78.1            (6.2)             --        68.3
Intercompany accounts...........................................     451.8           --            24.3          (476.1)         --
Investment in subsidiaries......................................      33.8        345.2              --          (379.0)         --
Other non-current assets........................................       8.8         38.9             1.1              --        48.8
                                                                    ------     --------          ------         -------      ------
   Total assets.................................................    $492.6     $1,014.5          $321.3         $(855.1)     $973.3
                                                                    ======     ========          ======         =======      ======

Liabilities and shareholders' equity
------------------------------------
Current liabilities:
 Accounts payable...............................................    $   --     $  112.2          $129.9         $    --      $242.1
 Accrued liabilities............................................       5.6         77.4            16.2              --        99.2
 Current portion of long-term debt..............................        --         13.0            27.8              --        40.8
                                                                    ------     --------          ------         -------      ------
   Total current liabilities....................................       5.6        202.6           173.9              --       382.1
Long-term debt..................................................     304.1         77.4            29.6              --       411.1
Deferred income taxes...........................................        --          1.9             0.2              --         2.1
Intercompany accounts...........................................        --        476.1              --          (476.1)         --
Other liabilities...............................................      32.9         78.2             6.0              --       117.1
                                                                    ------     --------          ------         -------      ------
   Total liabilities............................................     342.6        836.2           209.7          (476.1)      912.4
Total shareholders' equity......................................     150.0        178.3           111.6          (379.0)       60.9
                                                                    ------     --------          ------         -------      ------
Total liabilities and shareholders' equity......................    $492.6     $1,014.5          $321.3         $(855.1)     $973.3
                                                                    ======     ========          ======         =======      ======

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


12. Supplemental Guarantor Information -- (Continued)

                     Supplemental Consolidating Cash Flows
                                 (in millions)

                                                                              For the Nine Months Ended September 30, 2003
                                                                    ---------------------------------------------------------------
                                                                               Guarantor     Non-Guarantor
                                                                    Issuer   Subsidiaries     Subsidiaries    Eliminations    Total
                                                                    ------   ------------    -------------    ------------   ------
Cash flows of operating activities:
 Net income income (loss).......................................    $  5.6      $(18.9)          $ 18.5            --        $  5.2
 Adjustments to reconcile net income (loss) to net cash provided by operating activities:
   Depreciation and amortization................................       0.6        21.3              1.3            --          23.2
   Deferred income taxes........................................      (0.5)       (2.8)            (2.5)           --         (5.8)
   Loss on sale of business.....................................        --         0.3              0.1            --           0.4
   Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
    (Increase) decrease in receivables..........................        --         1.9            (18.8)           --         (16.9)
    (Increase) decrease in inventories..........................        --        14.8              7.4            --          22.2
    (Increase) decrease in other assets.........................       1.5        17.6             (0.4)           --          19.5
    Increase (decrease) in accounts payable, accrued and other
      liabilities...............................................       8.1         5.2             (2.9)           --          10.4
                                                                    ------      ------           ------           ---        ------
Net cash flows of operating activities..........................      15.3        39.4              3.5            --          58.2
                                                                    ------      ------           ------           ---        ------
Cash flows of investing activities:
 Capital expenditures...........................................        --        (6.1)            (5.7)           --         (11.8)
 Proceeds from properties sold..................................        --         1.9               --            --           1.9
 Repayment of loans from shareholders...........................       1.0          --               --            --           1.0
 Other, net.....................................................        --        (1.3)              --            --          (1.3)
                                                                    ------      ------           ------           ---        ------
   Net cash flows of investing activities.......................       1.0        (5.5)            (5.7)           --         (10.2)
                                                                    ------      ------           ------           ---        ------
Cash flows of financing activities:
 Intercompany accounts..........................................     (10.1)       (8.1)            18.2            --            --
 Net changes in revolving credit borrowings.....................      (6.2)       (7.1)              --            --         (13.3)
 Net change in other debt.......................................        --        (6.6)           (18.9)           --         (25.5)
 Repayment of long-term debt....................................        --       (11.7)            (2.4)           --         (14.1)
                                                                    ------      ------           ------           ---        ------
   Net cash flows of financing activities.......................     (16.3)      (33.5)            (3.1)           --         (52.9)
                                                                    ------      ------           ------           ---        ------
Increase (decrease) in cash.....................................        --         0.4             (5.3)           --          (4.9)
Cash -- beginning of period.....................................        --         8.1             22.6            --          29.1
                                                                    ------      ------           ------           ---        ------
Cash -- end of period...........................................    $   --      $  8.5           $ 15.7           $--        $ 24.2
                                                                    ======      ======           ======           ===        ======

                   GENERAL CABLE CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


12. Supplemental Guarantor Information -- (Continued)

                     Supplemental Consolidating Cash Flows
                                 (in millions)

                                                                              For the Nine Months Ended September 30, 2002
                                                                    ---------------------------------------------------------------
                                                                               Guarantor     Non-Guarantor
                                                                    Issuer   Subsidiaries     Subsidiaries    Eliminations    Total
                                                                    ------   ------------    -------------    ------------   ------
Cash flows of operating activities:
 Net income loss................................................    $  4.6      $(32.0)          $12.6            $--        $(14.8)
 Adjustments to reconcile net income (loss) to net cash provided by operating activities:
   Depreciation and amortization................................       0.7        21.9             0.2             --          22.8
   Deferred income taxes........................................      (0.8)       22.0            (1.2)            --          20.0
   Loss on sale of business.....................................        --         1.7              --             --           1.7
   Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
    (Increase) decrease in receivables..........................        --        17.6             0.2             --          17.8
    (Increase) decrease in inventories..........................        --        37.0            (8.7)            --          28.3
    (Increase) decrease in other assets.........................       0.5         2.2             0.7             --           3.4
    Increase (decrease) in accounts payable, accrued and other
      liabilities...............................................      (0.9)      (11.8)            9.4             --          (3.3)
                                                                    ------      ------           -----            ---        ------
 Net cash flows of operating activities.........................       4.1        58.6            13.2             --          75.9
                                                                    ------      ------           -----            ---        ------
Cash flows of investing activities:
 Capital expenditures...........................................        --       (13.4)           (9.4)            --         (22.8)
 Proceeds from sale of businesses, net of cash sold.............        --         1.7              --             --           1.7
 Proceeds from properties sold..................................        --         0.1             0.4             --           0.5
 Other, net.....................................................        --        (0.8)             --             --          (0.8)
                                                                    ------      ------           -----            ---        ------
   Net cash flows of investing activities.......................        --       (12.4)           (9.0)            --         (21.4)
                                                                    ------      ------           -----            ---        ------
Cash flows of financing activities:
 Dividends paid.................................................      (5.0)         --              --             --          (5.0)
 Intercompany accounts..........................................      11.7       (16.5)            4.8             --            --
 Net changes in revolving credit borrowings.....................     (13.1)      (23.0)             --             --         (36.1)
 Net change in other debt.......................................        --        (0.1)             --             --          (0.1)
 Repayment of long-term debt....................................        --        (4.6)           (4.4)            --          (9.0)
 Proceeds from exercise of stock options........................       2.4          --              --             --           2.4
                                                                    ------      ------           -----            ---        ------
   Net cash flows of financing activities.......................      (4.0)      (44.2)            0.4             --         (47.8)
                                                                    ------      ------           -----            ---        ------
Increase (decrease) in cash.....................................       0.1         2.0             4.6             --           6.7
Cash -- beginning of period.....................................        --         6.8             9.8             --          16.6
                                                                    ------      ------           -----            ---        ------
Cash -- end of period...........................................    $  0.1      $  8.8           $14.4            $--        $ 23.3
                                                                    ======      ======           =====            ===        ======

                           GENERAL CABLE CORPORATION


                              [General Cable LOGO]


                                  $100,000,000

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK

                                ----------------

   General Cable Corporation from time to time may offer to sell debt securities, preferred stock or common stock, including common stock issuable upon the conversion of debt securities or preferred stock or as payment of dividends on, or redemption or repurchase of, preferred stock, or any combination of the foregoing. We may also offer common stock issuable upon the conversion of debt securities or preferred stock. The total amount of these securities will have an initial aggregate offering price of up to $100,000,000, or the equivalent amount in other currencies, currency units or composite currencies. Our common stock is listed on the New York Stock Exchange and trades under the symbol "BGC".

   We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

   This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in the applicable prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

   An investment in the debt securities, preferred stock or common stock involves a high degree of risk. You should carefully consider the risk factors beginning on page 3 of this prospectus and any other information in this prospectus or any prospectus supplement before deciding to purchase the debt securities, preferred stock or common stock.

                                ----------------

   Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                    This prospectus is dated October 27, 2003.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
About This Prospectus ...................................................     1

Forward-Looking Statements ..............................................     1

General Cable Corporation ...............................................     2

Risk Factors ............................................................     3

Ratio of Earnings to Fixed Charges ......................................     9

Use of Proceeds .........................................................     9

Plan of Distribution ....................................................    10

Description of Debt Securities We May Offer .............................    11

Description of Preferred Stock We May Offer .............................    21

Description of Common Stock We May Offer ................................    23

Legal Ownership and Book-Entry Issuance .................................    27

Validity of Securities ..................................................    28

Experts .................................................................    29

Where You Can Find More Information .....................................    29

Incorporation of Certain Documents by Reference .........................    29

                             ABOUT THIS PROSPECTUS

   This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration or continuous offering process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total U.S. dollar equivalent of $100,000,000.

   This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

   The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC office mentioned under the heading "Where You Can Find More Information".

   When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus and the prospectus supplement, including the information incorporated by reference. Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the securities in any state where such an offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of those documents.

   Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to "General Cable", "we", "us", "our", or similar references mean General Cable Corporation together with its subsidiaries.

                           FORWARD-LOOKING STATEMENTS

   Certain of the matters we discuss in this prospectus, any prospectus supplement and other documents we file with the SEC may constitute forward-looking statements. You can identify a forward-looking statement because it contains words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions which concern strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These statements are necessarily estimates reflecting our judgment based upon current information and involve a number of risks and uncertainties. We cannot assure you that other factors will not affect the accuracy of these forward-looking statements or that our actual results will not differ materially from the results we anticipate in the forward-looking statements. While it is impossible for us to identify all the factors which could cause our actual results to differ materially from those we estimated, we describe some of these factors under the heading "Risk Factors." We do not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of us.

                           GENERAL CABLE CORPORATION

   We are a leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the communications, energy, industrial and specialty markets. Communications wire and cable transmit low-voltage signals for voice, data, video and control applications. Energy cables include low-, medium- and high-voltage power distribution and power transmission products. Industrial and specialty wire and cable products conduct electrical current for industrial & commercial power and control applications. We believe that our principal competitive strengths include our breadth of product line; brand recognition; distribution and logistics; service and operating efficiency.

                                  RISK FACTORS

   Investing in our securities involves a high degree of risk. You should carefully consider the following risk factors and other information contained in this prospectus and any applicable prospectus supplement before investing in our securities.

                           Risks Related to Business

Our net sales, net income and growth depend largely on the economies in the geographic markets that we serve.

   Many of our customers use our products as components in their own products or in projects undertaken for their customers. Our ability to sell our products is largely dependent on general economic conditions, including how much our customers and end-users spend on information technology, on building, maintaining or reconfiguring their communications network, industrial manufacturing assets and power transmission and distribution infrastructures and on new construction. Over the past few years many companies have significantly reduced their capital equipment and information technology budgets, and construction activity that necessitates the building or modification of communication networks and power transmission and distribution infrastructures has slowed considerably as a result of a weakening of the U.S. and foreign economies. As a result, our revenues and financial results have declined significantly. In the event that these markets do not improve, or if they were to become weaker, we could suffer further decreased sales and net income and we could be required to enact further restructurings.

The market for our products is highly competitive.

   The markets for copper, aluminum and fiber optic wire and other cable products are highly competitive, and some of our competitors may have greater financial resources than we do. We compete with at least one major competitor with respect to each of our business segments, although no single competitor competes with us across the entire spectrum of our product lines. Many of our products are made to common specifications and therefore may be fungible with competitors' products. Accordingly, we are subject to competition in many markets on the basis of price, delivery time, customer service and our ability to meet specific customer needs.

   We believe our competitors will continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. We expect that we will be required to continue to invest in product development, productivity improvements and customer service and support in order to compete in our markets. Furthermore, an increase in imports into our markets of products competitive with our products could adversely affect our sales.

Our business is subject to the economic and political risks of maintaining facilities and selling products in foreign countries.

   During fiscal 2002, 30% of our sales and 40% of our assets were in markets outside the United States. Our financial results may be adversely affected by significant fluctuations in the value of the U.S. dollar against foreign currencies or by the enactment of exchange controls or foreign governmental or regulatory restrictions on the transfer of funds. In addition, negative tax consequences relating to repatriating certain foreign currencies, particularly cash generated by our operations in Spain, may adversely affect our cash flows. During 2002, our Spanish operations generated 42% of our cash flows from operations. Furthermore, our foreign operations are subject to risks inherent in maintaining operations abroad, such as economic and political destabilization, international conflicts, restrictive actions by foreign governments, nationalizations, changes in regulatory requirements, the difficulty of effectively managing diverse global operations and adverse foreign tax laws.

Changes in industry standards and regulatory requirements may adversely affect our business.

   As a manufacturer and distributor of wire and cable products we are subject to a number of industry standard-setting authorities, such as Underwriters Laboratories, the Telecommunications Industry Association, the Electronics Industries Association and the Canadian Standards Association. In addition, in many markets, our products are subject to the requirements of federal, state and local or foreign regulatory authorities. Changes in the standards and requirements imposed by such authorities could have an adverse effect on us. In the event we are unable to meet any such standards when adopted our business could be adversely affected. In addition, changes in the legislative environment could affect the growth and other aspects of important markets served by us. While certain legislative bills and regulatory rulings are pending in the energy and telecommunications sectors which could improve our markets, any delay or failure to pass such legislation and regulatory rulings could adversely affect our opportunities and anticipated prospects may not arise. It is not possible at this time to predict the impact that any such legislation or regulation or failure to enact any such legislation or regulation, or other changes in laws or industry standards that may be adopted in the future, could have on our financial results, cash flows or financial position.

Advancing technologies, such as fiber optic and wireless technologies, may make some of our products less competitive.

   Technological developments could have a material adverse effect on our business. For example, a significant decrease in the cost and complexity of installation of fiber optic systems or increase in the cost of copper based systems could make fiber optic systems superior on a price performance basis to copper systems and may have a material adverse effect on our business. Also, advancing wireless technologies, as they relate to network and communication systems, may represent some threat to both copper and fiber optic cable based systems by reducing the need for premise wiring. While we sell some fiber optic cable and components and cable that is used in certain wireless applications, if fiber optic systems or wireless technology were to significantly erode the markets for copper based systems, our sales of fiber optic cable and products for wireless applications may not be sufficient to offset any decrease in sales or profitability of other products that may occur.

                        Risks Relating to Our Operations

Volatility in the price of copper and other raw materials, as well as fuel and energy, could adversely affect our businesses.

   The costs of copper and aluminum, the most significant raw material we use, have been subject to considerable volatility over the years. Volatility in the price of copper, aluminum, polyethylene and other raw materials, as well as fuel, natural gas and energy, will in turn lead to significant fluctuations in our cost of sales. Additionally, sharp increases in the price of copper can also reduce demand if customers decide to defer their purchases of copper wire and cable products or seek to purchase substitute products. Moreover, we do not engage in activities to hedge the underlying value of our copper and aluminum inventory. Although we attempt to reflect copper and other raw material price changes in the sale price of our products, there is no assurance that we can do so.

Interruptions of supplies from our copper rod mill plant or our key suppliers may affect our results of operations and financial performance.

   Interruptions of supplies from our copper rod mill plant or our key suppliers could disrupt production or impact our ability to increase production and sales. During 2002, our copper rod mill plant produced approximately 50% of the copper rod used in our North American operations and two suppliers provided an aggregate of approximately 36% of our North American copper purchases. Any unanticipated problems or work stoppages at our copper rod mill facility could have a material adverse effect on our business. Additionally, we use a limited number of sources for most of the other raw materials that we do not produce. We do not have long-term or volume purchase agreements with most of our suppliers, and may have limited options in the short-term for alternative supply if these suppliers fail, for any reason, including their business failure or financial difficulties, to continue the supply of materials or components. Moreover, identifying and accessing alternative sources may increase our costs.

Failure to negotiate extensions of our labor agreements as they expire may result in a disruption of our operations.

   Approximately 65% of our employees are represented by various labor unions. During the last five years, we have experienced only one strike, which was settled on satisfactory terms. The labor agreement covering our Taunton, Massachusetts facility, which employs 1.1% of our employees, expired on August 1, 2003 but was extended through October 31, 2003. In addition, labor agreements covering 18% of our other employees expire prior to December 31, 2004. We cannot predict what issues may be raised by the collective bargaining units representing our employees and, if raised, whether negotiations concerning such issues will be successfully concluded. A protracted work stoppage could result in a disruption of our operations which could adversely affect our ability to deliver certain products and our financial results.

Our inability to continue to achieve productivity improvements may result in increased costs.

   Part of our business strategy is to increase our profitability by lowering costs through improving our processes and productivity. In the event we are unable to continue to implement measures improving our manufacturing techniques and processes, we may not achieve desired efficiency or productivity levels and our manufacturing costs may increase. In addition, productivity increases are related in part to factory utilization rates. Our decreased utilization rates over the past few years have adversely impacted productivity.

We are substantially dependent upon distributors and retailers for sales of our products.

   During 2002, approximately 44% of our net sales were to independent distributors and four of our ten largest customers were distributors. Distributors accounted for approximately 40% of sales of our communications products and 59% of our industrial & specialty products. During 2002, approximately 9% of our net sales were to retailers and the two largest retailers, AutoZone and The Home Depot, accounted for approximately 3.3% and 3.1%, respectively, of our net sales.

   These distributors and retailers are not contractually obligated to carry our product lines exclusively or for any period of time. Therefore, these distributors and retailers may purchase products that compete with our products or cease purchasing our products at any time. The loss of one or more large distributors or retailers could have a material adverse effect on our ability to bring our products to end users and on our results of operations. Moreover, a downturn in the business of one or more large distributors or retailers could adversely affect our sales and could create significant credit exposure.

We face pricing pressures in each of our markets that could adversely affect our results of operations and financial performance.

   We face pricing pressures in each of our markets as a result of significant competition or over-capacity, and price levels for most of our products have declined over the past few years. While we will work toward reducing our costs to respond to the pricing pressures that may continue, we may not be able to achieve proportionate reductions in costs. As a result of over-capacity and the current economic and industry downturn in the communications and industrial markets in particular, pricing pressures increased in 2002 and 2003. Pricing pressures are expected to continue throughout 2003 and for the foreseeable future. Further declines in prices, without offsetting cost-reductions, will adversely affect our financial results.

                      Other Risks Relating to Our Business

Our substantial debt and debt service requirements could adversely affect our business.

   We have a significant amount of debt outstanding. As of June 30, 2003, we had $493.9 million of debt outstanding including $74.2 million of indebtedness under our asset-backed securitization facility. Of our total debt, $470.6 million was secured indebtedness. As of August 31, 2003, our total debt increased by $17.6 million to $511.5 million. Under our credit facility, we will be required to make a payment of approximately $5.2 million to the lenders if the total facility commitments are not reduced by at least
$100 million by December 15, 2003. We will be required to raise additional financing to make this reduction, as cash flow from operations will not be sufficient. We cannot assure you that we will be able to obtain the necessary financing.

   In addition, the degree to which we are leveraged could have important adverse consequences to you and to us. For example, it could:

   o make it difficult for us to make payments on or otherwise satisfy our obligations with respect to our indebtedness;

   o require us to dedicate a significant portion of our cash flows from operations to debt service, thereby reducing the availability of cash flow for other purposes;

   o limit our ability to borrow additional amounts for working capital, capital expenditures, potential acquisition opportunities and other purposes;

   o limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business, regulatory and economic conditions in our industry;

   o place us at a competitive disadvantage against our less leveraged competitors;

   o subject us to increased interest costs, to the extent of the portion of our indebtedness that is subject to floating interest rates; and

   o could cause us to fail to comply with applicable debt covenants and could result in an event of default that could result in all of our indebtedness being immediately due and payable.

   In addition, our ability to generate cash flow from operations sufficient to make scheduled payments on our debts as they become due will depend on our future performance, our ability to successfully implement our business strategy and our ability to obtain other financing.

If our accounts payable financing for our European operations is cancelled by our lenders, our cash flow will be negatively impacted.

   Our European operation participates in an arrangement with several European financial institutions which provide extended accounts payable terms to us. In general, the arrangement provides for accounts payable terms of up to 180 days. At June 30, 2003, the arrangement had a maximum availability limit of the equivalent of approximately $99 million of which approximately $86 million was drawn. We do not have a firm commitment from these European financial institutions requiring them to continue to extend credit and they may decline to advance additional funding. Should the availability under this arrangement be reduced or terminated, we would be required to negotiate longer payment terms with our suppliers or repay the outstanding obligations with our suppliers under this arrangement over 180 days and seek alternative financing arrangements which could increase our interest expense. We cannot assure you that such longer payment terms or alternate financing will be available on favorable terms or at all. Failure to obtain alternative financing arrangements in such case would negatively impact our cash flows.

We may be required to take certain charges to our earnings in future periods in connection with potential plant closures and our inventory accounting practices.

   We are currently evaluating additional closures of certain of our facilities. Should we decide to rationalize one or more manufacturing locations in some future period, financial results and cash flows will be negatively impacted as the one-time costs relating to such action, which could be substantial, are recognized in our income statement.

   As a result of declining copper prices, the historic last-in first-out ("LIFO") cost of our copper inventory exceeded its replacement cost by approximately $16 million at December 31, 2002 and $10.9 million at June 30, 2003. If we were not able to recover the LIFO value of our inventory at a profit in some future period when replacement costs were lower than the LIFO value of the inventory, we would be required to take a charge to recognize in our income statement all or a portion of the higher LIFO value of the inventory. During 2002, we recorded a $2.5 million charge for the liquidation of LIFO inventory in North America as we significantly reduced our inventory levels. We expect to further reduce inventory quantities in the second half of 2003 which is expected to result in an additional LIFO liquidation charge. The amount of the charge to be incurred in 2003 will be dependent upon the quantity of the inventory reduction and the market price of the metals at the time of the inventory liquidation. Additionally, if LIFO inventory quantities were reduced in a period when replacement costs were lower than the LIFO value of the inventory, we would experience a decline in reported earnings.

We are subject to certain asbestos litigation.

   There are approximately 15,000 pending non-maritime asbestos cases involving our subsidiaries. The majority of these cases involve plaintiffs alleging exposure to asbestos-containing cable manufactured by our predecessors. In addition to our subsidiaries, numerous other wire and cable manufacturers have been named as defendants in these cases. Our subsidiaries have also been named, along with numerous other product manufacturers, as defendants in approximately 33,000 suits in which plaintiffs alleged that they suffered an asbestos-related injury while working in the maritime industry. These cases are referred to as MARDOC cases and are currently managed under the supervision of the US District Court for the Eastern District of Pennsylvania. On May 1, 1996, the District Court ordered that all pending MARDOC cases be administratively dismissed without prejudice and the cases cannot be reinstated, except in certain circumstances involving specific proof of injury. There can be no assurance that any judgments or settlements of the pending non-maritime and/or MARDOC asbestos cases or any cases which may be filed in the future will not have a material adverse effect on our financial results, cash flows or financial position.

Environmental liabilities could potentially adversely impact us and our affiliates.

   We are subject to federal, state and local environmental protection laws and regulations governing our operations and use, handling, disposal and remediation of hazardous substances currently or formerly used by us and our affiliates. A risk of environmental liability is inherent in our and our affiliates' current and former manufacturing activities in the event of a release or discharge of a hazardous substance generated by us or our affiliates. Under certain environmental laws, we could be held jointly and severally responsible for the remediation of any hazardous substance contamination at our facilities and at third party waste disposal sites and could also be held liable for any consequences arising out of human exposure to such substances or other environmental damage. We and our affiliates have been named as potentially responsible parties in proceedings that involve environmental remediation. There can be no assurance that the costs of complying with environmental, health and safety laws in our current operations or the liabilities arising from past releases of, or exposure to, hazardous substances, will not result in future expenditures by us that could materially and adversely affect our financial results, cash flows or financial condition.

We may not be able to successfully identify, finance or integrate acquisitions.

   Growth through acquisition has been, and is expected to continue to be, a significant part of our strategy. We cannot assure you that we will be successful in identifying, financing and closing acquisitions at favorable prices and terms. Potential acquisitions may require us to issue additional shares of stock or obtain additional or new financing, and such financing may not be available on terms acceptable to us, or at all. The issuance of common or preferred shares may dilute the value of shares held by our shareholders. Further, we cannot assure you that we will be successful in integrating any such acquisitions that are completed. Integration of any such acquisitions may require substantial management, financial and other resources and may pose risks with respect to production, customer service and market share of existing operations. In addition, we may acquire businesses that are subject to technological or competitive risks, and we may not be able to realize the benefits expected from such acquisitions.

Terrorist attacks and other attacks or acts of war may adversely affect the markets in which we operate, our operations and our profitability.

   The attacks of September 11, 2001 and subsequent events, including the military action in Iraq, has caused and may continue to cause instability in our markets and have led and may continue to lead to, further armed hostilities or further acts of terrorism worldwide, which could cause further disruption in our markets. Acts of terrorism may impact any or all of our facilities and operations, or those of our customers or suppliers and may further limit or delay purchasing decisions of our customers. Depending on their magnitude, acts of terrorism or war could have a material adverse effect on our business, financial results, cash flows and financial position.

   We carry insurance coverage on our facilities of types and in amounts that we believe are in line with coverage customarily obtained by owners of similar properties. We continue to monitor the state of the insurance market in general and the scope and cost of coverage for acts of terrorism in particular, but we cannot anticipate what coverage will be available on commercially reasonable terms in future policy years. Currently, we do not carry terrorism insurance coverage. If we experience a loss that is uninsured or that exceeds policy limits, we could lose the capital invested in the damaged facilities, as well as the anticipated future revenues from those facilities. Depending on the specific circumstances of each affected facility, it is possible that we could be liable for indebtedness or other obligations related to the facility. Any such loss could materially and adversely affect our business, financial results, cash flows and financial position.

If we fail to retain our key employees, our business may be harmed.

   Our success has been largely dependent on the skills, experience and efforts of our key employees, and the loss of the services of any of our executive officers or other key employees could have an adverse effect on us. The loss of our key employees who have intimate knowledge of our manufacturing process could lead to increased competition to the extent that those employees are able to recreate our manufacturing process. Our future success will also depend in part upon our continuing ability to attract and retain highly qualified personnel, who are in great demand.

Declining returns in the investment portfolio of our defined benefit plans will increase our pension expense and require us to increase cash contributions to the plans.

   Pension expense for the defined benefit pension plans sponsored by us is determined based upon a number of actuarial assumptions, including an expected long-term rate of return on assets and discount rate. During the fourth quarter of 2002, as a result of declining returns in the investment portfolio of our defined benefit pension plans, we were required to record a minimum pension liability equal to the underfunded status of our plans. As of December 31, 2002, the defined benefit plans were underfunded by approximately $52 million based on the actuarial methods and assumptions utilized for purposes of FAS 87. We will experience an increase in our future pension expense and in our cash contributions to our defined benefit pension plan. Pension expense for our defined benefit plans is expected to increase from $2.0 million in 2002 to approximately $7.0 million in 2003 and our required cash contributions are expected to increase to $5.9 million in 2003 from $3.0 million in 2002. In 2004, cash contributions are expected to increase to $12.6 million. In the event that actual results differ from the actuarial assumptions, the funded status of our defined benefit plans may change and any such deficiency could result in additional charges to equity and against earnings and increase our required cash contributions.

Our stock price has been and continues to be volatile.

   The market price for our common stock could fluctuate due to various factors. These factors include:

   o announcements relating to significant corporate transactions;

   o fluctuations in our quarterly and annual financial results;

   o operating and stock price performance of companies that investors deem comparable to us;

   o changes in government regulation or proposals relating thereto;

   o general industry and economic conditions; and

   o sales or the expectation of sales of a substantial number of shares of our common stock in the public market.

   In addition, the stock markets have, in recent years, experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations, as well as economic conditions, have adversely affected, and may continue to adversely affect, the market price of our common stock. Fluctuations in the price of our common stock will affect the value of any outstanding preferred stock.

Provisions in our charter documents could make it more difficult to acquire our company.

   Our amended and restated certificate of incorporation and amended and restated by-laws contain provisions that may discourage, delay or prevent a third party form acquiring us, even if doing so would be beneficial to our stockholders. Under our amended and restated certificate of incorporation only our board of directors may call special meetings of stockholders, and stockholders must comply with advance notice requirements for nominating candidates for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings. Directors may be removed by stockholders only for cause and only by the effective vote of at least 66 2/3% of the voting power of all shares of capital stock then entitled to vote generally in the election of directors, voting together as a single class. Additionally, agreements with certain of our executive officers may have the effect of making a change of control more expensive and, therefore, less attractive.

   Pursuant to our amended and restated certificate of incorporation, our board of directors may by resolution establish one or more series of preferred stock, having such number of shares, designation, relative voting rights, dividend rates, conversion rights, liquidation or other rights, preferences and limitations as maybe fixed by our board of directors without any further shareholder approval. Such rights, preferences, privileges and limitations as may be established could have the further effect of impeding or discouraging the acquisition of control of our company.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth General Cable's consolidated ratio of earnings to fixed charges for each of the periods indicated.

   For purposes of calculating the ratio of earnings to fixed charges, earnings consist of pretax income from continuing operations before minority interest and before equity method earnings or losses adjusted for fixed charges. Fixed charges include: (i) interest expense; (ii) amortization of debt issuance cost; and (iii) an estimate of the interest component of rent expense. As of the date of this prospectus, we have no preferred stock outstanding. The ratio of earnings to fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges in all periods as we have not had any preferred stock outstanding.

                                                                                                                        Six Months
                                                                                                                           Ended
                                                                                       Year Ended December 31,           June 30,
                                                                                  ----------------------------------    -----------
                                                                                  1998   1999    2000   2001    2002    2002   2003
                                                                                  ----   ----    ----   ----    ----    ----   ----
Ratio of Earnings to Fixed Charges (1)........................................    6.5     2.3    0.6     2.1     0.4    0.5     1.2

---------------
(1) For the years ended December 31, 2000 and 2002 and the six months ended June 30, 2002, earnings were insufficient to cover fixed charges by $28.9 million, $27.6 million and $10.5 million, respectively.

                                USE OF PROCEEDS

   Except as we may specifically state in any prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include repayment of indebtedness.

                              PLAN OF DISTRIBUTION

   We may sell securities to or through underwriters or dealers and may also sell securities directly to other purchasers or through agents. The prospectus supplement will set forth the terms of the offering of such securities, including

   o the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them,

   o the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and

   o any securities exchanges on which the securities may be listed.

   Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   The securities may be distributed from time to time in one or more transactions at:

   o a fixed price or prices, which may be changed;

   o market prices prevailing at the time of sale;

   o prices related to the prevailing market prices; or

   o negotiated prices.

   If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters' obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obliged to purchase all of the securities if they purchase any of the securities. In connection with the sale of securities, underwriters may receive compensation from us or from purchasers of securities for whom they may act as agents. This compensation may be in the form of discounts, concessions or commissions.

   Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities could be considered underwriters, and any discounts or commissions received by them from us and any profit on the resale of securities by them could be considered underwriting discounts and commissions, under the Securities Act.

   Under agreements entered into by us for the purchase or sale of securities, these underwriters and agents may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

   If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities from us under contracts requiring payment and delivery on a future date. Institutions with which these contracts may be made include, among others:

   o commercial and savings banks;

   o insurance companies;

   o pension funds;

   o investment companies; and

   o educational and charitable institutions.

   but in all cases we must approve these institutions. The obligations of any purchaser under these contracts will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

   One or more firms, referred to as "remarketing firms," may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm's compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

                  DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

   This section outlines some of the provisions of the indentures and the debt securities. This information may not be complete in all respects and is qualified entirely by reference to the indentures under which the debt securities are issued. These indentures are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. This information relates to terms and conditions that generally apply to the debt securities. The specific terms of any series of debt securities will be described in the prospectus supplement. If so described in a prospectus supplement, the terms of that series may differ from the general description of the terms presented below.

Debt Securities May Be Senior or Subordinated

   We may issue senior or subordinated debt securities. The senior debt securities and the subordinated debt securities may or may not be secured by any of our property or assets.

   The senior debt securities will constitute part of our senior indebtedness, will be issued under our senior debt indenture described below and will rank equally with all of our other unsecured and unsubordinated debt.

   The subordinated debt securities will constitute part of our subordinated debt, will be issued under our subordinated debt indenture described below and will be subordinated in right of payment to all of our "senior indebtedness", as defined in the subordinated debt indenture. The prospectus supplement for any series of subordinated debt securities will indicate the approximate amount of senior indebtedness outstanding as of the end of our most recent fiscal quarter. Neither indenture limits our ability to incur additional senior indebtedness.

   When we refer to "debt securities" in this prospectus, we mean both the senior debt securities and the subordinated debt securities.

The Senior Debt Indenture and the Subordinated Debt Indenture

   The senior debt securities and the subordinated debt securities are each governed by a document called an indenture--the senior debt indenture, in the case of the senior debt securities, and the subordinated debt indenture, in the case of the subordinated debt securities. Each indenture is a contract between us and a trustee that will be named therein. The indentures are substantially identical, except for the provisions relating to subordination, which are included only in the subordinated indenture.

   The trustee under each indenture has two main roles:

   o First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe later under "--Events of Default"; and

   o Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

   When we refer to the indenture or the trustee with respect to any debt securities, we mean the indenture under which those debt securities are issued and the trustee under that indenture.

   The indentures permit us to issue different series of securities from time to time. We may issue securities in such amounts, at such times and on such terms as we wish. The debt securities may differ from one another in their terms. Neither indenture limits the aggregate amounts of debt securities that we may issue or the aggregate amount of any particular series.

   The indentures and the debt securities are governed by New York law.

This Section is Only a Summary

   Because this section is a summary, it does not describe every aspect of the debt securities. The indentures, any supplemental indentures and the debt securities contain the full legal text of the matters described in this section. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including definitions of some of the terms used in the indentures. We also include references in parentheses to some sections and articles of the indentures. Whenever we refer to particular sections, articles or defined terms of the indentures in this prospectus or in the prospectus supplement, those sections, articles or defined terms are incorporated by reference here or in the prospectus supplement. The indentures are exhibits to our registration statement. See "Where You Can Find More Information" for information on how to obtain a copy. This summary is also subject to and qualified by reference to the description of the particular terms of your series of debt securities described in any prospectus supplement.

Specific Terms of a Series of Debt Securities

   In this section we summarize only the more important terms of the indentures that will apply generally to the debt securities. Each particular debt security will have financial, legal and other terms specific to it, and the specific terms of each debt security will be described in the applicable prospectus supplement. Those terms may vary from the terms described here. As you read this section, therefore, please remember that the specific terms of your debt security as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. The statements we make in this section may not apply to your debt security.

   We may issue the debt securities as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as well as composite currencies or composite currency units, as described in more detail in the prospectus supplement relating to any of these types of debt securities.

   The prospectus supplement relating to a series of debt securities will specify whether the securities are senior or subordinated debt securities and will describe the following terms of the series:

   o the title of the series

   o the aggregate principal amount (or any limit on the aggregate principal amount) of the series and, if any debt securities of a series are to be issued at a discount from their face amount, the method of computing the accretion of such discount.

   o the interest rate or rates, if any, or method of calculating the interest rate;

   o the date or dates from which interest will accrue;

   o the record dates for interest payable on registered debt securities;

   o the dates when principal and interest are payable;

   o the manner of paying principal and interest;

   o the places where principal and interest are payable;

   o the registrar, transfer agent and paying agent;

   o in the case of subordinated debt securities, any subordination provisions in addition to or in lieu of those set forth in the indenture;

   o the terms of any mandatory (including any sinking fund requirements) or optional redemption by us;

   o the terms of any repayment at the option of holders;

   o the denominations in which debt securities are issuable;

   o whether debt securities will be issuable as registered securities or bearer securities;

   o whether and upon what terms registered securities and bearer securities may be exchanged;

   o whether any debt securities will be represented by a debt security in global form;

   o the terms of any global debt security;

   o the terms of any tax indemnity;

   o the currencies (including any composite currency) in which principal or interest may be paid;

   o if payments of principal or interest may be made in a currency other than that in which debt securities are denominated, the manner for determining such payments;

   o if amounts of principal or interest may be determined by reference to an index, formula or other method, the manner for determining such amounts;

   o provisions for electronic issuance of debt securities or for debt securities in uncertificated form;

   o the portion of principal payable upon acceleration of a discounted debt security;

   o any events of default or covenants in addition to or in lieu of those set forth in the applicable indenture;

   o whether and upon what terms debt securities may be defeased, if different from the provisions set forth in the base indenture;

   o the forms of the debt securities;

   o any terms that may be required by or advisable under U.S. or other applicable laws;

   o the percentage of the principal amount of the debt securities which is payable if the maturity of the debt securities is accelerated in the case of debt securities issued at a discount from their face amount;

   o whether and upon what terms the debt securities will be convertible into or exchangeable for our common stock; and

   o any other terms not inconsistent with the indenture.

   Special U.S. Federal income tax considerations may apply to a series of debt securities issued as original issue discount securities. These tax considerations will be discussed in the related prospectus supplement. In addition, if any special U.S. Federal income tax considerations apply to a series of debt securities denominated in a currency or currency unit other than U.S. dollars, the related prospectus supplement will describe those considerations.

Conversion Rights

   If debt securities of any series are convertible into our common stock, the related prospectus supplement will discuss the conversion terms. Those terms will include provisions as to whether the conversion is mandatory or at the option of the holder and may also include provisions for calculating the number of shares of common stock to be delivered upon conversion.

Subordination of Subordinated Debt Securities

   Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all our senior debt, including all debt securities we have issued that constitute senior debt and all debt securities we will issue under the senior debt indenture.

   The subordinated debt indenture defines "senior indebtedness" as all our indebtedness and other payment obligations relating to our debt, as defined below, including:

   o all obligations under credit facilities (whether for principal, interest, fees, expenses or indemnities);

   o all indebtedness for borrowed money or under any reimbursement obligation relating to a letter of credit or other similar instruments or evidenced by a bond, note, debenture or similar instrument, or such indebtedness of others which we guarantee (to the extent of the guarantee) and capitalized lease obligations, including principal, premium, if any, and interest on such indebtedness, unless the instrument under which such indebtedness is incurred expressly provides that such indebtedness is not senior or superior in right of payment to the subordinated debt securities;

   o all obligations under interest protection agreements; and

   o all obligations under currency agreements.

   All amendments, renewals, extensions, modifications and refundings of these obligations will also be included in senior indebtedness. Senior indebtedness excludes the subordinated debt securities and any other indebtedness or obligations specifically designated as being subordinate, or not superior, in right of payment to the subordinated debt securities.

   The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior debt has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

   o if there exists a default in the payment of all or any portion of the obligations on any senior indebtedness, whether at maturity, on account of mandatory redemption or prepayment or purchase, acceleration or otherwise, that continues beyond any applicable period of grace, and such default shall not have been cured or waived or the benefits of the subordination provisions in the subordinated debt indenture is waived by or on behalf of the holders of such senior indebtedness; or

   o after receipt by the trustee of written notice from the holder or holders of certain designated senior indebtedness or the trustee or agent acting on behalf of such designated senior indebtedness and for 179 days thereafter, during the continuance of any non-payment event of default with respect to any designated senior indebtedness pursuant to which the maturity thereof may be immediately accelerated, and, then, unless and until such event of default has been cured or waived or has ceased to exist or such designated senior indebtedness has been discharged or repaid in full in cash or the benefits of the subordination provisions in the subordinated debt indenture have been waived by the holders of such designated senior indebtedness.

   As defined in the subordinated debt indenture, "designated senior indebtedness" means any senior indebtedness (a) under a credit facility or (b) which, at the time of determination, has an aggregate commitment or principal amount outstanding of at least $10.0 million if the instrument governing such senior indebtedness expressly states that such indebtedness is "designated senior indebtedness" for purposes of the subordinated debt indenture and a resolution of our board of directors setting forth such designation by us has been filed with the trustee.

   For the purposes of the subordination provisions, the payment of cash or delivery of property or securities upon conversion of a subordinated debt security, excluding delivery of our common stock and certain of our subordinated securities, will be deemed a payment of the principal of that subordinated debt security.

Legal Ownership

 Street Name and Other Indirect Holders

   Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by us as legal holders of debt securities. This is called holding in street name. Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name, you should check with your own institution to find out:

   o how it handles debt securities payments and notices;

   o whether it imposes fees or charges;

   o how it would handle voting, if it were ever required;

   o whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

   o how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

 Direct Holders

   Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, under the debt securities run only to persons who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

 Global Securities

   What is a Global Security? A global security is a special type of indirectly held security, as described above under "--Street Name and Other Indirect Holders". If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners of global securities can only be indirect holders. We require that the global security be registered in the name of a financial institution we select.

   We also require that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described in the section "Legal Ownership and Book-Entry Issuance" below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether your series of debt securities will be issued only in the form of global securities.

   Further details of legal ownership are discussed in the section "Legal Ownership and Book-Entry Issuance".

   In the remainder of this description "you" means direct holders and not street name or other indirect holders of debt securities. Indirect holders should read the previous subsection entitled "Street Name and Other Indirect Holders".

Overview of Remainder of This Description

   The remainder of this description summarizes:

   o Additional mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments.

   o Your rights under several special situations, such as if we merge with another company or if we want to change a term of the debt securities.

   o Covenants contained in the indentures that require us, or limit our ability to perform various acts. A particular series of debt securities may have additional covenants.

   o Your rights if we default or experience other financial difficulties.

   o Our relationship with the trustee.

Additional Mechanics

 Exchange and Transfer

   Unless otherwise provided in the prospectus supplement, debt securities will have a minimum denomination of $1,000. You may have your debt securities divided into more debt securities of smaller denominations, but not below the minimum denomination, or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an exchange.

   You may exchange or transfer your debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the debt securities.

   You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of a debt security will only be made if the security registrar is satisfied with your proof of ownership.

   If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

   If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed.

 Payment and Paying Agents

   We will pay interest to you if you are a direct holder listed in the trustee's records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement.

   We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in New York City. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

   Interest on global securities will be paid to the holder of the securities by wire transfer of same-day funds.

   Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called accrued interest.

   Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

   We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee's corporate trust office.
These offices are called paying agents. We may also choose to act as our own paying agent. We must notify the trustee of changes in the paying agents for any particular series of debt securities.

 Notices

   We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee's records.

   Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Special Situations

 Mergers and Similar Events

   We will generally not be permitted to consolidate with or merge into, or transfer all or substantially all of our assets to, any person unless:

   o either (a) we survive the transaction or (b) the person that survived the transaction (if other than us) is organized under the laws of the United States of America or a State thereof or the District of Columbia;

   o the person that survives the transaction (if other than us) assumes by supplemental indenture all our obligations under and the performance and observance of every covenant of the indenture, the debt securities and any other agreements entered into in connection therewith; and

   o immediately after giving effect to the transaction, no default or event of default under the indenture exists.

   We will also be required to deliver to the trustee prior to the consummation of the proposed transaction an officers' certificate to the foregoing effect and an opinion of counsel stating that the proposed transaction and such supplemental indenture comply with the indenture.

   The successor shall be substituted for us, and thereafter all our obligations under the indenture and the debt securities shall terminate.

 Modification and Waiver

   There are three types of changes we can make to the indentures and the debt securities.

   Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes that require the approval of each holder of debt securities:

   o reduce the amount of debt securities whose holders must consent to an amendment;

   o reduce the interest on or change the time for payment of interest on any debt security;

   o change the fixed maturity of any debt security;

   o reduce the principal of any non-discounted debt security or reduce the amount of principal of any discounted debt security that would be due upon an acceleration thereof;

   o change the currency in which principal or interest on a debt security is payable;

   o make any change in provisions relating to waivers of defaults and amendments, except to increase the amount of debt securities whose holders must consent to an amendment or waiver or to provide that other provisions of the indenture cannot be amended or waived without the consent of each holders of debt securities affected thereby;

   o impair your right to sue for payment; or

   o in the case of subordinated debt securities, modify the subordination provisions in a manner adverse to the holders.

   Changes Requiring a Majority Approval. The second type of change to the indentures and the debt securities is the kind that requires an approval by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category. Majority approval would be required for us to obtain a waiver of all or part of certain covenants or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indentures or the debt securities listed in the first category described above under "--Changes Requiring Your Approval" unless we obtain your individual consent to the waiver.

   Changes Not Requiring Approval. The third type of change does not require any approval by holders of debt securities. This type is limited to clarifications and other changes that would not adversely affect holders of the debt securities in any material respect.

 Further Details Concerning Votes and Consents

   When seeking approval, we will use the following rules to determine whether the holders of the requisite principal amount of the outstanding securities have given, made or taken any action under the indenture as of any date:

   o For original issue discount securities, we will use the amount of principal that would be due as of the date of such determination if payment of the debt security were accelerated on that date.

   o For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that security described in the prospectus supplement.

   o For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent determined as described in the prospectus supplement.

   o Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption, if they have been fully defeased as described later under "--Defeasance and Discharge" or if they are owned by us or any of our affiliates.

   o We will generally be entitled to set any day as a record date to determine the holders of outstanding debt securities that are entitled to vote or take other action under the indentures. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that we may specify, or as the trustee may specify if it set the record date. We may shorten or lengthen, but not beyond 180 days, this period from time to time.

   Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indentures or the debt securities or request a waiver.

Defeasance and Discharge

   The following discussion of full defeasance and discharge will apply to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will say so in the prospectus supplement.

   The indentures provide that if we choose to have the defeasance and discharge provision applied to the debt securities, we can legally release ourselves from any payment or other obligations on the debt securities, except for the ministerial obligations described below, if we put in place the following arrangements for you to be repaid and comply with other requirements set forth in the indentures:

   o we irrevocably deposit in trust with the trustee or another trustee money or U.S. government obligations;

   o we deliver to the trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. government obligations without reinvestment plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the debt securities of the series to maturity or redemption, as the case may be:

   o immediately after the deposit no default exists under the indenture;

   o the deposit does not constitute a default under any other agreement binding on us; and

   o we deliver to the trustee an opinion of counsel to the effect that holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of the defeasance and, in the case of legal defeasance, such opinion must be based on a U.S. Internal Revenue Service ruling or a change in U.S. Federal income tax law.

   In addition, the subordinated debt indenture provides that if we choose to have the defeasance and discharge provision applied to the subordinated debt securities, the subordination provisions of the subordinated debt indenture will become ineffective.

   However, even if we make the deposit in trust and opinion delivery arrangements discussed above, a number of our obligations relating to the debt securities will remain. These include our obligations:

   o to register the transfer and exchange of debt securities;

   o to replace mutilated, destroyed, lost or stolen debt securities;

   o to maintain paying agencies; and

   o to hold money for payment in trust.

Events of Default

   You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

 What Is an Event of Default?

   The term "event of default" means any of the following:

   o we default in the payment of interest on the debt security when the same becomes due and payable and the default continues for a period of 30 days;

   o we default in the payment of the principal of the debt security when the same becomes due and payable at maturity, upon redemption or otherwise, or in the making of any sinking fund payment, if any, required by the terms of such series;

   o we fail to comply with any of our other covenants, conditions or agreements in the debt securities or the indenture and the default continues for the period and after the notice specified below;

   o we, pursuant to or within the meaning of any bankruptcy law:

          (a) commence a voluntary case,

          (b) consent to the entry of an order for relief against us in an involuntary case,

          (c) consent to the appointment of a custodian of our or for all or substantially all of our property, or

          (d) make a general assignment for the benefit of our creditors;

   o a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

          (a) is for the relief against us in an involuntary case,

          (b) appoints a custodian for us or all or substantially all of our property, or

          (c) orders our liquidation, and the order or decree remains unstayed and in effect for 90 days.

   o If we default under any indebtedness for money borrowed if:

      (a) that default either (1) results from the failure to pay the principal of that indebtedness at its stated maturity or (2) relates to an obligation other than the obligation to pay the principal of that indebtedness at its stated maturity and results in that indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable,

      (b) the principal amount of that indebtedness, together with the principal amount of any other indebtedness in default for failure to pay principal at stated maturity or the maturity of which has been so accelerated, aggregates $20,000,000 or more at any one time outstanding.

   o we are subject to a final judgment or judgments in an amount of $20,000,000 or more, individually or in the aggregate, for the payment of money having been entered by a court or courts of competent jurisdiction and such judgment or judgments is not satisfied, stayed, annulled or rescinded within 60 days of being entered; or

   o any other event of default described in the prospectus supplement occurs.

   Remedies If an Event of Default Occurs. If an event of default other than those described in the fourth or fifth bullet point above has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series. If any event of default described in the fourth or fifth bullet point above occurs, the entire principal amount of all the debt securities of that series shall automatically, and without any declaration or other action on the part of the trustee or any holder, become immediately due and payable.

   Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indentures at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing other actions under the indentures.

   Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

   o You must give to the trustee written notice of a continuing event of default with respect to such series;

   o The holders of at least 25% in principal amount of the outstanding debt securities of the relevant series must make a written request to the trustee to pursue the remedy with respect to such series;

   o You must offer to the trustee indemnity satisfactory to the trustee against any loss, liability or expense;

   o The trustee must not have complied with the request within 60 days after receipt of the request and the offer of indemnity; and

   o No inconsistent direction must have been given to the trustee during the 60 day period from the holders of a majority in principal amount of the outstanding debt securities of the relevant series.

   Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

   We will furnish to the trustee every year a written statement from some of our designated officers certifying that, to their knowledge, we are in compliance with the indentures and the debt securities, or else specifying any default.

                  DESCRIPTION OF PREFERRED STOCK WE MAY OFFER

   This section describes the general terms and provisions of the preferred stock we may offer. This information may not be complete in all respects and is qualified entirely by reference to our amended and restated certificate of incorporation. The specific terms of any series will be described in a prospectus supplement. Those terms may differ from the terms discussed below. Any series of preferred stock we issue will be governed by our amended and restated certificate of incorporation, and by the certificate of designations relating to that series. We will file the certificate of designations with the SEC and incorporate it by reference as an exhibit to our registration statement at or before the time we issue any preferred stock of that series. For information on how to obtain copies of our amended and restated certificate of incorporation and amended and restated bylaws, see "Where You Can Obtain More Information".

Authorized Preferred Stock

   Our amended and restated certificate of incorporation authorizes our board of directors, without any vote or action by the holders of common stock, to issue up to 25,000,000 shares of preferred stock from time to time in one or more series. Our board of directors is authorized to determine the number of shares and designation of any additional series of preferred stock and the dividend rights, dividend rate, conversion rights and terms, voting rights, redemption rights and terms, liquidation preferences, sinking fund terms and other rights, preferences, privileges and restrictions of any series of preferred stock. Issuances of preferred stock would be subject to the applicable rules of the NYSE or other organizations whose systems the stock may then be quoted or listed. Depending upon the terms of preferred stock established by our board of directors, any or all series of preferred stock could have preferences over the common stock with respect to dividends and other distributions and upon liquidation. Issuance of any such shares with voting powers, or issuance of additional shares of common stock, would dilute the voting power of the outstanding common stock. There are currently no shares of preferred stock outstanding.

Specific Terms of a Series of Preferred Stock

   The preferred stock we may offer will be issued in one or more series. Shares of preferred stock, when issued against full payment of its purchase price, will be fully paid and non-assessable. Their par value or liquidation preference, however, will not be indicative of the price at which they will actually trade after their issue. If necessary, the prospectus supplement will provide a description of U.S. Federal income tax consequences relating to the purchase and ownership of the series of preferred stock offered by that prospectus supplement.

   The preferred stock will have the dividend, liquidation, redemption and voting rights discussed below, unless otherwise described in a prospectus supplement relating to a particular series. A prospectus supplement will discuss the following features of the series of preferred stock to which it relates:

   o the designations and stated value per share;

   o the number of shares offered;

   o the amount of liquidation preference per share;

   o the initial public offering price at which the preferred stock will be issued;

   o the dividend rate, the method of its calculation, the form of payment of dividends, the dates on which dividends would be paid and the dates, if any, from which dividends would cumulate;

   o any redemption or sinking fund provisions;

   o any conversion or exchange rights; and

   o any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

Rank

   Unless otherwise stated in the prospectus supplement, the preferred stock will have priority over our common stock with respect to dividends and distribution of assets, but will rank junior to all our outstanding indebtedness for borrowed money. Any series of preferred stock could rank senior, equal or junior to our other capital stock, as may be specified in a prospectus supplement, as long as our amended and restated certificate of incorporation so permits.

Dividends

   Holders of each series of preferred stock shall be entitled to receive dividends to the extent and in the form specified in the prospectus supplement, when, as and if declared by our board of directors, from funds legally available for the payment of dividends. The rates, form and dates of payment of dividends of each series of preferred stock will be stated in the prospectus supplement. Dividends will be payable to the holders of record of preferred stock as they appear on our books on the record dates fixed by our board of directors. Dividends on any series of preferred stock may be cumulative or non-cumulative, as discussed in the prospectus supplement.

Convertibility

   Shares of a series of preferred stock may be exchangeable or convertible into shares of our common stock, another series of preferred stock or other securities or property. The conversion or exchange may be mandatory or optional. The prospectus supplement will specify whether the preferred stock being offered has any conversion or exchange features, and will describe all the related terms and conditions.

Redemption

   The terms, if any, on which shares of preferred stock of a series may be redeemed will be discussed in the prospectus supplement.

Liquidation

   Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of General Cable, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount described in the related prospectus supplement plus an amount equal to any accrued and unpaid dividends for the then-current dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on that series of preferred stock are cumulative). These distributions will be made before any distribution is made on any securities ranking junior to the preferred stock with respect to liquidation, including our common stock. If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of that series will share ratably in proportion to the full liquidation preferences of each security. Holders of our preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights

   The holders of shares of preferred stock will have no voting rights, except:

   o as otherwise stated in the applicable prospectus supplement;

   o as otherwise stated in the certificate of designations establishing the series; or

   o as required by applicable law.

No Other Rights

   The shares of a series of preferred stock will not have any preferences, voting powers or relative, participating, optional or other special rights except:

   o as discussed above or in the prospectus supplement;

   o as provided in our amended and restated certificate of incorporation and in the certificate of designations; and

   o as otherwise required by law.

Transfer Agent

   The transfer agent for each series of preferred stock will be named and described in the prospectus supplement for that series.

                    DESCRIPTION OF COMMON STOCK WE MAY OFFER

   The following summary description of our common stock is based on the provisions of our amended and restated certificate of incorporation and amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law. This information may not be complete in all respects and is qualified entirely by reference to the provisions of our amended and restated certificate of incorporation, amended and restated bylaws and the Delaware General Corporation Law. For information on how to obtain copies of our amended and restated certificate of incorporation, and amended and restated bylaws, see "Where you Can Obtain More Information".

   We may offer common stock, including common stock issuable upon the conversion of debt securities or preferred stock or as payment of dividends on, or redemption or repurchase of, preferred stock.

General

   The following description of our capital stock is subject to our amended and restated certificate of incorporation and amended and restated bylaws and the provisions of Delaware General Corporation Law.

Common Stock

   Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.01 per share. As of September 15, 2003, there were approximately 33,114,767 shares of common stock outstanding held of record by 523 stockholders. The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated by-laws are only summaries, and we encourage you to review complete copies of our amended and restated certificate of incorporation and amended and restated by-laws, which we have filed previously with the SEC.

   Holders of our common stock are entitled to receive, as, when and if declared by our board of directors, dividends and other distributions in cash, stock or property from our assets or funds legally available for those purposes subject to any dividend preferences that may be attributable to preferred stock, if any. Holders of common stock are entitled to one vote for each share held of record on all matters on which stockholders may vote. Holders of common stock are not entitled to cumulative voting for the election of directors. There are no preemptive, conversion, redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution, subject to any prior rights of any holders of preferred stock, if any, then outstanding.

Certain Provisions of Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws

 Classification of Board of Directors

   The amended and restated certificate of incorporation divides our board of directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of our board of directors will be elected each year.

   We believe that a classified board helps to assure the continuity and stability of our board of directors, and our business strategies and policies as determined by our board of directors, because a majority of the directors at any given time will have prior experience as directors. This provision should also help to ensure that our board of directors, if confronted with an unsolicited proposal from a third party that has acquired a block of our common stock, will have sufficient time to review the proposal, to consider appropriate alternatives and to seek the best available result for all stockholders.

   This provision could prevent a party who acquires control of a majority of the outstanding common stock from obtaining control of our board of directors until the second annual stockholders' meeting following the date the acquiror obtains the controlling stock interest and could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of our company and could thus increase the likelihood that incumbent directors will retain their positions.

 Number of Directors; Removal; Vacancies

   The amended and restated certificate of incorporation and the amended and restated by-laws provide that the number of directors shall not be less than three nor more than nine and shall be determined from time to time exclusively by a vote of a majority of our board of directors then in office. The amended and restated certificate of incorporation also provides that our board of directors shall have the exclusive right to fill vacancies, including vacancies created by expansion of our board of directors. Furthermore, except as may be provided in a resolution or resolutions of our board of directors providing for any class or series of preferred stock with respect to any directors elected by the holders of such class or series, directors may be removed by stockholders only for cause and only by the affirmative vote of at least 66 2/3% of the voting power of all of the shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class. These provisions, in conjunction with the provision of the amended and restated certificate of incorporation authorizing our board of directors to fill vacant directorships, could prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

 No Stockholder Action by Written Consent; Special Meetings

   The amended and restated certificate of incorporation provides that, except as may be provided in a resolution or resolutions of our board of directors providing for any class or series of preferred stock, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The amended and restated certificate of incorporation also provides that special meetings of the stockholders can only be called pursuant to a resolution approved by a majority of our board of directors then in office. Stockholders are not permitted to call a special meeting of stockholders.

 Advance Notice for Raising Business or Making Nominations at Meetings

   The amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before a meeting of our stockholders and for nominations by stockholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Securities Exchange Act of 1934, only such business may be conducted at a meeting of stockholders as has been brought before the meeting by, or at the direction of, our board of directors, or by a stockholder who has given to our Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are nominated by, or at the direction of, our board of directors, or who are nominated by a stockholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors.

   To be timely, notice of nominations or other business to be brought before an annual meeting must be received by our Secretary at the principal executive office no later than 60 days prior to the date of such annual meeting. Similarly, notice of nominations or other business to be brought before a special meeting must be delivered to our Secretary at the principal executive office no later than the close of business on the 15th day following the day on which notice of the date of a special meeting of stockholders was given.

   The notice of any nomination for election as a director must set forth the name, date of birth, business and residence address of the person or persons to be nominated; the business experience during the past five years of such person or persons; whether such person or persons are or have ever been at any time directors, officers or owners of 5% or more of any class of capital stock, partnership interest or other equity interest of any corporation, partnership or other entity; any directorships held by such person or persons in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, as amended; and whether, in the last five years, such person or persons are or have been convicted in a criminal proceeding or have been subject to a judgment, order, finding or decree of any federal, state or other governmental entity, concerning any violation of federal, state or other law, or any proceeding in bankruptcy, which conviction, order, finding, decree or proceeding may be material to an evaluation of the ability or integrity of the nominee; and, the consent of each such person to be named in a proxy statement as a nominee and to serve as a director if elected. The person submitting the notice of nomination, and any person acting in concert with such person, must provide their names and business addresses, the name and address under which they appear on our books (if they so appear), and the class and number of shares of our books (if they so appear), and the class and the number of shares of our capital stock that are beneficially owned by them.

 Amendments to By-Laws

   The amended and restated certificate of incorporation provides that our Board of Directors or the holders of at least 66 2/3% of the voting power of all shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class, have the power to amend or repeal our amended and restated by-laws.

 Amendment of the Amended and Restated Certificate of Incorporation

   Any proposal to amend, alter, change or repeal any provision of the amended and restated certificate of incorporation, except as may be provided in a resolution or resolutions of our Board of Directors providing for any class or series of preferred stock and which relate to such class or series of preferred stock, requires approval by the affirmative vote of both a majority of the members of our Board of Directors then in office and a majority vote of the voting power of all of the shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding the foregoing, any proposal to amend, alter, change or repeal the provisions of the amended and restated certificate of incorporation relating to (i) the classification of our Board of Directors, (ii) removal of directors, (iii) the prohibition of stockholder action by written consent or stockholder calls for special meetings, (iv) amendment of amended and restated bylaws, or (v) amendment of the amended and restated certificate of incorporation requires approval by the affirmative vote of 66 2/3% of the voting power of all of the shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

 Preferred Stock and Additional Common Stock

   Under the amended and restated certificate of incorporation, our Board of Directors will have the authority to provide by board resolution for the issuance of shares of one or more series of preferred stock. Our Board of Directors is authorized to fix by resolution the terms and conditions of each such other series.

   We believe that the availability of our preferred stock, in each case issuable in series, and additional shares of common stock could facilitate certain financings and acquisitions and provide a means for meeting other corporate needs which might arise. The authorized shares of our preferred stock, as well as authorized but unissued shares of common stock will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange on which any series of our capital stock may then be listed.

   These provisions give our Board of Directors the power to approve the issuance of a series of preferred stock, or an additional series of common stock, that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares of preferred stock might impede a business combination if the terms of those shares include voting rights which would enable a holder to block business combinations; the issuance of new shares might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied.

 Delaware Business Combination Statue

   Certain provisions in our amended and restated certificate of incorporation and amended and restated by-laws and of Delaware law could make it harder for someone to acquire us through a tender offer, proxy contest or otherwise. We are governed by the provisions of Section 203 of the Delaware General Corporate Law, which defines a person who owns (or within three years, did own) 15% or more of a company's voting stock as an "interested stockholder."
Section 203 prohibits a public Delaware corporation from engaging in a business combination with an interested stockholder for a period commencing three years from the date in which the person became an interested stockholder, unless:

   o the board of directors approved the transaction which resulted in the stockholder becoming an interested stockholder;

   o upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation (excluding shares owned by officers, directors, or certain employee stock purchase plans); or

   o at or subsequent to the time the transaction is approved by the board of directors, there is an affirmative vote of at least 66 2/3% of the outstanding voting stock approving the transaction.

   Section 203 could prohibit or delay mergers or other takeover attempts against us, and accordingly, may discourage attempts to acquire us through tender offer, proxy contest or otherwise.


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Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, LLC, OverPeck Centre, 85 Challenger Road, Ridgefield Park, New Jersey 07660, and its telephone number at this location is (201) 296-4000.

                    LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

   Unless otherwise mentioned in the prospectus supplement, securities will be issued in the form of one or more global certificates, or global securities, registered in the name of a depositary or its nominee. Unless otherwise mentioned in the prospectus supplement, the depositary will be The Depository Trust Company, commonly referred to as DTC. DTC has informed us that its nominee will be Cede & Co. Accordingly, we expect Cede & Co. to be the initial registered holder of all securities that are issued in global form. No person that acquires a beneficial interest in those securities will be entitled to receive a certificate representing that person's interest in the securities except as mentioned below or in the prospectus supplement. Unless definitive securities are issued under the limited circumstances described below,

   o all references in this prospectus to actions by holders of securities issued in global form refer to actions taken by DTC upon instructions from its participants; and

   o all references to payments and notices to holders refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.

   DTC has informed us that it is a limited purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code, and a clearing agency registered under Section 17A of the Securities Exchange Act of 1934, as amended, and that it was created to hold securities for its participating organizations and to facilitate clearance and settlement of securities transactions among its participants through electronic book-entry. This eliminates the need for physical movement of certificates. DTC's participants include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

   Persons that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, securities may do so only through participants and indirect participants. Under a book-entry format, holders may experience some delay in their receipt of payments, as these payments will be forwarded by our designated agent to Cede & Co., as nominee for DTC. DTC will forward these payments to its participants, who will then forward them to indirect participants or holders. Holders will not be recognized by the relevant registrar, transfer agent, warrant agent or unit agent as registered holders of the securities entitled to the benefits of our amended and restated certificate of incorporation and/ or the applicable indenture, deposit agreement, warrant agreement, purchase contract agreement or unit agreement. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

   Under the rules, regulations and procedures governing DTC and its operations as currently in effect, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. DTC rules require participants and indirect participants with which beneficial securities owners have accounts to make book-entry transfers and receive and transmit payments on behalf of their respective account holders.

   Because DTC can act only on behalf of participants, the ability of a beneficial owner of securities issued in global form to pledge those securities to non-participants may be limited due to the unavailability of physical certificates for these securities. Beneficial owners may also be unable to sell interests in their securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.


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   DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under its certificate of incorporation or the relevant indenture, deposit agreement, warrant agreement, purchase contract agreement or unit agreement only at the direction of one or more participants to whose accounts with DTC those securities are credited.

   Unless otherwise mentioned in the prospectus supplement, a global security will be exchangeable for definitive securities registered in the names of persons other than DTC or its nominee only if:

   o DTC notifies us that it is unwilling or unable to continue as depositary for that global security or if DTC ceases to be a clearing agency registered under the Exchange Act when it is required to be so registered;

   o We execute and deliver to the relevant registrar, transfer agent, trustee, depositary, warrant agent and/or unit agent an order complying with the requirements of our amended and restated certificate of incorporation and amended and restated bylaws or the relevant indenture, deposit agreement, warrant agreement, purchase contract agreement and/or unit agreement that this global security shall be so exchangeable; or

   o there has occurred and is continuing a default in the payment of any amount due in respect of the securities or, in the case of debt securities, an event of default or an event that, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to those debt securities.

   In these circumstances, the global security will be exchangeable for securities registered in the names that DTC directs.

   DTC will generally not be required to notify its participants of the availability of definitive securities. When DTC surrenders the global security and delivers instructions for re-registration, the registrar, transfer agent, trustee, depositary, warrant agent or unit agent, as the case may be, will reissue the securities as definitive securities.

   Except as described above, a global security may not be transferred except as a whole to DTC or another nominee of DTC, or to a successor depositary we appoint. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a global security unless the beneficial interest is in an amount equal to an authorized denomination for those securities.

   None of General Cable, the trustees, any registrar and transfer agent, any depositary, any warrant agent, any purchase contract agent or any unit agent, or any of their agents, will have any responsibility for any aspect of DTC's or any participant's records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

                             VALIDITY OF SECURITIES

   The validity of any securities will be passed upon for us by Blank Rome LLP.


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                                    EXPERTS

   The consolidated financial statements as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, included in this prospectus and the related financial statement schedule incorporated by reference have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in our accounting for certain inventories) appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are required to file annual, quarterly and special reports, proxy statements, any amendments to those reports and other information with the SEC. You may read and copy any documents filed by us with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Reports, proxy statements and information statements, any amendments to those reports and other information filed electronically by us with the SEC are available to the public at the SEC's website at http:// www.sec.gov.

   We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of General Cable, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., as well as through the SEC's website.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The SEC's rules allow us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement, as well as any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

   We incorporate by reference into this prospectus the following documents filed with the SEC:

   o Our Annual Report on Form 10-K for the year ended December 31, 2002, as amended by Amendment No. 1 filed on August 29, 2003.

   o Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, as amended by Amendment No. 1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 filed on August 29, 2003.

   o Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, as amended by Amendment No. 1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 29, 2003.

   o Our Current Report on Form 8-K dated April 22, 2003 (except for the information contained in Item 9 or any related exhibits).

   o Our Current Report on Form 8-K dated July 11, 2003.

   o Our Current Report on Form 8-K dated July 22, 2003 (except for the information contained in Item 9 or any related exhibits).


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   o Our Current Report on Form 8-K dated October 21, 2003 (except for the information contained in Item 9 or any related exhibits).

   o The description of our common stock, filed in our Form 8-A (File No. 1-
     1983), as filed with the SEC on May 13, 1997, pursuant to Section 12(b) of the Exchange Act of 1934 as incorporated by reference from our registration statement on Form S-1 (File No. 333-22961) initially filed with the SEC on March 7, 1997, and any amendment or report for the purpose of updating such description.

   o All documents filed by General Cable under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding all information and related exhibits furnished in a Current Report on Form 8-K pursuant to Item 9 or Item 12 thereof) after the date of this prospectus and before the termination of this offering.

   We will provide without charge to each person to whom this prospectus is delivered, upon his or her written or oral request, a copy of the filed documents referred to above, excluding exhibits, unless they are specifically incorporated by reference into those documents. You can request those documents from our Director of Investor Relations, 4 Tesseneer Drive, Highland Heights, Kentucky 41076, telephone (859) 572-8000.

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